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As filed with the Securities and Exchange Commission on August 20, 2008

Registration No. 333-152700

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
Form S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TREE.COM, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6163 (Primary Standard Industrial Classification Code Number)	26-2414818 (I.R.S. Employer Identification No.)
11115 Rushmore Drive Charlotte, NC 28277 (704) 541-5351 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Scott Cammarn
Senior Vice President and General Counsel
Tree.com, Inc.
11115 Rushmore Drive
Charlotte, NC 28277
(704) 541-5351
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Pamela S. Seymon
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
(212) 403-1000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

 EXPLANATORY NOTE

        On or about August 20, 2008, IAC/InterActiveCorp, a Delaware corporation ("IAC"), expects to distribute (the "Tree Spin-Off") to its stockholders all of the outstanding shares of Common Stock, par value $0.01 per share (the "Tree Common Stock"), of Tree.com, Inc., a Delaware corporation ("Tree" or the "Registrant"). The Registration Statement on Form S-1 covers securities to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, and the Registrant has undertaken to file post-effective amendments to the Registration Statement for certain items.

        This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (the "Registration Statement") includes Annex A, which contains the following information relating to financial information relating to the period ended June 30, 2008:

PROSPECTUS

Tree.com, Inc.

16,654,428 Shares of Common Stock, Par Value $0.01 Per Share

        This prospectus is being furnished to you as a stockholder of IAC in connection with the spin-off by IAC/InterActiveCorp to its stockholders of HSN, Inc. ("HSNi"), Interval Leisure Group, Inc. ("ILG), Ticketmaster and Tree.com, Inc. ("Tree.com" or the "Company") (each, a "Spinco" and collectively, the "Spincos"), each a wholly-owned subsidiary of IAC that at the time of its spin-off will hold directly or indirectly the assets and liabilities associated with the following businesses:

  •
  HSNi: HSN TV, HSN.com, and the Cornerstone Brands, Inc. portfolio of catalogs, websites and retail locations;

  •
  ILG: the businesses currently comprising IAC's Interval segment;

  •
  Ticketmaster: Ticketmaster's primary domestic and international operations, as well as certain investments in unconsolidated affiliates; and

  •
  Tree.com: the businesses currently comprising IAC's Lending and Real Estate segments.

        To implement the spin-offs, IAC, the Company and the other Spincos will effect a series of restructuring transactions following which IAC will distribute all of the outstanding shares of common stock of the Spincos to the holders of IAC common stock and/or Class B common stock. Each of you, as a holder of IAC common stock and/or Class B common stock, will receive one-fifth of a share of common stock of HSNi, one-fifth of a share of common stock of ILG, one-fifth of a share of common stock of Ticketmaster and one-thirtieth of a share of common stock of Tree.com for every share of IAC common stock and/or Class B common stock that you held at the close of business on August 11, 2008, the record date for the spin-offs. The spin-offs will be effective following the close of the market on August 20, 2008, unless otherwise determined by IAC's board of directors.

        Immediately after the spin-off of Tree.com is completed, Tree.com will be a separate public company. All of the outstanding shares of the common stock of Tree.com are currently owned by IAC. Accordingly, there currently is no public trading market for the common stock of Tree.com. Tree.com has been approved to list its common stock under the ticker symbol "TREE" on the NASDAQ Stock Market.

        No vote of IAC stockholders is required in connection with the Tree.com spin-off. Neither IAC nor the Company is asking you for a proxy, and you are not requested to send us a proxy. IAC stockholders will not be required to pay any consideration for the shares of common stock of the Company they receive in the spin-off, and they will not be required to surrender or exchange shares of their IAC common stock and/or Class B common stock or take any other action in connection with the spin-off.

        In reviewing this prospectus, you should carefully consider the matters described under the caption "Risk Factors" beginning on page 8 of this prospectus.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is August 20, 2008.

i

        This prospectus describes the businesses of the Company as though they were its businesses for all historical periods described. However, the Company is a newly formed entity that has not conducted any operations prior to the spin-off and instead will have had such businesses transferred to it prior to the spin-off. References in this prospectus to the historical assets, liabilities, products, businesses or activities of the businesses of the Company are intended to refer to the historical assets, liabilities, products, businesses or activities of the relevant businesses as those businesses were conducted as part of IAC prior to the spin-off. Following the spin-off, the Company will be a separate, publicly traded company, and IAC will have no continuing stock ownership in the Company. The historical consolidated financial information of the Company as part of IAC contained in this prospectus is not necessarily indicative of its future financial position, future results of operations or future cash flows, nor does it reflect what the financial position, results of operations or cash flows of the Company would have been had it been operated as a stand-alone company during the periods presented.

        You should not assume that the information contained in this prospectus is accurate as of any date other than the date set forth on the cover. Changes to the information contained in this prospectus may occur after that date and the Company does not undertake any obligation to update the information unless required to do so by law.

SUMMARY

        This summary highlights selected information from this prospectus and may not contain all the information that may be important to you. Accordingly, you are encouraged to read carefully the entire prospectus, its annexes and the documents filed as exhibits to the Company's registration statement on Form S-1, of which this prospectus is a part.

        Except as otherwise indicated or unless the context otherwise requires, (i) "Spinco" refers to any of HSNi, ILG, Ticketmaster and Tree.com and their respective subsidiaries, (ii) "Spincos" refers to all of the foregoing collectively, (iii) "IAC/InterActiveCorp" and "IAC" refer to IAC/InterActiveCorp and its consolidated subsidiaries other than, for all periods following the spin-offs, the Spincos, (iv) "HSNi" refers to HSN, Inc., (v) "ILG" refers to Interval Leisure Group, Inc., (vi) "Tree.com," the "Company," "we," "our" or "us" refers to Tree.com, Inc. and (vii) "Spin-Off," "spin-off" or "distribution" refers to the distribution by IAC of the common stock of the Company, and the "spin-offs," the "distributions" or the "separation" refers collectively to the distribution by IAC of the common stock of the Company and the other Spincos, as more fully described in this prospectus.

Company Information

        Tree.com was incorporated in Delaware in April 2008. Its principal offices are located at 11115 Rushmore Drive, Charlotte, NC 28277. Its main telephone number is 704-541-5351.

Business of Tree.com

        Through its various subsidiaries, Tree.com currently operates a lending business (the "Lending Business") and a real estate business (the "Real Estate Business"). The Lending Business consists of online networks, principally LendingTree.com and GetSmart.com, as well as call centers, which match consumers with lenders and loan brokers. In addition, the Lending Business originates, processes, approves and funds various types of residential real estate loans under two brand names, LendingTree Loans® and HomeLoanCenter.com®, and offers residential mortgage loan settlement services under the name LendingTree Settlement Services. The Real Estate Business consists primarily of an internet-enabled national residential real estate brokerage that currently operates offices in 14 markets under the brand name "RealEstate.com, REALTORS." The Real Estate Business also consists of a brokerage that matches residential home buyers interested in newly constructed homes with builders and currently operates under the brand name "iNest®."

Businesses of the Other Spincos

        HSNi.    HSNi owns and operates, through its subsidiaries, HSN, a retailer and interactive lifestyle network offering a broad assortment of products through television home shopping programming on the HSN television network and HSN.com. HSN strives to transform the shopping experience by incorporating experts, entertainment, inspiration, solutions, tips and ideas in connection with the sale of products through the HSN television network and HSN.com. HSNi also owns and operates, through its subsidiaries, the Cornerstone Brands portfolio of catalogs and related websites, including Frontgate, Ballard Designs, Garnet Hill, Smith+Noble, The Territory Ahead, TravelSmith and Improvements, as well as a limited number of retail stores.

        ILG.    ILG is a leading provider of membership services to the vacation ownership industry, which is a segment of the broader hospitality industry. Vacation ownership is a term used to describe the shared ownership of vacation real estate and includes those businesses which develop, manage, operate and sell vacation interests (i.e., the ownership or use of accommodations at a given property or properties, together with associated amenities and facilities for a specified period of time). ILG's principal business segment, Interval, makes available vacation ownership membership services to individual members of its exchange networks, which allows such members to exchange the use and occupancy of their vacation interest for comparable, alternative accommodations at the same or another resort participating in an Interval exchange network and provides such members with certain value-added products and services depending on the program and country of residence. Interval also makes available related services to developers of the resorts participating in its exchange networks worldwide. ILG's other business segment, RQH, was acquired in May 2007 and is a provider of vacation rental and property management services to vacationers and vacation property owners across Hawaii.

        Ticketmaster.    As the world's leading live entertainment ticketing and marketing company, Ticketmaster connects the world to live entertainment. Ticketmaster currently operates in 20 countries worldwide, providing ticket sales, ticket resale services, marketing and distribution through www.ticketmaster.com and related proprietary Internet and mobile channels, independent sales outlets and call centers worldwide. Established in 1976, Ticketmaster serves clients across multiple live event categories, providing exclusive ticketing services for leading arenas, stadiums, amphitheaters, music clubs, concert promoters, professional sports franchises and leagues, college sports teams, performing arts venues, museums and theaters.

Overview of the Separation

        On July 1, 2008, the Board of Directors of IAC approved a plan to separate IAC into five separate, publicly traded companies via the distribution of all of the outstanding shares of common stock of the Spincos, each a wholly-owned subsidiary of IAC, with each Spinco having a single class of common stock. At the time of the spin-offs, the Spincos will hold directly or indirectly the assets and liabilities associated with the following businesses:

  •
  HSNi: HSN TV, HSN.com, and the Cornerstone Brands, Inc. portfolio of catalogs, websites and retail locations;

  •
  ILG: the businesses currently comprising IAC's Interval segment;

  •
  Ticketmaster: Ticketmaster's primary domestic and international operations, as well as certain investments in unconsolidated affiliates; and

  •
  Tree.com: the businesses currently comprising IAC's Lending and Real Estate segments.

        Unless otherwise indicated or the context otherwise requires, references in this prospectus to the businesses of HSNi, ILG, Ticketmaster and Tree.com respectively refer to the businesses described above.

        Immediately following the spin-offs, IAC primarily will be engaged in the business and operations relating to (i) Ask.com, Citysearch, IAC Advertising Solutions, Evite and Funweb Products; (ii) Match.com, ServiceMagic and Shoebuy.com; (iii) its emerging businesses, including Black Web Enterprises, BustedTees, CollegeHumor, GarageGames, Gifts.com, Green.com, InstantAction, Primal Ventures, Pronto, Very Short List, Vimeo and 23/6; and (iv) certain investments in unconsolidated entities.

        Prior to the spin-offs, we will enter into a Separation and Distribution Agreement and several other agreements with IAC and the other Spincos to effect the separation of the Spincos and provide a framework for the relationships of the Spincos with IAC and each other. Immediately following the spin-offs, IAC stockholders will own 100% of the outstanding common stock of each of the Spincos.

QUESTIONS AND ANSWERS ABOUT TREE.COM AND THE SPIN-OFFS

Why are the spin-offs structured as dividends?	IAC believes that a tax-free distribution of shares of the Spincos to IAC stockholders is a tax-efficient way to separate HSNi, ILG, Ticketmaster and Tree.com from the rest of IAC in a manner that will create long-term value for IAC stockholders.
How will the Tree.com spin-off occur?
IAC will distribute to its stockholders via dividend all of the outstanding shares of common stock of Tree.com owned by IAC, which will be 100% of the common stock of Tree.com outstanding immediately prior to the spin-off.
How many shares of Tree.com will I receive?
Unless otherwise determined by the IAC Board of Directors prior to the distribution date, for every share of IAC common stock or Class B common stock held by you as of the record date, you will receive one-thirtieth of a share of common stock of Tree.com. IAC will not distribute any fractional shares of Tree.com common stock to its stockholders. Instead, the distribution agent will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate net cash proceeds of the sales pro rata to each holder who otherwise would have been entitled to receive a fractional share in the spin-off. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares. The number of shares that IAC will distribute to its stockholders will be reduced to the extent that cash payments are to be made in lieu of the issuance of fractional shares of Tree.com common stock.
Can IAC decide not to complete the Tree.com spin-off?
Yes. The IAC Board of Directors has reserved the right, in its sole discretion, to amend, modify or abandon the spin-offs and related transactions at any time prior to the distribution date. This means that IAC has the right not to complete the spin-off of any or all of the Spincos if, at any time, the IAC Board of Directors determines, at its sole discretion, that the spin-off is not in the best interests of IAC or its stockholders. Alternatively, the IAC Board of Directors may determine to delay the spin-off of one or more of the Spincos, in which event the spin-offs may not occur simultaneously. In addition, the spin-offs are subject to the satisfaction or waiver of a number of conditions. See "The Separation—Conditions to the Spin-offs."
What is the record date for the Tree.com spin-off?	The record date for determining stockholders entitled to receive the shares of Tree.com in the spin-off is the close of business on August 11, 2008.
What is the distribution date for the Tree.com Spin-off?	The distribution date for distributing the shares of common stock of Tree.com under the spin-off is August 20, 2008. However, the IAC Board of Directors may determine to delay the spin-off.

What other transactions affecting Tree.com are occurring with the spin-off?
It is currently expected that, at the time of the spin-off, Tree.com will have approximately $110 million in cash, which would mean a $55 million cash contribution by IAC based upon March 31, 2008 balances. See "Transfers to IAC and Financing."
In addition, IAC expects to effect a reverse stock split following the spin-offs, as described under "The Separation—Results of the Separation."
What are the U.S. federal income tax consequences of the spin-offs to IAC stockholders?
In addition to the opinion set forth in "The Separation—Material U.S. Federal Income Tax Consequences of the Spin-Offs", IAC has requested and expects to receive, prior to effecting any of the spin-offs, a private letter ruling from the Internal Revenue Service (the "IRS") and/or an opinion of counsel satisfactory to the IAC Board of Directors regarding the qualification of the spin-offs, together with certain related transactions, as transactions that are generally tax free for U.S. federal income tax purposes under Sections 355 and/or 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the "Code"). If the private letter ruling is received prior to the spin-offs, IAC expects to receive an opinion of counsel regarding certain aspects of the transaction that are not covered by the private letter ruling. If the private letter ruling is not received prior to the spin-offs, IAC expects to receive an opinion of counsel regarding the qualification of the spin-offs as transactions that are generally tax free for U.S. federal income tax purposes under Sections 355 and/or 368(a)(1)(D) of the Code. Assuming the spin-offs qualify as transactions that are generally tax free for U.S. federal income tax purposes under Sections 355 and/or 368(a)(1)(D) of the Code, for U.S. federal income tax purposes, no gain or loss will be recognized by you, and no amount will be included in your income, upon the receipt of shares of Spinco common stock pursuant to the spin-offs, except with respect to any cash received in lieu of a fractional share of Spinco common stock. For more information, see "The Separation—Material U.S. Federal Income Tax Consequences of the Spin-Offs," included elsewhere in this prospectus.
What will the relationships among IAC and each of the Spincos be following the spin-offs?
Prior to the spin-offs, we will enter into a Separation and Distribution Agreement and several other agreements with IAC and the other Spincos to effect the spin-offs and provide a framework for the relationships of each of the Spincos with IAC and the other Spincos. These agreements will govern our relationships with IAC and the other Spincos subsequent to the completion of the spin-off. See "Certain Relationships and Related Party Transactions—Relationships Among IAC and the Spincos."

Will I receive physical certificates representing shares of common stock of Tree.com following the separation?
No. Following the separation, neither IAC nor Tree.com will be issuing physical certificates representing shares of the common stock of Tree.com. Instead, IAC, with the assistance of The Bank of New York, the distribution agent, will electronically issue shares of Tree.com common stock to you or to your bank or brokerage firm on your behalf by way of direct registration in book-entry form. The Bank of New York will mail you a book-entry account statement that reflects your shares of Tree.com common stock, or your bank or brokerage firm will credit your account for the shares.
What if I want to sell my IAC common stock or my common stock in Tree.com?
You should consult with your financial advisors, such as your stockbroker or bank. Neither IAC nor Tree.com makes any recommendations on the purchase, retention or sale of shares of IAC common stock or the Spinco common stock to be distributed.

If you decide to sell any shares before the spin-offs, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your IAC shares or Spinco shares you will receive in the spin-offs or both.
Where will I be able to trade shares of the common stock of Tree.com?
There is not currently a public market for the common stock of Tree.com. We have been approved to list our common stock on the NASDAQ Stock Market, or "NASDAQ," under the symbol "TREE." On August 12, 2008 trading in shares of our common stock began on a "when-issued" basis and will continue up to and including through the distribution date and we anticipate that "regular-way" trading in shares of our common stock will begin on the first trading day following the distribution date. You may purchase or sell your Tree.com common stock up to and including through the distribution date on a "when-issued" basis, but your transaction will not settle until after the distribution date. You will not be required to make any payment, surrender or exchange your shares of IAC common stock and/or Class B common stock or take any other action to receive your shares of Tree.com common stock.
Will the number of IAC shares I own change as a result of the spin-offs?
No. The number of shares of IAC common stock you own will not change as a result of the spin-offs. However, in connection with the spin-offs, and as described under "The Separation—Results of the Separation," IAC expects to effect a reverse stock split following the spin-offs.
What will happen to the listing of IAC common stock?	Nothing. IAC common stock will continue to be traded on NASDAQ under the symbol "IACI."

Which businesses will be retained by IAC following the spin-offs?
Immediately following the spin-offs, IAC primarily will be engaged in the business and operations relating to (i) Ask.com, Citysearch, IAC Advertising Solutions, Evite, and Funweb Products; (ii) Match.com, ServiceMagic and Shoebuy.com; (iii) its emerging businesses, including Black Web Enterprises, BustedTees, CollegeHumor, GarageGames, Gifts.com, Green.com, InstantAction, Primal Ventures, Pronto, Very Short List, Vimeo and 23/6; and (iv) certain investments in unconsolidated entities.
Are there risks to owning Tree.com common stock?
Yes. Our business is subject to both general and specific risks relating to our business, leverage, relationship with IAC and being a separate publicly traded company. Our business is also subject to risks relating to the separation. These risks are described in the "Risk Factors" section of this prospectus beginning on page 8. You are encouraged to read that section carefully.
Is there any additional financial information available for the Company?
Yes. IAC has filed with the SEC a Form 10-Q for the Quarter Ended June 30, 2008. The IAC 10-Q contains more detailed information about the Company's financial results for the three month and six month periods then ended. You can obtain this information by contacting IAC Investor Relations as indicated below. However, you should be aware that the financial information about the Company in the IAC filing has not been prepared on the same basis as the financial information included elsewhere in this Prospectus.
Where can IAC stockholders get more information?	Before the spin-offs, if you have any questions relating to the spin-offs, you should contact:
IAC Investor Relations 555 West 18th Street New York, NY 10011 Tel: (212) 314-7400 Fax: (212) 314-7379 ir@iac.com
Is Liberty Media Corporation challenging the spin-offs?
No. Liberty Media Corporation and IAC have agreed to a single-tiered voting structure for each of the Spincos and the Spinco governance provisions as set forth under "Certain Relationships and Related Party Transactions—Agreements with Liberty Media Corporation."

RISK FACTORS

RISK FACTORS RELATING TO OUR SPIN-OFF FROM IAC

After our spin-off from IAC, we may be unable to make the changes necessary to operate effectively as a separate public entity.

        Following our spin-off from IAC, IAC will have no obligation to provide financial, operational or organizational assistance to us, other than limited services pursuant to a transition services agreement that we will enter into with IAC and the other Spincos in connection with the spin-offs. As a separate public entity, we will be subject to, and responsible for, regulatory compliance, including periodic public filings with the SEC and compliance with NASDAQ's continued listing requirements, as well as generally applicable tax and accounting rules. We may be unable to implement successfully the changes necessary to operate as an independent public entity.

We expect to incur increased costs relating to operating as an independent company that could cause our cash flow and results of operations to decline.

        We expect that the obligations of being a public company, including substantial public reporting and investor relations obligations, will require new expenditures, place new demands on our management and will require the hiring of additional personnel. We may need to implement additional systems that require new expenditures in order to adequately function as a public company. Such expenditures could adversely affect our business, financial condition and results of operations.

        In addition, IAC's businesses, by virtue of being under the same corporate structure, currently share economies of scope and scale in costs, human capital, vendor relationships and customer relationships with the businesses that we and the other Spincos will own following the spin-offs. The increased costs resulting from the loss of these benefits could have an adverse effect on us.

If one or more spin-offs, together with certain related transactions, were to fail to qualify as a transaction that is generally tax free for U.S. federal income tax purposes under Sections 355 and/or 368(a)(1)(D) of the Code, IAC, the Spincos and IAC stockholders may be subject to significant tax liabilities.

        In addition to the opinion set forth in "The Separation—Material U.S. Federal Income Tax Consequences of the Spin-Offs", IAC expects to receive a private letter ruling from the IRS and/or an opinion of counsel satisfactory to the IAC Board of Directors regarding the qualification of the spin-offs, together with certain related transactions, as transactions that are generally tax free for U.S. federal income tax purposes under Sections 355 and/or 368(a)(1)(D) of the Code. If the private letter ruling is received prior to the spin-offs, IAC expects to receive an opinion of counsel regarding certain aspects of the transaction that are not covered by the private letter ruling. If the private letter ruling is not received prior to the spin-offs, IAC expects to receive an opinion of counsel regarding the qualification of the spin-offs as transactions that are generally tax free for U.S. federal income tax purposes under Section 355 and/or Section 368(a)(1)(D) of the Code, and opinions from its external tax advisors regarding the U.S. federal income tax consequences to IAC of certain related matters and transactions, and certain state tax consequences to IAC of the spin-offs. The IRS private letter ruling and the opinions will be based on, among other things, certain assumptions as well as the accuracy of certain representations and statements that IAC and the Spincos make to the IRS and to counsel or IAC's external tax advisors. If any of these representations or statements are, or become, inaccurate or incomplete, or if IAC or the Spincos breach any of their respective covenants, the IRS private letter ruling and/or the opinions may be invalid.

        Moreover, as noted above, the IRS private letter ruling would not address all the issues that are relevant to determining whether the spin-offs qualify as transactions that are generally tax free for U.S. federal income tax purposes. Notwithstanding the IRS private letter ruling and/or opinion of counsel, the IRS could determine that one or more of the spin-offs should be treated as a taxable distribution if it determines that any of the representations, assumptions or undertakings that were included in the request for the IRS private letter ruling is false or has been violated or if it disagrees with the conclusions in the opinion of counsel that are not covered by the IRS ruling.

        If one or more spin-offs were to fail to qualify as a transaction that is generally tax free for U.S. federal income tax purposes under Sections 355 and/or 368(a)(1)(D) of the Code, then IAC generally would recognize gain in an amount equal to the excess of (i) the fair market value of the Spinco common stock distributed to the IAC stockholders in such taxable spin-off over (ii) IAC's tax basis in the common stock of such Spinco. In addition, each IAC stockholder who received Spinco common stock in such taxable spin-off generally would be treated as having received a taxable distribution in an amount equal to the fair market value of the Spinco common stock received (including any fractional share sold on behalf of the stockholder) in such spin-off, which would be taxable as a dividend to the extent of the stockholder's ratable share of IAC's current and accumulated earnings and profits (as increased to reflect any current income, including any gain, recognized by IAC on the taxable spin-off). The balance, if any, of the distribution would be treated as a nontaxable return of capital to the extent of the IAC stockholder's tax basis in its IAC stock, with any remaining amount being taxed as capital gain. For more information, see "The Separation—Material U.S. Federal Income Tax Consequences of the Spin-Offs," included elsewhere in this prospectus.

        Under the Tax Sharing Agreement that we will enter into with IAC and the other Spincos, each Spinco generally would be required to indemnify IAC and the other Spincos for any taxes resulting from the spin-off of such Spinco (and any related interest, penalties, legal and professional fees, and all costs and damages associated with related stockholder litigation or controversies) to the extent such amounts resulted from (i) any act or failure to act by such Spinco described in the covenants in the Tax Sharing Agreement, (ii) any acquisition of equity securities or assets of such Spinco or a member of its group, or (iii) any breach by such Spinco or any member of its group of any representation or covenant contained in the separation documents or in the documents relating to the IRS private letter ruling and/or tax opinions. The ability of IAC or the other Spincos to collect under these indemnity provisions will depend on the financial position of the indemnifying party. See "Certain Relationships and Related Party Transactions—Tax Sharing Agreement."

        In addition, the IRS could disagree with or challenge the conclusions reached in one or more of the tax opinions that IAC expects to receive with respect to certain related matters and transactions. In such case, IAC could recognize material amounts of taxable income or gain.

The market price and trading volume of Tree.com securities may be volatile and may face negative pressure.

        There is currently no trading market for any Tree.com securities. Investors may decide to dispose of some or all of the Tree.com securities that they receive in the Tree.com spin-off. Tree.com securities issued in the Tree.com spin-off will be trading publicly for the first time. Until, and possibly even after, orderly trading markets develop for these securities, there may be significant fluctuations in price. It is not possible to accurately predict how investors in Tree.com's securities will behave after the Tree.com spin-off. The market price for Tree.com's securities following the Tree.com spin-off may be more volatile than the market price of IAC securities before the spin-off. The market price of Tree.com's securities could fluctuate significantly for many reasons, including the risks identified in this prospectus or reasons unrelated to our performance. These factors may result in short- or long-term negative pressure on the value of the Tree.com securities.

After our spin-off from IAC, our securities may not qualify for placement in investment indices. In addition, our securities may fail to meet the investment guidelines of institutional investors. In either case, these factors may negatively impact the price of our securities and may impair our ability to raise capital through the sale of securities.

        Some of the holders of IAC securities are index funds tied to NASDAQ or other stock or investment indices, or are institutional investors bound by various investment guidelines. Companies are generally selected for investment indices, and in some cases selected by institutional investors, based on factors such as market capitalization, industry, trading liquidity and financial condition. As an independent company, we will initially have a lower market capitalization than IAC has today. As a result, our securities may not qualify for those investment indices. In addition, the securities that are received in the Tree.com spin-off may not meet the investment guidelines of some institutional investors. Consequently, these index funds and institutional investors may have to sell some or all of the securities they receive in the Tree.com spin-off, and the price of our securities may fall as a result. Any such decline could impair our ability to raise capital through future sales of securities.

Financing—We may have future capital needs and may not be able to obtain additional financing on acceptable terms.

        The current uncertainties surrounding the industries in which operate, as well as other factors, may constrain our financing abilities. Our ability to secure additional financing and satisfy our financial obligations under indebtedness outstanding from time to time will depend upon our future operating performance, which is subject to then prevailing general economic and credit market conditions, including interest rate levels and the availability of credit generally, and financial, business and other factors, many of which are beyond our control. The prolonged continuation or worsening of current credit market conditions would have a material adverse effect on our ability to secure financing on favorable terms, if at all.

        We may be unable to secure additional financing or financing on favorable terms or our operating cash flow may be insufficient to satisfy our financial obligations under indebtedness outstanding from time to time (if any). Furthermore, if financing is not available when needed, or is available on unfavorable terms, we may be unable to develop new or enhance our existing services, complete acquisitions or otherwise take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our business, financial condition and results of operations. If additional funds are raised through the issuance of equity securities, our stockholders may experience significant dilution.

The spin-off agreements were not the result of arm's length negotiations. In addition, the Tax Sharing Agreement restricts our ability to enter into certain transactions that might otherwise be beneficial to us and our stockholders.

        The agreements that we will enter into with IAC and the other Spincos in connection with the spin-offs, including the separation and distribution agreement, tax sharing agreement, employee matters agreement and transition services agreement, were established by IAC, in consultation with the Spincos, with the intention of maximizing the value to current IAC's shareholders. Accordingly, the terms for us may not be as favorable as would have resulted from negotiations among unrelated third parties.

        We and the other Spincos will enter into a Tax Sharing Agreement with IAC that will restrict our ability to enter into certain transactions that might be advantageous to us and our stockholders. In particular, the Tax Sharing Agreement will limit our ability to issue securities to satisfy financial needs, repurchase equity securities, dispose of certain assets, engage in mergers and acquisitions and, under certain circumstances, acquire businesses or assets with equity securities or agree to be acquired. See "The Separation—Material U.S. Federal Income Tax Consequences of the Spin-Offs" and "Certain Relationships and Related Party Transactions—Tax Sharing Agreement."

RISK FACTORS RELATING TO OUR BUSINESS FOLLOWING
TREE.COM'S SPIN-OFF FROM IAC

Adverse Events and Trends—Adverse conditions in the primary and secondary mortgage markets, as well as the economy generally, could materially and adversely affect our business, financial condition and results of operations.

        The primary and secondary mortgage markets have been (and are currently) experiencing unprecedented and continuing disruption, which have had, and are expected to continue to have, an adverse effect on our business, financial condition and results of operations. These conditions, coupled with adverse economic conditions and continuing declines in residential real estate prices generally, have resulted, and are expected to continue to result, in decreased consumer demand for the lending and real estate offerings provided by our networks and other businesses. Generally, increases in interest rates adversely affect the ability of the Lending Business and Network Lenders to close loans, while adverse economic trends limit the ability of the Lending Business and Network Lenders to offer home loans other than low margin conforming loans. Likewise, adverse economic trends have reduced, and are expected to continue to reduce, the number of prospective home purchasers and home prices, which adversely affects our Real Estate Business. Our businesses may experience a further decline in demand for their offerings due to decreased consumer demand as a result of the conditions described above now or in the future. Conversely, during periods of robust consumer demand, which are typically associated with decreased interest rates, some Network Lenders may have less incentive to use our networks. Prolonged declines in demand for offerings of our businesses could have a material adverse effect on our business, financial condition and results of operations.

        The secondary mortgage markets have also been (and are currently) experiencing unprecedented and continued disruptions resulting from reduced investor demand for mortgage loans and mortgage-backed securities and increased investor yield requirements for those loans and securities. These conditions may continue for a prolonged period of time or worsen in the future. Home Loan Center, Inc. does not have the capital resources or credit necessary to retain the loans it funds and closes, and as a result sells substantially all such loans within 30 days of funding as discussed above. Accordingly, a prolonged period of secondary market illiquidity may force the Lending Business to significantly reduce the volume of loans that it originates and funds through Home Loan Center, Inc., which could have an adverse effect on our business, financial condition and results of operations.

Adverse Events and Trends—Adverse conditions in the credit markets could materially and adversely affect our business, financial condition and results of operation.

        The credit markets, in particular those financial institutions that provide warehouse financing and similar arrangements to mortgage lenders have been (and are currently) experiencing unprecedented and continued disruptions resulting from instability in the mortgage and housing markets. As previously discussed, Tree.com's Lending Business originates, processes, approves and funds various consumer mortgage loans through Home Loan Center, Inc., which operates primarily under the brand name "LendingTree Loans®." These direct lending operations have significant financing needs that are currently being met through borrowings under warehouse lines of credit or repurchase agreements to fund and close loans, followed by the sale of substantially all loans funded to investors in the secondary mortgage markets. Current credit market conditions, such as significantly reduced and limited availability of credit, increased credit risk premiums for certain market participants and increased interest rates generally, increase the cost and reduce the availability of debt and may continue for a prolonged period of time or worsen in the future.

        As of December 31, 2007, LendingTree Loans had committed lines of credit, primarily warehouse lines, totaling $550 million, of which $500 million expired on January 31, 2008, and $50 million expires on October 31, 2008, and an uncommitted line of $150 million. Borrowings under these lines of credit are used to fund, and are secured by, consumer residential loans that are held for sale. Loans under these lines of credit are repaid from proceeds from the sales of loans held for sale by LendingTree Loans. The interest rate under these lines of credit is 30-day LIBOR plus 75 to 100 basis points, but may be higher under certain circumstances. The committed line that expired on January 31, 2008 was subsequently renewed at a reduced size of $50 million and will expire on January 24, 2009 and can be cancelled at the option of the lender without default upon sixty days notice. However, if the lender determines at any time prior to January 24, 2009 the spin-off materially and adversely affects us, the lender reserves the right to deem the line of credit expired prior to January 24, 2009. The interest rate under this line of credit increased at the renewal date to 30-day LIBOR plus 140 basis points, but may be higher under certain circumstances. The $50 million committed line of credit that expires on January 24, 2009 and the $150 million uncommitted line are provided by the same lender. The $50 million committed line that expires on October 31, 2008 is provided by one other lender. LendingTree Loans is highly dependent on the availability of credit to finance its operations.

        Although we believe that our lines of credit are sufficient for our current operations, further reductions in our available credit, or the inability to renew or replace these lines, could have an adverse effect on our business, financial condition and results of operations. The Lending Business attempts to mitigate the impact of current conditions and future credit market disruptions by maintaining committed and uncommitted warehouse lines of credit (currently, two committed warehouse lines of credit) with financial institutions. However, both of these financial institutions, like all financial institutions, are subject to the same adverse market conditions and may be affected by recent market disruptions, which may affect the decision to reduce or renew these lines, or the pricing for these lines. As a result, current committed warehouse lines of credit may be inadequate to support operations or the cost of debt may not allow Home Loan Center, Inc. to operate at profitable levels. Because Home Loan Center, Inc. is highly dependent on the availability of credit to finance its operations, the continuation of current credit market conditions for a prolonged period of time or worsening of such conditions could have an adverse effect on our business, financial condition and results of operations, particularly over the next few years.

Contingent Liabilities—Litigation and Indemnification of Secondary Market Purchasers—Litigation and indemnification of secondary market purchasers could have a material adverse effect on our business, financial condition, results of operations and liquidity.

        In connection with the sale of loans to secondary market purchasers, Home Loan Center, Inc. makes certain representations regarding related consumer credit information, loan documentation and collateral. To the extent that these representations are incorrect, Home Loan Center, Inc. may be required to repurchase loans or indemnify secondary market purchasers for losses due to borrower defaults. While Home Loan Center, Inc. seeks to ensure that loans it originates comply with these representations and warranties, secondary market purchasers may take a contrary position. In connection with the sale of loans to secondary market purchasers, Home Loan Center, Inc. also agrees to repurchase loans or indemnify secondary market purchasers for losses due to early payment defaults (i.e., late payments during a limited time period immediately following origination). In connection with the sale of a majority of its loans to secondary market purchasers, Home Loan Center, Inc. also agrees to repay all or a portion of the initial premiums paid by secondary market purchasers in instances where loans are prepaid prior to the end of relevant prepayment penalty periods.

        We and our businesses are also parties to litigation involving a variety of matters, many of which involve damage claims for substantial amounts (see "Business of Tree.com—Legal Proceedings").

        We believe that following the spin-offs we will have adequate resources to satisfy our obligations relating to the potential exposures described above. However, it is possible that these liabilities will be greater than anticipated. Given that we may have limited access to the credit markets following the spin-offs, if the liabilities are in excess of expectations, our ability to satisfy such obligations may be dependent upon our ability to raise capital in the equity markets, which may be uncertain and is subject to limitations under the tax sharing agreement.

Third-Party Relationships—We depend on relationships with Network Lenders, real estate professionals, credit providers and secondary market investors and any adverse changes in these relationships could adversely affect our business, financial condition and results of operations.

        Our success depends, in significant part, on the quality and pricing of services provided by, and/or the continued financial stability of, Network Lenders and real estate professionals participating on our networks, credit providers and secondary market investors. Network Lenders or real estate professionals could, for any reason, cease participating on the networks operated by (or otherwise choose not to enter into relationships with) our businesses, fail to pay matching and/or closing fees when due and/or cease providing quality services on competitive terms. In addition, credit providers and/or secondary market investors could, for any reason, choose not to make credit available to (or otherwise enter into relationships with) Home Loan Center, Inc., and in the case of secondary market investors only, cease purchasing loans from Home Loan Center, Inc. In particular, revenues attributable to purchases of loans by two such entities, Countrywide and CitiMortgage, represented approximately 28% and 13%, respectively, of our consolidated revenues in 2007. The occurrence of one of more of these events by a significant number of Network Lenders, real estate professionals, credit providers and/or secondary market investors, particularly Countrywide and CitiMortgage, could, alone or in combination, have a material adverse effect on our business, financial condition and results of operations.

Network Security—A breach of our network security or the misappropriation or misuse of personal consumer information may have an adverse impact on our business, financial condition and results of operations.

        Any penetration of network security or other misappropriation or misuse of personal consumer information maintained by us could cause interruptions in the operations of our businesses and subject us to increased costs, litigation and other liabilities. Claims could also be made against us for other misuse of personal information, such as for unauthorized purposes or identity theft, which could result in litigation and financial liabilities, as well as administrative action from governmental authorities. Security breaches could also significantly damage our reputation with consumers and third parties with whom we do business. In that regard, on April 21, 2008, we announced that several mortgage companies had gained unauthorized access to LendingTree's customer information database and had used the information to solicit mortgage loans directly from our customers. We promptly reported the situation to the Federal Bureau of Investigation and have been cooperating fully with the FBI's investigation. While LendingTree does not believe this situation resulted in any fraud on the consumer or identity theft, LendingTree notified affected consumers as required by applicable law. Notwithstanding the foregoing, following our announcement, several putative class action lawsuits were filed against LendingTree, seeking to recover damages for consumers allegedly injured by this incident (see "Business of Tree.com—Legal Proceedings").

        As in the case of any financial services company, we may be required to expend significant capital and other resources to protect against and remedy any potential or existing security breaches and their consequences. We also face risks associated with security breaches affecting third parties with which we are affiliated or otherwise conduct business online. Consumers are generally concerned with security and privacy of the internet, and any publicized security problems affecting our businesses and/or those of third parties may discourage consumers from doing business with us, which could have an adverse effect on our business, financial condition and results of operations.

Failure to Provide Competitive Service—Network Lenders and real estate professionals may not provide competitive levels of service to consumers, which could adversely affect our brands and businesses and their ability to attract consumers.

        The ability of our businesses to provide consumers with a high-quality experience depends, in part, on consumers receiving competitive levels of convenience, customer service, price and responsiveness from Network Lenders and real estate professionals with whom they are matched through our networks. If Network Lenders and real estate professionals do not provide consumers with competitive levels of convenience, customer service, price and responsiveness, the value of our various brands may be harmed, the ability of our businesses to attract consumers to our websites may be limited and the number of consumers ultimately matched through our networks may decline, which could have a material adverse effect on our business, financial condition and results of operations.

Brand Recognition—Failure to maintain brand recognition and attract and retain customers in a cost-effective manner could adversely affect our business, financial condition and results of operations.

        In order to attract visitors to their websites, convert these visitors into paying customers and capture repeat business from existing customers, our businesses must promote and maintain their various brands successfully, which involves the expenditure of considerable money and resources for online and offline advertising, marketing and related efforts, as well as the continued provision and introduction of high-quality products and services.

        We believe that continuing to build and maintain the recognition of our various brands is critical to achieving increased demand for the services provided by our businesses, given that brand recognition is a key differentiating factor among providers of online services. Accordingly, we have spent, and expect to continue to spend, significant amounts of money on, and devote significant resources to, branding, advertising and other marketing initiatives, which may not be successful or cost-effective. We believe that rates for desirable online and offline advertising and marketing are likely to increase in the foreseeable future. The failure of our businesses to maintain the recognition of their respective brands and attract and retain customers in a cost-effective manner could adversely affect our business, financial condition and results of operations.

        Lastly, publicity from legal proceedings against us or our businesses, particularly governmental proceedings, consumer class action litigation or the disclosure of information security breaches, could negatively impact our various brands, which could adversely affect our business, financial condition and results of operations.

Third-Party Relationships Are Not Exclusive—Network Lenders and real estate professionals affiliated with our networks are not precluded from offering products and services outside of these networks.

        Because our businesses do not have exclusive relationships with Network Lenders and real estate professionals, consumers may obtain loans and real estate offerings directly from these third-party service providers without having to go through our networks. Network Lenders can offer loans (and real estate professionals can offer services) directly to consumers through marketing campaigns or other traditional methods of distribution, such as referral arrangements, brick and mortar operations or, in the case of lending, broker agreements. Network Lenders and real estate professionals can also offer loans and services to prospective customers online directly or through one or more online competitors of our businesses or both. If a significant number of consumers seek loans and services directly from Network Lenders and real estate professionals as opposed to through our networks, our business, financial conditions and results of operations would be adversely affected.

Compliance and Changing Laws, Rules and Regulations—Failure to comply with existing laws, rules and regulations, or to obtain and maintain required licenses, could adversely affect our business, financial condition and results of operations.

        The failure of our businesses to comply with existing laws, rules and regulations, or to obtain required licenses, could result in administrative fines and/or proceedings against us or our businesses by governmental agencies and/or litigation by consumers, which could adversely affect our business, financial conditions and results of operations. Our businesses market and provide services in heavily regulated industries through a number of different online and offline channels across the United States. As a result, they are subject to a variety of statutes, rules, regulations, policies and procedures in various jurisdictions in the United States, which are subject to change at any time.

        Our businesses conduct marketing activities via the telephone, the mail and/or through online marketing channels, which activities are governed by numerous federal and state regulations, such as the Telemarketing Sales Rule, state telemarketing laws, federal and state privacy laws, the CAN-SPAM Act, and the Federal Trade Commission Act and its accompanying regulations and guidelines, among others. While we believe that the practices of our businesses have been structured in a manner to ensure compliance with these laws and regulations, federal or state regulatory authorities may take a contrary position.

        Most states require licenses to solicit, broker or make loans secured by residential mortgages and other consumer loans to residents of those states, as well as to operate real estate referral and brokerage services, and in many cases require the licensure or registration of individual employees engaged in aspects of these businesses. Currently, Congress, many state legislatures and state agencies are proposing to adopt, or have recently implemented, additional licensing requirements on mortgage lenders, brokers and their employees. While our businesses have endeavored to comply with applicable requirements, the application of these licensing requirements to persons operating online is not always clear. Moreover, any of the licenses or rights currently held by our businesses or their employees may be revoked prior to, or may not be renewed upon, their expiration. In addition, our businesses or their employees may not be granted new licenses or rights for which they may be required to apply from time to time in the future.

        Our businesses are also subject to various state, federal and/or local laws, rules and regulations that regulate the amount and nature of fees that may be charged for transactions and incentives, such as rebates, that may be offered to consumers by our businesses, as well as the manner in which these businesses may offer, advertise or promote transactions. For example, the Real Estate Settlement Procedures Act, or RESPA, generally prohibits the payment or receipt of referral fees and fee shares or splits in connection with residential mortgage loan transactions, subject to certain exceptions. The applicability of referral fee and fee sharing prohibitions to lenders and real estate providers, including online networks, may have the effect of reducing the types and amounts of fees that may be charged or paid in connection with real estate-secured loan offerings or activities, including mortgage brokerage, lending and real estate brokerage services, or otherwise limiting the ability to conduct marketing and referral activities. Although we believe that our businesses have been structured in such a way so as to comply with RESPA, the relevant regulatory agency may take a contrary position.

        In addition, some states have regulations that prohibit real estate brokers from providing consumers with rebates or other incentives in connection with real estate transactions. Additional states could promulgate similar regulations or interpret existing regulations in a way that limits the ability of online networks to offer consumer incentives in connection with real estate transactions, thereby limiting the attractiveness of real estate brokerage activities offered by our Real Estate Business.

        Additional federal, state and in some instances, local, laws regulate residential lending and real estate brokerage activities. These laws generally regulate the manner in which lending, lending-related and real estate brokerage activities are made available, including advertising and other consumer disclosures, payments for services and record keeping requirements, and include RESPA, the Fair Credit Reporting Act, the Truth in Lending Act, the Equal Credit Opportunity Act and the Fair Housing Act. In addition, state laws often restrict the amount of interest and fees that may be charged by a lender or mortgage broker, or otherwise regulate the manner in which lenders or mortgage brokers operate or advertise. Furthermore, Congress, many state legislatures and state agencies are proposing, or have recently implemented, additional restrictions on mortgage lending practices. Failure to comply with applicable laws and regulatory requirements may result in, among other things, revocation of required licenses or registrations, loss of approval status, termination of contracts without compensation, administrative enforcement actions and fines, class action lawsuits, cease and desist orders and civil and criminal liability. While we believe that our businesses have been structured in such a way so as to comply with existing and new laws, the relevant regulatory authorities may take a contrary position or future legislation may adversely affect our business, financial condition and results of operations.

        Likewise, states or municipalities may adopt statutes or regulations making it unattractive, impracticable, or infeasible for our businesses to continue to conduct business in that jurisdiction. The withdrawal from any jurisdiction due to emerging legal requirements could adversely affect our business, financial condition and results of operations.

        Federal, state and in some instances, local, laws also prohibit unfair and deceptive sales practices generally. While we have adopted appropriate policies and procedures to address these requirements (such as appropriate consumer disclosures and call scripting, call monitoring, pricing controls and other quality assurance and compliance measures, which have evolved and improved over time), employees do not always comply with policies and procedures, and therefore, liability and brand injury could result from such employee misconduct.

        As employers, our businesses are subject to federal and state employment laws. In particular, the Fair Labor Standards Act and California wage and hour laws govern the treatment of "non-exempt" employees, which may include loan officers and loan processors at Home Loan Center, Inc. Failure to comply with applicable employment laws may result in, among other things, administrative fines, class action lawsuits, damages awards and injunctions, any of which could adversely affect our business, financial condition and results of operations.

        Parties with whom our businesses conduct business similarly may be subject to federal and state regulation. These parties typically act as independent contractors and not as agents in their solicitations and transactions with consumers. Consequently, we cannot ensure that these entities will comply with applicable laws and regulations at all times. Failure on the part of a lender, real estate professional, website operator or other third party to comply with these laws or regulations could result in, among other things, claims of vicarious liability or a negative impact on the reputation of Tree.com and its businesses. The occurrence of one or more of these events could have an adverse effect on our business, financial condition and results of operation.

        Our Real Estate Business is subject to rules and regulations of various real estate boards, as well as the rules of various non-governmental associations and organizations, including but, not limited to, local and regional Multiple Listing Services that provide real estate listing data. Our Real Estate Business is dependent on real estate listing data made available through Multiple Listing Services and other sources. While we believe that our Real Estate Business is structured to comply with these rules and regulations, the relevant organization may take a contrary position, which could adversely affect our business, financial condition and results of operations.

Third Party Compliance—If Network Lenders fail to produce required documents for examination by, or other affiliated parties fail to make certain filings with, state regulators, Tree.com may be subject to fines, forfeitures and the revocation of required licenses.

        Some of the states in which our businesses maintain licenses require them to collect various loan documentation from Network Lenders and produce this documentation for examination by state regulators. While Network Lenders are contractually obligated to provide these documents upon request, these measures may be insufficient. Failure to produce required documents for examination could result in fines, as well as the revocation of our businesses' licenses to operate in key states, which could have a material adverse affect on our business, financial condition and results of operations.

        Regulations promulgated by some states may impose compliance obligations on directors, executive officers, large customers and any person who acquires a certain percentage (for example, 10% or more) of our common stock, including requiring such persons to periodically file financial and other personal and business information with state regulators. If any such person refuses or fails to comply with these requirements, our businesses may be unable to obtain a license, and existing licensing arrangements may be jeopardized, in particular states. The inability to obtain, or the loss of, required licenses could have a material adverse effect on our business, financial conditions and results of operations.

Maintenance of Systems and Infrastructure—Our success depends, in part, on the integrity of our systems and infrastructures. System interruption and the lack of integration and redundancy in these systems and infrastructures may have an adverse impact on our business, financial conditions and results of operations.

        Our success depends, in part, on our ability to maintain the integrity of our systems and infrastructures, including websites, information and related systems, call centers and distribution and fulfillment facilities. System interruption and the lack of integration and redundancy in our information systems and infrastructures may adversely affect our ability to operate websites, process and fulfill transactions, respond to customer inquiries and generally maintain cost-efficient operations. We may experience occasional system interruptions that make some or all systems or data unavailable or prevent our businesses from efficiently providing services or fulfilling orders. We also rely on affiliate and third-party computer systems, broadband and other communications systems and service providers in connection with the provision of services generally, as well as to facilitate, process and fulfill transactions. Any interruptions, outages or delays in our systems and infrastructures, our businesses, our affiliates and/or third parties, or deterioration in the performance of these systems and infrastructures, could impair the ability of our businesses to provide services, fulfill orders and/or process transactions. Fire, flood, power loss, telecommunications failure, hurricanes, tornadoes, earthquakes, acts of war or terrorism, acts of God and similar events or disruptions may damage or interrupt computer, broadband or other communications systems and infrastructures at any time. Any of these events could cause system interruption, delays and loss of critical data, and could prevent our businesses from providing services, fulfilling orders and/or processing transactions. While our businesses have backup systems for certain aspects of their operations, these systems are not fully redundant and disaster recovery planning is not sufficient for all eventualities. In addition, we may not have adequate insurance coverage to compensate for losses from a major interruption. If any of these adverse events were to occur, it could adversely affect our business, financial conditions and results of operations.

        In addition, any penetration of network security or other misappropriation or misuse of personal consumer information could cause interruptions in the operations of our businesses and subject us to increased costs, litigation and other liabilities. Claims could also be made against us for other misuse of personal information, such as for unauthorized purposes or identity theft, which could result in litigation and financial liabilities, as well as administrative action from governmental authorities. Security breaches could also significantly damage our reputation with consumers and third parties with whom we do business. It is possible that advances in computer capabilities, new discoveries, undetected fraud, inadvertent violations of company policies or procedures or other developments could result in a compromise of information or a breach of the technology and security processes that are used to protect consumer transaction data. As a result, current security measures may not prevent any or all security breaches. We may be required to expend significant capital and other resources to protect against and remedy any potential or existing security breaches and their consequences. We also faces risks associated with security breaches affecting third parties with which we are affiliated or otherwise conduct business online. Consumers are generally concerned with security and privacy of the Internet, and any publicized security problems affecting our businesses and/or those of third parties may discourage consumers from doing business with us, which could have an adverse effect on our business, financial condition and results of operations.

Privacy—The processing, storage, use and disclosure of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements or differing views of personal privacy rights.

        In the processing of consumer transactions, our businesses receive, transmit and store a large volume of personally identifiable information and other user data. The sharing, use, disclosure and protection of this information are governed by the privacy and data security policies maintained by us and our businesses. Moreover, there are federal, state and international laws regarding privacy and the storing, sharing, use, disclosure and protection of personally identifiable information and user data. Specifically, personally identifiable information is increasingly subject to legislation and regulations in numerous jurisdictions around the world, the intent of which is to protect the privacy of personal information that is collected, processed and transmitted in or from the governing jurisdiction. We could be adversely affected if legislation or regulations are expanded to require changes in business practices or privacy policies, or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively affect our business, financial condition and results of operations.

        Our businesses may also become exposed to potential liabilities as a result of differing views on the privacy of consumer and other user data collected by these businesses. Our failure, and/or the failure by the various third party vendors and service providers with which we do business, to comply with applicable privacy policies or federal, state or similar international laws and regulations or any compromise of security that results in the unauthorized release of personally identifiable information or other user data could damage the reputation of these businesses, discourage potential users from trying our products and services and/or result in fines and/or proceedings by governmental agencies and/or consumers, one or all of which could adversely affect our business, financial condition and results of operations.

Intellectual Property—We may fail to adequately protect our intellectual property rights or may be accused of infringing intellectual property rights of third parties.

        We may fail to adequately protect our intellectual property rights or may be accused of infringing intellectual property rights of third parties. We regard our intellectual property rights, including patents, service marks, trademarks and domain names, copyrights, trade secrets and similar intellectual property (as applicable), as critical to our success. Our businesses also rely heavily upon software codes, informational databases and other components that make up their products and services.

        We rely on a combination of laws and contractual restrictions with employees, customers, suppliers, affiliates and others to establish and protect these proprietary rights. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use trade secret or copyrighted intellectual property without authorization which, if discovered, might require legal action to correct. In addition, third parties may independently and lawfully develop substantially similar intellectual properties.

        We have generally registered and continue to apply to register, or secure by contract when appropriate, our trademarks and service marks as they are developed and used, and reserve and register domain names as we deem appropriate. We generally consider the protection of our trademarks to be important for purposes of brand maintenance and reputation. While we vigorously protect our trademarks, service marks and domain names, effective trademark protection may not be available or may not be sought in every country in which products and services are made available, and contractual disputes may affect the use of marks governed by private contract. Similarly, not every variation of a domain name may be available or be registered, even if available. Our failure to protect our intellectual property rights in a meaningful manner or challenges to related contractual rights could result in erosion of brand names and limit our ability of to control marketing on or through the internet using our various domain names or otherwise, which could adversely affect our business, financial condition and results of operations.

        Some of our businesses have been granted patents and/or have patent applications pending with the United States Patent and Trademark Office and/or various foreign patent authorities for various proprietary technologies and other inventions. We consider applying for patents or for other appropriate statutory protection when we develop valuable new or improved proprietary technologies or inventions are identified, and will continue to consider the appropriateness of filing for patents to protect future proprietary technologies and inventions as circumstances may warrant. The status of any patent involves complex legal and factual questions, and the breadth of claims allowed is uncertain. Accordingly, any patent application filed may not result in a patent being issued or existing or future patents may not be adjudicated valid by a court or be afforded adequate protection against competitors with similar technology. In addition, third parties may create new products or methods that achieve similar results without infringing upon patents that we own. Likewise, the issuance of a patent to us does not mean that our processes or inventions will not be found to infringe upon patents or other rights previously issued to third parties.

        From time to time, we are subject to legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of the trademarks, copyrights, patents and other intellectual property rights of third parties. In addition, litigation may be necessary in the future to enforce our intellectual property rights, protect trade secrets or to determine the validity and scope of proprietary rights claimed by others. Any litigation of this nature, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which could adversely affect our business, financial condition and results of operations. Patent litigation tends to be particularly protracted and expensive.

FORWARD-LOOKING STATEMENTS

        Forward-looking statements in this prospectus, the public filings or other public statements of the Company are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements or other public statements. Forward-looking statements include the information regarding future financial performance, business prospects and strategy, including the completion of the spin-offs and the realization of related anticipated benefits, anticipated financial position, liquidity and capital needs and other similar matters, in each case relating to the Company.

        Statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "intends," "projects," "estimates," "plans," "may increase," "may fluctuate," and similar expressions or future or conditional verbs such as "will," "should," "would," "may" and "could" are generally forward-looking in nature and not historical facts. You should understand that the following important factors could affect future results and could cause actual results to differ materially from those expressed in such forward-looking statements:

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  adverse changes in economic conditions generally or in any of the markets or industries in which the businesses of the Company operate;

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  changes in senior management at the Company;

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  adverse changes to, or interruptions in, relationships with third parties;

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  changes affecting the ability of the Company to efficiently maintain and grow the market share of its various brands, as well as to extend the reach of these brands through a variety of distribution channels and to attract new (and retain existing) customers;

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  consumer acceptance of new products and services offered by the Company;

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  the rates of growth of the Internet and the e-commerce industry;

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  changes adversely affecting the ability of the Company to adequately expand the reach of its businesses into various international markets, as well as to successfully manage risks specific to international operations and acquisitions, including the successful integration of acquired businesses;

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  future regulatory and legislative actions and conditions affecting the Company, including:

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  the promulgation of new, and/or the amendment of existing laws, rules and regulations applicable to the Company and its businesses; and

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  changes in the application or interpretation of existing laws, rules and regulations in the case of the businesses of the Company. In each case, laws, rules and regulations include, among others, those relating to sales, use, value-added and other taxes, software programs, consumer protection and privacy, intellectual property, the Internet and e-commerce;

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  competition from other companies;

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  changes adversely affecting the ability of the Company and its businesses to adequately protect intellectual property rights, as well as to obtain licenses or other rights with respect to intellectual property in the future, which may or may not be available on favorable terms (if at all);

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  the substantial indebtedness of the Company and the possibility that the Company may incur additional indebtedness;

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  third-party claims alleging infringement of intellectual property rights by the Company or its businesses, which could result in the expenditure of significant financial and managerial resources, injunctions or the imposition of damages, as well as the need to enter into formal licensing or other similar arrangements with such third parties, which may or may not be available on favorable terms (if at all); and

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  natural disasters, acts of terrorism, war or political instability.

        Certain of these factors and other factors, risks and uncertainties are discussed in the "Risk Factors" section of this prospectus. Other unknown or unpredictable factors may also cause actual results to differ materially from those projected by the forward-looking statements. Most of these factors are difficult to anticipate and are generally beyond the control of IAC and the Company.

        You should consider the areas of risk described above, as well as those set forth under the heading "Risk Factors," in connection with considering any forward-looking statements that may be made by the Company generally. Except for the ongoing obligations of the Company to disclose material information under the federal securities laws, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required to do so by law.

THE SEPARATION

General

        On July 1, 2008, the IAC Board of Directors approved the separation of IAC into five separate, publicly traded companies, with each Spinco having a single class of common stock: (1) IAC, (2) HSNi, (3) ILG, (4) Ticketmaster and (5) Tree.com. The separation will be accomplished through the distribution by IAC of all of the shares of the common stock of the Spincos held by IAC to holders of IAC common stock on the record date. Immediately following the distributions, IAC stockholders will own 100% of the outstanding common stock of IAC and the Spincos. You will not be required to make any payment, surrender or exchange your shares of IAC common stock and/or Class B common stock or take any other action to receive your shares of Tree.com common stock.

        The Board of Directors of IAC has reserved the right to modify, delay or abandon the spin-off of any or all of the Spincos. In addition, the spin-offs are subject to the satisfaction or waiver of a number of conditions described under "—Conditions to the Spin-Offs."

The Number of Shares You Will Receive in the Tree.com Spin-off

        For every share of IAC common stock and/or Class B common stock that you owned at the close of business on August 11, 2008, the record date, you will receive one-thirtieth of a share of common stock of Tree.com on the distribution date. As described below under "—When and How You Will Receive the Dividend," IAC will not distribute any fractional shares of Tree.com common stock to its stockholders.

When and How You Will Receive the Dividend

        IAC will distribute the shares of Tree.com common stock following the close of the market on August 20, 2008, the distribution date. However, the IAC Board of Directors may determine to delay the Tree.com spin-off. The Bank of New York, which currently serves as the transfer agent and registrar for IAC's common stock, will serve as transfer agent and registrar for the Tree.com common stock and as distribution agent in connection with the spin-offs.

        If you own IAC common stock and/or Class B common stock as of the close of business on the record date, the shares of Spinco common stock that you are entitled to receive in the spin-off will be issued electronically, as of the distribution date, to you or to your bank or brokerage firm on your behalf by way of direct registration in book-entry form. Registration in book-entry form refers to a method of recording stock ownership when no physical share certificates are issued to stockholders, as is the case in the spin-off.

        Commencing on or shortly after the distribution date, if you hold physical stock certificates that represent your shares of IAC common stock and/or Class B common stock and you are the registered holder of the IAC shares represented by those certificates, the distribution agent will mail to you an account statement that indicates the number of shares of Spinco common stock that have been registered in book-entry form in your name. If you have any questions concerning the mechanics of having shares of Tree.com common stock registered in book-entry form, you are encouraged to contact The Bank of New York by mail at 480 Washington Blvd, Jersey City, NJ 07310 or PO Box 358015, Pittsburgh, PA 15252-8015, by phone at 866-203-6218 (US and Canada) or 201-680-6685 (International), or by email at shrrelations@bnymellon.com.

        Most IAC stockholders hold their shares of IAC common stock through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the stock in "street name" and ownership would be recorded on the bank or brokerage firm's books. If you hold your IAC common stock through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares of common stock of the Spincos that you are entitled to receive in the spin-offs. If you have any questions concerning the mechanics of having shares of Tree.com common stock held in "street name," you are encouraged to contact your bank or brokerage firm.

        The Bank of New York, as distribution agent, will not deliver any fractional shares of Tree.com common stock in connection with the spin-off. Instead, The Bank of New York will aggregate all fractional shares and sell them on behalf of the holders who otherwise would be entitled to receive fractional shares. If you physically hold IAC common stock certificates and are the registered holder, you will receive a check from the distribution agent in an amount equal to your pro rata share of the aggregate net cash proceeds of the sales. We estimate that it will take approximately two weeks from the distribution date for the distribution agent to complete the distributions of the aggregate net cash proceeds. If you hold your IAC stock through a bank or brokerage firm, your bank or brokerage firm will receive on your behalf your pro rata share of the aggregate net cash proceeds of the sales and should electronically credit your account for your share of such proceeds.

Results of the Separation

        After the spin-off, we will be a separate publicly traded company. Immediately following the spin-offs, based on the number of registered stockholders of IAC common stock and Class B common stock on February 25, 2008, and without giving effect to "when-issued" trading, we expect to have approximately 1,500 stockholders of record.

        The actual number of shares to be distributed will be determined based on the number of shares of IAC common stock and class B common stock outstanding on the record date and will reflect the issuance of IAC common stock in connection with any exercise of IAC options, vesting of restricted share units or conversion of other convertible IAC securities between the date the IAC Board of Directors declares the dividend for the distribution and the record date for the spin-off and the issuance of IAC shares under vested IAC equity-based awards between the record date for the spin-off and the distribution date.

        The spin-offs will not affect the number of outstanding shares of IAC common stock and/or Class B common stock or any rights of IAC stockholders. However, in connection with the spin-offs, as more fully described in IAC's proxy statement under Schedule 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), filed on July 10, 2008, IAC sought approval from its stockholders of a proposal to amend its Restated Certificate of Incorporation to effect a 1-for-2 reverse stock split of its common stock and Class B common stock, which may be implemented by IAC's Board of Directors in its sole discretion immediately following the completion of the spin-offs or, if not all of the spin-offs are effected substantially simultaneously, immediately following the first spin-off. On August 1, 2008, IAC's stockholders approved the reverse stock split. If the reverse stock split is implemented by IAC's Board of Directors, each two shares of IAC common stock or Class B common stock will be combined into one share of IAC common stock or Class B common stock, respectively. The purpose of implementing the reverse stock split would be to seek to increase the per share trading price of IAC's common stock following the spin-offs relative to what the per share trading price would be if the reverse stock split were not implemented. An increased trading price could increase interest from institutional investors, investment funds and brokerage firms in IAC common stock, lower the transaction costs involved in purchasing IAC common stock and improve the trading liquidity of IAC common stock. There can be no assurance that the reverse stock split would have the effect of increasing the per share trading price of IAC common stock following the spin-offs relative to what the per share trading price would be if the reverse stock split were not implemented.

Material U.S. Federal Income Tax Consequences of the Spin-Offs

        Subject to the limitations and qualifications described herein, the discussion entitled "Certain U.S. Federal Income Tax Consequences: Each of the Spin-Offs Qualifies as a Transaction that Is Generally Tax

Free under Sections 355 and/or 368(a)(1)(D) of the Code" constitutes the opinion of Wachtell, Lipton, Rosen & Katz as to the material U.S. federal income tax consequences of the spin-offs to "U.S. holders" (as defined below) of IAC common stock. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), final, temporary or proposed U.S. Treasury regulations promulgated thereunder, judicial opinions, published positions of the IRS and all other applicable authorities, all as in effect as of the date of this document and all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this document.

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner of IAC common stock that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

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  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof, or the District of Columbia;

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  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

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  a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        If an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds IAC common stock, the tax treatment of a partner in such entity generally will depend on the status of the partners and the activities of the partnership. If you are a partner in a partnership holding IAC common stock, please consult your tax advisor.

        This discussion only addresses holders of IAC common stock that are U.S. holders and hold such stock as a capital asset within the meaning of Section 1221 of the Code. Further, this summary does not address all aspects of U.S. federal income taxation that may be relevant to a holder in light of the holder's particular circumstances or that may be applicable to holders subject to special treatment under U.S. federal income tax law (including, for example, persons that are not U.S. holders, financial institutions, dealers in securities, traders in securities that elect mark-to-market treatment, insurance companies, mutual funds, tax-exempt organizations, partnerships or other flow-through entities and their partners or members, U.S. expatriates, holders liable for the alternative minimum tax, holders whose functional currency is not the U.S. dollar, and holders who hold their IAC common stock as part of a hedge, straddle, constructive sale or conversion transaction, or holders who acquired IAC common stock pursuant to the exercise of employee stock options or otherwise as compensation). This discussion does not address the tax consequences to any person who actually or constructively owns more than 5% of IAC common stock. In addition, no information is provided herein with respect to the tax consequences of the spin-offs under applicable state, local or non-U.S. laws or federal laws other than those pertaining to the federal income tax.

        IAC STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE SPIN-OFFS TO THEM, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL, FOREIGN AND OTHER TAX LAWS.

        It is a condition to the spin-offs that IAC shall have received an opinion of Wachtell, Lipton, Rosen & Katz, in form and substance satisfactory to the IAC Board of Directors, regarding the qualification of the spin-offs as transactions that are generally tax free for U.S. federal income tax purposes under Sections 355 and/or 368(a)(1)(D) of the Code (to the extent such qualification is not addressed by an Internal Revenue Service private letter ruling received by IAC), which opinion (and, in the event IAC shall have received the IRS private letter ruling, the private letter ruling) shall not have been withdrawn or modified.

        IAC has requested and expects to receive, prior to effecting any of the spin-offs, a private letter ruling from the IRS and/or an opinion of counsel satisfactory to the IAC board of directors regarding the qualification of the spin-offs, together with certain related transactions, as transactions that are generally tax free for U.S. federal income tax purposes under Sections 355 and/or 368(a)(1)(D) of the Code. If the private letter ruling is received prior to the spin-offs, IAC expects to receive an opinion of counsel regarding certain aspects of the transaction that are not covered by the private letter ruling. If the private letter ruling is not received prior to the spin-offs, IAC expects to receive an opinion of counsel regarding the qualification of the spin-offs as transactions that are generally tax free for U.S. federal income tax purposes under Sections 355 and/or 368(a)(1)(D) of the Code, and opinions from its external tax advisors regarding the U.S. federal income tax consequences to IAC of certain related matters and transactions, and certain state tax consequences to IAC of the spin-offs.

        IAC does not intend to waive the receipt of a private letter ruling and/or an opinion of Wachtell, Lipton, Rosen & Katz as a condition to its obligation to complete the spin-offs and IAC will not waive the receipt of this private letter ruling and/or opinion as a condition to its obligation to complete the spin-offs without recirculating this document.

  Certain U.S. Federal Income Tax Consequences: Each of the Spin-Offs Qualifies as a Transaction that Is Generally Tax Free under Sections 355 and/or 368(a)(1)(D) of the Code

        The U.S. federal income tax consequences of the spin-offs are as follows:

  •
  no gain or loss will be recognized by, and no amount will be includible in the income of IAC as a result of the spin-offs, other than gain or income arising in connection with certain internal restructurings undertaken in connection with the spin-offs and with respect to any "excess loss account" or "intercompany transaction" required to be taken into account by IAC under U.S. Treasury regulations relating to consolidated federal income tax returns;

  •
  an IAC stockholder will not recognize income, gain, or loss as a result of the receipt of Spinco common stock pursuant to the spin-offs, except with respect to any cash received in lieu of fractional shares of Spinco common stock;

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  an IAC stockholder's aggregate tax basis in such stockholder's Spinco common stock received in the spin-offs (including any fractional share interests in Spinco common stock for which cash is received) will equal such stockholder's aggregate tax basis in its IAC common stock immediately before the spin-offs, allocated between the IAC common stock and the common stock of each Spinco (including any fractional share interest of Spinco common stock for which cash is received) in proportion to their relative fair market values on the date of the spin-offs;

  •
  an IAC stockholder's holding period for Spinco common stock received in the spin-offs (including any fractional share interests of Spinco common stock for which cash is received) will include the holding period for that stockholder's IAC common stock; and

  •
  an IAC stockholder who receives cash in lieu of a fractional share of Spinco common stock in the spin-offs will be treated as having sold such fractional share for cash, and will generally recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the IAC stockholder's adjusted tax basis in the fractional share of Spinco common stock. Such gain or loss will be long-term capital gain or loss if the stockholder's holding period for its Spinco common stock exceeds one year.

        If an IAC stockholder holds different blocks of IAC common stock (generally, shares of IAC common stock acquired on different dates or at different prices), such holder should consult its tax advisor regarding the determination of the basis and holding period of shares of Spinco common stock received in the spin-offs in respect of particular blocks of IAC common stock.

        U.S. Treasury regulations require IAC stockholders who receive Spinco common stock in the spin-offs to attach to their U.S. federal income tax returns for the year in which the Spinco stock is received a detailed statement setting forth such data as may be appropriate to demonstrate the applicability of Section 355 of the Code to the spin-offs.

  Certain U.S. Federal Income Tax Consequences If One or More of the Spin-Offs Were Taxable

        The IRS private letter ruling and/or the opinion of counsel will be based on, among other things, certain assumptions as well as on the accuracy of certain representations and statements that IAC and the Spincos make to the IRS and to counsel. If any of these representations or statements are, or become, inaccurate or incomplete, or if IAC or the Spincos breach any of their respective covenants, the IRS private letter ruling and/or the opinion of counsel may be invalid.

        Moreover, the IRS private letter ruling would not address all the issues that are relevant to determining whether the spin-offs qualify as transactions that are generally tax free for U.S. federal income tax purposes. Notwithstanding the IRS private letter ruling and/or opinion, the IRS could determine that one or more of the spin-offs should be treated as a taxable distribution if it determines that any of the representations, assumptions or undertakings that were included in the request for the private letter ruling is false or has been violated or if it disagrees with the conclusions in the opinion of counsel that are not covered by the IRS ruling.

        If the IRS were to assert successfully that one or more of the spin-offs were taxable, the above consequences would not apply with respect to such spin-off and both IAC and holders of IAC common stock who received shares of Spinco common stock in such spin-off could be subject to tax, as described below. In addition, certain events that may or may not be within the control of IAC or a Spinco, including extraordinary purchases of IAC common stock or Spinco common stock, could cause one or more of the spin-offs not to qualify as tax free to IAC and/or holders of IAC common stock. Depending on the circumstances, a Spinco may be required to indemnify IAC and the other Spincos for some or all of the taxes and certain related losses resulting from the spin-off of such Spinco not qualifying as tax free under Sections 355 and/or 368(a)(1)(D) of the Code. See "Certain Relationships and Related Party Transactions—Tax Sharing Agreement." If a spin-off were taxable, then:

  •
  IAC would recognize gain in an amount equal to the excess of the fair market value of Spinco common stock on the date of the spin-off distributed to IAC stockholders over IAC's adjusted tax basis in the stock of such Spinco, and IAC may also recognize income or gain with respect to certain restructuring transactions undertaken in connection with such spin-off;

  •
  each IAC stockholder who received Spinco common stock in the taxable spin-off would be treated as having received a taxable distribution in an amount equal to the fair market value of such Spinco stock (including any fractional shares sold on behalf of the stockholder) on the spin-off date. That distribution would be taxable to the stockholder as a dividend to the extent of IAC's current and accumulated earnings and profits (as increased to reflect any current income, including any gain, recognized by IAC on the taxable spin-off). Any amount that exceeded IAC's earnings and profits would be treated first as a non-taxable return of capital to the extent of the IAC stockholder's tax basis in its IAC common stock with any remaining amounts being taxed as capital gain;

  •
  certain stockholders could be subject to additional special rules, such as rules relating to the dividends received deduction and extraordinary dividends; and

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  a stockholder's tax basis in Spinco common stock received generally would equal the fair market value of Spinco common stock on the spin-off date, and the holding period for that stock would begin the day after the spin-off date.

        Even if one or more spin-offs otherwise qualify as transactions that are generally tax free for U.S. federal income tax purposes under Sections 355 and/or 368(a)(1)(D) of the Code, they could be taxable to IAC under Section 355(e) of the Code if one or more persons were to acquire directly or indirectly stock representing a 50% or greater interest, by vote or value, in IAC or one of the Spincos during the four-year period beginning on the date which is two years before the date of the spin-off, as part of a plan or series of related transactions that includes the spin-off. If such an acquisition of IAC stock or Spinco stock were to trigger the application of Section 355(e), IAC would recognize taxable gain as described above, but the spin-offs would be tax free to IAC stockholders. In addition, the IRS could disagree with or challenge the conclusions reached in one or more of the tax opinions that IAC expects to receive with respect to certain related matters and transactions. In such case, IAC could recognize material amounts of taxable income or gain.

        In connection with the spin-offs, IAC and the Spincos will enter into a Tax Sharing Agreement. Under the Tax Sharing Agreement, each Spinco will have to indemnify IAC and the other Spincos for any taxes resulting from the spin-off of such Spinco (and any related interest, penalties, legal and professional fees, and all costs and damages associated with related stockholder litigation or controversies) to the extent such amounts result from (i) any act or failure to act by such Spinco described in the covenants in the Tax Sharing Agreement, (ii) any acquisition of equity securities or assets of such Spinco or a member of its group, or (iii) any breach by such Spinco or any member of its group of any representation or covenant contained in the separation documents or in the documents relating to the IRS private letter ruling and/or tax opinions. The ability of IAC or any of the Spincos to collect under these indemnity provisions will depend on the financial position of the indemnifying party. See "Certain Relationships and Related Party Transactions—Tax Sharing Agreement."

        THE FOREGOING IS A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SPIN-OFFS UNDER CURRENT LAW. THE FOREGOING DOES NOT PURPORT TO ADDRESS ALL U.S. FEDERAL INCOME TAX CONSEQUENCES OR TAX CONSEQUENCES THAT MAY ARISE UNDER THE TAX LAWS OF OTHER JURISDICTIONS OR THAT MAY APPLY TO PARTICULAR CATEGORIES OF STOCKHOLDERS. EACH IAC STOCKHOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE SPIN-OFFS TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS, AND THE EFFECT OF POSSIBLE CHANGES IN TAX LAWS THAT MAY AFFECT THE TAX CONSEQUENCES DESCRIBED ABOVE.

Market for Common Stock of Tree.com

        There is currently no public market for the Tree.com common stock. We have been approved to list our common stock on NASDAQ under the symbol "TREE." The Tree.com common stock has been approved for inclusion in the global market tier of the Nasdaq Stock Market.

Trading Before the Distribution Date

        Beginning on August 12, 2008 and continuing through the distribution date, there will be two markets in IAC common stock: a "regular-way" market and an "ex-distribution" market. Shares of IAC common stock that trade on the regular way market will trade with an entitlement to shares of the common stock of the Spincos distributed pursuant to the spin-offs. Shares that trade on the ex-distribution market will trade without an entitlement to shares of the common stock of the Spincos distributed pursuant to the spin-offs. Therefore, if you sell shares of IAC common stock in the

"regular-way" market up to and including through the distribution date, you will be selling your right to receive shares of the common stock of the Spincos in the spin-offs. If you own shares of IAC common stock at the close of business on the record date and sell those shares on the "ex-distribution" market, up to and including through the distribution date, you will still receive the shares of the common stock of the Spincos that you would be entitled to receive pursuant to your ownership of the shares of IAC common stock.

        Furthermore, beginning on August 12, 2008 and continuing up to and including through the distribution date, the common stock of each of the Spincos will trade on a "when-issued" basis. "When-issued" trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The "when-issued" trading market is a market for shares of Spinco common stock that will be distributed to IAC stockholders on the distribution date. If you owned shares of IAC common stock at the close of business on the record date, you would be entitled to shares of the Spincos' common stock distributed pursuant to the spin-offs. You may trade this entitlement to shares of common stock of all or any of the Spincos, without the shares of IAC common stock you own, on the "when-issued" market. On the first trading day following the distribution date, "when-issued" trading with respect to Spinco common stock will end and "regular-way" trading will begin.

Conditions to the Spin-Offs

        The IAC Board of Directors has reserved the right, in its sole discretion, to amend, modify or abandon the spin-offs and the related transactions at any time prior to the distribution date. This means IAC may cancel or delay the planned distribution of common stock of all or any of the Spincos if at any time the Board of Directors of IAC determines that the distribution of such common stock is not in the best interests of IAC and its stockholders. If IAC's Board of Directors determines to cancel the spin-off of a Spinco, stockholders of IAC will not receive any dividend of common stock of such Spinco and IAC will be under no obligation whatsoever to its stockholders to distribute such shares.

        Absent a determination of IAC's Board of Directors to the contrary, the Spincos expect that the spin-offs will be effective following the close of the market on August 20, 2008, the distribution date. In addition, the spin-offs and related transactions are subject to the satisfaction or waiver (by IAC's Board of Directors in its sole discretion) of the following conditions:

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  the registration statement on Form S-1 filed by each of the Spincos with respect to its common shares shall have been declared effective by the SEC or become effective under the Securities Act of 1933, as amended (the "Securities Act"), no stop order suspending the effectiveness of such registration statement shall have been issued and no proceedings for that purpose shall have been instituted or threatened by the SEC;

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  the common stock of each of the Spincos shall have been accepted for listing on NASDAQ, subject to compliance with applicable listing requirements;

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  no order or other legal restraint or prohibition preventing the consummation of any of the spin-offs or related transactions shall be threatened, pending or in effect;

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  any material consents and governmental authorizations necessary to complete the spin-offs shall have been obtained and be in full force and effect;

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  the stockholders of IAC shall have approved, in accordance with the Delaware General Corporation Law (the "DGCL"), a merger agreement providing for the merger of a wholly-owned subsidiary of IAC with and into IAC pursuant to which all of the outstanding shares of preferred stock of IAC shall be converted into the right to receive cash;

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  the IAC Board of Directors shall have received a written solvency opinion, in form and substance acceptable to the IAC Board of Directors, from Duff & Phelps regarding the spin-offs and related transactions, which opinion shall not have been withdrawn or modified;

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  IAC shall have received an opinion of Wachtell, Lipton, Rosen & Katz, in form and substance satisfactory to the IAC Board of Directors, regarding the qualification of the spin-offs as transactions that are generally tax free for U.S. federal income tax purposes under Sections 355 and/or 368(a)(1)(D) of the Code (to the extent such qualification is not addressed by an Internal Revenue Service private letter ruling (the "IRS Ruling") received by IAC), which opinion (and, in the event IAC shall have received the IRS Ruling, the IRS Ruling) shall not have been withdrawn or modified;

  •
  IAC shall have received opinions from its external tax advisors, in form and substance satisfactory to the IAC Board of Directors regarding the U.S. federal income tax consequences to IAC of certain related matters and transactions (to the extent such matters are not addressed by the IRS Ruling) and certain state tax consequences to IAC of the spin-offs, which opinions shall not have been withdrawn or modified; and

  •
  IAC shall have received an opinion of Delaware counsel to IAC, in form and substance satisfactory to the IAC Board of Directors, to the effect that the spin-offs do not require approval of the stockholders of IAC under Section 271 of the DGCL.

Reasons for the Separation

        During the fall of 2007, IAC's management, in reviewing the strategic agendas and prospects of its various businesses, concluded that a separation of IAC into five separately traded public companies would best facilitate growth of the businesses. After discussion with the IAC Board of Directors, the Board agreed. Among the factors considered in arriving at this determination were:

  •
  While the Spincos share common attributes, both with each other and with IAC, they generally face different strategic and competitive challenges. As a result, IAC management and the IAC Board determined that, in IAC's current configuration, when facing strategic and operating issues for a particular business, whether having to do with transactional alternatives, capital investment, new business initiatives, compensation or otherwise, considerations of the other businesses and of the company as a whole had the potential to lead to different decisions than might be made by standalone companies. IAC concluded, therefore, that the current structure may not be the most responsive to the exigencies of each business and that the spin-offs will enhance the success of each business by enabling IAC and the Spincos to resolve the problems that arise from the operation of different businesses within the IAC group.

  •
  The lack of a liquid equity currency linked directly to the individual businesses constrained each business' ability to transact in its own industry and to provide equity-based incentive programs for employees that were entirely dependent on the performance of the specific business.

  •
  While efforts were underway to increase the benefits to each business resulting from being a part of IAC, including through cost savings, better talent development and deployment, increased business opportunities, and other initiatives, the common attributes of the Spincos were more limited than initially believed, and there was therefore a limit to the benefits to be realized from such integration and the time horizon for realizing such benefits was substantially longer than IAC had initially believed.

  •
  IAC believed that its stock performance during recent years did not reflect its operating performance or the true value of its businesses. IAC believed that this was in part because of the complexity involved in understanding a variety of businesses represented by a single equity investment, and that increased transparency and clarity into the different businesses of IAC would allow investors to more appropriately value the merits, performance and future prospects of the companies.

        Because IAC concluded that the separation of these businesses would over time enhance their operating performance, open up strategic alternatives that may otherwise not have been readily available to them, and facilitate investor understanding and better target investor demand, IAC believes that following the spin-offs, the common stock of the five publicly traded companies will have a higher aggregate market value than would IAC if it were to remain in its current configuration. No assurances, however, can be given that such higher aggregate market value will be achieved. The IAC Board of Directors believes that such value increase would further facilitate growth of the separated businesses by reducing the costs of equity compensation and acquisitions undertaken with equity consideration, in each case resulting in a real and substantial benefit for the companies.

        The IAC Board of Directors considered a number of other potentially negative factors in evaluating the separation, including loss of synergies from operating as one company, potential disruptions to the businesses as a result of the separation, the potential impact of the separation on the anticipated credit ratings of the Spincos, risks of being unable to achieve the benefits expected to be achieved by the separation and the reaction of IAC stockholders to the separation, the risk that the plan of execution might not be completed and the one-time and ongoing costs of the separation. The IAC Board of Directors concluded that the anticipated benefits of the spin-offs outweighed these factors. In view of the wide variety of factors considered in connection with the evaluation of the separation and the complexity of these matters, the IAC Board of Directors did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to the factors considered. The individual members of the IAC Board of Directors likely may have given different weights to different factors.

Litigation with Liberty Media Corporation

        In January 2008, IAC, Barry Diller and Liberty Media Corporation ("Liberty") commenced actions in the Delaware Chancery Court in which Liberty asserted, among other things, that Mr. Diller, the Chairman and CEO of IAC, had breached an agreement between Liberty and him and that therefore Liberty had assumed the right to exercise voting control over IAC. The basis for this claim was that IAC did not have the right to consummate the spin-offs with a single class voting structure and therefore acts in furtherance of the transaction had breached the agreement. After a chancery court decision in IAC and Mr. Diller's favor on March 28, 2008, the parties agreed, on May 13, 2008, to settle that litigation pursuant to the "Spinco Agreement." As described in more detail below under "Certain Relationships and Related Party Transactions—Agreements with Liberty Media Corporation," the Spinco Agreement also contains, among other things, provisions that will become effective at the time of the spin-off of each Spinco with a single class of common stock, including provisions providing Liberty the right to nominate directors to the Spinco's Board of Directors so long as Liberty maintains specified ownership levels, restrictions on acquisitions and transfers of the securities of the Spinco by Liberty and its affiliates, certain standstill restrictions on Liberty and its affiliates and registration rights to be granted to Liberty.

Financial Advisor

        Allen & Company LLC provided financial advice in connection with the spin-offs. Allen & Company was retained in connection with the transaction because of the firm's familiarity with the businesses and assets of IAC and the Spincos and the firm's qualifications and reputation. IAC and Allen & Company have not yet determined the amount of fees to be paid to Allen & Company in connection with its engagement. IAC expects to pay Allen & Company a customary fee.

TREATMENT OF OUTSTANDING IAC COMPENSATORY EQUITY-BASED AWARDS

        In November of 2007, IAC's Compensation and Human Resources Committee (the "Committee") made determinations regarding the treatment in the spin-offs of IAC's compensatory equity-based awards granted on or prior to December 31, 2007. The various adjustments the Committee has determined to make are described below:

  (1)
  All unvested IAC restricted stock units ("RSUs") granted prior to August 2005 will vest immediately prior to the spin-offs, with awards thereafter settled, in accordance with applicable law, in shares of common stock of IAC, HSNi, ILG, Ticketmaster and Tree.com, in each case as though the equity holder owned the number of shares of IAC common stock underlying the IAC RSU award immediately prior to the spin-offs. Based on the most recent available information, it is expected that at the time of the spin-offs HSNi employees, ILG employees, Ticketmaster employees and Tree.com employees will hold 225,233 RSUs, 116,008 RSUs, 328,887 RSUs and 394,110 RSUs, respectively, subject to this treatment.

  (2)
  All unvested IAC RSUs scheduled to vest through February 2009 will vest immediately prior to the spin-offs, with awards thereafter settled, in accordance with applicable law, in shares of common stock of IAC, HSNi, ILG, Ticketmaster and Tree.com, in each case as though the equity holder owned the number of shares of IAC common stock underlying the IAC RSU award immediately prior to the spin-offs. Based on the most recent available information, it is expected that at the time of the spin-offs HSNi employees, ILG employees, Ticketmaster employees and Tree.com employees will hold 78,772 RSUs, 39,685 RSUs, 98,306 RSUs and 32,816 RSUs, respectively, subject to this treatment.

  (3)
  Performance-based IAC RSUs granted in 2007, or Growth Shares, will be converted into non-performance-based IAC RSUs based on "target" value with the same vesting schedule and will thereafter be subject to the other adjustment and conversion provisions described below. Based on the most recent available information, it is expected that at the time of the spin-offs Tree.com employees will hold 157,948 RSUs subject to this treatment.

  (4)
  With respect to each IAC RSU award that provides for vesting of 100% of the award following passage of a multi-year period (cliff vesting awards), the portion of the unvested IAC RSU award that would have vested through February 2009 if the award had vested on an annual basis will convert into five separate RSU awards with respect to IAC and each of the Spincos, based on the applicable distribution ratios in the spin-offs and the two-for-one reverse stock split at IAC, but will otherwise have the same vesting terms and other applicable terms and conditions. Based on the most recent available information, it is expected that at the time of the spin-offs HSNi employees, ILG employees, Ticketmaster employees and Tree.com employees will hold 164,907 RSUs, 118,035 RSUs, 193,104 RSUs and 110,203 RSUs, respectively, subject to this treatment (inclusive of converted Growth Shares).

  (5)
  With respect to all other IAC RSUs that do not vest or convert pursuant to paragraphs (1), (2) or (4) above, the IAC RSUs will convert into an RSU award with respect to shares of common stock of the company that continues to employ the equity holder following the spin-offs, with appropriate adjustments to the number of shares of common stock underlying each such award to maintain pre- and post spin-off values, but otherwise preserving the same vesting terms and other applicable terms and conditions. Based on the most recent available information, it is expected that at the time of the spin-offs Tree.com employees will hold 161,424 RSUs subject to this treatment (inclusive of converted Growth Shares); and

  (6)
  All unexercised option awards, whether vested or unvested, will be split among IAC and each of the Spincos based on relative value at the time of the spin-offs, with appropriate adjustments to the number of shares of common stock underlying each such award and the per share exercise price of each such award to maintain pre- and post spin-off values, but otherwise preserving the same vesting terms and other applicable terms and conditions. Based on the most recent available information, it is expected that at the time of the spin-offs HSNi employees, ILG employees, Ticketmaster employees and Tree.com employees will hold 734,633 options, 0 options, 816,784 options and 451,885 options, respectively, subject to this treatment.

        With respect to any IAC compensatory equity-based awards granted after December 31, 2007, those awards will convert into awards with respect to shares of common stock of the company that continues to employ the equity holder following the spin-offs, with appropriate adjustments to the number of shares underlying each such award and the per share exercise price of each such award (with respect to options) to maintain pre- and post spin-off values, but otherwise preserving the same vesting terms and other applicable terms and conditions. Based on the most recent available information, it is expected that at the time of the spin-offs Tree.com employees will hold 6,451 RSUs and 0 options subject to this treatment. With respect to stock options, the number of shares of common stock subject to any adjusted stock option will be rounded down to the nearest whole share. With respect to restricted stock units that do not vest in connection with the spin-offs, the number of shares of common stock subject to any adjusted restricted stock unit will be rounded up to the nearest whole share. With respect to restricted stock units that vest in connection with the spin-offs, the number of shares of common stock that an individual will be entitled to receive in connection with the spin-offs will be rounded up to the nearest whole share.

        In the event that IAC abandons the spin-off with respect to one or more Spincos, the adjustments set forth above will apply as described above except that there will be no conversion of IAC equity awards into equity awards of a Spinco that IAC does not spin-off and employees of any such Spinco will be treated as employees of IAC for purposes of the foregoing adjustments.

        The treatment of IAC compensatory equity-based awards held by persons who will be employed by IAC immediately following the spin-offs is generally similar to that described above, with certain adjustments intended to provide retention incentives for IAC corporate employees.

        The principal objective of the Committee in making these adjustments was one of fairness, with some of the particular considerations being:

  •
  A desire to reward service prior to the spin-offs with stock of the companies that made up IAC before the spin-offs, and reward service after the spin-offs with stock of the company for which an employee will work after the spin-offs;

  •
  A recognition that the primary motivation for the Growth Share grants, which was to provide increased incentives for employees to focus on the total performance of the entire IAC conglomerate as opposed to the individual businesses for which they worked through increased volatility of potential rewards, no longer was present given the determination to do the spin-offs;

  •
  An interest in eliminating the complexities that would be associated with adjusting the 2007 performance conditions among five separate public companies and the possibility that such adjustments would not be equitable to all holders of the awards; and

  •
  Compliance with the terms of the applicable equity plans, tax laws and accounting requirements.

DIVIDEND POLICY

        We do not currently expect to pay a regular cash dividend. The declaration and payment of future dividends to holders of common stock of the Company will be at the discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, capital requirements of our businesses, covenants associated with certain debt obligations, legal requirements, regulatory constraints, industry practice and other factors that our board of directors deems relevant.

TRANSFERS TO IAC AND FINANCING

        It is currently expected that in connection with the spin-offs, HSNi, Ticketmaster and an entity that will become a subsidiary of ILG prior to the spin-offs will make certain distributions to IAC. To fund these distributions, each of these Spincos has entered into certain financing arrangements. Additionally, each of these companies may distribute some amount of cash on hand, but these amounts are not presently knowable and are unlikely to be material. HSNi, the borrowing subsidiary of ILG and Ticketmaster are each also expected to dividend to IAC prior to the spin-offs all net receivables owed them by IAC and its affiliates.

        Tree.com is expected to have $110 million at the time of the separation, which would mean a $55 million cash contribution by IAC based upon March 31, 2008 balances.

        These dividends and cash contributions were determined by IAC after an assessment of the optimal capital structure for Tree.com and for IAC, taking into account each company's cash flow prospects, working capital and other cash needs, potential acquisition agenda and other relevant factors.

CERTAIN INFORMATION WITH RESPECT TO TREE.COM

BUSINESS OF TREE.COM

        When used with respect to any periods following the spin-offs and unless otherwise indicated, the term "Tree.com" refers to Tree.com, Inc., a Delaware corporation that was incorporated in connection with the spin-offs in April 2008 to hold IAC's lending and real estate businesses, subsidiaries and investments, the results of which were previously reported in the Lending and Real Estate reporting segments of IAC's Transactions reporting sector immediately prior to the completion of the spin-offs. The following disclosure regarding Tree.com's business assumes completion of the spin-offs.

        For information regarding the results of operations of Tree.com and its segments on a historical basis, see the Consolidated Financial Statements of Tree.com and the disclosure set forth under the caption "—Management's Discussion and Analysis of Financial Condition and Results of Operations of Tree.com." For information regarding the results of operations of Tree.com on a pro forma basis to give effect to the completion of the spin-offs, see the Unaudited Pro Forma Condensed Consolidated Financial Statements for Tree.com.

History and Overview

        Tree.com is the parent of LendingTree, LLC and is the indirect parent of several companies owned by LendingTree, LLC. LendingTree, LLC (formerly, LendingTree, Inc.) was incorporated in the state of Delaware in June 1996 and commenced nationwide operations in July 1998. LendingTree, Inc. was acquired by IAC in 2003 and converted to a Delaware limited liability company (LendingTree, LLC) in December 2004. Through its various subsidiaries, Tree.com currently operates a lending business (the "Lending Business") and a real estate business (the "Real Estate Business"). Tree.com's main website address is www.lendingtree.com.

        The Lending Business consists of online networks, principally LendingTree.com and GetSmart.com, as well as call centers, which match consumers with lenders and loan brokers. In addition, the Lending Business originates, processes, approves and funds various types of residential real estate loans under two brand names, LendingTree Loans® and HomeLoanCenter.com, and offers residential mortgage loan settlement services under the name LendingTree Settlement Services.

        The Real Estate Business consists primarily of an internet-enabled national residential real estate brokerage that currently operates offices in 14 markets under the brand name "RealEstate.com, REALTORS." Outside of these 14 markets, RealEstate.com maintains relationships with a network of third-party brokerages that receive leads from RealEstate.com and pay a referral fee on closed transactions. The Real Estate Business also consists of a brokerage that matches residential home buyers interested in newly constructed homes with builders and currently operates under the brand name "iNest®."

Lending Business

  Our Lending Networks

        Consumers can access Tree.com's nationwide network of more than 200 banks, lenders and loan brokers online (via www.lendingtree.com or www.getsmart.com) or by calling 1-800-555-TREE. Loans offered by these banks, lenders and loan brokers (the "Network Lenders") consist primarily of home mortgages (in connection with refinancings and purchases) and home equity loans.

        Tree.com selects lenders throughout the country in an effort to provide full geographic lending coverage of the country and to offer a complete suite of loan offerings available in the market. Frequently, before a lender joins the Network, Tree.com performs credit and financial reviews on the lender. In addition, as a further quality assurance measure, Tree.com recently began checking new lenders against a national antifraud database maintained by the Mortgage Asset Research Institute. All Network Lenders are required to enter into a contract that generally may be terminated upon notice by either party. No individual Network Lender accounted for more than 5% of the Lending Business revenue in any period.

        Consumers seeking mortgage loans through one of Tree.com's lending networks can receive multiple conditional loan offers from Network Lenders, or from Tree.com's subsidiary doing business under the name "LendingTree Loans" (as described below), in response to a single loan request form.

        The process by which the Lending Business matches consumers and Network Lenders, which is referred to in the document as the "matching process," is innovative and customer-friendly. This matching process consists of the following steps:

  •
  Credit Request.  Consumers complete a single loan request form for the selected loan with information regarding their income, assets and liabilities, loan preferences and other data. Consumers also consent to the retrieval of their credit report.

  •
  Loan Request Form Matching and Transmission.  Tree.com matches a given consumer's loan request form data, credit profile and geographic location against certain pre-established creditworthiness criteria of Network Lenders, which may be modified from time to time. Once a given loan request passes through the matching process, the loan request is automatically transmitted to up to four or five Network Lenders.

  •
  Lender Evaluation and Response.  Network Lenders who receive a loan request form evaluate the information in the loan request to determine whether to make a conditional loan offer. If a given Network Lender does not respond with a conditional loan offer, the loan request form is directed through the matching process a second time in an attempt to match the consumer with another Network Lender.

  •
  Communication of a Conditional Offer.  If one or more Network Lenders make a conditional offer, the consumer is automatically notified via e-mail, typically within minutes after the submission of the loan request form. Through these e-mails, consumers may access a dedicated webpage where they can view the proposed terms of each conditional offer, including: interest rate, closing costs, monthly payment amount, lender fees and other information. If a consumer does not have access to e-mail, conditional offers are provided to the consumer by phone or fax.

  •
  Loan Processing.  Consumers work offline with the relevant Network Lender to provide additional information bearing on creditworthiness to the Network Lender. If the Network Lender approves a consumer, it will then underwrite and originate the loan.

  •
  Ongoing Consumer and Lender Support.  Active e-mail and telephone follow-up and support is provided to both Network Lenders and consumers during the loan transaction process. This follow-up and support is designed to provide technical assistance and increase overall satisfaction of Network Lenders, as well as increase the percentage of consumers who close a loan through financial institutions found through the Lending Business.

        The Lending Business also offers a short-form matching process under the LendingTree® and GetSmart® brands. This process, which provides consumers with lender contact information only, typically requires the consumer to submit less data than that required in connection with the matching process described above.

        The Lending Business does not charge consumers a fee to use its lending networks. Substantially all revenues from lending networks are derived from both up-front matching fees paid by Network Lenders who receive a loan request form and closing fees paid by Network Lenders who close a transaction with the consumer. Since a given loan request form can be matched with more than one Network Lender, multiple match fees may be generated from the same form. Matching fees are recognized at the time the loan request form is transmitted and closing fees are recognized at the time the Network Lender reports that it has closed the loan, which may be several months after the time the loan request form is transmitted.

  LendingTree Loans/Home Loan Center, Inc.

        The Lending Business also originates, processes, approves and funds various consumer mortgage loans through a Tree.com subsidiary, Home Loan Center, Inc., which operates primarily under the brand name "LendingTree Loans®." For these purposes, the Lending Business maintains loan origination offices in California and is able to provide a broad range of mortgage loan offerings to consumers in most states, primarily conforming and prime loans, and, to a lesser extent, non-conforming, Alt-A and subprime loans. Products available include both adjustable loans and fixed rate loans.

        A summary of loans sold by type of loan for each of the three years in the period ended December 31, 2007 and the three months ended March 31, 2008 and 2007 and the loans held as of the periods then ended is presented below (in millions):

	Year Ended December 31,			Three Months Ended March 31,
	2005	2006	2007	2007	2008
Loans Sold
Conforming	$3,462	$3,773	$4,210	$1,132	$523
% of Total	48.2%	47.9%	69.3%	58.6%	86.3%
Non-Conforming /Alt-A	$2,291	$2,386	$1,323	$504	$83
% of Total	31.9%	30.0%	21.8%	26.1%	13.7%
SubPrime	$269	$251	$51	$44	$—
% of Total	3.7%	3.2%	0.8%	2.3%	—
Home equity	$1,161	$1,461	$489	$252	$0.2
% of Total	16.2%	18.6%	8.1%	13.1%	—

Total	$7,183	$7,871	$6,073	$1,932	$606

	December 31,			March 31,
	2005	2006	2007	2007	2008
Loans Held For Sale
Conforming	$124	$147	$76	$219	$74
% of Total	33.0%	42.2%	82.2%	53.0%	79.1%
Non-Conforming /Alt-A	$140	$102	$10	$119	$13
% of Total	37.5%	29.2%	10.5%	28.8%	14.0%
SubPrime	$32	$22	$2	$6	$2
% of Total	8.7%	6.3%	2.7%	1.5%	2.5%
Home equity	$78	$78	$4	$69	$4
% of Total	20.8%	22.3%	4.6%	16.7%	4.4%

Total	$374	$349	$92	$413	$93

        All LendingTree Loans® -branded loan originations are derived from consumer loan requests received through www.lendingtree.com, www.getsmart.com or 1-800-555-TREE. A portion of all consumer loan request forms received through these channels are referred to LendingTree Loans. LendingTree Loans offers those consumers a choice among various loan alternatives, with loan pricing based upon different wholesale offerings received by LendingTree Loans from the secondary market investors who purchase the loans (plus a fixed margin to cover internal costs). LendingTree Loans maintains controls to ensure that its consumer loan pricing correlates to secondary market pricing and to ensure that its consumers receive multiple loan alternatives, thus maintaining the competition and choice elements inherent in the LendingTree brand. Tree.com believes that LendingTree Loans provides value to consumers who do not wish to negotiate with multiple lenders, but still wish to obtain loan alternatives.

        LendingTree Loans® -branded loans are funded and closed using proceeds from borrowings under available warehouse lines of credit or repurchase agreements. Substantially all of the loans funded are sold, along with the accompanying loan servicing rights, to investors in the secondary market, generally within 30 days of funding, with the proceeds from such sales being used to repay borrowings under the warehouse lines of credit or repurchase agreements. For terms of the warehouse lines of credit and repurchase agreements see "Financial Position, Liquidity and Capital Resources."

        Although most of Home Loan Center, Inc.'s consumer leads are sourced through www.lendingtree.com or 1-800-555-TREE and originated under the LendingTree Loans® brand, a small portion of Home Loan Center, Inc.'s leads are sourced from a variety of non-LendingTree channels, including third-party online lead aggregators, direct mail marketing campaigns and www.homeloancenter.com. When obtaining leads from third-party sources, Home Loan Center, Inc. operates under its traditional name and brand (HomeLoanCenter). Consumers who request loans through the HomeLoanCenter brand typically receive single loan offers. HomeLoanCenter -branded loans are funded, closed and sold into the secondary market in the same manner, and on substantially the same terms, as LendingTree Loans -branded loans.

        Revenues from direct lending operations are derived from the sale of loans to secondary market investors and from origination and other fees paid by borrowers. Of Home Loan Center, Inc.'s seventeen secondary market investors in 2007, the two largest, Countrywide and CitiMortgage, represented approximately 28% and 13%, respectively, of Tree.com's consolidated revenue in 2007. See "Risk Factors Relating to the Business of Tree.com Following the Spin-Offs—Adverse Events and Trends."

  LendingTree Settlement Services

        The Lending Business also provides loan settlement services, including title insurance, appraisal and other collateral evaluation products, flood insurance, escrow, and closing services, through LendingTree Settlement Services, Inc., which provides services to Network Lenders, as well as to Home Loan Center, Inc. (including when doing business as LendingTree Loans®). In addition, Home Loan Center, Inc. offers escrow and sub-escrow services through its subsidiary, HLC Escrow, Inc.

        Revenues from LendingTree Settlement Services are derived from service fees paid by lenders, which fees may or may not be passed on by the lender to the loan customer. Revenues from escrow and sub-escrow services are derived from fees charged to the consumer by the lender or by Home Loan Center, Inc.

  Other Businesses

        Through the LendingTree.com and GetSmart.com websites, Tree.com's Lending Business also offers:

  •
  unsecured loans, through which consumers are matched with multiple lenders using a network-based process similar to the mortgage loan matching process described above;

  •
  automobile loans, through which consumers are linked with one or more third-party automobile lenders;

  •
  credit cards, through which consumers can search various credit card offerings through a third-party vendor;

  •
  student loans, through which consumers receive initial student loan offers through a third-party vendor; and

  •
  various consumer insurance products, pursuant to which consumers are linked with licensed insurance agents and insurance lead aggregators to obtain insurance offers.

        Revenues from these businesses are derived either from matching and closing fees, or in some cases, volume-based marketing fees. While the revenues from these businesses do not currently represent a significant portion of the revenues of the Lending Business, these revenues are expected to grow over time.

  Competition

        Tree.com's Lending Business, particularly its lending networks, competes with other lead aggregators, including online intermediaries that operate network-type arrangements. In the case of the direct lending operations, Tree.com believes that the primary competitors of its Lending Business are traditional lending institutions, including those that are developing their own direct, online lending channels. While these financial institutions do not operate lending networks, they process, close and fund loans as direct lenders through well-recognized, national brands, many of which are industry leaders. Tree.com's Lending Business also faces additional competition from direct lending websites owned and operated by other online lenders that originate the bulk of their loans through their websites or by phone. These companies typically operate a consumer-branded website and attract consumers via online banner ads, key word placement on search engines, partnering with affiliates and business development arrangements with other properties, including major online portals.

Real Estate Business

  Real Estate Brokerage

        RealEstate.com, REALTORS is Tree.com's proprietary real estate brokerage business, which currently operates in the following 14 markets: Greater Portland, Seattle, Denver, Salt Lake City, San Diego, Las Vegas, Phoenix, Tucson, Sierra Vista (AZ), Charlotte, New York, New Jersey, Philadelphia and Boston. Most of the business for the proprietary real estate brokerage is internally generated based on consumers accessing www.realestate.com or by calling 1-800-REALESTATE. The brokerage recruits agents to join as independent contractors, for whom it then generates leads, with the brokerage retaining a significant share of the gross commission on closed transactions originating from company-generated leads (and a lesser share in the case of agent-generated leads). Tree.com uses both a central agent recruiting group in Charlotte, as well as local recruiting efforts, to identify agents who fit its model and would be willing to join the company. Third-party brokerage services provided by approximately 300 real estate brokerage firms are also available through www.realestate.com or by calling 1-800-REALESTATE. The Real Estate Business has developed relationships with brokers over the years, and targets prospective companies based on available lead flow by geography, their willingness to work with a lead generation company under Tree.com's terms and conditions, and the belief that such brokerage firms would generate an acceptable closing conversion rate. These third-party brokerage services are available nationwide, as well as in the 14 markets in which RealEstate.com, REALTORS currently operates. Once the consumer and the real estate professional are matched and agree to work together, the remainder of the transaction is completed locally.

        The proprietary real estate brokerage business earns revenues through the real estate brokerage commissions it collects in connection with company- and agent-generated transactions. The Real Estate Business also earns revenue from referral fees paid by participating real estate brokerages.

  Other Real Estate Services

        The Real Estate Business also owns and operates www.inest.com, a website that matches potential purchasers of newly constructed homes with new home builders. iNest.com is currently available in 28 states and allows consumers to view new home community information (new home listings) on the

iNest website. From the iNest website a consumer can print a coupon to present to builders that participate in the iNest.com network upon his or her first visit to a home site, which signifies that iNest.com will act as the buyer's real estate broker for a new home purchase from that builder. Upon closing, the builder pays a commission to iNest, which in turn is split between iNest, the licensed iNest real estate broker representing the consumer, and the consumer.

  Competition

        Tree.com's Real Estate Business competes with all real estate brokerages within the RealEstate.com, REALTORS fourteen markets. These brokerages are comprised mainly of traditional real estate companies operating as independent brands or franchisees, as well as non-traditional models, such as salaried-agent, fee-for-service, flat-fee, discount, or rebate commission models, many of which generate leads from the Internet. In addition, the Real Estate Business competes for customers with companies that are not brokerages, such as websites that aggregate real estate broker listings without related services and customer support. Given the downturn in the credit and mortgage markets, and the decline in the number of housing transactions, competition in this segment has increased.

Regulation and Legal Compliance

        Tree.com businesses market and provide services in heavily regulated industries through a number of different online and offline channels across the United States (see "Risk Factors Relating to the Business of Tree.com Following the Spin-Offs—Compliance and Changing Laws, Rules and Regulations"). As a result, they are subject to a variety of statutes, rules, regulations, policies and procedures in various jurisdictions in the United States, including:

  •
  Restrictions on the amount and nature of fees or interest that may be charged in connection with a loan, in particular, state usury and fee restrictions;

  •
  Restrictions on the manner in which consumer loans are marketed and originated, including the making of required consumer disclosures, such the federal Truth-in-Lending Act, the federal Equal Credit Opportunity Act, the federal Fair Credit Reporting Act, the federal Fair Housing Act, the federal Real Estate Settlement Procedures Act (RESPA), and similar state laws;

  •
  Restrictions on the amount and nature of fees that may be charged lenders and real estate professionals for providing or obtaining consumer leads, in particular, RESPA;

  •
  Restrictions on the amount and nature of fees that may be charged consumers for real estate brokerage transactions, including any incentives and rebates, that may be offered to consumers by Tree.com businesses;

  •
  State, and in some instances, federal, licensing or registration requirements applicable to both individuals or businesses engaged in the making or brokerage of loans (or certain kinds of loans, such as loans made pursuant to the Federal Housing Act), or the brokering of real estate transactions; and

  •
  State and federal restrictions on the marketing activities conducted by telephone, the mail or by email, or over the internet, including the Telemarketing Sales Rule, state telemarketing laws, federal and state privacy laws, the CAN-SPAM Act, and the Federal Trade Commission Act and its accompanying regulations and guidelines.

Employees

        As of December 31, 2007, Tree.com had approximately 1,000 full-time employees. None of Tree.com's employees are represented under collective bargaining agreements. Tree.com considers its relations with its employees and independent contractors to be good.

Properties

        Tree.com's principal executive offices, together with certain personnel and operations of its Lending and Real Estate Businesses, are currently located in approximately 89,000 square feet of office space in Charlotte, North Carolina under leases that expire in 2015. 95,500 square feet of office space in Irvine, California is utilized by Home Loan Center, Inc. under a lease expiring in 2010, and 31,667 square feet of office space in Jacksonville, Florida is utilized by LendingTree Settlement Services under leases that expire in 2009.

Tree.com Legal Proceedings

        In the ordinary course of business, Tree.com and its subsidiaries are parties to litigation involving property, personal injury, contract, intellectual property and other claims. The amounts that may be recovered in such matters may be subject to insurance coverage. Tree.com does not believe that such ordinary course litigation will have a material effect on its business, financial condition or results of operations.

        Rules of the Securities and Exchange Commission require the description of material pending legal proceedings, other than ordinary, routine litigation incident to the registrant's business, and advise that proceedings ordinarily need not be described if they primarily involve damage claims for amounts (exclusive of interest and costs) not exceeding 10% of the current assets of the registrant and its subsidiaries on a consolidated basis. Certain of the pending litigation matters described below, which management believes are the material litigations that Tree.com now faces, could involve amounts of the magnitude described above.

Patent Litigation

        Block Financial Corp. v. LendingTree, Inc., No. 01-cv-1007 ODS (U.S. Dist. Ct., W.D. Mo.); LendingTree, LLC v. Block Financial LLC, No. 08-cv-164 ODS (U.S. Dist. Ct., W.D. Mo.). On September 14, 2001, Block Financial Corporation ("Block") filed suit against LendingTree, LLC in the U.S. District Court for the Western District of Missouri, alleging that LendingTree, LLC's loan-matching process infringes U.S. Patent No. 6,014,645 (the "'645 patent"), which generally claims a real-time application system for financial cards. Block seeks damages, attorneys' fees and injunctive relief.

        In 2002, LendingTree, LLC filed a petition to reexamine the '645 patent with the United States Patent and Trademark Office. The Patent Office agreed to reexamine the '645 patent, and the court stayed the litigation pending reexamination. In December 2006, the Patent Office republished the patent, with certain modifications. The court then lifted its stay of the litigation. On September 27, 2007, the court issued a claim construction order.

        In February 2008, Block provided LendingTree, LLC with notice of a recently issued patent, U.S. Patent No. 7,310,617 (the "'617 patent"), a continuation of the '645 patent that purports to claim a real-time application system for financial offerings (as opposed to only financial cards). On March 6, 2008, LendingTree, LLC filed suit in the U.S. District Court for the Western District of Missouri seeking a declaration that the '617 patent is invalid. On April 14, 2008, Block filed an answer and counterclaim. Block asserts that LendingTree, LLC's loan-matching process infringes the '617 patent. Block seeks damages, attorneys' fees and injunctive relief.

        On June 24, 2008, the court consolidated the two cases and approved a schedule setting a trial date of October 26, 2009. The consolidated case is currently in discovery.

        IMX, Inc. v. E-Loan, Inc., et al., No. 03-CV-1067 (U.S. Dist. Ct., D. Del.). On November 24, 2003, IMX, Inc. ("IMX") filed suit against LendingTree, LLC and several other companies in the U.S. District Court for the District of Delaware, alleging infringement of U.S. Patent No. 5,995,947 (the

"947 patent"), which generally claims an interactive real-time trading system for loans. In its complaint, IMX sought damages, attorneys' fees and injunctive relief. On January 26, 2004, LendingTree, LLC filed a counterclaim seeking a declaration that the '947 patent is invalid and unenforceable.

        On December 14, 2005, the court (i) construed the claims of the '947 patent, (ii) granted partial summary judgment to LendingTree, LLC, limiting recoverable damages to the period commencing after the filing of suit due to IMX's failure to "mark" its website with its patent and (iii) denied the parties' cross-motions for summary judgment on the issues of infringement and invalidity.

        The case against LendingTree, LLC went to trial, and on January 23, 2006, the jury returned a verdict finding infringement and awarding IMX approximately $5.8 million in damages. The jury also found that the infringement was willful and that the asserted claims of the '947 patent are valid. LendingTree, LLC subsequently designed and implemented a work-around to avoid further infringement of the '947 patent.

        On January 10, 2007, the court, ruling on various post-trial motions, (i) denied IMX's motion for a permanent injunction and its request for attorneys' fees, (ii) enhanced the damages award by 50% in light of the jury's finding of willful infringement, (iii) awarded IMX pre- and post-judgment interest, (iv) rejected LendingTree, LLC's counterclaim alleging inequitable conduct by IMX and (v) entered judgment in favor of IMX for approximately $8.7 million plus interest.

        On July 27, 2007, the court, ruling on additional motions, (i) denied IMX's renewed request for an injunction, (ii) awarded IMX approximately $2.7 million in supplemental damages for the post-verdict, pre-design-around period, (iii) denied IMX's request to enhance those supplemental damages and (iv) awarded IMX approximately $1.0 million in pre-judgment interest and approximately $0.2 million in post-judgment interest to date. On August 9, 2007, an amended judgment was entered in favor of IMX for the foregoing amounts.

        LendingTree, LLC appealed from this judgment to the U.S. Court of Appeals for the Federal Circuit. IMX cross-appealed from the District Court's order prohibiting recovery of damages attributable to the period prior to the filing of the complaint, and from the court's refusal to award enhanced damages for post-verdict infringement. Briefing on the appeals has been completed. Oral argument has not yet been scheduled.

        As of December 31, 2007, LendingTree, LLC's reserve for this matter was approximately $12.8 million. In connection with the appeal, IAC executed a guarantee in favor of LendingTree, LLC in the amount of $13.5 million in lieu of LendingTree, LLC posting a bond. Before the spin-off of Tree.com is consummated, LendingTree, LLC will have to put in place a bond or similar security.

        On July 24, 2008, LendingTree and IMX reached a settlement in principle concerning this matter. The parties are currently negotiating a definitive settlement agreement, which LendingTree expects to execute prior to the spin-off of Tree.com.

        Source Search Technologies, LLC v. LendingTree, LLC, No. 2:04-CV-04420 (U.S. Dist. Ct., D.N.J.). On September 13, 2004, Source Search Technologies, LLC ("SST") filed suit against LendingTree, LLC and other companies in the U.S. District Court for the District of New Jersey, alleging infringement of U.S. Patent No. 5,758,328 (the "'328 patent"), which generally claims a computerized procurement system. SST seeks damages, attorneys' fees and injunctive relief. On November 10, LendingTree, LLC filed a counterclaim seeking a declaration that the '328 patent is invalid and unenforceable.

        The court issued claim construction orders on October 16 and November 13, 2007. Following the completion of discovery, LendingTree, LLC and SST filed cross-motions for summary judgment on the issues of infringement and invalidity. LendingTree, LLC also filed a motion for summary judgment on the ground that any infringement was not willful. The court heard oral argument on these motions on November 13, 2007 and February 4, 2008.

        On July 9, 2008, the court entered an opinion regarding the parties' motions for summary judgment. The court granted LendingTree's motion that the asserted claims of the '328 patent are invalid for obviousness, granted SST's motion that LendingTree infringes the asserted '328 claims, granted SST's motion that the '328 claims are not invalid for indefiniteness, dismissed LendingTree's motion for summary judgment of no willful infringement as moot, and denied SST's motion to strike the supplemental report of LendingTree's expert. On July 10, 2008, the court entered an order consistent with the rulings in its opinion and closed the case. LendingTree has not received notice from SST regarding whether it intends to appeal the court's ruling on obviousness.

Employment (Wage-and-Hour) Litigation

        Gonzalez v. Home Loan Center, Inc., No. CV06-5007 (U.S. Dist. Ct., C.D. Cal.). On August 9, 2006, Daniel Gonzalez filed this putative class action against Home Loan Center, Inc. (hereinafter, for the purpose of this section, "HLC") in the U.S. District Court for the Central District of California. Plaintiff, a former HLC loan officer, asserts that HLC: failed to pay overtime; failed to pay wages due upon termination; failed to provide proper wage statements; failed to reimburse employees for expenses and/or improperly deducted wages for business-related expenses; and failed to provide meal and rest periods. Based upon these factual allegations, Plaintiff asserts violations of various California wage and hour laws, conversion, and violations of California Business & Professions Code § 17200. Plaintiff purports to represent a class of loan officers employed by HLC in California since August 9, 2002, and seeks damages, restitution, attorneys' fees and injunctive relief.

        On December 27, 2006, Plaintiff filed a second amended complaint, adding two additional plaintiffs, David Nottingham and Jeffrey Howerton. Because these new plaintiffs had signed agreements with HLC to arbitrate all employment-related claims, HLC filed a motion to compel arbitration.

        Following a mediation held in September 2007, the parties entered into an agreement to settle this action. Under the settlement agreement, HLC has agreed to pay a maximum of $4.0 million, inclusive of payments to class members as well as attorneys' fees and costs. The settlement agreement must be approved by the court in order to become effective. On May 13, 2008, Plaintiffs filed a motion for preliminary approval of the settlement. On June 13, 2008, the court, following a hearing, granted Plaintiffs' motion and preliminarily approved the settlement. The court also scheduled a final approval hearing for December 16, 2008.

        As of December 31, 2007, LendingTree, LLC's reserve for this matter was approximately $2.1 million. This figure reflects Tree.com's estimates as to the minimum percentage of class members likely to submit claims for payment and the contractual indemnity obligations of former HLC shareholders for liability that arose prior to LendingTree, LLC's acquisition of HLC.

        Richardson v. Home Loan Center, Inc., No. 07CC01337 (Cal. Super. Ct., Orange Cty.). On August 2, 2007, Angela Richardson filed this putative class action against HLC in the California Superior Court for Orange County. Plaintiff, a former HLC loan processor, alleges that HLC: failed to pay overtime; failed to provide meal and rest periods; failed to pay wages due upon termination; and failed to provide proper wage statements. Based upon these factual allegations, plaintiff asserts that HLC violated various California wage and hour laws as well as California Business & Professions Code § 17200. Plaintiff purports to represent all loan processors, funders and underwriters employed by HLC since August 2, 2003, and seeks damages, restitution, attorneys' fees and injunctive relief.

        On December 21, 2007, plaintiff filed a second amended complaint. On February 15, 2008, HLC filed a demurrer and a motion to strike portions of the second amended complaint. On April 3, 2008, the court overruled the demurrer and denied the motion to strike. On April 23, 2008, HLC filed an answer to the second amended complaint. A mediation is scheduled for August 15, 2008.

        Plaintiffs have not yet filed a motion for class certification. No trial date has been set.

        As of December 31, 2007, LendingTree, LLC's reserve for this matter was approximately $0.4 million. This reserve was established in connection with a settlement offer by HLC. No settlement has been reached to date.

        Primanto v. Home Loan Center, Inc., No. 07CC01382 (Cal. Super. Ct., Orange Cty.). On September 28, 2007, William Primanto filed this putative class action against HLC in the California Superior Court for Orange County. Plaintiff, a former HLC loan officer, alleges that HLC failed to pay overtime and asserts violations of various California wage and hour laws and of California Business & Professions Code § 17200. Plaintiff purports to represent all loan officers employed by HLC in California since September 28, 2003, and seeks compensatory damages, statutory penalties, restitution and attorneys' fees.

        On December 13, 2007, the court, at the request of the parties, entered an order staying the action pending resolution of the Gonzalez action (discussed above). The case remains stayed.

        Johanson v. Home Loan Center, Inc., No. 07CC01405 (Cal. Super. Ct., Orange Cty.). On November 8, 2007, Brian Johanson and Brendan Dwyer filed this putative class action against HLC in the California Superior Court for Orange County. Plaintiffs, former HLC loan officers, assert that HLC: failed to pay overtime, compensation, commission wages and bonus wages; failed to provide proper wage statements; failed to provide rest periods and meal periods or compensation in lieu thereof; and failed to pay wages due employees upon termination. Based upon these factual allegations, Plaintiffs assert violations of various California wage and hour laws and of California Business & Professions Code § 17200. Plaintiffs purport to represent a class of all persons employed by HLC in California since November 8, 2003, and seek compensatory damages, statutory penalties, restitution and attorneys' fees.

        On February 21, 2008, HLC filed an answer to the complaint. A mediation is scheduled for August 15, 2008. Plaintiffs have not yet filed a motion for class certification. No trial date has been set.

        D'Asero v. Home Loan Center, Inc., No. SACV08-384 (U.S. Dist. Ct., C.D. Cal.). On April 9, 2008, Frank D'Asero, Ezekial Mohammed, Pouria Safabakhsh and Michael McCarver filed this putative class action against HLC in the U.S. District Court for the Central District of California. Plaintiffs, former HLC loan officers, allege that HLC: denied overtime compensation in violation of federal labor law; denied overtime compensation in violation of California labor law; failed to pay wages for compensable meal breaks in violation of California labor law; made unauthorized deductions from earned wages, failed to indemnify employees and coerced purchases in violation of California labor law; made unauthorized deductions from wages in violation of North Carolina labor law; failed to pay timely wages in violation of California labor law; failed to pay wages in violation of North Carolina labor law; failed to furnish itemized wage statements in violation of California labor law; and based upon the foregoing, committed unfair business practices in violation of California Business & Professions Code § 17200.

        Plaintiffs purport to represent all loan officers employed by HLC in California since April 9, 2004 and all loan officers employed by HLC in North Carolina since April 9, 2006. Plaintiffs also purport to bring a collective action under the federal Fair Labor Standards Act on behalf of all loan officers employed by HLC since April 9, 2005. Plaintiffs seek declaratory relief, an injunction, liquidated damages, compensatory damages, attorneys' fees, restitution and penalties.

        On May 30, 2008, HLC filed a motion to compel arbitration of Plaintiffs' claims based upon their signed agreements with HLC to arbitrate all employment-related claims.

        On June 10, 2008, Plaintiffs filed a first amended complaint, which added a new claim for violation of California's Private Attorneys General Act of 2004. In addition, on June 10, 2008, Plaintiffs filed a motion for conditional class certification. A hearing date on Plaintiffs' motion is scheduled for July 1, 2008.

        On June 17, 2008, the parties executed a joint stipulation and proposed order staying all proceedings for 90 days to facilitate mediation. The parties have filed the joint stipulation and proposed order with the court for approval. A mediation is scheduled for August 15, 2008.

        Plaintiffs have not yet filed a motion for class certification. No trial date has been set.

Privacy/Information Security Litigation

        Miller v. LendingTree, LLC, No. 08cv2300 (U.S. Dist. Ct., N.D. Ill.). On April 22, 2008, Eugene Miller filed this putative class action against LendingTree, LLC in the U.S. District Court for the Northern District of Illinois. The case arises out of LendingTree, LLC's April 21, 2008 announcement that unauthorized persons had gained access to non-public information relating to its customers. Plaintiff alleges that LendingTree, LLC is a "consumer reporting agency" within the meaning of the FCRA and has violated the FCRA by failing to maintain reasonable procedures designed to limit the furnishing of consumer reports. Plaintiff also asserts claims for negligence, breach of implied contract, invasion of privacy and misappropriation of confidential information. Plaintiff purports to represent all LendingTree, LLC customers affected by the information security breach, and seeks damages, attorneys' fees and injunctive relief.

        LendingTree has filed a motion to dismiss this action and to compel arbitration, or, in the alternative, to dismiss for improper venue. Plaintiffs have not yet filed a motion for class action certification. No trial date has been set.

        Mitchell v. Home Loan Center, Inc., No. 08-303-RJC (U.S. Dist. Ct., W.D. N.C.). On April 28, 2008, Angela Mitchell filed this putative class action against Home Loan Center, Inc. and LendingTree, LLC in the U.S. District Court for the Western District of Oklahoma. On LendingTree's demand, Plaintiff transferred this case to the Western District of North Carolina. As in the Miller case (discussed above), the case arises out of LendingTree, LLC's April 21, 2008 announcement that unauthorized persons had gained access to non-public information relating to its customers. Plaintiff asserts claims for breach of contract, negligence and negligence per se. Plaintiff purports to represent all similarly situated persons, and seeks damages, attorneys' fees and injunctive relief.

        LendingTree has filed a motion to dismiss this action and to compel arbitration. Plaintiffs have not yet filed a motion for class action certification. No trial date has been set.

        Constance Spinozzi v. LendingTree, LLC, No. 3:08-cv-229 (U.S. Dist. Ct., W.D.N.C.). On May 15, 2008, Constance Spinozzi filed this putative class action against LendingTree, LLC in the U.S. District Court for the Western District of North Carolina. As in the Miller case (discussed above), the case arises out of LendingTree, LLC's April 21, 2008 announcement that unauthorized persons had gained access to non-public information relating to its customers. Plaintiff alleges that LendingTree, LLC is a "consumer reporting agency" within the meaning of the FCRA and has violated the FCRA by failing to maintain reasonable procedures designed to limit the furnishing of consumer reports. Plaintiff also asserts claims for negligence and breach of implied contract. Plaintiff purports to represent all LendingTree, LLC customers affected by the information security breach, and seeks damages, attorneys' fees and injunctive relief.

        On June 11, 2008, Plaintiff and the plaintiff in the Carson case (discussed below) filed a motion with the Judicial Panel on Multidistrict Litigation requesting that it (1) exercise jurisdiction over all actions arising out of LendingTree, LLC's April 21, 2008 announcement that unauthorized persons had gained access to non-public information relating to its customers; and (2) consolidate all such cases and transfer them to the U.S. District Court for the Western District of North Carolina.

        LendingTree has filed a motion to dismiss this action and to compel arbitration. Plaintiffs have not yet filed a motion for class certification. No trial date has been set.

        Marvin Garcia v. LendingTree, LLC, No. 08 Civ. 4551 (U.S. Dist. Ct., S.D.N.Y.). On May 16, 2008, Marvin Garcia filed this putative class action against LendingTree, LLC in the U.S. District Court for the Southern District of New York. As in the Miller case (discussed above), the case arises out of LendingTree, LLC's April 21, 2008 announcement that unauthorized persons had gained access to non-public information relating to its customers. Plaintiff asserts claims for breach of contract and negligence. Plaintiff purports to represent all LendingTree, LLC customers affected by the information security breach, and seeks damages, attorneys' fees and injunctive relief.

        Plaintiffs have not yet filed a motion for class certification. No trial date has been set.

        Sylvia Carson v. LendingTree, LLC, No. 3:08-cv-247 (U.S. Dist. Ct., W.D.N.C.). On May 30, 2008, Sylvia Carson filed this putative class action against LendingTree,  LLC in the U.S. District Court for the Western District of North Carolina. As in the Miller case (discussed above), the case arises out of LendingTree, LLC's April 21, 2008 announcement that unauthorized persons had gained access to non-public information relating to its customers. Plaintiff alleges that LendingTree, LLC is a "consumer reporting agency" within the meaning of the FCRA and has violated the FCRA by failing to maintain reasonable procedures designed to limit the furnishing of consumer reports. Plaintiff also asserts claims for negligence and breach of implied contract. Plaintiff purports to represent all LendingTree, LLC customers affected by the information security breach, and seeks damages, attorneys' fees and injunctive relief.

        As set forth in the Spinozzi discussion (above), on June 11, 2008, Plaintiff and the Spinozzi plaintiff filed a motion with the Judicial Panel on Multidistrict Litigation requesting that it (1) exercise jurisdiction over all actions arising out of LendingTree, LLC's April 21, 2008 announcement that unauthorized persons had gained access to non-public information relating to its customers; and (2) transfer and consolidate all such cases in the U.S. District Court for the Western District of North Carolina.

        LendingTree has filed a motion to dismiss this action and to compel arbitration. Plaintiffs have not yet filed a motion for class certification. No trial date has been set.

        Amy Bercaw v. LendingTree, LLC, No. SACV08-660 (U.S. Dist. Ct., C.D. Cal.). On June 13, 2008, Amy Bercaw, Russell Winsett and Ty Woods filed this putative class action against LendingTree, LLC in the U.S. District Court for the Central District of California. As in the Miller case (discussed above), the case arises out of LendingTree, LLC's April 21, 2008 announcement that unauthorized persons had gained access to non-public information relating to its customers. Plaintiffs allege that LendingTree, LLC is a "consumer reporting agency" within the meaning of the FCRA and has violated the FCRA by failing to maintain reasonable procedures designed to limit the furnishing of consumer reports. Plaintiffs also assert claims against LendingTree, LLC for negligence, breach of implied contract, invasion of privacy, misappropriation of confidential information in violation of California Civil Code § 17980.89, and violation of California Business and Professions Code § 17200. Plaintiff purports to represent all LendingTree, LLC customers affected by the information security breach, and seeks damages, attorneys' fees and injunctive relief.

        Plaintiffs have not yet filed a motion for class certification. No trial date has been set.

        Bradley v. LendingTree, LLC, et al., SACV08-755 (U.S. Dist. Ct. C.D. Cal.). On July 10, 2008, Geraldine Bradley, Joy Paxton-Collis, James Larson and Mark Swearingen filed this putative class action against LendingTree, LLC in the U.S. District Court for the Central District of California.

        As in the Miller case (discussed above), the case arises out of LendingTree, LLC's April 21, 2008 announcement that unauthorized persons had gained access to non-public information relating to its customers. Plaintiffs allege that LendingTree, LLC is a "consumer reporting agency" within the meaning of the FCRA. According to Plaintiffs, LendingTree, LLC has intentionally violated the FCRA by failing to maintain reasonable procedures designed to limit the furnishing of consumer reports.

Plaintiffs also allege LendingTree, LLC negligently violated the FCRA by failing to maintain reasonable procedures to protect Plaintiffs' personal and financial information. Plaintiffs also assert claims against LendingTree, LLC for negligence, breach of implied contract, invasion of privacy, misappropriation of confidential information in violation of California statute, and violation of California's unfair competition law.

        Plaintiffs purport to represent all similarly situated persons, and seeks damages, attorneys' fees and injunctive relief.

        Plaintiffs have not yet filed a motion for class action certification. No trial date has been set.

        Shaver v. LendingTree, LLC, et al., SACV08-755 (U.S. Dist. Ct. C.D. Cal.). On July 10, 2008, Paul Shaver filed this putative class action against LendingTree, LLC in the U.S. District Court for the Central District of California.

        As in the Miller case (discussed above), the case arises out of LendingTree, LLC's April 21, 2008 announcement that unauthorized persons had gained access to non-public information relating to its customers. Plaintiff alleges that LendingTree, LLC is a "consumer reporting agency" within the meaning of the FCRA. According to Plaintiff, LendingTree, LLC has intentionally violated the FCRA by failing to maintain reasonable procedures designed to limit the furnishing of consumer reports. Plaintiff also alleges LendingTree, LLC negligently violated the FCRA by failing to maintain reasonable procedures to protect Plaintiff's personal and financial information. Plaintiff also asserts claims against LendingTree, LLC for negligence, breach of implied contract, invasion of privacy, misappropriation of confidential information in violation of California statute, and violation of California's unfair competition law.

        Plaintiff purports to represent all similarly situated persons, and seeks damages, attorneys' fees and injunctive relief.

        Plaintiff has not yet filed a motion for class action certification. No trial date has been set.

Other Litigation

        Boschma v. Home Loan Center, Inc., No. SACV07-613 (U.S. Dist. Ct., C.D. Cal.). On May 25, 2007, Clarence and Shirley Boschma filed this putative class action against HLC in the U.S. District Court for the Central District of California. Plaintiffs allege that HLC sold them an option ARM (adjustable-rate mortgage) loan but failed to disclose in a clear and conspicuous manner, among other things, that the interest rate was not fixed, that negative amortization could occur and that the loan had a prepayment penalty. Based upon these factual allegations, Plaintiffs assert violations of the federal Truth in Lending Act (the "TILA"), violations of California Business and Professions Code § 17200 (the "UCL"), breach of contract, breach of the covenant of good faith and fair dealing and violations of California's Consumer Legal Remedies Act (the "CLRA"). Plaintiffs purport to represent a class of all individuals who between June 1, 2003 and May 31, 2007 obtained through HLC an option ARM loan on their primary residence located in California, and seek rescission, damages, attorneys' fees and injunctive relief. On August 10, 2007, Plaintiffs filed a first amended complaint that dropped their CLRA claim.

        On September 11, 2007, HLC filed a motion to dismiss and a motion to strike the amended complaint. In its motion to dismiss, HLC argued that Plaintiffs' UCL claim should be dismissed because they fail to properly allege that they or the putative class members suffered injury as a result of HLC's alleged misrepresentations. The motion to dismiss also requests dismissal of Plaintiffs' claims for breach of contract and for breach of the implied covenant of good faith and fair dealing. HLC's motion to strike requests that the court strike Plaintiffs' demand for class-wide rescission under the TILA and demand for disgorgement the UCL. Plaintiffs opposed both motions. On May 27, 2008, the court granted HLC's motion to dismiss, denied HLC's motion to strike as moot, and granted Plaintiffs leave to file a second amended complaint. On June 16, 2008, Plaintiffs filed a second amended complaint, which added a claim for fraudulent omissions. In response, HLC raised the issue that the class representatives had no standing to assert any claims for rescission under the TILA based on the fact that they had since refinanced their loan. Plaintiffs have agreed to substitute a new class representative and intend to file a third amended complaint.

        The parties have agreed not to conduct discovery until after the court rules on HLC's motions. Plaintiffs have not yet filed a motion for class certification. No trial date has been set.

        Gaines v. Home Loan Center, Inc., No. SACV08-667 (U.S. Dist. Ct., C.D. Cal.). On June 13, 2008, Joanne Gaines and Johnnie Cave filed this putative class action against HLC and LendingTree, LLC in the U.S. District Court for the Central District of California. Plaintiffs allege, in essence, that (1) HLC failed to disclose that the bundled amount for certain loan closing services (called the "TrueCost") that HLC charged to Plaintiffs was greater than HLC's actual costs for those services; (2) HLC's option ARM (adjustable rate mortgage) note failed to tell Plaintiffs that the stated interest rate and payment amounts would change after the first month and that the payment amount stated in the note was not sufficient to pay interest charges, resulting in negative amortization; and (3) HLC misrepresented that Plaintiffs would have to obtain a home equity line of credit in order to obtain a low interest rate on their option ARM loans. Based upon these factual allegations, Plaintiffs assert violations of the federal Racketeer Influenced and Corrupt Organizations Act, the federal Truth in Lending Act, California Business and Professions Code §§ 17200 and 17500, California's Consumers Legal Remedies Act, breach of contract, breach of the implied covenant of good faith and fair dealing, unjust enrichment, conversion, and money had and received.

        Plaintiffs purport to represent all HLC customers who, since December 14, 2004 (1) were charged by HLC and paid a TrueCost amount that exceeded HLC's actual costs for the TrueCost services; and/or (2) entered into option ARM loan agreements with HLC; and/or (3) were misled into taking out a home equity line of credit along with their option ARM mortgage. Plaintiffs seek restitution, disgorgement, damages, attorneys' fees and injunctive relief.

        Plaintiffs have not yet filed a motion for class certification. No trial date has been set.

        Schnee v. LendingTree, LLC and Home Loan Center, Inc., No. 06CC00211 (Cal. Super. Ct., Orange Cty.). On October 11, 2006, four individual plaintiffs filed this putative class action against LendingTree, LLC and HLC in the California Superior Court for Orange County. Plaintiffs allege that they used the LendingTree.com website to find potential lenders and without their knowledge were referred to LendingTree, LLC's direct lender, HLC; that Lending Tree, LLC and HLC did not adequately disclose the relationship between them; and that HLC charged Plaintiffs higher rates and fees than they otherwise would have been charged. Based upon these allegations, Plaintiffs assert that LendingTree, LLC and HLC violated California Business and Professions Code §§ 17200 and 17500 and California's Consumer Legal Remedies Act. Plaintiffs purport to represent a nationwide class of consumers who sought lender referrals from LendingTree, LLC and obtained loans from HLC since December 1, 2004. Plaintiffs seek damages, restitution, attorneys' fees and injunctive relief.

        On November 27, 2006, LendingTree, LLC and HLC filed demurrers and a motion to strike portions of the complaint, arguing, among other things, that the complaint did not adequately allege that the named class representatives read and relied upon the allegedly deceptive representations on LendingTree, LLC's website. On January 25, 2007, the court sustained the demurrers and granted the motion to strike on the reliance issue, but otherwise overruled the demurrers and denied the motion to strike. On February 14, 2007, Plaintiffs filed their first amended complaint.

        On March 12, 2007, LendingTree, LLC and HLC filed demurrers and a motion to strike portions of the first amended complaint. On May 17, 2007, the court overruled the demurrers and denied the motion to strike. On June 11, 2007, LendingTree, LLC and HLC filed an answer to the first amended complaint.

        The case is currently in discovery. Plaintiffs have not yet filed a motion for class certification. No trial date has been set.

        Mortgage Store, Inc. v. LendingTree Loans d/b/a Home Loan Center, Inc., No. 06CC00250 (Cal. Super. Ct., Orange Cty.). On November 30, 2006, The Mortgage Store, Inc. and Castleview Home Loans, Inc. filed this putative class action against HLC in the California Superior Court for Orange County. Plaintiffs, two former Network Lenders, allege that HLC interfered with LendingTree, LLC's contracts with Network Lenders by taking referrals from LendingTree, LLC. The complaint is largely based upon the factual allegations made in the Schnee complaint (described above). Based upon these factual allegations, Plaintiffs assert claims for intentional interference with contractual relations, intentional interference with prospective economic advantage, and violation of California Business and Professions Code §§ 17200 and 17500. Plaintiffs purport to represent all Network Lenders from December 14, 2004 to date, and seek damages, restitution, attorneys' fees, and punitive damages.

        On February 8, 2007, HLC filed a demurrer and a motion to strike portions of Plaintiffs' complaint. On March 15, 2007, the court overruled the demurrer but granted the motion to strike in part, striking the portion of the complaint that sought restitution and disgorgement of all profits made by HLC from December 14, 2004 to date.

        The case is currently in discovery. Plaintiffs have not yet filed a motion for class certification. No trial date has been set.

CAPITALIZATION

        The following table presents Tree.com's cash and cash equivalents and capitalization as of March 31, 2008 on an historical basis and on an unaudited pro forma basis for the separation. Pro forma for the separation includes the transfer of $55 million in cash from IAC to Tree.com. IAC determined to contribute additional capital in anticipation of the separation to help Tree.com, which has recently experienced operating losses and negative cash flow from operations, weather continued uncertainties in the industries in which it operates. Tree.com is expected to have $110 million at the time of the separation. The separation of Tree.com is described in the notes to the Unaudited Pro Forma Condensed Consolidated Balance Sheet under the Unaudited Pro Forma Condensed Consolidated Financial Statements as if the separation and the related transactions and events had been consummated on March 31, 2008.

        The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information and Tree.com believes such assumptions are reasonable under the circumstances. Such adjustments are subject to change based upon the finalization of the terms of the separation and the underlying separation agreements.

        This table should be read in conjunction with "Selected Historical Financial Data," "Transfers to IAC and Financing," "Description of Capital Stock of Tree.com," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Tree.com" the consolidated financial statements of Tree.com and the "Unaudited Pro Forma Condensed Consolidated Financial Statements" and accompanying notes included in this Prospectus.

        The table below is not necessarily indicative of Tree.com's cash and cash equivalents and capitalization had the separation and the related transactions been completed on the date assumed. The capitalization table below may not reflect the capitalization or financial condition which would have resulted had Tree.com been operating as an independent, publicly-traded company at March 31, 2008 and is not necessarily indicative of Tree.com's future capitalization or financial condition.

	As of March 31, 2008
	Historical	Unaudited Pro Forma for the Separation
	(In millions)
Cash and cash equivalents, including restricted cash and cash equivalents	$55	$110

Indebtedness:
Short term borrowings:
Lines of credit (primarily warehouse lines)	$79	$79

Total indebtedness	79	79

Shareholders' equity	245	300

Total capitalization	$324	$379

SELECTED HISTORICAL FINANCIAL DATA

        The following table presents summary selected historical consolidated financial information for Tree.com, Inc. ("Tree.com"). This data was derived, in part, from the historical consolidated financial statements of Tree.com included elsewhere in this document and reflects the operations and financial position of Tree.com at the dates and for the periods indicated. The information in this table should be read in conjunction with the consolidated financial statements and accompanying notes and other financial data pertaining to Tree.com included herein. However, this information does not necessarily reflect what the historical financial position and results of operations of Tree.com would have been had Tree.com been a stand-alone company during the periods presented.

	Year Ended December 31,					Three Months Ended March 31,
	2007(1)	2006	2005	2004(2) (unaudited)	2003(3) (unaudited)	2008 (unaudited)	2007 (unaudited)
	(In thousands)
Statement of Operations Data:
Revenue	$346,378	$476,478	$421,355	$189,783	$55,795	$70,193	$109,999
Operating (loss) income	(540,440)	14,171	19,254	(12,067)	(18,068)	(9,488)	(8,404)
Net (loss) income	(550,402)	8,693	5,851	(9,187)	(11,359)	(9,799)	(5,123)
	December 31,					March 31,
	2007(1)	2006	2005 (unaudited)	2004(2) (unaudited)	2003(3) (unaudited)	2008 (unaudited)
	(In thousands)
Balance Sheet Data (end of period):
Working capital (deficit)	$(16,487)	$79,463	$74,754	$35,784	$10,540	$18,662
Total assets	443,587	1,261,045	1,326,961	1,074,896	745,400	442,810
Long-term obligations, net of current maturities	—	19,347	28,894	36,755	375	—
Shareholders' equity	214,624	773,453	766,486	753,674	707,948	244,545

(1)
Net loss includes impairment charges of $475.7 million related to the write-down of Tree.com's Lending segment goodwill and intangible assets.

(2)
Includes the results of Home Loan Center since its acquisition on December 14, 2004.

(3)
Includes the results of LendingTree since its acquisition by IAC on August 8, 2003.

TREE.COM, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

        The following Unaudited Pro Forma Condensed Consolidated Financial Statements of Tree.com, Inc. and subsidiaries ("Tree.com") reflect adjustments to the historical consolidated financial statements of Tree.com to give effect to the separation and related transactions described in the notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements as of March 31, 2008 for the Unaudited Pro Forma Condensed Consolidated Balance Sheet and as of January 1, 2007 and January 1, 2008 for the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2007 and the three months ended March 31, 2008, respectively.

        The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information and Tree.com believes such assumptions are reasonable under the circumstances. At this time Tree.com does not expect material changes to the separation agreements.

        The following Unaudited Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with the historical consolidated financial statements of Tree.com and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of Tree.com included in this Prospectus.

        These Unaudited Pro Forma Condensed Consolidated Financial Statements are not necessarily indicative of Tree.com's results of operations or financial condition had the separation and related transactions been completed on the dates assumed. Also, they may not reflect the results of operations or financial condition which would have resulted had Tree.com been operating as an independent publicly-traded company during such periods. In addition, they are not necessarily indicative of Tree.com's future results of operations or financial condition.

TREE.COM, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED BALANCE SHEET

MARCH 31, 2008

	Historical	Pro Forma Adjustments	Notes	Pro Forma
	(In thousands, except share data)
ASSETS
Cash and cash equivalents, including restricted cash and cash equivalents	$54,958	$55,042	(a)	$110,000
Other current assets	121,672	—		121,672

Total current assets	176,630	55,042		231,672
Non-current assets	266,180	—		266,180

TOTAL ASSETS	$442,810	$55,042		$497,852

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Current liabilities	$157,968	$—		$157,968
Long-term liabilities	40,297	—		40,297
SHAREHOLDERS' EQUITY:
Common shares, $0.01 par value, 50,000,000 authorized; 9,291,185 issued and outstanding on a pro forma basis	—	93	(a)	93
Additional paid-in capital	—	863,560	(a)	863,560
Invested capital	766,374	(766,374)	(a)	—
Payables to IAC and subsidiaries	42,237	(42,237)	(a)	—
Accumulated deficit	(564,066)	—		(564,066)

Total shareholders' equity	244,545	55,042		299,587

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$442,810	$55,042		$497,852

The accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements are an integral part of these statements.

TREE.COM, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2008

	Historical	Pro Forma Adjustments	Notes	Pro Forma
	(In thousands, except per share data)
Revenue	$70,193	$—		$70,193
Operating expenses	79,681	1,379 1,106	(b) (c)	82,166

Operating loss	(9,488)	(2,485)		(11,973)
Other income (expense):
Interest income	9	—		9
Interest expense	(109)	32	(d)	(77)
Other expense	(2)	—		(2)

Total other expense, net	(102)	32		(70)

Loss before income taxes	(9,590)	(2,453)		(12,043)
Income tax (provision) benefit	(209)	1,016	(e)	807

Net loss	$(9,799)	$(1,437)		$(11,236)

Pro forma loss per share:(f)(g)
Basic loss per share				$(1.21)
Diluted loss per share				$(1.21)

The accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements are
an integral part of these statements.

TREE.COM, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2007

	Historical	Pro Forma Adjustments	Notes	Pro Forma
	(In thousands, except per share data)
Revenue	$346,378	$—		$346,378
Operating expenses	886,818	5,351 4,426	(b) (c)	896,595

Operating loss	(540,440)	(9,777)		(550,217)
Other income:
Interest income	1,171	(1,000)	(d)	171
Interest expense	(986)	—		(986)
Other income	14	—		14

Total other income (expense), net	199	(1,000)		(801)

Loss before income taxes	(540,241)	(10,777)		(551,018)
Income tax provision	(10,161)	4,462	(e)	(5,699)

Net loss	$(550,402)	$(6,315)		$(556,717)

Pro forma loss per share:(f)(g)
Basic loss per share				$(58.46)
Diluted loss per share				$(58.46)

The accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements are
an integral part of these statements.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(a)
To effect the terms of the separation as follows:

(i)
the transfer of $55.0 million in cash from IAC to Tree.com to bring Tree.com's cash balance to $110.0 million upon its separation from IAC;

(ii)
the extinguishment of the payable to IAC and subsidiaries; and

(iii)
the issuance of 9.3 million Tree.com shares to effect the transfer of its ownership from IAC to IAC's shareholders based on an expected exchange ratio of 1/30th of a share of Tree.com for each share of IAC and the number of IAC common shares outstanding as of March 31, 2008 before giving effect to the 1 for 2 reverse stock split of IAC shares that is expected to be effected in connection with the spin-off.

(b)
Tree.com expects to incur additional costs related to being a stand-alone, public company. These costs have been estimated to be $6.3 million on an annual basis. These costs relate to the following:

•
additional personnel including accounting, tax, treasury, internal audit and legal personnel;

•
professional fees associated with audits, tax and other services;

•
increased insurance premiums;

•
increased health and welfare benefit costs;

•
costs associated with a board of directors;

•
increased franchise taxes, stock exchange listing fees, fees for preparing and distributing periodic filings with the Securities and Exchange Commission; and

•
other administrative costs and fees.

  The total costs referred to above were compared to the corporate allocations from IAC for the three months ended March 31, 2008 and for the year ended December 31, 2007 in order to determine the incremental costs expected to be incurred for each period as follows:

	Three Months Ended March 31, 2008	Year Ended December 31, 2007
	(In thousands)
Estimated stand-alone, public company costs	$1,569	$6,344
Less: corporate allocations	(190)	(993)

Incremental costs of being a stand-alone, public company	$1,379	$5,351

  The significant assumptions underlying the determination of these estimates include:

  •
  the number of additional personnel required to operate as a public company and the compensation level with respect to each position;

  •
  the level of additional assistance Tree.com will require from professional service providers;

  •
  the increase in insurance premiums as a stand-alone public company;

  •
  the increase in health and welfare costs as a stand-alone entity; and

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  •
  the type and level of other costs expected to be incurred in connection with being a stand-alone public company.

  This amount excludes $0.6 million of estimated one-time recruiting fees, professional fees for legal and tax services (e.g. initial benefit plan design) and other costs (e.g. initial stock exchange listing fees) expected to be incurred in initially establishing Tree.com as a stand-alone public company. These costs are therefore not expected to recur.

  The information presented above in note (b), with respect to the costs that Tree.com expects to incur as a stand-alone, public company, is forward looking information within the meaning of "Forward-Looking Statements" as described on pages 21-22 of this Prospectus.

(c)
To reflect the additional compensation expense associated with equity-based awards that will be granted upon consummation of the separation.

  The awards related to the consummation of the separation were granted to the Chairman and Chief Executive Officer in connection with the employment agreement that was executed upon his appointment to that role. The issuance of these awards are contingent upon the consummation of the separation. The expense related to these awards is included as a pro forma adjustment because they will vest over periods ranging from one to five years and will therefore have an impact on the ongoing operations of Tree.com. The amount was determined using a Black Scholes calculation for the stock option awards and an assumed value for the restricted stock award. The aggregate estimated value of these awards is being amortized to expense on a straight-line basis over the vesting period of the awards. This does not reflect non-recurring compensation expense related to modifications of existing equity-based awards that will be made in connection with the separation described below.

  Vested stock options to purchase shares of IAC common stock will be modified as follows in connection with the separation:

    Each option will convert into an option to purchase shares of common stock of all five companies, with adjustments to the number of shares subject to each option and the option exercise prices based on the relative values of IAC and the other four companies following the separation, with the intent to generally maintain equivalent value immediately pre and post the transaction.

  A calculation of the estimated value of the vested options immediately prior to the separation and immediately after the separation was performed using the Black Scholes model. The incremental charge of $0.1 million resulted from the higher estimated value of the vested stock options after the separation. This higher value is due to higher estimated weighted average volatility of the stock price of the five companies after the separation than the expected volatility of IAC's stock price. The expense is a one-time charge because the options are fully vested and there is no future service requirement.

  The modification related to IAC restricted stock units ("RSUs") relates to the accelerated vesting, upon the consummation of the separation, of all RSUs granted prior to August 8, 2005 and all awards that were scheduled to vest prior to February 28, 2009. The estimated expense of $3.1 million is the previously unrecognized compensation expense associated with these awards. The expense is treated as non-recurring because after the separation no future service is required with respect to these awards.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  There may be additional stock-based awards granted in connection with the separation but the amount of such awards, if any, has not yet been determined and no expense with respect thereto has been reflected herein.

(d)
To reflect the elimination of intercompany interest expense for the three months ended March 31, 2008 and intercompany interest income for the year ended December 31, 2007 allocated by IAC to Tree.com.

(e)
To reflect the tax effect of the pro forma adjustments at an assumed effective tax rate of 41.4% which represents a federal statutory tax rate of 35% and a state effective statutory rate of 6.4%.

(f)
Loss per share and weighted average shares outstanding reflect the historical number of IAC common shares used to calculate IAC's earnings per share, adjusted based on an expected exchange ratio of 1/30th of a share of Tree.com for each share of IAC before giving effect to the 1 for 2 reverse stock split for IAC shares that is expected to be effected in connection with the separation. These amounts reflect the outstanding equity-based awards that were included in IAC's dilutive earnings per share calculation. Pro forma loss per share is calculated using the following:

	Three Months Ended March 31, 2008	Year Ended December 31, 2007
	(In thousands)
Net loss	$(11,236)	$(556,717)

Basic shares outstanding—weighted average shares	9,292	9,523
Other dilutive securities including stock options, warrants and restricted stock and share units(g)	—	—

Diluted shares outstanding—weighted average shares	9,292	9,523

(g)
The effect of dilutive securities would be antidilutive due to the net loss and are therefore excluded from the calculation of diluted earnings per share.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF TREE.COM

        The following discussion describes the financial condition and results of operations of Tree.com, Inc. ("Tree.com") as though Tree.com were a separate company as of the dates and for the periods presented and includes the businesses, assets and liabilities that will comprise Tree.com following the spin-off.

Spin-Off

        On November 5, 2007, IAC/InterActiveCorp ("IAC") announced that its Board of Directors approved a plan to separate IAC into five publicly traded companies, identifying Tree.com as one of those five companies. We refer to the separation transaction herein as the "spin-off." In connection with the spin-off, Tree.com was incorporated as a Delaware corporation in April 2008. Tree.com currently does not have any material assets or liabilities, nor does it engage in any business or other activities and, other than in connection with the spin-off, will not acquire or incur any material assets or liabilities, nor will it engage in any business or other activities. Upon completion of the spin-off, Tree.com will consist of the businesses that formerly comprised IAC's Lending and Real Estate segments. We refer herein to these businesses as the "Tree.com Businesses," which include LendingTree.com, RealEstate.com, GetSmart.com, LendingTree Loans, iNest and Domania.

Basis of Presentation

        The historical consolidated financial statements of Tree.com and its subsidiaries and the disclosure set forth in this Management's Discussion and Analysis of Financial Condition and Results of Operations of Tree.com reflect the contribution or other transfer to Tree.com of all of the subsidiaries and assets and the assumption by Tree.com of all of the liabilities relating to the Tree.com Businesses in connection with the spin-off and the allocation to Tree.com of certain IAC corporate expenses relating to the Tree.com Businesses. Accordingly, the historical consolidated financial statements of Tree.com reflect the historical financial position, results of operations and cash flows of the Tree.com Businesses since their respective dates of acquisition by IAC, based on the historical consolidated financial statements and accounting records of IAC and using the historical results of operations and historical bases of the assets and liabilities of the Tree.com Businesses with the exception of accounting for income taxes, which have been computed for Tree.com on an as if stand- alone, separate tax return basis. Intercompany transactions and accounts have been eliminated.

        In the opinion of Tree.com's management, the assumptions underlying the historical consolidated financial statements of Tree.com are reasonable. However, this financial information does not necessarily reflect what the historical financial position, results of operations and cash flows of Tree.com would have been had Tree.com been a stand-alone company during the periods presented.

MANAGEMENT OVERVIEW

        Tree.com's Lending segment consists of online networks (principally LendingTree.com and GetSmart.com) and call centers that connect consumers and financial providers in the lending industry (the "lending networks"). Tree.com also originates, processes, approves and funds various residential real estate loans through Home Loan Center, which does business as LendingTree Loans in certain jurisdictions. The Home Loan Center and LendingTree Loans brand names are collectively referred to in this report as "LendingTree Loans". Additionally, Tree.com provides mortgage settlement services, including title search, appraisals, flood certification and closing transactions, under the name "LendingTree Settlement Services".

        Tree.com's Real Estate segment primarily consists of a proprietary full-service real estate brokerage that operates in 14 U.S. markets, www.RealEstate.com, an online network that connects consumers with real estate brokerages around the country, iNest, an online network that matches buyers and builders of new homes, and Domania, an online lead provider for banks, mortgage lenders and real estate professionals (the "real estate networks").

Sources of Revenue

        Lending is generally compensated on a fee basis by the lenders who participate in its online lending networks, with LendingTree Loans principally deriving revenue from the origination and sale in the secondary markets of various residential real estate loans. Real Estate is generally compensated from subscription and cooperative brokerage fees paid by real estate professionals participating in its real estate networks and from commissions paid by consumers for its agents closing a real estate transaction on their behalf.

Channels of Distribution; Marketing Costs

        Tree.com markets and offers services directly to customers through branded websites allowing customers to transact directly with Tree.com in a convenient manner. Tree.com has made, and expects to continue to make, substantial investments in online and offline advertising to build its brands and drive traffic to its businesses.

        Tree.com also pays to market and distribute services on third-party distribution channels, such as internet portals and search engines. In addition, some of the Tree.com Businesses manage affiliate marketing programs, pursuant to which the Tree.com businesses pay commissions and fees to third parties based on the number of leads generated or the revenue earned. These distribution channels might also offer their own products, as well as those of other third parties, that compete with those made available and offered by Tree.com businesses.

        The cost of acquiring new customers through online and offline third-party distribution channels has increased, particularly in the case of online channels as internet commerce continues to grow and competition in the housing market increases. Tree.com expects sales and marketing expense as a percentage of revenue to continue to increase. Sales and marketing expense as a percentage of revenue increased to approximately 54% in 2007 from approximately 46% in 2006 and 42% in 2005.

Access to Supply

        Tree.com provides lending and real estate network partners with important customer acquisition channels. Tree.com believes that the ability of its partners to reach a large qualified audience through its brands and businesses is a significant benefit. Tree.com offers its customers the choice of multiple suppliers in one setting.

Recent Developments; 2008 Second Quarter Results

        IAC has released its consolidated earnings for the three months ended June 30, 2008 and filed its Form 10-Q for the quarter ended June 30, 2008 with the Commission. The financial information for Tree.com presented therein is not prepared on a basis consistent with that used in the preparation of the consolidated financial information of Tree.com included herein because the financial information of Tree.com presented in this Prospectus includes:

  •
  allocations of stock based compensation expense;

  •
  allocation of IAC corporate expenses;

  •
  the calculation of income taxes on a stand-alone, separate return basis; and

  •
  footnotes and other disclosures required for this information to be presented in accordance with generally accepted accounting principles.

        The preparation and review of the allocations related to stock-based compensation expense and IAC corporate expenses and the calculation of income taxes and the preparation of the required footnotes and other disclosures is not yet completed as IAC's financial personnel have been principally focused on IAC's reporting requirements for the quarter ended June 30, 2008.

        The reported financial results for Tree.com, as presented below, are as reported in IAC's consolidated financial statements, and will differ from those presented in this Prospectus for Tree.com on a standalone basis as explained above.

	Three Months Ended June 30, 2008	Three Months Ended June 30, 2007	Change
	($ in millions, except for transmitted QFs and Closings—units)
Revenue
Origination and sale of loans	$23.1	$47.1	(51)%
Other lending	26.7	51.5	(48)%

Total Lending	49.8	98.6	(50)%
Real Estate	10.2	15.4	(33)%

Total revenue	$60.0	$114.0	(47)%

Operating Loss
Lending	$(111.1)	$(1.3)	(8,368)%
Real Estate	(65.6)	(8.7)	(652)%

	$(176.7)	$(10.0)	(1,659)%

Operating metrics
Lending
Transmitted QFs (000s)(a)	561.6	889.5	(37)%
Closings—units (000s)(b)	28.1	59.2	(52)%
Closings—dollars(b)	$4,323	$7,673	(44)%
Real Estate
Closings—units (000s)	2.2	3.1	(30)%
Closings—dollars	$541	$796	(32)%

(a)
Customer "Qualification Forms" (QFs) transmitted to at least one exchange lender (including LendingTree Loans) plus QFs transmitted to at least one GetSmart lender.

(b)
Loan closings consist of loans closed by exchange lenders and directly by LendingTree Loans

Lending

        Lending revenue in the three months ending June 30, 2008 decreased $48.8 million, or 50%, from the same period in 2007. Revenue generated from the origination and sale of loans in the secondary market declined $24.0 million, or 51%, primarily due to fewer loans being originated and sold into the secondary market as well as a market driven shift to lower margin conforming loans, higher costs per loan sold as a result of lower close rates and stricter underwriting criteria as compared to the prior year. Revenue from other lending services declined $24.8 million, or 48%, due to fewer Qualification Forms transmitted to and loans closed on the lending networks. Lower revenue and margins more than offset $35.9 million in lower year-over-year marketing and other operating expenses. Charges associated with restructuring initiatives aggregated $1.2 million versus $3.8 million in the year ago period. Operating loss in the second quarter of 2008 includes a $104.9 million impairment charge related to goodwill and an indefinite-lived intangible asset, reflecting Tree.com's assessment of the likely profitability of the Lending segment in light of the persistent adverse mortgage market conditions.

Real Estate

        Revenue declines reflect fewer closings at the builder and broker networks and the absence of revenue from the agent network business which closed in December 2007, partially offset by increased closings at the company owned brokerage. The company owned brokerage, now operating in 14 markets, grew revenue 24% during the period. Operating losses in the second quarter of 2008 reflect lower marketing expenses and lower administrative costs resulting, in part, from the restructuring of the business during 2007 and 2008. Operating loss in the second quarter of 2008 includes a $61.0 million impairment charge related to goodwill, reflecting Tree.com's assessment of the likely profitability of the Real Estate segment in light of the persistent adverse mortgage market conditions.

Economic and Other Trends and Events; Industry Specific Factors

        The credit and secondary mortgage markets have been experiencing unprecedented and continuing disruption, which had an adverse effect on Tree.com's business, financial condition and results of operations in 2007 and 2008. These conditions, coupled with adverse economic conditions and continuing declines in residential real estate prices generally, have resulted in decreased consumer demand for the lending and real estate offerings provided by Tree.com's networks and other businesses. Generally, increases in interest rates adversely affect the ability of the Lending Business and Network Lenders to close loans, while adverse economic trends limit the ability of the Lending Business and Network Lenders to offer home loans other than low margin conforming loans. The number of Network Lenders also decreased in 2007 and 2008 as many lenders exited the business due to the difficult economic conditions. Likewise, adverse economic trends have reduced the number of prospective home purchasers and home prices, which adversely affected Tree.com's Real Estate Business.

        Tree.com recognized impairment charges of $475.7 million related to the write-down of its Lending segment goodwill and intangible assets in the fourth quarter of 2007. These impairments resulted from Tree.com's reassessment of the likely future profitability of Lending in light of the persistent adverse mortgage market conditions and the operational strategies Tree.com has undertaken in response to these market realities. These adverse conditions include, among others, constrained liquidity, lender focus on low margin conforming loans, uncertainty as to the eventuality and timing of the return of higher margin mortgage products, the decline in real estate values and a high rate of delinquency for existing mortgages. Tree.com has significantly reduced its mortgage origination operations in response to these conditions which will reduce or slow its ability to react to possible improvements in the market. The impairments at the Lending segment occurred during the fourth quarter of 2007 as Tree.com completed an updated assessment of mortgage market conditions and the development and implementation of Lending's responsive operational strategies, and quantified these considerations in

Lending's future forecasted results. In addition, in response to these persistent adverse mortgage market conditions, Tree.com restructured its operations in 2007 and recorded $22.9 million in restructuring expense. This restructuring affected all departments and locations within Tree.com but were principally related to the mortgage origination operations.

        These restructuring efforts described above may be insufficient to allow Tree.com to weather these continuing adverse market conditions. Continued protracted adverse market conditions may require additional restructuring of Tree.com's operations and could give rise to additional restructuring charges and additional impairment charges.

Results of Operations for the Years Ended December 31, 2007, 2006 and 2005

Revenue

	Years Ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Lending	$294,626	(30)%	$419,657	15%	$363,800
Real Estate	51,752	(9)%	56,821	(1)%	57,555

Total revenue	$346,378	(27)%	$476,478	13%	$421,355

        Revenue in 2007 decreased $130.1 million, or 27%, from 2006 primarily due to fewer loans sold into the secondary market, lower revenue per loan sold, fewer loans closed on the lending networks and an increase of $13.5 million in the liability for losses on previously sold loans. Also contributing to the decrease in revenue is a decrease of $13.1 million related to the Real Estate builder and broker networks, which decreased closings year over year. Lenders' narrowing focus on traditional mortgages in reaction to changes in the mortgage market contributed to lower close rates, a shift to lower margin products, and lower revenue per loan sold at LendingTree Loans. Revenue from home equity loans fell 58% due in part to an exit from certain home equity loans at LendingTree Loans and as a result of deteriorating market conditions. Additionally, purchase mortgage revenue and refinance mortgage revenue declined 21% and 16%, respectively. The dollar value of loans closed by network lenders and directly by LendingTree Loans in 2007 decreased 23% to $24.9 billion. This includes refinance mortgages of $13.0 billion, purchase mortgages of $6.9 billion and home equity loans of $4.2 billion. The dollar value of closed loans in 2006 was $32.1 billion, including refinance mortgages of $16.9 billion, purchase mortgages of $8.3 billion and home equity loans of $5.9 billion.

        Partially offsetting the revenue decrease in 2007 is an increase of $9.7 million in revenue from our company-owned brokerage business, which increased closings by 190%. The company-owned brokerage business began closing transactions in the first quarter of 2006 and now operates in fourteen metropolitan markets. Similar to closing loans in our own name, through LendingTree Loans, the company-owned brokerage enables Real Estate to capture a larger portion of the transaction revenue.

        LendingTree Loans originates mortgage loans on property located throughout the United States, with no one location representing more than 10% of Tree.com's consolidated revenue for any periods presented. Revenue from loans originated for property located in California and Florida in the aggregate totaled approximately 10%, 14% and 14% of Tree.com's consolidated revenue for the years ended December 31, 2007, 2006 and 2005, respectively.

        Revenue in 2006 increased $55.1 million, or 13%, from 2005 driven primarily by higher revenue per loan, increased sales of loans into the secondary market and increased match fee revenue due to both growth in loan request form volume and higher prices on the networks. Increased revenue from settlement services also impacted revenue growth in 2006. Revenue from refinance mortgage, home equity loans and purchase mortgage loans grew 15%, 16% and 26%, respectively, from the prior year, despite the difficult market conditions in 2006. The dollar value of loans closed by exchange lenders and directly by LendingTree Loans in 2006 decreased 8% to $32.1 billion. This includes refinance mortgages of $16.9 billion, purchase mortgages of $8.3 billion and home equity loans of $5.9 billion. The dollar value of closed loans in 2005 was $34.7 billion, including refinance mortgages of $19.8 billion, purchase mortgages of $8.0 billion and home equity loans of $5.8 billion.

Cost of revenue

	Years Ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Lending	$47,264	(0)%	$47,412	22%	$38,904
Real Estate	25,850	0%	25,805	(6)%	27,438

Cost of revenue	$73,114	(0)%	$73,217	10%	$66,342

As a percentage of total revenue	21%	574 bp	15%	(38) bp	16%
Gross margins	79%	(574) bp	85%	38 bp	84%
	Years Ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Cost of revenue—Lending	$47,264	(0)%	$47,412	22%	$38,904
As a percentage of Lending revenue	16%	474 bp	11%	60 bp	11%
Lending gross margins	84%	(474) bp	89%	(60) bp	89%
Cost of revenue—Real Estate	$25,850	0%	$25,805	(6)%	$27,438
As a percentage of Real Estate revenue	50%	453 bp	45%	(226) bp	48%
Real Estate gross margins	50%	(453) bp	55%	226 bp	52%

        Cost of revenue consists primarily of costs associated with unsuccessful loan origination attempts, compensation and other employee-related costs (including stock-based compensation) related to customer call centers, real estate network support staff and loan officers, as well as credit scoring fees, consumer incentive costs, real estate agent commissions and website network hosting and server fees.

        Cost of revenue in 2007 was relatively unchanged from 2006 despite the significant revenue decline. The increase in cost of revenue as a percentage of total revenue is principally due to the reduced revenue discussed above, and a $5.5 million increase in costs associated with unsuccessful loan originations. If a loan funds, these costs are deferred until the loan is sold to an investor and are included in revenue on a net basis. However, costs associated with all unsuccessful loan origination attempts are expensed as incurred. This increase was partially offset by a $3.5 million decrease in compensation and other employee-related costs as Tree.com reduced its personnel costs associated with its customer call center, settlement services operation and portions of its loan processing department. Cost of revenue also increased as a percentage of revenue due to an increase of $5.0 million in commission expense primarily related to the increase in closings at company-owned brokerage business, partially offset by a decrease of $4.6 million in consumer incentive rebates related to decreased closings at the Real Estate builder and broker network businesses.

        Cost of revenue in 2006 increased $6.9 million from 2005 primarily due to increases of $4.5 million in compensation and other employee-related costs, $3.9 million in commission expense related to the company-owned brokerage business and $3.0 million in direct costs associated with the growth in the settlement services business. These increases were partially offset by a decrease of $2.8 million in customer incentive rebates at Real Estate related to the builder and broker network businesses.

Selling and marketing expense

	Years Ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Lending	$168,436	(14)%	$195,245	32%	$148,227
Real Estate	19,176	(19)%	23,665	(17)%	28,522

Selling and marketing expense	$187,612	(14)%	$218,910	24%	$176,749

As a percentage of total revenue	54%	822 bp	46%	400 bp	42%
	Years Ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Selling and marketing expense—Lending	$168,436	(14)%	$195,245	32%	$148,227
As a percentage of Lending revenue	57%	1,064 bp	47%	578 bp	41%
Selling and marketing expense—Real Estate	$ 19,176	(19)%	$ 23,665	(17)%	$ 28,522
As a percentage of Real Estate revenue	37%	(460) bp	42%	(791) bp	50%

        Selling and marketing expense consists primarily of advertising and promotional expenditures, fees paid to affiliates and compensation and other employee-related costs (including stock-based compensation) for personnel engaged in the sales function. Advertising and promotional expenditures primarily include online marketing, as well as television, print and radio spending. Advertising production costs are expensed in the period the related ad is first run.

        Selling and marketing expense in 2007 decreased $31.3 million from 2006 primarily due to a decrease of $27.2 million in advertising and promotional expenditures. In 2007, Tree.com experienced decreases in advertising of $13.1 million, $8.8 million and $7.7 million associated with print, television and online advertising, respectively. The increase in selling and marketing expense as a percentage of revenue is due to decreased conversions of consumer leads into closed transactions. Tree.com anticipates that selling and marketing expense will continue to represent a high percentage of revenue as it continues to promote its brands both online and offline.

        Selling and marketing expense in 2006 increased $42.2 million from 2005 primarily due to an increase of $37.7 million in advertising and promotional expenditures as Tree.com shifted to online marketing to drive lead volume in more difficult mortgage market conditions. Selling and marketing expense as a percentage of revenue increased due in part to lower close rates.

General and administrative expense

	Years Ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Lending	$79,172	(18)%	$ 96,888	12%	$ 86,272
Real Estate	20,072	(10)%	22,396	43%	15,703

General and administrative expense	$99,244	(17)%	$119,284	17%	$101,975

As a percentage of total revenue	29%	362 bp	25%	83 bp	24%

	Years Ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
General and administrative expense—Lending	$79,172	(18)%	$96,888	12%	$86,272
As a percentage of Lending revenue	27%	378 bp	23%	(63) bp	24%
General and administrative expense—Real Estate	$20,072	(10)%	$22,396	43%	$15,703
As a percentage of Real Estate revenue	39%	(63) bp	39%	1,213 bp	27%

        General and administrative expense consists primarily of compensation and other employee-related costs (including stock-based compensation) for personnel engaged in finance, legal, tax, human resources and executive management functions, facilities and infrastructure costs and fees for professional services.

        General and administrative expense in 2007 decreased $20.0 million from 2006 primarily due to a decrease of $13.2 million in compensation and other employee-related costs, due principally to a reduction in workforce, and a decrease of $2.5 million in professional fees. Refer to "Restructuring expense" below for additional information on the reduction in workforce. Tree.com expects to incur increased costs related to the additional financial and legal requirements associated with being a separate public company, as well as increased non-cash compensation associated with the modification of existing stock-based compensation awards in connection with the spin-off and the grant of new awards post spin-off.

        General and administrative expense in 2006 increased $17.3 million from 2005 primarily due to an increase of $11.1 million in compensation and other employee-related costs and an increase of $2.8 million in facilities and infrastructure costs. The increase in compensation and other employee-related costs was due in part to an increase in headcount. General and administrative expense in 2006 and 2005 were negatively impacted by accruals of $3.5 million and $5.8 million, respectively, related to an adverse legal judgment.

        Effective January 1, 2006, Tree.com adopted Statement of Financial Accounting Standards ("SFAS") No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123R"), using the modified prospective transition method. There was no impact to the amount of stock-based compensation recorded in the consolidated statement of operations for the years ended December 31, 2006 and 2005 as a result of adopting SFAS 123R. Tree.com has been recognizing expense for all stock-based grants since its acquisition by IAC on August 8, 2003, in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). The majority of stock-based compensation expense is reflected in general and administrative expense. As of December 31, 2007, there was approximately $10.2 million of unrecognized compensation cost, net of estimated forfeitures, related to all equity-based awards, which is expected to be recognized over a weighted average period of approximately 2.8 years.

Product development

	Years Ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Lending	$ 9,720	(6)%	$10,301	(5)%	$10,803
Real Estate	5,271	8%	4,867	16%	4,198

Product development	$14,991	(1)%	$15,168	1%	$15,001

As a percentage of total revenue	4%	114 bp	3%	(38) bp	4%

	Years Ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Product development—Lending	$9,720	(6)%	$10,301	(5)%	$10,803
As a percentage of Lending revenue	3%	84 bp	2%	(51) bp	3%
Product development—Real Estate	$5,271	8%	$ 4,867	16%	$ 4,198
As a percentage of Real Estate revenue	10%	162 bp	9%	127 bp	7%

        Product development expense consists primarily of compensation and other employee-related costs (including stock-based compensation) for personnel engaged in product development, which include costs related to the design, development, testing and enhancement of technology that are not capitalized.

        Product development expense in 2007 decreased $0.2 million from 2006, primarily due to decreased compensation and other employee-related costs.

        Product development expense in 2006 increased $0.2 million from 2005, primarily due to increased compensation and other employee-related costs related to modifying, maintaining and enhancing its technology and web-pages.

Restructuring expense

	Years Ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Lending	$21,566	N/A	$—	—	$—
Real Estate	1,301	N/A	—	—	—

Restructuring expense	$22,867	N/A	$—	—	$—

As a percentage of total revenue	7%	N/A	—	—	—

        In response to persistent adverse mortgage market conditions, Tree.com completed a restructuring of its operations and recorded $22.9 million in restructuring expense. As a part of this restructuring, approximately 800 positions across all departments and locations of its business were eliminated, however the restructuring principally related to the mortgage origination operations of LendingTree Loans. In addition, Tree.com ceased use of space in six of its facilities previously used by LendingTree Loans. In connection with this reduction in workforce and facilities restructuring, Tree.com recorded $9.3 million in employee termination costs, $5.0 million for liabilities associated with exiting the lease obligations, $8.0 million for write-offs of fixed assets and other projects in progress and $0.6 million for other items.

Depreciation

	Years Ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Lending	$ 8,905	(4)%	$ 9,309	68%	$5,540
Real Estate	1,153	(52)%	2,401	104%	1,180

Depreciation	$10,058	(14)%	$11,710	74%	$6,720

As a percentage of total revenue	3%	45 bp	2%	86 bp	2%

	Years Ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Depreciation—Lending	$8,905	(4)%	$9,309	68%	$5,540
As a percentage of Lending revenue	3%	80 bp	2%	70 bp	2%
Depreciation—Real Estate	$1,153	(52)%	$2,401	104%	$1,180
As a percentage of Real Estate revenue	2%	(200) bp	4%	218 bp	2%

        Depreciation in 2007 decreased $1.7 million from 2006 primarily due to the write-off of fixed assets referred to above and certain fixed assets becoming fully depreciated and decreased capital expenditures as Tree.com scaled back its spending in light of mortgage market conditions.

        Depreciation in 2006 increased $5.0 million from 2005 primarily due to the incremental depreciation associated with capital expenditures made throughout 2006 and 2005, partially offset by certain fixed assets becoming fully depreciated during the period.

Operating Income Before Amortization

        Operating Income Before Amortization is a Non-GAAP measure and is defined in "Tree.com's Principles of Financial Reporting".

	Years Ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Lending	$(23,524)	NM	$ 61,873	(22)%	$ 78,883
Real Estate	(20,059)	7%	(21,507)	(27)%	(16,930)

Operating Income Before Amortization	$(43,583)	NM	$ 40,366	(35)%	$ 61,953

As a percentage of total revenue	(13)%	NM	8%	(623) bp	15%
	Years Ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Operating Income Before Amortization—Lending	$(23,524)	NM	$61,873	(22)%	$78,883
As a percentage of Lending revenue	(8)%	NM	15%	(694) bp	22%
Operating Income Before Amortization—Real Estate	$(20,059)	7%	$(21,507)	(27)%	$(16,930)
As a percentage of Real Estate revenue	(39)%	(91) bp	(38)%	(844) bp	(29)%

        Operating Income Before Amortization in 2007 decreased $83.9 million to a loss of $43.6 million, declining at a faster rate than revenue due to higher costs per loan sold resulting from a shift to lowering margin products, lower close rates and stricter underwriting criteria, and $22.9 million in restructuring costs, due in part to a reduction in workforce, partially offset by a decrease of $31.3 million in selling and marketing expense. Operating Income Before Amortization was adversely impacted by a $20.2 million provision for loan losses in 2007, compared to $6.6 million in 2006. The 2007 provision reflects the increased losses Tree.com is experiencing related to obligations to investors with respect to previously sold loans. Operating Income Before Amortization benefited by $12.9 million due to the net impact of a favorable legal settlement and an increase in certain legal reserves.

        Operating Income Before Amortization in 2006 decreased $21.6 million from 2005, negatively impacted by increased marketing expenses, an increase of $17.3 million in general and administrative expenses, $11.1 million of which relates to an increase in compensation and other employee-related costs, and higher costs associated with the origination of loans sold into the secondary market.

Operating (loss) income

	Years Ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Lending	$(512,584)	NM	$ 44,091	(13)%	$ 50,605
Real Estate	(27,856)	7%	(29,920)	5%	(31,351)

Operating (loss) income	$(540,440)	NM	$ 14,171	(26)%	$ 19,254

As a percentage of total revenue	(156)%	NM	3%	(160) bp	5%
	Years Ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Operating (loss) income—Lending	$(512,584)	NM	$ 44,091	(13)%	$ 50,605
As a percentage of Lending revenue	(174)%	NM	11%	(340) bp	14%
Operating (loss)—Real Estate	$ (27,856)	7%	$(29,920)	5%	$(31,351)
As a percentage of Real Estate revenue	(54)%	(117) bp	(53)%	181 bp	(54)%

        Operating income decreased $554.6 million to a loss of $540.4 million in 2007, resulting primarily from a goodwill impairment charge of $459.5 million which was recorded in the fourth quarter of 2007 in the accompanying consolidated statements of operations as a component of operating income. The write-down was determined by comparing the fair value of the business and the implied value of the goodwill with the carrying amounts on the balance sheet. In addition, an impairment charge of $16.2 million was recorded in the fourth quarter of 2007 in connection with the write-down of certain intangible assets which has been included in amortization of intangibles in the accompanying consolidated statement of operations. These impairments were identified in connection with Tree.com's annual impairment assessment which is performed as of October 1st. Also contributing to the increase in operating loss was the decrease in Operating Income Before Amortization described above and an increase in non-cash compensation expense.

        As discussed above in the management overview, in response to adverse mortgage market conditions, Tree.com has significantly reduced its mortgage origination operations, incurred substantial restructuring charges, recorded significant provisions for loan losses and recorded substantial impairment charges. Given that overall conditions in the credit markets and the mortgage market continue to evolve rapidly, no assurances can be made that the changes Tree.com has undertaken will be sufficient or that Tree.com will not be required to take additional impairment or restructuring charges. In addition, these actions will reduce or slow its ability to react to possible improvements in the market.

        Operating income in 2006 decreased $5.1 million from 2005 primarily due to the decrease in Operating Income Before Amortization described above, partially offset by an $11.3 million decrease in amortization of intangibles resulting from certain intangible assets being fully amortized in 2005 and 2006, as well as a $5.2 million decrease in non-cash compensation expense. The decrease in non-cash compensation expense is primarily due to the transfer of Tree.com's founder and Chief Executive Officer to IAC, effective January 1, 2006.

Income tax provision

        In 2007, Tree.com recorded an income tax provision of $10.2 million, despite a loss from operations, due principally to the impairment of goodwill that is largely non-deductible for income tax purposes and an increase in the valuation allowance on deferred tax assets. In light of the reassessment of the likely future profitability of Tree.com, it has been determined that it is not more likely than not that deferred tax assets at December 31, 2007 will be realized. In 2006, Tree.com recorded a tax provision of $5.0 million which represents an effective tax rate of 37%. The 2006 tax rate is higher than the federal statutory rate of 35% due principally to state and local income taxes. In 2005, Tree.com recorded a tax provision of $11.4 million which represents an effective tax rate of 66%. The 2005 tax rate is higher than the federal statutory rate of 35% due principally to state and local income taxes which included an increase in net deferred tax liabilities due to a change in the effective state tax rate and an increase in the valuation allowance on deferred tax assets related to state net operating losses.

        Tree.com adopted the provisions of FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109" ("FIN 48") effective January 1, 2007. There was no effect to Tree.com's accumulated deficit as a result of the adoption. As of January 1, 2007 and December 31, 2007, Tree.com had unrecognized tax benefits of approximately $0.5 million and $5.8 million, respectively, which included accrued interest at December 31, 2007 of $1.4 million.

        By virtue of the previously filed separate company and consolidated tax returns with IAC, Tree.com is routinely under audit by federal, state and local authorities in the area of income tax. These audits include questioning the timing and the amount of deductions and the allocation of income among various tax jurisdictions. Income taxes payable include amounts considered sufficient to pay assessments that may result from examination of prior year returns; however, the amount paid upon resolution of issues raised may differ from the amount provided. Differences between the reserves for tax contingencies and the amounts owed by Tree.com are recorded in the period they become known.

        The Internal Revenue Service ("IRS") is currently examining the IAC consolidated tax returns for the years ended December 31, 2001 through 2003, which includes the operations of Tree.com from August 8, 2003, its date of acquisition by IAC. The statute of limitations for these years has been extended to December 31, 2008. Tax filings in various state, local and foreign jurisdictions are currently under examinations, the most significant of which are Florida, New York state and New York City, for various tax years after December 31, 2001. These examinations are expected to be completed by late 2008. Tree.com believes that it is reasonably possible that its unrecognized tax benefits could decrease by approximately $2.6 million within twelve months of the current reporting date due to the reversal of deductible temporary differences which will result in a corresponding increase in net deferred tax liabilities. An estimate of other changes in unrecognized tax benefits cannot be made, but are not expected to be significant.

        Under the terms of the tax sharing agreement, which will be executed in connection with the spin-off, IAC will generally retain the liability related to federal and state tax returns filed on a consolidated or unitary basis for all periods prior to the spin-off.

FINANCIAL POSITION, LIQUIDITY AND CAPITAL RESOURCES

        As of December 31, 2007, Tree.com had $60.9 million of cash and cash equivalents and restricted cash and cash equivalents.

        Net cash provided by operating activities was $233.0 million and $74.9 million in 2007 and 2006, respectively. The increase of $158.1 million in net cash provided by operating activities primarily reflects an increase in net proceeds from the sale of loans held for sale of $153.2 million.

        Net cash used in investing activities in 2007 and 2006 of $10.9 million and $16.4 million, respectively, primarily resulted from capital expenditures of $9.4 million and $13.3 million, respectively.

        Net cash used in financing activities in 2007 of $275.6 million was primarily due to net payments under various lines of credit, primarily warehouse lines, of $259.0 million at LendingTree Loans, payments on notes payable and capital lease obligations of $11.7 million and cash transfers of $7.1 million to IAC. The net payments under various lines of credit, primarily warehouse lines, is directly related to the net proceeds from sales of loans held for sale included within cash flows from operating activities. The cash transfers to IAC relate primarily to the transfer of Tree.com's excess cash to IAC in connection with IAC's centrally managed U.S. treasury function. Net cash used in financing activities in 2006 of $45.9 million was primarily due to net payments under various lines of credit, primarily warehouse lines, of $23.8 million at LendingTree Loans, payments on notes payable and capital lease obligations of $11.5 million and cash transfers of $3.9 million to IAC.

        As of December 31, 2007, LendingTree Loans had committed lines of credit, primarily warehouse lines, totaling $550 million, of which $500 million expired on January 31, 2008, and $50 million expires on October 31, 2008, and an uncommitted line of $150 million. Borrowings under these lines of credit are used to fund, and are secured by, consumer residential loans that are held for sale. Loans under these lines of credit are repaid from proceeds from the sales of loans held for sale by LendingTree Loans. The interest rate under these lines of credit is 30-day LIBOR plus 75 to 100 basis points, but may be higher under certain circumstances. The committed line that expired on January 31, 2008 was subsequently renewed at a reduced size of $50 million and will expire on the earlier of sixty days prior to the spin-off or January 24, 2009 and can be cancelled at the option of the lender without default upon sixty days notice. On June 25, 2008, certain terms of the warehouse line of credit were waived in order for the line of credit not to expire 60 days prior to the spin-off. However, if the lender determines at any time prior to January 24, 2009 the spin-off materially and adversely affects Tree.com, the lender reserves the right to deem the line of credit expired prior to January 24, 2009. The interest rate under this line of credit increased at the renewal date to 30-day LIBOR plus 140 basis points, but may be higher under certain circumstances. The $50 million committed line of credit that expires on January 24, 2009 and the $150 million uncommitted line are provided by the same lender. The $50 million committed line that expires on October 31, 2008 is provided by one other lender. LendingTree Loans is highly dependent on the availability of credit to finance its operations. Its inability to renew or replace existing facilities upon expiration or termination, which could be impacted by continuing disruptions in the credit market, would adversely impact its results of operations and financial condition. At December 31, 2007 there was $79.4 million outstanding under the committed lines of credit. Under the terms of the committed lines of credit, LendingTree Loans is required to maintain various financial and other covenants. These financial covenants include, but are not limited to, maintaining (i) minimum levels of tangible net worth, cash on hand with a certain lender and liquid assets, (ii) a maximum ratio of total liabilities to net worth and (iii) positive pre-tax net income on a quarterly basis. During the fourth quarter, LendingTree Loans was not in compliance with the quarterly positive pre-tax net income covenant set forth in one of its lines of credit. LendingTree Loans received a waiver of this covenant breach on February 8, 2008. The breach and the subsequent waiver did not have an impact on LendingTree Loans' other lines of credit and Tree.com does not expect it to have an impact on LendingTree Loans' ability to secure lines of credit in the future. Borrowings under all of LendingTree Loans' lines of credit are non-recourse to Tree.com.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

	Payments Due by Period
Contractual Obligations	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
	(In thousands)
Short-term and current portion of long-term obligations	$99,350	$99,350	$—	$—	$—
Capital lease obligations	272	272	—	—	—
Purchase obligations(a)	330	330	—	—	—
Operating leases	27,633	7,168	9,674	4,983	5,808

Total contractual cash obligations	$127,585	$107,120	$9,674	$4,983	$5,808

(a)
The purchase obligations primarily relate to marketing event contracts in 2008.

	Amount of Commitment Expiration Per Period
Other Commercial Commitments*	Total Amounts Committed	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
	(In thousands)
Surety bonds and letters of credit	$8,182	$7,477	$705	$—	$—

*
Commercial commitments are funding commitments that could potentially require performance in the event of demands by third parties or contingent events, such as under lines of credit extended or under guarantees of debt.

Off-Balance Sheet Arrangements

        Other than the items described above, Tree.com does not have any off-balance sheet arrangements as of December 31, 2007.

Results of Operations for the Three Months Ended March 31, 2008 Compared to the Three Months Ended March 31, 2007

Revenue

	Three Months Ended March 31,
	2008	% Change	2007
	(Dollars in thousands)
Lending	$61,811	(36)%	$96,768
Real Estate	8,382	(37)%	13,231

Total revenue	$70,193	(36)%	$109,999

        Revenue in 2008 decreased $39.8 million, or 36%, from 2007 primarily due to fewer loan originations and sales into the secondary market and fewer loans closed on the lending networks. Also contributing to the decrease in revenue is a decrease of $3.9 million related to the Real Estate builder and broker networks, which experienced decreased closings year over year, as well as the absence of revenue from the agent network business which ceased operations in December 2007. Lenders' continued narrow focus on traditional mortgage products contributed to lower close rates and a shift to lower margin products as compared to the prior year. The dollar value of loans closed by network lenders and directly by LendingTree Loans in 2008 decreased 42% to $4.3 billion. This includes refinance mortgages of $2.7 billion, purchase mortgages of $1.0 billion and home equity loans of $0.5 billion. The dollar value of loans closed by network lenders in 2007 was $7.4 billion, including refinance mortgages of $4.1 billion, purchase mortgages of $1.8 billion and home equity loans of $1.3 billion. Revenue from all home loan offerings declined with home equity loans, purchase mortgage revenue and refinance mortgage revenue declining 75%, 38% and 22%, respectively.

        Partially offsetting the revenue decrease from fewer loans sold in 2008 is higher revenue per loan sold and an increase of $1.2 million in revenue from Tree.com's company-owned brokerage business, which increased closings by 40%. The company-owned brokerage business began closing transactions in the first quarter of 2006 and now operates in fourteen markets. Similar to closing loans through LendingTree Loans, the company-owned brokerage enables Real Estate to capture a larger portion of the transaction revenue.

        LendingTree Loans originates mortgage loans on property located throughout the United States, with no one location representing more than 10% of Tree.com's consolidated revenue for any periods presented. Revenue from loans originated for property in California and Florida in the aggregate totaled approximately 8% and 11% of Tree.com's consolidated revenue for the three months ended March 31, 2008 and 2007, respectively.

Cost of revenue

	Three Months Ended March 31,
	2008	% Change		2007
	(Dollars in thousands)
Lending	$12,796	(11)%		$14,312
Real Estate	4,970	(20)%		6,184

Cost of revenue	$17,766	(13)%		$20,496

As a percentage of total revenue	25%	668	bp	19%
Gross margins	75%	(668	) bp	81%

	Three Months Ended March 31,
	2008	% Change		2007
	(Dollars in thousands)
Cost of revenue—Lending	$12,796	(11)%		$14,312
As a percentage of Lending revenue	21%	591	bp	15%
Lending gross margins	79%	(591	) bp	85%
Cost of revenue—Real Estate	$4,970	(20)%		$6,184
As a percentage of Real Estate revenue	59%	1,256	bp	47%
Real Estate gross margins	41%	(1,256	) bp	53%

        Cost of revenue consists primarily of costs associated with loan originations, compensation and other employee-related costs (including stock-based compensation) related to customer call centers, real estate network support staff and loan officers, as well as credit scoring fees, consumer incentive costs, real estate agent commissions and website network hosting and server fees.

        Cost of revenue in 2008 decreased $2.7 million from 2007 primarily due to decreases of $1.5 million in consumer incentive rebates related to decreased closings at the Real Estate builder and broker network businesses, $1.2 million in direct costs associated with the settlement services business and $1.2 million in compensation and other employee-related costs. Offsetting these decreases in cost of revenue were increases of $0.6 million in costs associated with loan originations and $0.5 million in commission expense primarily related to the increase in closings at company-owned brokerage business. The decrease in compensation and other employee-related costs is primarily due to reduced personnel costs associated with Tree.com's customer call center, settlement services operation and portions of its loan processing department. Included in cost of revenue in 2008 is the impact of Tree.com's adoption of Statement of Financial Accounting Standards ("SFAS") No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities Including an amendment of FASB Statement No. 115" ("SFAS 159"). Upon adoption of SFAS 159, Tree.com elected to account for all loans held for sale issued after January 1, 2008 at fair value. Electing the fair value option requires loan origination fees and costs to be recorded in earnings as incurred instead of being deferred until the loan is sold as in prior year periods. In 2008, all loan origination costs are recognized in cost of revenue. Prior to 2008, Tree.com applied the provisions of SFAS 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases", effectively deferring loan origination fees and costs until the underlying loan was sold. Upon sale of the loan, the origination fees and costs were recognized as a component of the gain on sale of the loan in revenue.

Selling and marketing expense

	Three Months Ended March 31,
	2008	% Change		2007
	(Dollars in thousands)
Lending	$31,028	(39)%		$50,795
Real Estate	2,169	(62)%		5,683

Selling and marketing expense	$33,197	(41)%		$56,478

As a percentage of total revenue	47%	(405	) bp	51%

	Three Months Ended March 31,
	2008	% Change		2007
	(Dollars in thousands)
Selling and marketing expense—Lending	$31,028	(39)%		$50,795
As a percentage of Lending revenue	50%	(229	) bp	52%
Selling and marketing expense—Real Estate	$2,169	(62)%		$5,683
As a percentage of Real Estate revenue	26%	(1,708	) bp	43%

        Selling and marketing expense consists primarily of advertising and promotional expenditures, fees paid to affiliates and compensation and other employee-related costs (including stock-based compensation) for personnel engaged in the sales function. Advertising and promotional expenditures primarily include online marketing, as well as television, print and radio spending. Advertising production costs are expensed in the period the related ad is first run.

        Selling and marketing expense in 2008 decreased $23.3 million from 2007 primarily due to a decrease of $22.3 million in advertising and promotional expenditures. In 2008, Tree.com experienced decreases in advertising of $11.9 million, $6.1 million and $4.1 million associated with online marketing, print and television advertising, respectively. Tree.com anticipates that selling and marketing expense will continue to represent a high percentage of revenue as it continues to promote its brands both online and offline.

General and administrative expense

	Three Months Ended March 31,
	2008	% Change		2007
	(Dollars in thousands)
Lending	$16,454	(31)%		$23,869
Real Estate	4,310	(30)%		6,177

General and administrative expense	$20,764	(31)%		$30,046

As a percentage of total revenue	30%	227	bp	27%

	Three Months Ended March 31,
	2008	% Change		2007
	(Dollars in thousands)
General and administrative expense—Lending	$16,454	(31)%		$23,869
As a percentage of Lending revenue	27%	195	bp	25%
General and administrative expense—Real Estate	$4,310	(30)%		$6,177
As a percentage of Real Estate revenue	51%	473	bp	47%

        General and administrative expense consists primarily of compensation and other employee-related costs (including stock-based compensation) for personnel engaged in finance, legal, tax, human resources and executive management functions, facilities and infrastructure costs and fees for professional services.

        General and administrative expense in 2008 decreased $9.3 million from 2007 primarily due to a decrease of $7.5 million in compensation and other employee-related costs, due principally to a reduction in workforce that occurred in 2007, subsequent to the first quarter. Offsetting this decrease in general and administrative expense is a charge of approximately $1.4 million associated with legal and regulatory costs. Tree.com expects to incur increased costs related to the additional financial and legal requirements associated with being a separate public company, as well as increased non-cash compensation associated with the modification of existing stock-based compensation awards in connection with the spin-off and the grant of new awards in connection with and subsequent to the spin-off.

        General and administrative expense includes non-cash compensation expense of $0.5 million in 2008 compared with $1.0 million in 2007. The decrease in non-cash compensation expense is primarily due to a reduction in workforce that occurred in 2007, subsequent to the first quarter and various equity grants fully vesting throughout 2007. As of March 31, 2008, there was approximately $8.2 million of unrecognized compensation cost, net of estimated forfeitures, related to all equity-based awards, which is currently expected to be recognized over a weighted average period of approximately 2.7 years (exclusive of the impact of the modification related to the spin-off, which consists of the accelerated vesting of certain restricted stock units and the modification of vested stock options).

Product development

	Three Months Ended March 31,
	2008	% Change		2007
	(Dollars in thousands)
Lending	$1,454	(47)%		$2,766
Real Estate	655	(56)%		1,504

Product development	$2,109	(51)%		$4,270

As a percentage of total revenue	3%	(88	) bp	4%

	Three Months Ended March 31,
	2008	% Change		2007
	(Dollars in thousands)
Product development—Lending	$1,454	(47)%		$2,766
As a percentage of Lending revenue	2%	(51	) bp	3%
Product development—Real Estate	$655	(56)%		$1,504
As a percentage of Real Estate revenue	8%	(356	) bp	11%

        Product development expense consists primarily of compensation and other employee-related costs (including stock-based compensation) for personnel engaged in product development, which include costs related to the design, development, testing and enhancement of technology that are not capitalized.

        Product development expense in 2008 decreased $2.2 million from 2007, due to decreased compensation and other employee-related costs associated with a reduction in workforce that occurred in 2007, subsequent to the first quarter.

Depreciation

	Three Months Ended March 31,
	2008	% Change		2007
	(Dollars in thousands)
Lending	$1,366	(46)%		$2,530
Real Estate	409	32%		309

Depreciation	$1,775	(37)%		$2,839

As a percentage of total revenue	3%	(5	) bp	3%

	Three Months Ended March 31,
	2008	% Change		2007
	(Dollars in thousands)
Depreciation—Lending	$1,366	(46)%		$2,530
As a percentage of Lending revenue	2%	(40	) bp	3%
Depreciation—Real Estate	$409	32%		$309
As a percentage of Real Estate revenue	5%	255	bp	2%

        Depreciation in 2008 decreased $1.1 million from 2007 primarily due to certain fixed assets becoming fully depreciated and decreased capital expenditures made in 2008 and 2007 and the write-off of certain assets subsequent to the first quarter of 2007 as Tree.com scaled back its operations in response to mortgage market conditions.

Operating Income Before Amortization

	Three Months Ended March 31,
	2008	% Change		2007
	(Dollars in thousands)
Lending	$(1,298)	NM		$3,239
Real Estate	(3,966)	37%		(6,248)

Operating Income Before Amortization	$(5,264)	(75)%		$(3,009)

As a percentage of total revenue	(7)%	(476	) bp	(3)%

	Three Months Ended March 31,
	2008	% Change	2007
	(Dollars in thousands)
Operating Income Before Amortization—Lending	$(1,298)	NM	$3,239
As a percentage of Lending revenue	(2)%	NM	3%
Operating Income Before Amortization—Real Estate	$(3,966)	37%	$(6,248)
As a percentage of Real Estate revenue	(47)%	(9) bp	(47)%

        Operating Income Before Amortization in 2008 decreased $2.3 million to a loss of $5.3 million, declining at a faster rate than revenue due to higher costs per loan sold resulting from lower close rates and stricter underwriting criteria, partially offset by decreases of $23.3 million in selling and marketing expense and $9.3 million in general and administrative expense. Operating Income Before Amortization was adversely impacted in 2008 by charges, aggregating $3.1 million, associated with legal and regulatory costs and restructuring initiatives.

Operating loss

	Three Months Ended March 31,
	2008	% Change		2007
	(Dollars in thousands)
Lending	$(4,249)	(980)%		$(393)
Real Estate	(5,239)	35%		(8,011)

Operating loss	$(9,488)	(13)%		$(8,404)

As a percentage of total revenue	(14)%	(588	) bp	(8)%

	Three Months Ended March 31,
	2008	% Change		2007
	(Dollars in thousands)
Operating loss—Lending	$(4,249)	(980)%		$(393)
As a percentage of Lending revenue	(7)%	(647	) bp	(0)%
Operating loss—Real Estate	$(5,239)	35%		$(8,011)
As a percentage of Real Estate revenue	(63)%	(195	) bp	(61)%

        Operating loss in 2008 increased $1.1 million from 2007, primarily due to the decrease in Operating Income Before Amortization described above, partially offset by a $0.6 million decrease in both non-cash compensation expense and amortization of intangibles.

Income tax provision

        For the three months ended March 31, 2008, Tree.com recorded a tax provision of $0.2 million despite a loss from operations, due principally to an increase in valuation allowance on deferred tax assets. For the three months ended March 31, 2007, Tree.com recorded a tax benefit of $3.5 million on a pre-tax loss of $8.6 million, which represents an effective tax rate of 41%. This tax benefit is higher than the federal statutory rate of 35% due principally to state taxes.

        As of December 31, 2007 and March 31, 2008, Tree.com had unrecognized tax benefits of approximately $4.4 million. Included in unrecognized tax benefits at March 31, 2008 is approximately $3.6 million for tax positions included in IAC's consolidated tax return filings that will remain a liability of IAC after the spin-off. Tree.com recognizes interest and, if applicable, penalties related to unrecognized tax benefits in income tax expense. There were no material accruals for interest for 2008. At March 31, 2008, Tree.com has accrued $1.5 million for the payment of interest. There are no material accruals for penalties.

        By virtue of previously filed separate company and consolidated tax returns with IAC, Tree.com is routinely under audit by federal, state, local and foreign authorities in the area of income tax. These audits include questioning the timing and the amount of deductions and the allocation of income among various tax jurisdictions. Income taxes payable include amounts considered sufficient to pay assessments that may result from examination of prior year returns; however, the amount paid upon resolution of issues raised may differ from the amount provided. Differences between the reserves for tax contingencies and the amounts owed by Tree.com are recorded in the period they become known. Tree.com believes that it is reasonably possible that its unrecognized tax benefits could decrease by approximately $2.7 million within twelve months of the current reporting date due to the reversal of deductible temporary differences which will result in a corresponding increase in net deferred tax liabilities. An estimate of other changes in unrecognized tax benefits cannot be made, but are not expected to be significant.

        Under the terms of the tax sharing agreement, which will be executed in connection with the spin-off, IAC will generally retain the liability related to federal and state returns filed on a consolidated or unitary basis for all periods prior to the spin-off.

FINANCIAL POSITION, LIQUIDITY AND CAPITAL RESOURCES

        As of March 31, 2008, Tree.com had $55.0 million of cash and cash equivalents and restricted cash and cash equivalents.

        Net cash used in operating activities improved by $69.0 million to $5.6 million in 2008 from $74.6 million in 2007. The improvement is primarily due to a $64.2 million increase in loans held for sale in 2007 compared to $4.4 million in 2008 reflecting significantly higher net loan originations in 2007. Also impacting net cash used in operations is an increase in accounts payable as Tree.com aggressively managed working capital in the first quarter of 2008.

        Net cash used in investing activities in 2008 of $16.0 million primarily resulted from the payment of contingent consideration associated with the Home Loan Center acquisition and capital expenditures of $1.5 million. Net cash used in investing activities in 2007 of $3.7 million primarily resulted from capital expenditures.

        Net cash provided by financing activities in 2008 of $28.2 million was primarily due to cash transfers of $21.8 million from IAC, capital contributions of $14.5 million from IAC and a decrease of $12.5 million in restricted cash, partially offset by payments on notes payable and capital lease obligations of $20.0 million. The cash transfers from IAC relate to IAC's centrally managed U.S. treasury function. Net cash provided by financing activities in 2007 of $69.6 million was primarily due to net borrowings under various lines of credit of $62.4 million at LendingTree Loans and payments on notes payable and capital lease obligations of $10.4 million, partially offset by cash transfers of $18.0 million from IAC. The net borrowings under various lines of credit in 2007 is related to the increase in loans held for sale included within cash flow from operations.

        As of March 31, 2008, LendingTree Loans had committed lines of credit totaling $100 million, of which $50 million expires on October 31, 2008, and another $50 million is set to expire on the earlier of sixty days prior to the spin-offs or January 24, 2009, and an uncommitted line of credit of $150 million. The committed line of credit that expires sixty days prior to the spin-offs or January 24, 2009 can be cancelled at the option of the lender without default upon sixty days notice. The $50 million committed line of credit that expires on January 24, 2009 and the $150 million uncommitted line are provided by the same lender. The $50 million committed line that expires on October 31, 2008 is provided by one other lender. Borrowings under these lines of credit are used to fund, and are secured by, consumer residential loans that are held for sale. Loans under these lines of credit are repaid from proceeds from the sales of loans held for sale by LendingTree Loans. The interest rate under these lines of credit is 30-day LIBOR plus 75 to 140 basis points, but may be higher under certain circumstances. At March 31, 2008, there was $78.7 million outstanding under the committed lines of credit. Under the terms of the committed lines of credit, LendingTree Loans is required to maintain various financial and other covenants. These financial covenants include, but are not limited to, maintaining (i) minimum levels of tangible net worth, cash on hand with a certain lender and liquid assets, (ii) a maximum ratio of total liabilities to net worth and (iii) positive pre-tax net income on a quarterly basis. During the first quarter of 2008, LendingTree Loans was in compliance with all covenants. Borrowings under all of LendingTree Loans' lines of credit are non-recourse to Tree.com.

        Tree.com anticipates that it will need to make capital and other expenditures in connection with the development and expansion of its overall operations.

        Tree.com has considered its anticipated operating cash flows in 2008, cash and cash equivalents, current borrowing capacity under lines of credit, its expected capitalization upon completion of the spin-off and access to capital markets, subject to restrictions in the tax sharing agreement, and believes that these are sufficient to fund its operating needs, including debt requirements, commitments and contingencies and capital and investing commitments for the foreseeable future. LendingTree Loans is highly dependent on the availability of credit to finance its operations. Its inability to renew or replace existing facilities upon expiration or termination, which could be impacted by continuing disruptions in the credit market, would adversely impact its results of operations and financial condition. In connection with the completion of the spin-off, intercompany payable balances will be extinguished. It is expected that IAC will transfer to Tree.com an amount of cash that will be sufficient for its initial capitalization.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

	Payments Due by Period
Contractual Obligations	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
	(In thousands)
Short-term and current portion of long-term obligations	$78,739	$78,739	$—	$—	$—
Capital lease obligations	15	15	—	—	—
Purchase obligations(a)	587	587	—	—	—
Operating leases	27,724	7,395	8,723	5,669	5,937

Total contractual cash obligations	$107,065	$86,736	$8,723	$5,669	$5,937

(a)
The purchase obligations primarily relate to marketing event contracts in 2008.

TREE.COM'S PRINCIPLES OF FINANCIAL REPORTING

        Tree.com reports Operating Income Before Amortization as a supplemental measure to generally accepted accounting principles ("GAAP"). This measure is one of the primary metrics by which Tree.com evaluates the performance of its businesses, on which its internal budgets are based and by which management is compensated. Tree.com believes that investors should have access to the same set of tools that it uses in analyzing its results. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Tree.com provides and encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measure which are discussed below.

Definition of Tree.com's Non-GAAP Measure

        Operating Income Before Amortization is defined as operating income excluding, if applicable: (1) non-cash compensation expense, (2) amortization of intangibles and goodwill impairment, (3) pro forma adjustments for significant acquisitions, and (4) one-time items. Tree.com believes this measure is useful to investors because it represents the operating results from the Tree.com Businesses, taking into account depreciation, which Tree.com believes is an ongoing cost of doing business, but excluding the effects of any other non-cash expenses. Operating Income Before Amortization has certain limitations in that it does not take into account the impact to Tree.com's statement of operations of certain expenses, including non-cash compensation, and acquisition-related accounting. Tree.com endeavors to compensate for the limitations of the non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measure.

Pro Forma Results

        Tree.com will only present Operating Income Before Amortization on a pro forma basis if it views a particular transaction as significant in size or transformational in nature. For the periods presented in this report, there are no transactions that Tree.com has included on a pro forma basis.

One-Time Items

        Operating Income Before Amortization is presented before one-time items, if applicable. These items are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. For the periods presented in this report, there are no one-time items.

Non-Cash Expenses That Are Excluded From Tree.com's Non-GAAP Measure

        Non-cash compensation expense consists principally of expense associated with the grants, including unvested grants assumed in acquisitions, of restricted stock, restricted stock units and stock options. These expenses are not paid in cash, and Tree.com will include the related shares in its future calculations of fully diluted shares outstanding. Upon vesting of restricted stock and restricted stock units and the exercise of certain stock options, the awards will be settled, at Tree.com's discretion, on a net basis, with Tree.com remitting the required tax withholding amount from its current funds.

        Amortization of intangibles is a non-cash expense relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as purchase agreements, technology and customer relationships, are valued and amortized over their estimated lives. Tree.com believes that since intangibles represent costs incurred by the acquired company to build value prior to acquisition, they were part of transaction costs.

Reconciliation of Operating Income Before Amortization

        For a reconciliation of Operating Income Before Amortization to operating (loss) income for Tree.com's operating segments and to net (loss) income in total for the years ended December 31, 2007, 2006 and 2005, see Note 8 to the consolidated financial statements. For a reconciliation of Operating Income Before Amortization to operating loss for Tree.com's operating segments and to net loss for the three months ended March 31, 2008 and 2007, see Note 5 to the unaudited interim financial statements.

Critical Accounting Policies and Estimates

        The following disclosure is provided to supplement the descriptions of Tree.com's accounting policies contained in Note 2 to the consolidated financial statements in regard to significant areas of judgment. Tree.com's management is required to make certain estimates and assumptions during the preparation of its consolidated financial statements in accordance with GAAP. These estimates and assumptions impact the reported amount of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements. They also impact the reported amount of net income during any period. Actual results could differ from those estimates. Because of the size of the financial statement elements to which they relate, some of Tree.com's accounting policies and estimates have a more significant impact on its consolidated financial statements than others. What follows is a discussion of some of Tree.com's more significant accounting policies and estimates.

  Recoverability of Long-Lived Assets

        Tree.com reviews the carrying value of all long-lived assets, primarily property and equipment and definite-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may be impaired. In accordance with SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), impairment is considered to have occurred whenever the carrying value of a long-lived asset exceeds the sum of the undiscounted cash flows that is expected to result from the use and eventual disposition of the asset. The determination of cash flows is based upon assumptions that may not occur. The value of long-lived assets that is subject to assessment for impairment in accordance with SFAS 144 is $41.3 million at December 31, 2007.

  Recoverability of Goodwill and Indefinite-Lived Intangible Assets

        Goodwill impairment is determined using a two-step process. The first step of the process is to compare the fair value of a reporting unit with its carrying amount, including goodwill. In performing the first step, Tree.com determines the fair value of its reporting units by using a discounted cash flow ("DCF") analysis. Determining fair value using a DCF analysis requires the exercise of significant judgments, including judgments about appropriate discount rates, perpetual growth rates and the amount and timing of expected future cash flows. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not impaired and the second step of the impairment test is not required. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is required to be performed to measure the amount of impairment, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit's goodwill with the carrying amount of that goodwill. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. If the carrying amount of the reporting unit's goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

        The impairment test for indefinite-lived intangible assets involves a comparison of the estimated fair value of the intangible asset with its carrying value. If the carrying value of the indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. The estimates of fair value of indefinite-lived intangible assets are determined using a DCF valuation analysis that employs a "relief from royalty" methodology in estimating the fair value of its trade names and trademarks. Significant judgments inherent in this analysis include the determination of royalty rates, discount rates and the terminal growth rates.

        Goodwill and indefinite-lived intangible assets, primarily trade names and trademarks, are tested annually for impairment as of October 1 or earlier upon the occurrence of certain events or substantive changes in circumstances. The annual assessment for 2007 identified impairment charges for the Lending reporting unit as more fully described above in "Results of Operations for the Years Ended December 31, 2007, 2006 and 2005." Tree.com's reporting units are currently operating in dynamic and challenged industry segments. To illustrate the magnitude of potential impairment charges relative to future changes in estimated fair value, had the estimated fair value of Tree.com's reporting units and their respective indefinite-lived intangible assets been hypothetically lower by 10% as of October 1, 2007 the aggregate book value of goodwill and indefinite-lived intangible assets would have exceeded fair value by approximately $7.0 million at Lending and $8.0 million at Real Estate. Had the estimated fair values of Tree.com's reporting units and their respective indefinite-lived intangible assets been hypothetically lower by 20% as of October 1, 2007, the book value of goodwill and indefinite-lived intangible assets would have exceeded fair value by approximately $21.0 million at Lending and $18.0 million at Real Estate.

  Income Taxes

        Estimates of deferred income taxes and the significant items giving rise to the deferred assets and liabilities are shown in Note 7, and reflect management's assessment of actual future taxes to be paid on items reflected in the consolidated financial statements, giving consideration to both timing and the probability of realization. As of December 31, 2007, the balance of deferred tax liabilities, net, is $30.3 million. Actual income taxes could vary from these estimates due to future changes in income tax law, state income tax apportionment or the outcome of any review of IAC's tax returns by the IRS, as well as actual operating results of Tree.com that vary significantly from anticipated results. Effective January 1, 2007, Tree.com adopted the provisions of FIN 48. As a result of the adoption of FIN 48, Tree.com recognizes liabilities for uncertain tax positions based on the two-step process prescribed by the interpretation. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. This measurement step is inherently difficult and requires subjective estimations of such amounts to determine the probability of various possible outcomes. Tree.com considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes.

  Loans Held for Sale

        Loans held for sale consist primarily of residential first and second mortgage loans that are secured by residential real estate throughout the United States. LendingTree Loans originates residential loans with the intent to sell them in the secondary market. Loans held for sale are carried at the lower of cost or market value in accordance with SFAS No. 65, "Accounting for Certain Mortgage Banking Activities." The lower of cost or market value is determined on an individual basis for loans that have been impaired and on an aggregate basis for loans that have not been impaired. The cost basis of loans held for sale includes the capitalized cost associated with the interest rate lock commitments, deferred origination fees, deferred origination costs and prior to April 1, 2007 the effects of hedge accounting. The market value of loans held for sale is determined using current secondary market prices for loans with similar coupons, maturities and credit quality. The December 31, 2007 consolidated balance sheet includes $86.8 million of loans held for sale, which is net of an associated valuation allowance of $4.3 million. The valuation allowance is the amount by which the cost of loans held for sale exceeds the market value of loans held for sale.

        LendingTree Loans sells loans it originates to investors on a servicing released basis so the risk of loss or default by the borrower is generally transferred to the investor. However, LendingTree Loans is required by these investors to make certain representations relating to credit information, loan documentation and collateral. To the extent LendingTree Loans does not comply with such representations, or there are early payment defaults, LendingTree Loans may be required to repurchase loans or indemnify the investors for any losses from borrower defaults. As such, LendingTree Loans records a liability for the estimated obligation related to this exposure based, in part, on historical and projected loss frequency and loss severity, the original principal amount of the loans previously sold, the year the loans were sold, and loan type. There are four loan types used in this analysis which are determined based on the extent of the documentation received (full or limited) and the lien position of the mortgage in the underling property (first or second position). In the case of early payment payoffs, which occurs when a borrower prepays a loan prior to the end of the prepayment penalty period, LendingTree Loans may be required to repay all or a portion of the premium initially paid by the investor. The estimated obligation associated with early loan payoffs is calculated based on historical loss experience by type of loan. Specific circumstances may also cause management to estimate and record additional liabilities specific to a situation based on certain assumptions of future losses as a result of current activity. Because LendingTree Loans does not service the loans it sells, it does not maintain nor have access to the current balances and loan performance data with respect to the individual loans previously sold to investors. As such, LendingTree Loans is unable to determine its maximum loss exposure. For the year ended December 31, 2007 LendingTree Loans increased its liability for losses on previously sold loans by approximately $15.5 million as a reduction to revenue. In 2007, $5.4 million was paid or written off against the liability. The related liability at December 31, 2007 is $13.9 million.

Seasonality

        Lending and Real Estate revenue is subject to the seasonal and cyclical trends of the U.S. housing market. On a seasonal basis, home sales typically rise during the spring and summer months and decline during the fall and winter months. The current cyclical trends have impacted and are expected to continue to impact typical seasonal trends. Refinancing and home equity activity is principally driven by mortgage interest rates as well as real estate values.

New Accounting Pronouncements

        Refer to Note 2 to the consolidated financial statements for a description of recent accounting pronouncements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk

        Tree.com's exposure to market rate risk for changes in interest rates relates primarily to its loans held for sale, and LendingTree Loans' lines of credit.

  Loans Held for Sale

        LendingTree Loans' mortgage banking operations expose Tree.com to interest rate risk for loans originated until those loans are sold in the secondary market ("loans held for sale"). The fair value of loans held for sale is subject to change primarily due to changes in market interest rates. LendingTree Loans hedges the changes in fair value of certain loans held for sale primarily by entering into mortgage forward delivery contracts. Although LendingTree Loans continues to enter into derivatives for risk management purposes, effective April 1, 2007 management determined these derivative instruments would no longer qualify for the hedge accounting provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities."

        When hedge accounting was discontinued, the affected loans held for sale were no longer adjusted for changes in fair value. However, the changes in fair value of the derivative instruments continue to be recognized in current earnings as a component of revenue. For the year ended December 31, 2007 Tree.com recognized losses of $1.1 million related to the changes in fair value of derivative instruments related to loans held for sale. For the three months ended March 31, 2008, Tree.com recognized losses of less than $0.1 million related to the changes in fair value of derivative instruments related to loans held for sale.

        In addition, LendingTree Loans provides interest rate lock commitments ("IRLCs") to fund mortgage loans at interest rates previously agreed upon with the borrower for specified periods of time, which also expose it to interest rate risk. IRLCs are considered derivative instruments and, therefore, are recorded at fair value, with changes in fair value reflected in current period earnings. To manage the interest rate risk associated with the IRLCs, Tree.com uses derivative instruments, including mortgage forward delivery contracts. These instruments do not qualify for hedge accounting. The net change in the fair value of these derivatives for the year ended December 31, 2007 resulted in losses of $0.8 million which have been recognized as a component of revenue in the accompanying consolidated statements of operations.

        On January 1, 2008, Tree.com adopted the provisions of SFAS No. 157, "Fair Value Measurements" ("SFAS No. 157"). Prior to the adoption of SFAS 157 the recognition of gains and losses at the inception of a derivative contract were prohibited unless the fair value of the contract was evidenced by a quoted price in an active market. As no active market exists for IRLCs, such day one gains and losses were not recognized until the related loan was sold. Prior to January 1, 2008, guidance also prohibited including the value of servicing the loan in calculating the fair value of an IRLC. Such guidance was rescinded by Staff Accounting Bulletin No. 109, "Written Loan Commitments Recorded at Fair Value Through Earnings" ("SAB 109"). Accordingly, with the adoption of SFAS No. 157 and SAB 109 on January 1, 2008, the day one gains and servicing value, adjusted by the loan funding probability, are included in the value of IRLCs. The net change in the fair value of the IRLCs and related forward delivery contracts, including the impact of day one gains and servicing value, for the three months ended March 31, 2008 resulted in gains of $14.8 million which have been recognized as a component of revenue in the accompanying consolidated statements of operations.

        The fair values of derivative financial instruments at LendingTree Loans are impacted by movements in market interest rates. Changes in the fair value of the derivative financial instruments would substantially be offset by changes in the fair value of the items for which risk is being mitigated. As of March 31, 2008 and December 31, 2007, if market interest rates had increased by 100 basis points, the aggregate fair value of the derivative financial instruments and the hedged items at LendingTree Loans would have increased by $0.1 million and decreased by $0.2 million, respectively. As of March 31, 2008 and December 31, 2007, if market interest rates had decreased by 100 basis points, the aggregate fair value of the derivative financial instruments and the hedged items at LendingTree Loans would have decreased by $0.8 million and $0.3 million, respectively.

Management of Tree.com

Tree.com Board of Directors and Executive Officers

        The following table sets forth information as to persons who are expected to serve as Tree.com directors and executive officers following the spin-offs. The Tree.com Board of Directors, the composition of which complies with the independence requirements under the current standards imposed by the Marketplace Rules, including the transitional rules set forth therein, is currently expected to consist of five directors.

Name	Age	Position(s)
Douglas Lebda	38	Chairman, Chief Executive Officer and Director of Tree.com
Scott Cammarn	47	Senior Vice President and General Counsel of Tree.com
Robert Harris	48	President, LendingTree Exchange
Peter C. Horan	53	Director of Tree.com
Joseph Levin	28	Director of Tree.com
Lance Melber*	46	Director of Tree.com
David Norris	43	President of Home Loan Center, Inc.
Steven Ozonian*	53	Director of Tree.com
Matthew Packey	40	Senior Vice President and Chief Financial Officer of Tree.com
Bret Violette	41	President of Real Estate

*
Independent Directors

Directors

        Background information about those individuals who are expected to serve as directors of Tree.com appears below. Liberty Media Corporation has chosen not to immediately exercise its right to nominate directors at Tree.com, but retains its ability to do so in the future. See "Certain Relationships and Related Party Transactions—Agreements with Liberty Media Corporation."

        Douglas Lebda, age 38, will serve as Chairman, Chief Executive Officer and director of Tree.com upon completion of the spin-offs and has served in such capacity for LendingTree since January 2008. Mr. Lebda has also served as President and Chief Operating Officer of IAC since the end of 2005. Prior to assuming his current roles, Mr. Lebda served as the Chief Executive Officer of LendingTree, which he founded, since September 1998. Prior to his tenure as Chief Executive Officer of LendingTree, Mr. Lebda served as Chairman of the Board and President of LendingTree since June 1996. Before founding LendingTree in June 1996, Mr. Lebda worked as an auditor and consultant for PriceWaterhouseCoopers. Mr. Lebda is a member of the Board of Directors of Eastman Kodak.

        Peter C. Horan, age 53, currently serves as CEO of GoodmailSystems, Inc. Prior to that, he served as CEO of IAC Media & Advertising from January 2007 to June 2008. Mr. Horan previously served as CEO of AllBusiness.com, Inc. Prior to that, Mr. Horan was CEO of About.com. Prior to About.com, he served as President and Chief Executive Officer of DevX.com, Inc., an Internet media company. Mr. Horan spent 10 years at International Data Group, a leading global technology media company, where he spearheaded relationships with top advertisers on a worldwide basis, and also served as Senior Vice President and Publisher of Computerworld. Prior to that Mr. Horan spent more than 15 years in senior account management roles at leading advertising agencies, including BBDO and Ogilvy & Mather.

        Joseph Levin, age 28, currently serves Senior Vice President, Mergers & Acquisitions and Finance for IAC. Prior to his current position, Mr. Levin served as Vice President, Finance. In his four years at IAC, Mr. Levin has worked in Strategic Planning, M&A, and Finance. Prior to joining IAC, Mr. Levin worked in the Technology Mergers & Acquisitions group for Credit Suisse First Boston (now Credit Suisse) in San Francisco.

        Lance Melber, age 46, served as Senior Vice President for Capital One from early 2005 until March of 2008. Prior to that, Mr. Melber founded eSmartloan.com and served as its CEO from 2001 until it was sold to Capital One in early 2005. Prior to founding eSmartloan.com, Mr. Melber served as the Managing Director of Oneloan.com working for First Horizon National Corp. Mr. Melber has a technology background with over 25 years experience in the industry.

        Steven Ozonian, age 53, is currently the Executive Chairman of Global Mobility Solutions. In 2004, Mr. Ozonian founded Spinnaker Capital Partners in 2004. Prior to that he was a senior executive at Re/Max and Bank of America where he worked in the business development and real estate brokerage acquisition activities.

Executive Officers

        Background about Tree.com's executive officers who are not expected to serve as directors appears below.

        Scott Cammarn, age 47, will serve as Senior Vice President and General Counsel of Tree.com upon the completion of the spin-offs and has served in such capacity for LendingTree since May 2006. Prior to joining LendingTree, Mr. Cammarn worked for Bank of America for eleven years, during which he served in various legal capacities, most recently as Associate General Counsel, Global Marketing and Global Corporate Affairs. Before joining Bank of America, Mr. Cammarn was a partner at the law firm of Zeiger, Dreher & Carpenter, where he represented a number of leading consumer lending institutions.

        Robert L. Harris, age 48, will serve as President of Tree.com's LendingTree Exchange business upon completion of the spin-offs and has served in such capacity for LendingTree since June 2008. Mr. Harris previously served as President and Chief Operating Officer of the Lending Business from May 2007 through January 2008 and Vice Chairman from January 2008 through June 2008. Mr. Harris joined LendingTree as Vice President of Marketing in June 2000 and served as Chief Marketing Officer of LendingTree from September 2003 through April 2007. Prior to joining LendingTree, Mr. Harris served as Managing Director, Consumer Marketing of The Coca-Cola Company and worked at McCormick & Company, where he was responsible for leading brand marketing, new products and sales initiatives within the U.S. Consumer Products Group.

        David Norris, age 43, will serve as President of Home Loan Center, Inc., Tree.com's mortgage subsidiary, upon the spin-off and has served in such capacity since June 2008. Mr. Norris previously served as Senior Vice President of Home Loan Center and LendingTree, LLC, with responsibility for several areas, including Business Planning & Intelligence, Project Management, Call Center, Customer Experience, Six Sigma, and Sales Training. Mr. Norris joined LendingTree in September, 2006 as Vice President of Corporate Quality. Prior to joining LendingTree, Mr. Norris served as Vice President of Service and Solutions for Toshiba America's Digital Products Division where he was responsible for delivering customer solutions and all post-sale product support. Within Toshiba, Mr. Norris also served as Vice President of Management Innovation.

        Matthew Packey, age 40, will serve as Senior Vice President and Chief Financial Officer of Tree.com upon completion of the spin-offs and has served in such capacity for LendingTree since September 2007. Mr. Packey previously served as LendingTree's Chief Accounting Officer from August

2005 to September 2007 and Controller from January 2000 to August 2005. Prior to joining LendingTree, Mr. Packey served as Vice President and Controller of Broadway & Seymour, Inc., and as a Manager at Deloitte & Touche, LLP. Mr. Packey is a certified public accountant.

        Bret A. Violette, age 41, will serve as President of Tree.com's Real Estate Business and has served in such capacity for LendingTree since April 2007. Mr. Violette previously served as Senior Vice President and General Manager of LendingTree's real estate brokerage business from June 2005. Before joining LendingTree, Mr. Violette served as President of Weichert Lead Network, Inc. and Weichert Rental Network, Inc. from 2002 to June 2005. Prior to that time, Mr. Violette served as Chief Financial Officer and Vice President of Business Development of YHD Foxtons, Vice President of Business Development at CMP Media Inc. and as a Group Business Director of Ziff-Davis.

Committees of the Board of Directors

        Concurrent with the completion of the spin-offs, the Tree.com Board of Directors will establish the following committees: the Audit Committee, the Compensation Committee and the Nominating Committee. The composition of each such committee will satisfy the independence requirements and current standards of the SEC, Marketplace Rules and Internal Revenue Service rules (as applicable), including the transitional rules set forth therein.

        Audit Committee.    The Audit Committee of the Tree.com Board of Directors will consist of Messrs. Melber, Ozonian and Horan. IAC has concluded, subject to confirmation by the Tree.com Board of Directors, that Mr. Ozonian is an "audit committee financial expert," as such term is defined in applicable SEC rules.

        The Audit Committee will function pursuant to a written charter adopted by the Tree.com Board of Directors, pursuant to which it will be granted the responsibilities and authority necessary to comply with Rule 10A-3 of the Securities Exchange Act of 1934, as amended. The Audit Committee will be appointed by the Tree.com Board of Directors to assist the Tree.com Board with a variety of matters, including monitoring (1) the integrity of Tree.com's financial statements, (2) the effectiveness of Tree.com's internal control over financial reporting, (3) the qualifications and independence of Tree.com's independent registered public accounting firm, (4) the performance of Tree.com's internal audit function and independent registered public accounting firm and (5) the compliance by Tree.com with legal and regulatory requirements.

        Compensation Committee.    The Compensation Committee will be comprised of Messrs. Melber and Ozonian and will be authorized to exercise all of the powers of the Tree.com Board of Directors with respect to matters pertaining to compensation and benefits, including, but not limited to, salary matters, incentive/bonus plans, stock compensation plans, retirement programs and insurance plans.

        Nominating Committee.    The Nominating Committee will be comprised of Messrs. Melber and Ozonian and will be responsible for identifying individuals qualified to become members of Tree.com's Board of Directors, recommending to the Board director nominees for the annual meeting of shareholders and otherwise on an as needed basis.

        Other Committees.    In addition to the foregoing committees, the Tree.com Board of Directors, by resolution, may from time to time establish other committees of the Tree.com Board of Directors, consisting of one or more of its directors.

Director Compensation

        Non-Employee Director Arrangements.    Each member of the Tree.com Board of Directors will receive an annual retainer in the amount of $40,000. Each member of the Audit or Compensation Committee will receive an additional annual retainer in the amount of $10,000, although the chair of the Audit Committee will receive an additional annual chairperson retainer in the amount of $15,000.

        In addition, each non-employee director will receive a grant of restricted stock units with a dollar value of $50,000 upon his or her initial election to the Tree.com Board of Directors and annually thereafter upon re-election on the date of Tree.com's annual meeting of stockholders. The terms of these restricted stock units provide for (i) vesting in two equal annual installments commencing on the first anniversary of the grant date, (ii) cancellation and forfeiture of unvested units in their entirety upon termination of service with the Tree.com Board of Directors and (iii) full acceleration of vesting upon a change in control of Tree.com. Directors will be able to elect to receive their cash payments in restricted stock at a fixed discount to the market price at the grant date. Non-employee directors are also reimbursed for all reasonable expenses incurred in connection with attendance at Tree.com Board and Committee meetings.

        The Compensation Committee will have primary responsibility for establishing non-employee director compensation arrangements, which are designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of Tree.com stock to further align directors' interests with those of Tree.com's stockholders. When considering non-employee director compensation arrangements, Tree.com management will provide the Compensation Committee with information regarding various types of non-employee director compensation arrangements and practices of select peer companies.

        Deferred Compensation Plan for Non-Employee Directors. Under Tree.com's Deferred Compensation Plan for Non-Employee Directors, non-employee directors will be able to defer all or a portion of their Board and Board Committee fees. Eligible directors who defer all or any portion of these fees can elect to have such fees applied to the purchase of share units, representing the number of shares of Tree.com common stock that could have been purchased on the relevant date, or credited to a cash fund. If any dividends are paid on Tree.com common stock, dividend equivalents will be credited on the share units. The cash fund will be credited with deemed interest at an annual rate equal to the weighted average prime lending rate of JPMorgan Chase Bank. After a director ceases to be a member of the Tree.com Board of Directors, he or she will receive (i) with respect to share units, such number of shares of Tree.com common stock as the share units represent and (ii) with respect to the cash fund, a cash payment in an amount equal to deferred amounts, plus accrued interest. These payments will be made in either one lump sum or up to five installments, as previously elected by the eligible director at the time of the related deferral election.

Director Independence

        Under the Marketplace Rules, Tree.com's Board will have a responsibility to make an affirmative determination that those members of its Board that serve as independent directors do not have any relationships with Tree.com and its businesses that would impair their independence. In connection with these determinations, Tree.com's Board will review information regarding transactions, relationships and arrangements involving Tree.com and its businesses and each director that it deems relevant to independence, including those required by the Marketplace Rules. This information is obtained from director responses to a questionnaire circulated by Tree.com management, Tree.com records and publicly available information. Following these determinations, Tree.com management will monitor those transactions, relationships and arrangements that are relevant to such determinations, as well as solicit updated information potentially relevant to independence from internal personnel and directors, to determine whether there have been any developments that could potentially have an adverse impact on Tree.com's prior independence determinations.

Compensation Committee Interlocks and Insider Participation

        Tree.com's Board of Directors will have a Compensation Committee comprised of Messrs. Melber and Ozonian, neither of whom will be or has been in the past an officer or employee of Tree.com or any of its businesses at the time of their respective service on the Committee.

Tree.com Executive Compensation

Compensation Discussion and Analysis

  Roles and Responsibilities

        To date, the compensation of Tree.com's executive officers has been predominantly determined by IAC, acting in effect as Tree.com's compensation committee. IAC's compensation process is principally driven by IAC's General Counsel, who has primary responsibility for administering compensation and making compensation recommendations, with all material decisions approved by IAC's Chairman and Chief Executive Officer and, where appropriate, the Compensation Committee of IAC's Board of Directors (specifically with respect to all awards of IAC equity).

        This Compensation Discussion and Analysis deals exclusively with historical information while Tree.com has been a part of IAC. Following the spin-off, Tree.com will have an independent board of directors, which will in turn have a compensation committee with responsibility for establishing Tree.com's compensation philosophy and programs and determining appropriate payments and awards to its executive officers. Because Tree.com's compensation committee has not yet been established, Tree.com cannot predict what compensation philosophies and programs will be adopted following the spin-off, and therefore this historical report is not necessarily indicative of the practices it will follow when it is an independent public company.

        In general, IAC has been responsible for establishing bonus pools and equity pools for Tree.com, and then such pools are allocated throughout Tree.com, with IAC directly establishing all compensation elements for Tree.com's CEO, while the Tree.com CEO makes the determinations for Tree.com's other executive officers, subject to IAC's review and approval.

        Neither Tree.com nor IAC has an ongoing relationship with any particular compensation consulting firm, though IAC has from time to time retained the services of consultants on specific occasions regarding broad-based IAC compensation programs. At no time has a consultant been engaged with respect to compensation of any of Tree.com's executive officers.

        Until January 2008, Mr. Lebda was an executive officer of IAC, and not of Tree.com, and as such all decisions relating to Mr. Lebda's compensation were made by the IAC Compensation Committee with respect to IAC's performance overall, and his performance in his capacity as President and Chief Operating Officer of IAC.

        As of the end of 2007, C.D. Davies served in the capacity of CEO, Lending Tree LLC, and as such was an executive officer of the Company. In 2008, Mr. Davies accepted a new role with the Company as Vice Chairman, a part time position in which he serves in primarily an advisory capacity, and as such is no longer considered an executive officer of the Company. Accordingly, his 2008 compensation is discussed in this Compensation Discussion and Analysis, and is reflected in the compensation tables, but he is not listed as an executive officer of the Company.

  Philosophy and Objectives

        Tree.com's executive officer compensation program is designed to increase long-term stockholder value by attracting, retaining, motivating and rewarding leaders with the competence, character, experience and ambition necessary to enable Tree.com to meet its growth objectives.

        When establishing compensation packages for a given executive, Tree.com has followed a flexible approach, and has made decisions based on a host of factors particular to a given executive situation, including its firsthand experience with the competition for recruiting and retaining executives, negotiation and discussion with the relevant individual, competitive survey data, internal equity considerations and other factors it deems relevant at the time.

        Similarly, Tree.com has not followed an arithmetic approach to establishing compensation levels and measuring and rewarding performance for its executive officers, as these often fail to adequately take into account the multiple factors that contribute to success at the individual and business level. In any given period, Tree.com may have multiple objectives, and these objectives, and their relative importance, often change as the competitive and strategic landscape shifts, even within a given compensation cycle. As a result, formulaic approaches often over-compensate or under-compensate a given performance level. Accordingly, Tree.com has historically avoided the use of strict formulas in its compensation practices and has relied primarily on a discretionary approach.

  Compensation Elements

        Tree.com's compensation packages for executive officers have primarily consisted of salary, annual bonuses, long term incentives (typically equity awards) and other benefits. Prior to making specific decisions related to any particular element of compensation, Tree.com typically reviews the total compensation of each executive, evaluating the executive's total near and long-term compensation in the aggregate. Tree.com determines which element or combinations of compensation elements (salary, bonus or equity) can be used most effectively to further its compensation objectives. However, all such decisions are subjective, and made on a facts and circumstances basis without any prescribed relationship between the various elements of the total compensation package.

  Salary

        General.    Tree.com typically negotiates a new executive officer's starting salary upon arrival, based on the executive's prior compensation history, prior compensation levels for the particular position within Tree.com, Tree.com's location, salary levels of other executives within Tree.com, salary levels available to the individual in alternative opportunities, reference to certain survey information and the extent to which Tree.com desires to secure the executive's services.

        Once established, salaries can increase based on a number of factors, including the assumption of additional responsibilities, internal equity, periodic market checks and other factors which demonstrate an executive's increased value to Tree.com.

        Tree.com utilizes the Towers Perrin Executive Compensation Data Bank when referring to survey data in formulating its compensation packages.

        2007.    In 2007, Mr. C.D. Davies (who served as CEO of the Lending business as of the end of 2007, but no longer serves as an executive of Tree.com), Mr. Violette, Mr. Harris and Mr. Packey each received salary increases in connection with the assumption of new roles within Tree.com. To reflect his promotion to Chief Executive Officer of the company's Lending business, Mr. Davies received a salary increase from $300,000 to $450,000. Mr. Violette was promoted to President of the company's Real Estate business in April 2007 and received a salary increase from $312,000 to $400,000. Mr. Harris was promoted to President and Chief Operating Officer of the Lending business in May 2007 and received a salary increase from $255,000 to $325,000. Mr. Packey was promoted to Chief Financial Officer in October 2007 and received an increase from $210,000 to $241,500. All of these increases were the result of conversations between the company and the relevant executives, and in making its determinations Tree.com took into account a variety of factors, including internal pay structure, its assessment of market salaries, and, in certain instances, survey data.

        2008.    In connection with the employment agreement pursuant to which Mr. Lebda returned to Tree.com as its Chairman and Chief Executive Officer (the "New Lebda Employment Agreement"), Mr. Lebda agreed to a salary of $750,000, which is the same as the salary he had been receiving as President and Chief Operating Officer of IAC.

  Annual Bonuses

        General.    Tree.com's bonus program is designed to reward performance on an annual basis. Because of the variable nature of the bonus program, and because in any given year bonuses have the potential to make up a significant portion of an executive's total compensation, the bonus program provides an important incentive tool to achieve Tree.com's annual objectives.

        After consultation with Tree.com management, IAC establishes the annual bonus pool for the Lending and Real Estate businesses based on its assessment of their respective performances during the completed year. Both the Lending and Real Estate businesses have generally been measured by growth in profitability, but this is measured subjectively both in absolute terms over the prior year and in comparison to their competitors, taking into account economic and other factors, without any pre-established targets. Additionally, consideration has sometimes been given to achievement of various strategic objectives over the course of the year and other factors IAC and Tree.com's management deem relevant. No quantified weight has been given to any particular consideration and there has generally been no formulaic calculation. Rather, IAC has engaged in an overall assessment of appropriate bonus levels based on a subjective interpretation of all the relevant criteria.

        IAC determines the bonus amounts for the Presidents of the Lending and Real Estate businesses, based largely on the same considerations used in establishing the bonus pools for the businesses generally.

        The Presidents of each business then establish the bonus payments to the other executive officers out of the bonus pool. Specific bonus payouts are determined based loosely on Tree.com's actual bonus pool and the relative role and importance of each executive, with individualized adjustments in certain instances for an executive's individual performance. With the exception of Mr. Violette, none of the executives at Tree.com have target bonus opportunities.

        Tree.com generally pays bonuses shortly after year-end following finalization of financial results for the prior year.

        2007.    Lending and Real Estate each had difficult years in extremely challenging environments, and bonuses generally reflected these factors. In 2007, Mr. Davies and Mr. Violette each received guaranteed minimum bonuses under the terms of their employment agreements. Given disappointing financial results, IAC determined not to make bonus payments in excess of those minimums. Mr. Davies received a bonus of $350,000 and Mr. Violette received a bonus of $500,000. Tree.com's overall 2007 performance did not warrant reward bonuses, but concerned about turmoil in the lending industry, Tree.com determined to pay guaranteed bonuses to certain key performers, as determined by Mr. Davies and Mr. Lebda. Mr. Harris and Mr. Packey were included in this group. For each individual receiving a bonus, an amount was established, with 50% guaranteed to be paid in February 2008 and 50% in July 2008, in each case based on continued employment with Tree.com. For purposes of this compensation disclosure, Tree.com has considered the 50% payout made in February 2008 to Messrs. Harris and Packey as being bonuses paid with respect to 2007. Mr. Harris and Mr. Packey received payouts of $75,000 and $50,000, respectively, in each of February and July. These amounts were established based on a subjective determination by Mr. Davies, in consultation with Mr. Lebda, of the amounts necessary to retain these individuals, given the limited amount of cash provided by IAC for the retention program company-wide.

        No bonuses were paid to IAC executive officers on account of 2007 as a result of poor performance of IAC as a whole, and consequently Mr. Lebda was not paid a bonus for 2007.

  Long-Term Incentives

        General.    Tree.com believes that ownership shapes behavior, and that by providing a meaningful portion of an executive officer's compensation in stock, the executive's incentives are aligned with stockholder interests in a manner that drives better performance over time. As part of IAC, that led to Tree.com's executive officers receiving IAC equity awards on a regular basis.

        In setting particular award levels, the predominant objectives are providing the recipient with effective retention incentives, appropriate reward for past performance, and incentives for strong future performance. Appropriate levels to meet these goals may vary from year to year, and from individual to individual, based on a variety of factors.

        The annual corporate performance factors relevant to setting bonus amounts that were discussed above, while taken into account, are generally less relevant in setting annual equity awards, as the awards tend to be more forward looking, and are a longer-term retention and reward instrument than Tree.com's annual bonuses.

        Awards to the Presidents of Lending and Real Estate have been made by IAC. Additionally, IAC establishes a pool for annual equity awards which the Presidents then allocate to the rest of their businesses, including the other executive officers, subject to IAC's approval. Additionally, IAC approves any equity grants recommended to be made to Tree.com executives outside of the annual process. Executive officers receive grants that are subjectively determined based on IAC's (or the Presidents') view of how best to allocate the equity pool for retention, reward and motivation based on a host of subjective factors (including past contribution, retention risk, contribution potential, and market data).

        Except where otherwise noted, Tree.com grants equity awards following year-end after finalization of financial results for the prior year. The meeting of the Compensation Committee of the IAC Board at which the awards are made is generally scheduled months in advance and without regard to the timing of the release of earnings or other material information.

        Restricted Stock Units.    Until 2008, IAC used restricted stock units, or RSUs, as its exclusive equity compensation tool for Tree.com's executive officers. Through 2006, these awards generally vested in equal annual installments over 5 years (annual vesting RSUs), or cliff vested at the end of five years (cliff-vesting RSUs). Annual awards were intended to provide frequent rewards and near-term retention incentives, while cliff-vesting RSUs provided more of a long-term retention mechanism.

        In February 2007, IAC implemented a new equity instrument, Growth Shares, which were RSU grants that cliff vested at the end of three years in varying amounts depending upon growth in IAC's publicly reported metric, Adjusted Earnings Per Share, with certain modifications.

        These awards were introduced throughout IAC to more closely link long-term reward with IAC's overall performance and to provide greater retentive effect by providing the opportunity to earn greater amounts through increased IAC performance. However, in connection with the spin-off, these awards will be converted into three-year cliff-vesting awards at the "target" value (or 50% of the shares actually granted), without variability based on performance. For information regarding the reasons behind this conversion, see "The Separation—Treatment of Outstanding IAC Compensatory Equity-Based Awards."

        LendingTree Equity.    At the time of IAC's acquisition of LendingTree, a wholly owned subsidiary of Tree.com which contains Tree.com's operating assets, Mr. Lebda, Mr. Harris and Mr. Packey were granted awards representing 4.25%, 0.7% and 0.075% of LendingTree's common equity. In addition to common equity, LendingTree has outstanding another class of equity with a liquidation preference equal to the price IAC paid for LendingTree plus accreted dividends since the acquisition. At the time Mr. Lebda became President and Chief Operating Officer of IAC, he exchanged 25% of his LendingTree award for 200,000 shares of restricted stock of IAC, and acquired a right to exchange 25% of his award for 300,000 shares of IAC stock in 2009. All these LendingTree awards are fully vested, and subject to a put right to Tree.com in 2009 (and annually thereafter) and a call right by Tree.com in 2011 (and annually thereafter). Tree.com believes the liquidation preference of the senior equity is significantly greater than the value of LendingTree, and therefore believes it is highly unlikely that these equity awards will ever result in value to the holders. Additionally, Tree.com expects Mr. Lebda to exercise his exchange right for 300,000 shares of IAC, which right will be accelerated at the time of the spin-off.

        2007.    Mr. Davies received 10,659 RSUs when hired by Tree.com and also received 7,500 Growth Shares (at target) to reflect his promotion to Chief Executive Officer of Tree.com. Mr. Harris received 2,509 RSUs and 15,056 Growth Shares (at target) in connection with the annual grant process and also received 5,738 Growth Shares (at target) related to his promotion to President and Chief Operating Officer of Tree.com. Mr. Violette received 10,000 Growth Shares (at target) in connection with his assuming the role of President of the Real Estate business. Each of these awards were arrived at as a result of negotiations relating to the entering into of new employment agreements by the recipients. Mr. Packey also received 5,833 Growth Shares (at target) and 2,447 annual vesting RSUs in connection with the annual grant process.

        Mr. Lebda received 62,735 Growth Shares (at target), the same amount received by the other IAC executive officers (other than the CEO).

        2008.    Mr. Packey received 12,000 RSUs with a five year annual vesting schedule in recognition of his promotion to Chief Financial Officer of Tree.com. This grant was agreed upon in 2007, but not granted until 2008, and was based on the assumption of additional responsibilities, a review of competitive data, internal equity considerations, and discussions with Mr. Packey.

        Under the New Lebda Employment Agreement, Mr. Lebda was granted the right to receive, upon consummation of the spin-off, RSUs in Tree.com equal to 2% of the fully diluted equity of the company, as well as four grants of options, each of which represented the right to acquire 2.5% of the fully diluted equity at exercise prices representing a total equity value of the company of $250 million, $300 million, $400 million and $450 million, with possible upward adjustments based on the initial trading value in the spin-off. Fully diluted equity will be measured at the time of the spin-off. The restricted stock units vest equally over five years, while the stock options all cliff vest at the end of five years. The New Lebda Employment Agreement also provides that all of Mr. Lebda's outstanding IAC equity awards will vest immediately prior to the spin-off.

        Tree.com plans to grant stock options to the other executive officers at the time of the spin-off, although the size of such grants have not yet been determined.

        Spin-Off Adjustments.    In the spin-off, equity awards denominated in IAC stock will be adjusted as described in "Treatment of Outstanding IAC Compensatory Equity-Based Awards."

        Presuming the spin-off transactions occur prior to February 2009, the following table reflects the effect of these adjustments on all equity awards held by Tree.com's executive officers:

	Upon Completion of the Spin-Off*
Name	RSUs that will vest (#)		RSUs that will be converted exclusively into RSUs of Tree.com and vest on regular schedule (#)	RSUs that will be split among the post-transaction companies and vest after February 2009 on regular schedule (#)	Options outstanding at December 31, 2007—all of which will be split among the post-transaction companies (#)
Doug Lebda	192,235	(1)	—	—	—
C.D. Davies	—		13,528	2,500	—
Bret Violette	39,029		6,667	3,333	—
Robert Harris	19,354		17,538	22,728	10,848
Matt Packey	1,994		16,850	3,890	—

*
Excludes 7,186, 2,131, 39,027, 501 and 1,525 RSUs that vested since December 31, 2007 or will vest prior to August 1, 2008 for Messrs. Lebda, Davies, Violette, Harris and Packey, respectively.

(1)
In addition, 500,000 shares of restricted stock held (or to be received by) Mr. Lebda will vest at the time of the spin-offs.

        Violette Long Term Cash Bonus Plan.    In connection with his agreement to serve as the President of Tree.com's Real Estate business, the company agreed to pay a one-time bonus if the Real Estate business' 2009 revenues are at least $130 million and 2009 operating income before amortization is at least $10 million (in which case the bonus shall be $1 million) or at least $20 million (in which case the bonus shall be $2 million). This bonus structure was put in place to provide an incentive for Mr. Violette to grow both the business' top and bottom lines.

  Change of Control and Severance

        Tree.com believes that providing executives with severance and change of control protection is critical to allowing executives to fully value the forward looking elements of their compensation packages, and therefore limit retention risk during uncertain times. Accordingly, Tree.com's employment agreements and equity awards generally provide for salary continuation in the event of certain employment terminations beyond the control of the executive, as well as varying degrees of accelerated vesting in the event of a change of control of the company.

  Other Compensation

        Under limited circumstances, certain Tree.com executive officers have received non-cash and non-equity compensatory benefits. The values of these benefits are reported under the heading "Other Annual Compensation" in this filing pursuant to applicable rules. The executive officers do not participate in any deferred compensation or retirement program other than IAC's 401(k) plan.

  Tax Deductibility

        IAC's practice has been to structure Tree.com's compensation program in such a manner so that the compensation it pays is deductible by IAC for federal income tax purposes. However, because Tree.com's executive officers will now be subject to the limitations on deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended, and were not previously, certain compensatory arrangements established prior to the spin-off but that will be paid following the spin-off may not result in deductible compensation for Tree.com.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Douglas R. Lebda(2) Chairman and CEO	2007 2006	750,000 750,000	— 1,300,000	6,392,587 5,483,376	7,750(4 602,974)	7,150,337 8,136,350
C. D. Davies(3) Vice Chairman	2007	377,885	350,000	123,105	4,689(3)	855,679
Bret Violette President, Real Estate	2007	375,631	500,000	1,175,887	6,750(4)	2,058,268
Robert Harris(5) President, LendingTree Exchange	2007	299,423	75,000	482,163	6,750(4)	863,336
Matthew Packey CFO	2007	218,692	50,000	122,617	6,750(4)	398,059

(1)
Reflects the dollar amount recognized by IAC for financial statement reporting purposes for the applicable fiscal years ended December 31, in accordance with SFAS 123R, for IAC restricted stock units ("RSUs") awarded in and prior to the applicable year under IAC's stock and annual incentive plans. These amounts do not, therefore, represent the value of IAC equity compensation awarded or realized in the applicable year. For further discussion of IAC's accounting for its equity compensation plans, see note 4 of IAC's audited financial statements for the fiscal year ended

  December 31, 2007 included in its Annual Report on Form 10-K filed with the SEC on February 29, 2008. For information on awards made and realized in 2007, see the Grants of Plan-Based Awards and Option Exercises and Stock Vested tables below.

(2)
Reflects compensation received by Mr. Lebda in his capacity as President and Chief Operating Officer of IAC.

(3)
Reflects compensation received in his capacity as CEO, LendingTree.

(4)
Reflects matching contributions under IAC's 401(k) plan.

(5)
Reflects compensation received as President of the Lending Business.

Grants of Plan-Based Awards

        The table below provides information regarding IAC equity awards granted to Tree.com's named executives in 2007.

		Estimated Future Payouts Under Equity Incentive Plan Awards(1)(2)
					All other stock awards: number of shares of stock or units (#)(2)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)		Grant Date Fair Value of Stock and Option Awards ($)(3)
Douglas R. Lebda	2/16/07	3,488	62,735	125,470	—	2,499,990
C.D. Davies	6/18/07	417	7,500	15,000	10,659	623,762
Bret Violette	6/18/07	556	10,000	20,000	—	343,500
Robert Harris	2/16/07 6/18/07	837 319	15,056 5,738	30,112 11,476	2,509 —	699,965 197,101
Matthew Packey	2/16/07	324	5,833	11,666	2,447	329,958

(1)
Reflects performance-based RSU awards which cliff vest at the end of three years in varying amounts depending upon growth in IAC's publicly reported metric, Adjusted Earnings Per Share, with certain modifications. The threshold amount represents 5.56% of the target payout, which amount will vest upon achieving the minimum growth threshold. These awards will be converted into three year cliff-vesting awards in the spin-offs as described under "The Separation—Treatment of Outstanding IAC Compensatory Equity-Based Awards."

(2)
RSU award recipients would be credited with amounts for cash dividends paid on IAC common stock, with such additional amounts vesting concurrently with the related RSU award. For information on the treatment of RSU awards granted to Tree.com's named executives upon a termination of employment or a change in control, see the discussion under "Potential Payments Upon Termination or Change in Control" below.

(3)
The fair value of equity incentive plan awards is based on the target payout.

Outstanding Equity Awards at Fiscal Year-End

        The table below provides information regarding various IAC equity awards held by Tree.com's named executives as of December 31, 2007. The market value of all RSU and restricted stock awards is based on the closing price of IAC common stock as of December 31, 2007 ($26.92), the last trading day of 2007.

					Stock Awards(1)(2)
									Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)(4)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)(4)
	Option Awards(1)
					Number of shares or units of stock that have not vested (#)(4)		Market value of shares or units of stock that have not vested ($)(4)
Name	Number of securities underlying unexercised options (#)(3)	Option exercise price ($)		Option expiration date
	(Exercisable)
Douglas R. Lebda(5)	17,892 52,304 49,204 49,592 61,990 54,241 38,744 — —	$ $ $ $ $ $ $	9.30 10.87 16.58 5.01 6.16 14.11 23.62 — —	12/28/08 9/2/09 1/7/10 12/6/10 4/2/11 3/8/12 12/20/12 — —	— — — — — — — 200,000 136,686	(6)	— — — — — — — 5,384,000 3,679,587	(6)	— — — — — — — — 3,488	— — — — — — — — 93,897
C. D. Davies	—		—	—	10,659		286,940		417	11,226
Bret Violette	—		—	—	78,056		2,101,268		556	14,968
Robert Harris(5)	10,848		$23.62	12/20/12	39,327		1,058,683		1,156	31,120
Matthew Packey(5)	—		—	—	6,426		172,988		324	8,722

(1)
For a discussion regarding how these equity awards will be treated in the spin-offs, see under "Treatment of Outstanding IAC Compensatory Equity-Based Awards."

(2)
Amounts shown for equity incentive plan awards are based on achieving the minimum growth threshold in accordance with SEC rules.

(3)
On August 9, 2005, IAC completed the separation of its travel and travel-related businesses and investments (other than Interval and TV Travel Shop) into an independent public company (the "Expedia Spin-Off"). In connection with the Expedia Spin-Off, each then-vested option to purchase shares of IAC common stock was converted into an option to purchase shares of IAC common stock and an option to purchase shares of Expedia common stock. Adjustments were made to the number of shares subject to each IAC and Expedia stock option to give effect to the one-for-two reverse stock split effected in connection with the Expedia Spin-Off and to the corresponding exercise prices based on the relative market capitalizations of IAC and Expedia at the time of the Expedia Spin-Off. The adjusted IAC and Expedia stock options otherwise have the same terms and conditions, including exercise periods, as the corresponding vested IAC stock options outstanding immediately prior to the Expedia Spin-Off.

For the named executives, any value realized upon the exercise of Expedia stock options is treated for tax purposes as compensation payable to them in their respective capacities as executive officers of Tree.com. Accordingly, information regarding Expedia stock options held by Tree.com's named executives as of December 31, 2007 appears in the table immediately below and information regarding any exercises of Expedia stock options by such named executives is reported in the Option Exercises and Stock Vested table below.

Name	Number of Options (#)	Option Exercise Price ($)	Option Expiration Date
Douglas R. Lebda	38,744	$18.91	12/20/12
Robert Harris	10,848	$18.91	12/20/12
(4)
The table below provides the following information regarding RSU awards held by Tree.com's named executives as of December 31, 2007: (i) the grant date of each award, (ii) the number of RSUs outstanding (on an aggregate and grant-by-grant basis), (iii) the market value of RSUs outstanding as of December 31, 2007, (iv) the vesting schedule for each award and (v) the total number of RSUs that vested or are scheduled to vest in each of the fiscal years ending December 31, 2008, 2009, 2010, 2011 and 2012.

		Market Value of Unvested RSUs as of 12/31/07
	Number of Unvested RSUs as of 12/31/07
			Vesting Schedule (#)
Grant Date
	(#)	($)	2008	2009	2010	2011	2012
Douglas R. Lebda
8/8/03(a)	11,255	302,985	11,255	—	—	—	—
2/4/04(b)	58,982	1,587,795	—	58,982	—	—	—
2/10/05(b)	37,703	1,014,965	—	—	37,703	—	—
2/6/06(c)	28,746	773,842	7,186	7,186	7,187	7,187	—
2/16/07(d)	62,735	1,688,826	—	—	62,735	—	—

Total	199,421	5,368,413	18,441	66,168	107,625	7,187	—

C.D. Davies
6/18/07(e)	10,659	286,940	2,131	2,132	2,132	2,132	2,132
6/18/07(d)	7,500	201,900	—	—	7,500	—	—

Total	18,159	488,840	2,131	2,132	9,632	2,132	2,132

Bret Violette
6/15/05(c)	78,056	2,101,268	39,027	39,029	—	—	—
6/18/07(d)	10,000	269,200	—	—	10,000	—	—

Total	88,056	2,370,468	39,027	39,029	10,000	—	—

Robert Harris
2/10/05(b)	18,852	507,496	—	—	18,852	—	—
2/6/06(b)	17,966	483,645	—	—	—	17,966	—
2/16/07(c)	2,509	67,542	501	502	502	502	502
2/16/07(d)	15,056	405,308	—	—	15,056	—	—
6/18/07(d)	5,738	154,467	—	—	5,738	—	—

Total	60,121	1,618,458	501	502	40,148	18,468	502

Matthew Packey
9/30/03(a)	152	4,092	152	—	—	—	—
2/10/05(c)	952	25,628	317	317	318	—	—
2/6/06(c)	2,875	77,395	719	718	719	719	—
2/16/07(c)	2,447	65,873	489	489	490	489	490
2/16/07(d)	5,833	157,024	—	—	5,833	—	—

Total	12,259	330,012	1,677	1,524	7,360	1,208	490

  (a)
  These awards vest in four equal installments, beginning on the second anniversary of the grant date, subject to continued employment.

  (b)
  These awards vest in one lump sum installment on the fifth anniversary of the grant date, subject to continued employment.

  (c)
  These awards vest in five equal annual installments on each of the first five anniversaries of the grant date, subject to continued employment.

  (d)
  Represents the initial "target" awards. See the Grant of Plan-Based Awards table and footnote (1) thereto.

  (e)
  These awards vest in five equal annual installments on each of the first five anniversaries of January 22, 2007, Mr. Davies' date of hire.

(5)
Excludes LendingTree units held as of December 31, 2007 and, in the case of Mr. Lebda, also excludes 300,000 shares of IAC common stock receivable upon the exercise of contractual right to exchange certain LendingTree units in early 2009 (or, if earlier, at the time of the spin-off). These units have no market value and are instead subject to appraisal at the time of certain put-call rights. Tree.com believes that these awards have no value. For more information regarding these equity arrangements, see the discussion under the "Compensation Discussion and Analysis" and "Potential Payments Upon Termination or Change in Control" sections, and the Option Exercises and Stock Vested table.

(6)
Reflects shares of restricted stock received by Mr. Lebda upon the effective date of the 2006 agreement relating to his promotion to President and Chief Operating Officer of IAC in exchange for certain of his LendingTree units.

Option Exercises and Stock Vested

        The table below provides information regarding the number of shares acquired by Tree.com's named executives in 2007 upon the exercise of stock options and the vesting of RSU awards and the related value realized, in each case, excluding the effect of any applicable taxes. The dollar value realized upon exercise of stock options represents the difference between (i) the sale price of the shares acquired on exercise for simultaneous exercise and sale transactions and (ii) the exercise price of the stock option, multiplied by the number of stock options that were exercised. The dollar value realized upon vesting of RSUs represents the closing price of IAC common stock on the applicable vesting date multiplied by the number of RSUs so vesting.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Douglas R. Lebda(1)	70,832	(2)	1,318,126	18,440	582,789
C.D. Davies	—		—	—	—
Bret Violette	—		—	39,027	1,358,140
Robert Harris(1)	—		—	—	—
Matthew Packey(1)	—		—	1,134	43,693

(1)
In addition, 1.42, 1.4, and 0.15 LendingTree units held by Messrs. Lebda, Harris and Packey, respectively, vested in 2007, which number represents less than 1% of the total outstanding common units of LendingTree. These awards were granted to certain LendingTree employees at the time of its acquisition by IAC in 2003, became fully vested in February 2008, and are subject to put and call rights beginning in 2009. This table also excludes, in the case of Mr. Lebda, LendingTree units held by him that are subject to the 2009 exchange right, as discussed under Compensation Discussion and Analysis. These units are significantly out of the money and are not expected to result in any value.

(2)
Includes 49,204 Expedia shares acquired upon the exercise of Expedia stock options received in connection with the Expedia Spin-Off.

Potential Payments Upon Termination or Change in Control

  Change of Control

        Pursuant to the terms of IAC's (and, following the spin-off, Tree.com's) equity compensation plans and the award agreements thereunder, upon a change of control the named executive officers are generally entitled to accelerated vesting of (i) equity awards made prior to 2006 and (ii) equity awards made thereafter if, following such change in control, their employment is terminated by the Company for any reason other than death, disability or cause (as defined in the relevant employment agreement), or by the executive for good reason (as defined in the relevant plan or employment agreement) (a "Qualifying Termination").

  Severance

        Cash.    Upon a Qualifying Termination, Mr. Lebda and Mr. Violette shall be entitled to salary continuation for the remainder of the terms of their employment agreements, provided Mr. Lebda shall not receive such continuation for more than three years. Mr. Harris would receive salary continuation for twelve months following a Qualifying Termination. Upon a Qualifying Termination, Mr. Violette would also be entitled to a pro rated portion of his long-term cash bonus plan if any such payout is ultimately earned and his remaining guaranteed bonuses of $500,000 payable in July of 2008 and 2009.

        Equity.    Upon a Qualifying Termination, Mr. Lebda will receive full acceleration of his equity awards outstanding immediately following the spin-off, Mr. Violette will receive full acceleration of any unvested RSUs he received in 2005, and Mr. Harris will receive acceleration of a portion of the cliff-vesting RSU awards granted in 2005 and 2006 equal to 20% of each such award for each full year of service from the date of grant to the date of termination.

        Obligations.    The amounts payable upon a Qualifying Termination are all subject to the execution of a general release and to compliance with confidentiality, non-compete, non-solicitation of employees and non-solicitation of customer covenants set forth in the relevant employment agreements. Salary continuation payments will be offset by the amount of any compensation earned by an executive from other employment during the severance payment period.

        The amounts shown in the table assume that the termination or change in control was effective as of December 31, 2007 and that the price of IAC common stock on which certain calculations are based was the closing price of $26.92 on The Nasdaq Stock Market on that date. These amounts are estimates of the incremental amounts that would have been paid out to the executive upon such terminations/change in control, and do not take into account equity grants made, and contractual obligations entered into, after December 31, 2007. The actual amounts to be paid out can only be determined at the time the event actually occurs.

Name and Benefit	Termination without cause	Resignation for good reason	Death or Disability	Change in Control of IAC	Termination w/o cause or for good reason in connection with Change in Control
Douglas Lebda(1)
Cash Severance (salary)	750,000	750,000	—	—	750,000
RSUs (vesting accelerated)	13,762,985	13,762,985	9,130,860	10,752,413	16,225,654
Total estimated value	14,512,985	14,512,985	9,130,860	10,752,413	16,975,654
C.D. Davies(2)
Cash Severance (salary)	450,000	—	—	—	450,000
RSUs (vesting accelerated)	—	—	—	—	488,840
Total estimated value	450,000	—	—	—	938,840
Bret Violette
Cash Severance (salary)	800,000	800,000	—	—	800,000
Guaranteed Bonus	1,000,000	1,000,000	—	—	1,000,000
RSUs (vesting accelerated)	2,101,268	2,101,268	—	2,101,268	2,370,468
Total estimated value	3,901,268	3,901,268	—	2,101,268	4,170,468
Robert Harris(1)(2)
Cash Severance (salary)	325,000	325,000	—	—	325,000
RSUs (vesting accelerated)	299,700	299,700	—	507,496	1,618,457
Total estimated value	624,700	624,700	—	507,496	1,943,457
Matthew Packey(1)
Cash Severance (salary)	—	—	—	—	—
RSUs (vesting accelerated)	2,073	—	1,669	29,720	330,012
Total estimated value	2,073	—	1,669	29,720	330,012

(1)
Excludes, in all cases, LendingTree units held at December 31, 2007 (and, in the case of Mr. Lebda, that would accelerate upon the events set forth above), given that the value of these units as of that date was zero.

(2)
One year's salary also payable upon a change in control of LendingTree.

Tree.com Security Ownership of Certain Beneficial Owners and Management

        As of the date hereof, all of Tree.com's outstanding shares of common stock are owned by IAC. After the distribution, IAC will no longer own any shares of Tree.com common stock. The following table presents information relating to the expected beneficial ownership of shares of Tree.com common stock, assuming completion of the distribution as if it occurred on April 30, 2008, by (i) each individual or entity expected to own beneficially more than 5% of the outstanding shares of Tree.com common stock, assuming that there are 278,735,546 shares of common stock and Class B common stock of IAC outstanding and a distribution ratio of one-thirtieth of a share of Tree common stock for every share of IAC common stock and/or Class B common stock, (ii) each director of Tree.com (iii) the Chief Executive Officer, the Chief Financial Officer and the other three named executive officers in the Tree.com summary compensation table (see "Tree.com Executive Compensation") and (iv) all of Tree.com's executive officers and directors as a group.

        Unless otherwise indicated, beneficial owners listed here may be contacted at Tree.com's corporate headquarters at 11115 Rushmore Drive, Charlotte, North Carolina 28277. For each listed person, the number of shares of Tree.com common stock and percent of such class listed assumes the conversion or exercise of any Tree.com equity securities owned by such person that are or will become convertible or exercisable, and the exercise of stock options and the vesting of restricted stock units, if any, that will vest, within 60 days of April 30, 2008, but does not assume the conversion, exercise or vesting of any such equity securities owned by any other person.

        The share amounts for each beneficial owner listed here are based on each such individual's beneficial ownership of shares of IAC common stock and/or Class B common stock as of April 30, 2008, and assuming a distribution ratio of one thirtieth of a share of Tree.com common stock for every share of IAC common stock and/or Class B common stock. To the extent that Tree.com directors and executive officers own shares of IAC common stock at the time of the distribution, they will participate in the distribution on the same terms as other holders of IAC common stock. In addition, following the distribution, Tree.com expects that all IAC stock-based awards held by these individuals will be adjusted to become awards relating to common stock of all five companies resulting from the spin-offs. Those awards that will relate to Tree.com common stock are reflected in the table below based upon the expected adjustment formula described under the caption "The Separation—Treatment of Outstanding IAC Compensatory Equity-Based Awards."

        The actual number of shares of Tree.com capital stock outstanding as of the date of the distribution may differ due, among other things, to the exercise of stock options or warrants or the vesting of restricted stock units, in each case, between April 30, 2008 and the date of the distribution and to the extent the other assumptions set forth above differ from actual developments.

	Tree.com Common Stock
Name and Address of Beneficial Owner
	Shares	%
Clearbridge Advisors, LLC, et al.(1)(2) 399 Park Avenue New York, NY 10022	441,885	4.75
Lord Abbett & Co. LLC(1)(2) 90 Hudson Street, 11th Floor Jersey City, NJ 07302	1,306,628	14.06
Liberty Media Corporation(4)(5) 12300 Liberty Boulevard Englewood, CO 80112	2,773,993	29.86
Scott Cammarn(5)	45	*
Robert Harris(5)	10	*
Peter C. Horan	207	*
Douglas Lebda(5)	13,743	*
Joseph Levin(5)	85	*
Lance Melber	—	—
David Norris(5)	—	—
Steven Ozonian	—	—
Matthew Packey(5)	65	*
Bret Violette(5)	878	*
All executive officers and directors as a group (10 persons)	15,033	*

*
The percentage of shares beneficially owned does not exceed 1%.

(1)
We have not been able to determine the person or persons controlling the fund through publicly available information.

(2)
Based upon information regarding IAC holdings reported on a Schedule 13G, as amended, which was filed with the SEC on February 14, 2008 and a distribution ratio of one-thirtieth of a share of Tree common stock for every share of IAC common stock and/or Class B common stock.

(3)
Liberty Media Corporation is a publicly traded corporation. According to Liberty Media Corporation's Schedule 14A, filed April 24, 2008, Liberty's chairman, John C. Malone, controls 33% of the voting power of Liberty Media Corporation.

(4)
Based on 58,796,381 shares of IAC common stock held by Liberty and 4,000,000, 15,618,230, 4,005,190 and 800,006 shares of IAC Class B common stock held by each of BDTV Inc., BDTV II Inc., BDTV III Inc. and BDTV IV Inc., respectively and a distribution ratio of one-thirtieth of a share of Tree common stock for every share of IAC common stock and/or Class B common stock.

(5)
Excludes any equity awards that will vest upon completion of the spin-offs.

DESCRIPTION OF CAPITAL STOCK OF TREE.COM

General

        The following is a summary of information concerning the capital stock of the Company. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of the Amended and Restated Certificate of Incorporation of the Company or its by-laws. The summary is qualified by reference to these documents, which you must read for complete information on the capital stock of the Company. The Amended and Restated Certificate of Incorporation and by-laws of the Company are included as exhibits to the Company's registration statement on Form S-1, of which this prospectus is a part.

Distributions of Securities

        In the past three years, the Company has not sold any securities, including sales of reacquired securities, new issues, securities issued in exchange for property, services, or other securities, and new securities resulting from the modification of outstanding securities, that were not registered under the Securities Act.

Common Stock

        Immediately following the spin-off, our authorized capital stock will consist of 50,000,000 shares of common stock, par value $0.01 per share, and the preferred stock described below.

        Shares Outstanding.    Immediately following the spin-off, we expect that the number of shares of common stock that we will have issued and outstanding will be approximately 9.29 million shares of common stock, par value $0.01 per share (based on a distribution ratio of one-thirtieth of a share of Tree.com for each share of IAC common stock and Class B common stock outstanding). This is based upon approximately 253,135,548 shares of IAC common stock and 25,599,998 shares of IAC Class B common stock outstanding as of March 31, 2008.

        Dividends.    Subject to prior dividend rights of the holders of any preferred shares, holders of shares of common stock of the Company are entitled to receive dividends when, as and if declared by its board of directors out of funds legally available for that purpose.

        Voting Rights.    Each share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. Holders of shares of common stock do not have cumulative voting rights. In other words, a holder of a single share of our common stock cannot cast more than one vote for each position to be filled on our board of directors.

        Other Rights.    In the event of any liquidation, dissolution or winding up of the Company after the satisfaction in full of the liquidation preferences of holders of any preferred shares, holders of shares of our common stock are entitled to ratable distribution of the remaining assets available for distribution to stockholders. Shares of common stock are not subject to redemption by operation of a sinking fund or otherwise. Holders of shares of common stock are not currently entitled to preemptive rights.

        Fully Paid.    The issued and outstanding shares of our common stock are fully paid and non-assessable. This means the full purchase price for the outstanding shares of common stock has been paid and the holders of such shares will not be assessed any additional amounts for such shares. Any additional shares of common stock that we may issue in the future will also be fully paid and non-assessable.

Preferred Stock

        Tree.com is authorized to issue up to 5,000,000 shares of preferred stock, par value $.01 per share. Our board of directors, without further action by the holders of our common stock, may issue shares of preferred stock. The board of directors is vested with the authority to fix by resolution the designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, including, without limitation, redemption rights, dividend rights, liquidation preferences and conversion or exchange rights of any class or series of preferred stock, and to fix the number of classes or series of preferred stock, the number of shares constituting any such class or series and the voting powers for each class or series.

        The authority possessed by our board of directors to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of the Company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Our board of directors may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of our common stock. There are no current agreements or understandings with respect to the issuance of preferred stock and the board of directors does not have a present intention to issue any shares of preferred stock.

Restrictions on Payment of Dividends

        The Company is incorporated in Delaware and is governed by Delaware law. Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law.

Section 203 of the Delaware General Corporation Law

        Section 203 ("Section 203") of the Delaware General Corporation Law prohibits certain transactions between a Delaware corporation and an "interested stockholder." Generally, an "interested stockholder" for this purpose is a stockholder who is directly or indirectly a beneficial owner of 15% or more of the outstanding voting power of a Delaware corporation. This provision, if applicable, prohibits certain business combinations between an interested stockholder and a corporation for a period of three years after the date on which the stockholder became an interested stockholder, unless: (1) the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation's board of directors before the stockholder became an interested stockholder, (2) the interested stockholder acquired at least 85% of the voting power (as calculated pursuant to Section 203) of the corporation in the transaction in which the stockholder became an interested stockholder, or (3) the business combination is approved by a majority of the board of directors and the affirmative vote of the holders of two-thirds of the outstanding voting power not owned by the interested stockholder at or subsequent to the time that the stockholder became an interested stockholder. These restrictions do not apply in certain circumstances, including if the corporation's certificate of incorporation contains a provision expressly electing not to be governed by Section 203. If such a provision is adopted by an amendment to the corporation's certificate of incorporation, the amendment will be effective immediately if, among other requirements, the corporation has never had a class of voting stock listed on a national securities exchange or held of record by more than 2,000 stockholders. If this and other requirements are not satisfied, the amendment will not be effective until 12 months after its adoption and will not apply to any business combination between the corporation and any person who became an interested stockholder on or prior to such adoption.

        In accordance with Section 203, the restrictions on certain business combinations in Section 203 will not apply in respect of the Company following the spin-off.

Anti-takeover Effects of the Certificate of Incorporation and By-laws of Tree.com and Delaware Law

        Some provisions of our Amended and Restated Certificate of Incorporation and by-laws and certain provisions of Delaware law could make the following more difficult:

  •
  acquisition of the Company by means of a tender offer;

  •
  acquisition of the Company by means of a proxy contest or otherwise; or

  •
  removal of incumbent officers and directors of the Company.

  Size of Board and Vacancies

        Our Amended and Restated Certificate of Incorporation and by-laws provide that the number of directors on the Company's board of directors will be fixed exclusively by the board of directors. Newly created directorships resulting from any increase in the authorized number of directors will be filled by a majority of the directors then in office, provided that a majority of the entire board of directors, or a quorum, is present and any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled generally by the majority vote of the remaining directors in office, even if less than a quorum is present.

  Elimination of Stockholder Action by Written Consent

        Our Amended and Restated certificate of incorporation and by-laws expressly eliminate the right of stockholders to act by written consent. Stockholder action must take place at the annual or a special meeting of the Company's stockholders.

  Stockholder Meetings

        Under our Amended and Restated Certificate of Incorporation and by-laws, stockholders are not entitled to call special meetings of stockholders; only a majority of our board of directors or specified individuals may call such meetings.

  Requirements for Advance Notification of Stockholder Nominations and Proposals

        Our by-laws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In particular, stockholders must notify the corporate secretary in writing prior to the meeting at which the matters are to be acted upon or directors are to be elected. The notice must contain the information specified in our Amended and Restated by-laws. To be timely, the notice must be received at the Company's principal executive office not later than 60 or more than 90 days prior to the first anniversary of the date for the preceding year's annual meeting of stockholders. However, if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year's annual meeting, notice by the stockholder, to be timely, must be delivered no later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Moreover, in the event that the number of directors to be elected to the board of directors is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased board of directors at least 55 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year's annual meeting of stockholders, the stockholder's notice will be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the corporate secretary at the principal executive offices of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company.

  Undesignated Preferred Stock

        The authorization in our Amended and Restated Certificate of Incorporation with respect to the issuance of undesignated preferred stock makes it possible for the our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company. The provision in our Amended and Restated Certificate of Incorporation authorizing such preferred stock may have the effect of deferring hostile takeovers or delaying changes of control of the Company's management.

NASDAQ Listing

        The Company has been approved to list its shares of common stock on NASDAQ and expects that its shares will trade under the ticker symbol "TREE."

Resale of Tree.com Common Stock

        As security holders, you will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of our securities by you. In addition, if you are deemed an "affiliate" of Tree.com (as defined in Rule 405 of the Securities Act), the securities offered hereby may be deemed "restricted securities" (as defined in Rule 144 under the Securities Act) notwithstanding their registration under the registration statement on Form S-1, of which this prospectus is a part. As a result you will not be able to sell the securities offered hereby absent an effective registration statement covering such sales or an available exemption from registration under the Securities Act.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Agreements with Liberty Media Corporation

        In May 2008, in connection with the settlement of litigation relating to the proposed spin-offs, IAC entered into a "Spinco Agreement" with Liberty and affiliates of Liberty that hold shares of IAC common stock and/or Class B common stock (together with Liberty, the "Liberty Parties"), among others. At the time of the spin-offs, each Spinco will assume from IAC all of those rights and obligations under the Spinco Agreement providing for post-spin-off governance arrangements at the Spincos. As of April 30, 2008, Liberty may be deemed to beneficially own (within the meaning of Rule 13d-3 under the Exchange Act) 83,219,807 shares of IAC common stock that consists of shares of common stock and Class B common stock. Such shares constitute 29.9% of the outstanding shares of IAC common stock. Immediately following the spin-offs, it is expected that Liberty will beneficially own shares of common stock in each of the Spincos representing approximately 29.9% of the outstanding common stock of each of the Spincos. The following summary describes the material terms of those governance arrangements and related matters and is qualified by reference to the full Spinco Agreement, which has been filed as an exhibit to each of the Form S-1 registration statements of the Spincos. The Spinco Agreement also requires each Spinco to enter into a registration rights agreement with the Liberty Parties at the time of the spin-offs, as described below.

  Spinco Agreement

  Representation of Liberty on the Spinco Boards of Directors

        The Spinco Agreement generally provides that so long as Liberty beneficially owns securities of a Spinco representing at least 20% of the total voting power of the Spinco's equity securities, Liberty has the right to nominate up to 20% of the directors serving on the Spinco Board of Directors (rounded up to the nearest whole number). Any director nominated by Liberty must be reasonably acceptable to a majority of the directors on the Spinco's Board who were not nominated by Liberty. All but one of Liberty's nominees serving on the Spinco Board of directors must qualify as "independent" under applicable stock exchange rules. In addition, the Nominating and/or Governance committee of the Spinco Board may include only "Qualified Directors," namely directors other than any who were nominated by Liberty, are officers or employees of the Spinco or were not nominated by the Nominating and/or Governance Committee of the Spinco's Board in their initial election to the Board and for whose election any Liberty Party voted shares.

        Until the second anniversary of the spin-off of a Spinco, the Liberty Parties agreed to vote all of the equity securities of a Spinco beneficially owned by them in favor of the election of the full slate of director nominees recommended to stockholders by the Spinco Board of Directors so long as the slate includes the director-candidates that Liberty has the right to nominate.

  Acquisition Restrictions

        The Liberty Parties have agreed in the Spinco Agreement not to acquire beneficial ownership of any equity securities of a Spinco (with specified exceptions) unless:

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  the acquisition was approved by a majority of the Qualified Directors;

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  the acquisition is permitted under the provisions described in "Competing Offers" below; or

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  after giving effect to the acquisition, Liberty's ownership percentage of the equity securities of the Spinco, based on voting power, would not exceed the Applicable Percentage.

        The "Applicable Percentage" initially is Liberty's ownership percentage upon the spin-off of a Spinco, based on voting power (expected to be approximately 30%), plus 5%, but in no event more than 35%. Following a spin-off, the Applicable Percentage for the Spinco will be reduced for specified transfers of equity securities of the Spinco by the Liberty Parties. During the first two years following the spin-off of a Spinco, acquisitions by the Liberty Parties are further limited to specified extraordinary transactions and, otherwise, to acquisitions representing no more than one-third of the Spinco Common Stock received by the Liberty Parties in the spin-off.

  Standstill Restrictions

        Until the second anniversary of the spin-off, unless a majority of the Qualified Directors consent or to the extent permitted by the provisions described under "Acquisition Restrictions" or "Competing Offers" or in certain other limited circumstances, no Liberty Party may:

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  offer to acquire beneficial ownership of any equity securities of such Spinco;

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  initiate or propose any stockholder proposal or seek or propose to influence, advise, change or control the management, Board of Directors, governing instruments or policies or affairs of such Spinco;

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  offer, seek or propose, collaborate on or encourage any merger or other extraordinary transaction;

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  subject any equity securities of such Spinco to a voting agreement;

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  make a request to amend any of the provisions described under "Acquisition Restrictions", "Standstill Restrictions" or "Competing Offers";

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  make any public disclosure, or take any action which could reasonably be expected to require such Spinco to make any public disclosure, with respect to any of the provisions described under "Standstill Restrictions"; or

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  enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the provisions described under "Standstill Restrictions".

  Transfer Restrictions

        Unless a majority of the Qualified Directors consent, the Spinco Agreement prohibits transfers by the Liberty Parties of any equity securities of a Spinco to any person except for certain transfers, including:

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  transfers under Rule 144 under the Securities Act (or, if Rule 144 is not applicable, in "broker transactions");

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  transfers pursuant to a third party tender or exchange offer or in connection with any merger or other business combination, which merger or business combination has been approved by the Spinco;

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  transfers in a public offering in a manner designed to result in a wide distribution, provided that no such transfer is made, to the knowledge of the Liberty Parties, to any person whose ownership percentage (based on voting power) of the Spinco's equity securities, giving effect to the transfer, would exceed 15%;

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  a transfer of all of the equity securities of the Spinco beneficially owned by the Liberty Parties and their affiliates in a single transaction if the transferee's ownership percentage (based on voting power), after giving effect to the transfer, would not exceed the Applicable Percentage and only if the transferee assumes all of the rights and obligations (subject to limited exceptions) of the Liberty Parties under the Spinco Agreement relating to the Spinco;

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  specified transfers in connection with changes in the beneficial ownership of the ultimate parent company of a Liberty Party or a distribution of the equity interests of a Liberty Party or certain similar events; and

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  specified transfers relating to certain hedging transactions or stock lending transactions in respect of the Liberty Parties' equity securities in the Spinco, subject to specified restrictions.

        During the first two years following the applicable spin-off, transfers otherwise permitted by the first and third bullets above will be prohibited, and transfers otherwise permitted by the fourth and sixth bullets above in respect of which IAC and the Spinco do not make certain determinations with respect to the transferee will be prohibited, unless such transfers represent no more than one-third of the Spinco Common Stock received by the Liberty Parties in the spin-off.

  Competing Offers

        During the period when Liberty continues to have the right to nominate directors to a Spinco's Board of Directors, if the Spinco's Board of Directors determines to pursue certain types of transactions on a negotiated basis (either through an "auction" or with a single bidder), Liberty is granted certain rights to compete with the bidder or bidders, including the right to receive certain notices and information, subject to specified conditions and limitations. In connection with any such transaction that the Spinco is negotiating with a single bidder, the Spinco's Board must consider any offer for a transaction made in good faith by Liberty but is not obligated to accept any such offer or to enter into negotiations with Liberty.

        If a third party (x) commences a tender or exchange offer for at least 35% of the capital stock of the Spinco other than pursuant to an agreement with the Spinco or (y) publicly discloses that its ownership percentage (based on voting power) exceeds 20% and the Spinco's Board fails to take certain actions to block such third party from acquiring an ownership percentage of the Spinco (based on voting power) exceeding the Applicable Percentage, the Liberty Parties generally will be relieved of the obligations described under "Standstill Restrictions" and "Acquisition Restrictions" above to the extent reasonably necessary to permit Liberty to commence and consummate a competing offer. If Liberty's ownership percentage (based on voting power) as a result of the consummation of a competing offer in response to a tender or exchange offer described in (x) above exceeds 50%, any consent or approval requirements of the Qualified Directors in the Spinco Agreement will be terminated, and, following the later of the second anniversary of the applicable spin-off and the date that Liberty's ownership percentage (based on voting power) exceeds 50%, the obligations described under "Acquisition Restrictions" will be terminated.

  Other

        Following the spin-off of a Spinco, amendments to the Spinco Agreement and determinations required to be made thereunder (including approval of transactions between a Liberty Party and the Spinco that would be reportable under the proxy rules) will require the approval of the Qualified Directors.

  Registration Rights Agreement

        As indicated above under "Spinco Agreement," each Spinco will grant to Liberty the registration rights described below at the time of its spin-off.

        Under the registration rights agreement, the Liberty Parties and their permitted transferees (the "Holders") will be entitled to three demand registration rights (and unlimited piggyback registration rights) in respect of the shares of Spinco common stock received by the Liberty Parties as a result of the Spinco's spin-off and other shares of Spinco common stock acquired by the Liberty Parties consistent with the Spinco Agreement (collectively, the "Registrable Shares"). The Holders will be permitted to exercise their registration rights in connection with certain hedging transactions that they may enter into in respect of the Registrable Shares.

        The Spinco will be obligated to indemnify the Holders, and each selling Holder will be obligated to indemnify the Spinco, against specified liabilities in connection with misstatements or omissions in any registration statement.

Relationships Among IAC and the Spincos

        Following the spin-offs, the relationships among IAC and the Spincos will be governed by a number of agreements. These agreements include, among others:

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  a Separation and Distribution Agreement;

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  a Tax Sharing Agreement;

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  an Employee Matters Agreement; and

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  a Transition Services Agreement (collectively, the "Spin-Off Agreements").

        The Spin-Off Agreements will be filed as exhibits to the respective registration statement on Form S-1 of each of the Spincos, of which this prospectus is a part, and the summaries of each such agreement are qualified by reference to the full text of the applicable agreement.

  Separation and Distribution Agreement

        The Separation and Distribution Agreement will set forth the arrangements among IAC and each of the Spincos regarding the principal transactions necessary to separate each of the Spincos from IAC, as well as govern certain aspects of the relationship of a Spinco with IAC and other Spincos after the completion of the spin-offs.

        Each Spinco will agree to indemnify, defend and hold harmless (and to cause the other members of its respective group to indemnify, defend and hold harmless), under the Separation and Distribution Agreement, IAC and each of the other Spincos, and each of their respective current and former directors, officers and employees, from and against any losses arising out of any breach by such indemnifying companies of the Spin-Off Agreements, any failure by such indemnifying company to assume and perform any of the liabilities allocated to such company and any liabilities relating to the indemnifying company's financial and business information included in filings made with the SEC in connection with the spin-offs. IAC will agree to indemnify, defend and hold harmless each of the Spincos, and each of their respective current and former directors, officers and employees, from and against losses arising out of any breach by IAC of the Spin-Off Agreements, and any failure by IAC to perform its obligations under the Separation and Distribution Agreement or any Spin-Off Agreement.

        In addition, the Separation and Distribution Agreement will also govern insurance and related reimbursement arrangements, provision and retention of records, access to information and confidentiality, cooperation with respect to governmental filings and third party consents and access to property.

  Tax Sharing Agreement

        The Tax Sharing Agreement governs the respective rights, responsibilities and obligations of IAC and each Spinco after the spin-off of such Spinco with respect to taxes for periods ending on or before the spin-off of such Spinco. In general, pursuant to the Tax Sharing Agreement, IAC will prepare and file the consolidated federal income tax return, and any other tax returns that include IAC (or any of its subsidiaries) and a Spinco (or any of its subsidiaries) for all taxable periods ending on or prior to, or including, the distribution date of such Spinco with the appropriate tax authorities, and, except as otherwise set forth below, IAC will pay any taxes relating thereto to the relevant tax authority (including any taxes attributable to an audit adjustment with respect to such returns; provided that IAC will not be responsible for audit adjustments relating to the business of a Spinco (or any of its subsidiaries) with respect to pre-spin off periods if such Spinco fails to fully cooperate with IAC in the conduct of such audit). Each Spinco will prepare and file all tax returns that include solely such Spinco and/or its subsidiaries and any separate company tax returns for such Spinco and/or its subsidiaries for all taxable periods ending on or prior to, or including, the distribution date of such Spinco, and will pay all taxes due with respect to such tax returns (including any taxes attributable to an audit adjustment with respect to such returns). In the event an adjustment with respect to a pre-spin off period for which IAC is responsible results in a tax benefit to a Spinco in a post-spin off period, such Spinco will be required to pay such tax benefit to IAC. In general, IAC controls all audits and administrative matters and other tax proceedings relating to the consolidated federal income tax return of the IAC group and any other tax returns for which the IAC group is responsible.

        Under the Tax Sharing Agreement a Spinco generally (i) may not take (or fail to take) any action that would cause any representation, information or covenant contained in the separation documents or the documents relating to the IRS private letter ruling and the tax opinion regarding the spin-off of such Spinco to be untrue, (ii) may not take (or fail to take) any other action that would cause the spin-off of such Spinco to lose its tax free status, (iii) may not sell, issue, redeem or otherwise acquire any of its equity securities (or equity securities of members of its group), except in certain specified transactions for a period of 25 months following the spin-off of such Spinco and (iv) may not, other than in the ordinary course of business, sell or otherwise dispose of a substantial portion of its assets, liquidate, merge or consolidate with any other person for a period of 25 months following the spin-off.

        Because IAC has an unrealized loss, for federal income tax purposes, in the stock of Tree.com, it is not necessary to subject Tree.com to the same restrictions as the other Spincos with respect to acquisitions of Spinco equity securities after 12 months following the spin-off. Nonetheless, Tree.com will be subject to other restrictions that apply to the Spincos during the 25-month period following the spin-off (such as disposing certain assets, engaging in mergers and acquisitions, agreeing to be acquired, and, under certain circumstances, acquiring businesses or assets with equity securities), which restrictions are designed to preserve the tax-free nature of the spin-offs to IAC shareholders.

        During the 25-month period, a Spinco may take certain actions prohibited by these covenants if (i) it obtains IAC's prior written consent, (ii) it provides IAC with an IRS private letter ruling or an unqualified opinion of tax counsel to the effect that such actions will not affect the tax free nature of the spin-off of such Spinco, in each case satisfactory to IAC in its sole discretion, or (iii) IAC obtains a private letter ruling at such Spinco's request. In addition, with respect to actions or transactions involving acquisitions of Spinco stock entered into at least 18 months after the distribution of such Spinco, such Spinco will be permitted to proceed with such transaction if it delivers an unconditional officer's certificate establishing facts evidencing that such acquisition satisfies the requirements of a specified safe harbor set forth in applicable U.S. Treasury Regulations, and IAC, after due diligence, is satisfied with the accuracy of such certification.

        Notwithstanding the receipt of any such IRS ruling, tax opinion or officer's certificate, generally each Spinco must indemnify IAC and each other Spinco for any taxes and related losses resulting from (i) any act or failure to act by such Spinco described in the covenants above, (ii) any acquisition of equity securities or assets of such Spinco or any member of its group, and (iii) any breach by such Spinco or any member of its group of any representation or covenant contained in the separation documents or the documents relating to the IRS private letter ruling or tax opinion concerning the spin-off of such Spinco.

        Under U.S. federal income tax law, IAC and the Spincos are severally liable for all of IAC's federal income taxes attributable to periods prior to and including the current taxable year of IAC,

which ends on December 31, 2008. Thus, if IAC failed to pay the federal income taxes attributable to it under the Tax Sharing Agreement for periods prior to and including the current taxable year of IAC, the Spincos would be severally liable for such taxes. In the event a Spinco is required to make a payment in respect of a spin-off related tax liability of the IAC consolidated federal income tax return group under these rules for which such Spinco is not responsible under the Tax Sharing Agreement and full indemnification cannot be obtained from the Spinco responsible for such payment under the Tax Sharing Agreement, IAC will indemnify the Spinco that was required to make the payment from and against the portion of such liability for which full indemnification cannot be obtained from the Spinco responsible for such payment under the Tax Sharing Agreement.

        The Tax Sharing Agreement also contains provisions regarding the apportionment of tax attributes of the IAC consolidated federal income tax return group, the allocation of deductions with respect to compensatory equity interests, cooperation, and other customary matters. In general, tax deductions arising by reason of exercises of options to acquire IAC or Spinco stock, vesting of "restricted" IAC or Spinco stock, or settlement of restricted stock units with respect to IAC or Spinco stock held by any person will be claimed by the party that employs such person at the time of exercise, vesting or settlement, as applicable (or in the case of a former employee, the party that last employed such person).

  Employee Matters Agreement

        The employee matters agreement covers a wide range of compensation and benefit issues related to the spin-offs. In general, under the employee matters agreement:

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  IAC will assume or retain (i) all liabilities with respect to IAC employees, former IAC employees (excluding any former employees of the Spincos) and their dependents and beneficiaries under all IAC employee benefit plans, and (ii) all liabilities with respect to the employment or termination of employment of all IAC employees, former IAC employees (excluding any former employees of the Spincos) and their dependents and beneficiaries.

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  Each Spinco will assume or retain (i) all liabilities under its employee benefit plans, and (ii) all liabilities with respect to the employment or termination of employment of all such Spinco's employees, former employees and their dependents and beneficiaries.

        Subject to a transition period through the end of 2008 with respect to health and welfare benefits, after the spin-offs, the Spincos no longer will participate in IAC's employee benefit plans, but will have established their own employee benefit plans that are currently expected to be substantially similar to the plans sponsored by IAC prior to the spin-offs. Through the end of 2008, IAC will continue to provide health and welfare benefits to employees of the Spincos and each Spinco will bear the cost of this coverage with respect to its employees. Assets and liabilities from the IAC Retirement Savings Plan relating to Spinco employees and former employees will be transferred to the applicable, newly established Spinco Retirement Savings Plan as soon as practicable following the spin-offs. For a description of the treatment of outstanding IAC equity awards pursuant to the employee matters agreement, see "The Separation—Treatment of Outstanding IAC Compensatory Equity-Based Awards."

  Transition Services Agreement

        Pursuant to a transition services agreement among IAC and the Spincos, each of IAC and the Spincos currently expect that some combination of the following services, among others, will be provided by/to the parties (and/or their respective businesses) as set forth below on an interim, transitional basis following completion of the spin-offs:

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  assistance with certain legal, finance, internal audit, human resources, insurance and tax affairs, including assistance with certain public company functions, from IAC to the Spincos;

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  continued coverage/participation for employees of the Spincos under IAC health and welfare plans on the same basis as immediately prior to the distribution;

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  the leasing/subleasing of office and/or data center space by IAC and its businesses to various Spincos (and vice versa);

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  assistance with the implementation and hosting of certain software applications by/from IAC and its businesses for various Spincos (and vice versa);

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  call center and customer relations services by Ticketmaster to IAC's Reserve America business and Tree.com;

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  payroll processing services by Ticketmaster to certain IAC businesses and an ILG business and by HSNi to IAC;

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  tax compliance services by HSNi to ILG and accounting services by Ticketmaster to IAC; and

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  such other services as to which any Spinco(s) and IAC may agree.

        The charges for these services will be on a cost plus fixed percentage or hourly rate basis to be agreed upon prior to the completion of the spin-offs. In general, the services to be provided by/to the parties (and/or their respective businesses) will begin on the date of the completion of the spin-offs and will cover a period generally not expected to exceed 12 months following the spin-offs. Any party may terminate the agreement with respect to one or more particular services being received by it upon such notice as will be provided for in the transition services agreement.

  Commercial Agreements

        Each of the Spincos currently, and for the foreseeable future, expect to provide certain services to each other pursuant to certain commercial relationships with IAC and/or other Spincos. Additionally, in connection with the spin-offs, each Spinco is expected to enter or has entered into various commercial agreements, primarily in the form of leases and distribution and services agreements, between their subsidiaries, on the one hand, and subsidiaries of IAC and/or one or more other Spincos, on the other hand, many of which will memorialize (in most material respects) pre-existing arrangements in effect prior to the spin-offs and which are intended to reflect arm's length terms and none of which is expected to constitute a material contract to the applicable Spinco. Below is a brief description of such agreements that, individually or together with similar agreements, involve revenues to either IAC or a Spinco in excess of $120,000. Distribution agreements generally involve the payment of fees (usually on a fixed-per-transaction, revenue sharing or commission basis) from the party seeking distribution of the product or service to the party that is providing the distribution.

        HSNi.    Certain subsidiaries of HSNi distribute their respective products and services via arrangements with certain subsidiaries of IAC and/or other Spincos (and vice versa). For example, HSNi sells merchandise on behalf of Shoebuy through HSN and various Cornerstone brands.

        Aggregate revenues earned in respect of commercial agreements between HSNi and IAC by HSNi subsidiaries from businesses that IAC will own following the distribution were approximately $320,000 in 2007. Aggregate payments made by HSNi subsidiaries to IAC subsidiaries in respect of these commercial agreements were approximately $1.8 million in 2007. Such numbers include payments to and received from Entertainment Publications, Inc., which was sold by IAC subsequent to December 31, 2007.

        ILG.    Certain subsidiaries of ILG distribute their respective products and services via arrangements with certain subsidiaries of IAC and/or other Spincos (and vice versa). For example, Interval promotes and distributes ticketing services for certain events, either through advance access or by passing along a deeper discount to its members via a link to the Ticketmaster booking engine.

        Aggregate revenues earned in respect of commercial agreements between ILG and IAC by ILG subsidiaries from businesses that IAC will own following the distribution were not material in 2007. Aggregate payments made by ILG subsidiaries to IAC subsidiaries in respect of these agreements were approximately $2.1 million in 2007. Such numbers include payments to and received from Entertainment Publications, Inc., which was sold by IAC subsequent to December 31, 2007.

        Ticketmaster.    Certain subsidiaries of Ticketmaster (i) distribute their respective products and services via arrangements with certain subsidiaries of IAC and/or other Spincos (and vice versa), (ii) provide certain subsidiaries of IAC and/or other Spincos with various services (and vice versa) and/or (iii) lease office space from IAC. For example:

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  Ticketmaster leases its corporate headquarters in California, as well as office space for its New York City operations at IAC's headquarters, from IAC; and

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  IAC's Advertising Solutions business acts as a sales agent for Ticketmaster in connection with the sale of advertising on www.ticketmaster.com and websites of other Ticketmaster businesses.

        Aggregate revenues earned in respect of commercial agreements between Ticketmaster and IAC by Ticketmaster subsidiaries from businesses that IAC will own following the distribution were approximately $12.2 million in 2007. Aggregate payments made by Ticketmaster subsidiaries to IAC and its subsidiaries in respect of commercial agreements were approximately $4.2 million in 2007. Such numbers include payments to and received from Entertainment Publications, Inc., which was sold by IAC subsequent to December 31, 2007.

        Tree.com.    Certain subsidiaries of Tree.com (i) distribute their respective products and services via arrangements with certain subsidiaries of IAC and/or other Spincos (and vice versa), (ii) provide certain subsidiaries of IAC and/or other Spincos with various services (and vice versa) and/or (iii) lease office space from IAC. For example:

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  Tree.com licenses certain real estate information to IAC's Ask.com business for use in connection with real estate related search results;

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  IAC's Ask.com and Citysearch businesses provide search engine marketing services and advertising to Tree.com businesses; and

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  Tree.com has agreed to provide certain mortgage brokerage services to a joint venture in which IAC is a party.

        Aggregate revenues earned in respect of commercial agreements between Tree.com and IAC by Tree.com subsidiaries from businesses that IAC will own following the distribution were approximately $300,000 in 2007. Aggregate payments made by Tree.com subsidiaries to IAC subsidiaries in respect of these commercial agreements were approximately $400,000 in 2007. Such numbers include payments to and received from Entertainment Publications, Inc., which was sold by IAC subsequent to December 31, 2007.

Certain Other Relationships and Related Person Transactions

        We are currently subject to the policies and procedures of IAC regarding the review and approval of related person transactions. Immediately prior to the spin-off, we will adopt a formal written policy governing the review and approval of related person transactions. We expect that the policies we implement will require the management of the Company to determine whether any proposed transaction, arrangement or relationship with a related person fell within the definition of "transaction" set forth in Item 404(a) of Regulation S-K under the Securities Act, and if so, will require management to submit such transaction to the Company's Audit Committee for approval. The Audit Committee, in considering whether to approve related person transactions, would then consider all facts and circumstances that it deemed relevant.

DESCRIPTION OF THE STOCK AND ANNUAL INCENTIVE PLAN

Introduction

        Prior to the completion of the spin-off, Tree.com expects to adopt the Tree.com, Inc. 2008 Stock and Annual Incentive Plan. The purpose of the plan will be to assist Tree.com in attracting, retaining and motivating officers and employees, and to provide Tree.com with the ability to provide incentives more directly linked to the profitability of our businesses and increases in stockholder value. In addition, the plan is expected to provide for the assumption of awards pursuant to the adjustment of awards granted under current plans of IAC and its subsidiaries. See "The Separation—Treatment of Outstanding IAC Compensatory Equity Based Awards." Tree.com was incorporated in 2008 and has not yet completed its first fiscal year.

Description

        The Stock and Annual Incentive Plan is expected to contain important features that are summarized below.

Administration

        The Stock and Annual Incentive Plan will be administered by the Compensation Committee or such other committee of the Board as the Tree.com Board of Directors may from time to time designate (the "Committee"). Among other things, the Committee will have the authority to select individuals to whom awards may be granted, to determine the type of award as well as the number of shares of Tree.com common stock to be covered by each award, and to determine the terms and conditions of any such awards.

Eligibility

        In addition to individuals who hold outstanding adjusted awards, persons who serve or agree to serve as officers, employees, non-employee directors or consultants of Tree.com and its subsidiaries and affiliates will be eligible to be granted awards under the Stock and Annual Incentive Plan (other than adjusted awards that are assumed in connection with the spin-offs).

Shares Subject to the Plan

        The Stock and Annual Incentive Plan with will authorize the issuance of up to 2,200,000 shares of Tree.com common stock pursuant to new awards under the plan, plus shares to be granted pursuant to the assumption of outstanding adjusted awards. No single participant may be granted awards covering in excess of 1,466,666 shares of Tree.com common stock over the life of the Stock and Annual Incentive Plan.

        The shares of Tree.com common stock subject to grant under the Stock and Annual Incentive Plan are to be made available from authorized but unissued shares or from treasury shares, as determined from time to time by the Tree.com Board. Other than adjusted awards, to the extent that any award is forfeited, or any option or stock appreciation right terminates, expires or lapses without being exercised, or any award is settled for cash, the shares of Tree.com common stock subject to such awards not delivered as a result thereof will again be available for awards under the plan. If the exercise price of any option and/or the tax withholding obligations relating to any award are satisfied by delivering shares of Tree.com common stock (by either actual delivery or by attestation), only the number of shares of Tree.com common stock issued net of the shares of Tree.com common stock delivered or attested to will be deemed delivered for purposes of the limits in the plan. To the extent any shares of Tree.com common stock subject to an award are withheld to satisfy the exercise price (in the case of an option) and/or the tax withholding obligations relating to such award, such shares of Tree.com common stock will not generally be deemed to have been delivered for purposes of the limits set forth in the plan.

        In the event of certain extraordinary corporate transactions, the Committee or the Tree.com Board will be able to make such substitutions or adjustments as it deems appropriate and equitable to (1) the aggregate number and kind of shares or other securities reserved for issuance and delivery under the plan, (2) the various maximum limitations set forth in the plan, (3) the number and kind of shares or other securities subject to outstanding awards; and (4) the exercise price of outstanding options and stock appreciation rights.

        As indicated above, several types of stock grants can be made under the Stock and Annual Incentive Plan. A summary of these grants is set forth below. The Stock and Annual Incentive Plan will govern options and restricted stock units that convert from existing IAC options and IAC restricted stock units in connection with the spin-offs, as well as other award grants made following the spin-offs pursuant to such plans. Notwithstanding the foregoing, the terms that govern IAC options and IAC restricted stock units that convert into options and restricted stock units of Tree.com in connection with the spin-offs will govern such options and restricted stock units to the extent inconsistent with the terms described below.

Stock Options and Stock Appreciation Rights

        Stock options granted under the Stock and Annual Incentive Plan may either be incentive stock options or nonqualified stock options. Stock appreciation rights granted under the plan may either be granted alone or in tandem with a stock option. The exercise price of options and stock appreciation rights cannot be less than 100% of the fair market value of the stock underlying the options or stock appreciation rights on the date of grant. Optionees may pay the exercise price in cash or, if approved by the Committee, in Tree.com common stock (valued at its fair market value on the date of exercise) or a combination thereof, or by "cashless exercise" through a broker or by withholding shares otherwise receivable on exercise. The term of options and stock appreciation rights will be as determined by the Committee, but an ISO may not have a term longer than ten years from the date of grant. The Committee will determine the vesting and exercise schedule of options and stock appreciation rights, and the extent to which they will be exercisable after the award holder's employment terminates. Generally, unvested options and stock appreciation rights terminate upon the termination of employment, and vested options and stock appreciation rights will remain exercisable for one year after the award holder's death, disability or retirement, and 90 days after the award holder's termination for any other reason. Vested options and stock appreciation rights will also terminate upon the optionee's termination for cause (as defined in the plan). Stock options and stock appreciation rights are transferable only by will or by the laws of descent and distribution, or pursuant to a qualified domestic relations order or in the case of nonqualified stock options or stock appreciation rights, as otherwise expressly permitted by the Committee including, if so permitted, pursuant to a transfer to the participant's family members, to a charitable organization, whether directly or indirectly or by means of a trust or partnership or otherwise.

Restricted Stock

        Restricted stock may be granted with such restriction periods as the Committee may designate. The Committee may provide at the time of grant that the vesting of restricted stock will be contingent upon the achievement of applicable performance goals and/or continued service. In the case of performance-based awards that are intended to qualify under Section 162(m)(4) of the Internal Revenue Code of 1986, as amended, (i) such goals will be based on the attainment of one or any combination of the following: specified levels of earnings per share from continuing operations, net profit after tax, EBITDA, EBITA, gross profit, cash generation, unit volume, market share, sales, asset quality, earnings per share, operating income, revenues, return on assets, return on operating assets, return on equity, profits, total shareholder return (measured in terms of stock price appreciation and/or dividend growth), cost saving levels, marketing-spending efficiency, core non-interest income, change in working capital, return on capital and/or stock price, with respect to Tree.com or any subsidiary, division or department of Tree.com. Such performance goals also may be based upon the attaining of specified levels of Tree.com, subsidiary, affiliate or divisional performance under one or more of the measures described above relative to the performance of other entities, divisions or subsidiaries. Performance goals based on the foregoing factors are hereinafter referred to as "Performance Goals." The terms and conditions of restricted stock awards (including any applicable Performance Goals) need not be the same with respect to each participant. During the restriction period, the Committee may require that the stock certificates evidencing restricted shares be held by Tree.com. Restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered, and is forfeited upon termination of employment, unless otherwise provided by the Committee. Other than such restrictions on transfer and any other restrictions the Committee may impose, the participant will have all the rights of a stockholder with respect to the restricted stock award.

Restricted Stock Units

        The Committee may grant restricted stock units payable in cash or shares of Tree.com common stock, conditioned upon continued service and/or the attainment of Performance Goals determined by the Committee. The terms and conditions of restricted stock unit awards (including any Performance Goals) need not be the same with respect to each participant.

Other Stock-Based Awards

        Other awards of Tree.com common stock and other awards that are valued in whole or in part by reference to, or are otherwise based upon, Tree.com common stock, including (without limitation), unrestricted stock, dividend equivalents and convertible debentures, may be granted under the plan.

Bonus Awards

        Bonus awards granted to eligible employees of Tree.com and its subsidiaries and affiliates under the Stock and Annual Incentive Plan will be based upon the attainment of the Performance Goals established by the Committee for the plan year or such shorter performance period as may be established by the Committee. Bonus amounts earned by any individual will be limited to $10 million for any plan year, pro rated (if so determined by the Committee) for any shorter performance period. Bonus amounts will be paid in cash or, in the discretion of Tree.com, in Tree.com common stock, as soon as practicable following the end of the plan year. The Committee may reduce or eliminate a participant's bonus award in any year notwithstanding the achievement of Performance Goals.

Change in Control

        In the event of a Change of Control (as defined in the Stock and Annual Incentive Plan), the Committee will have the discretion to determine the treatment of awards granted under the Stock and Annual Incentive Plan, including providing for the acceleration of such awards upon the occurrence of the Change of Control and/or upon a qualifying termination of employment (e.g., without cause or for good reason) following the Change of Control.

Amendment and Discontinuance

        The Stock and Annual Incentive Plan may be amended, altered or discontinued by the Tree.com Board, but no amendment, alteration or discontinuance may impair the rights of an optionee under an option or a recipient of an SAR, restricted stock award, restricted stock unit award or bonus award previously granted without the optionee's or recipient's consent. Amendments to the Stock and Annual

Incentive Plan will require stockholder approval to the extent such approval is required by law or agreement.

Federal Income Tax Consequences

        The following discussion is intended only as a brief summary of the federal income tax rules that are generally relevant to stock options. The laws governing the tax aspects of awards are highly technical and such laws are subject to change.

        Nonqualified Options.    Upon the grant of a nonqualified option, the optionee will not recognize any taxable income and IAC will not be entitled to a deduction. Upon the exercise of such an option or related SAR, the excess of the fair market value of the shares acquired on the exercise of the option or SAR over the exercise price or the cash paid under an SAR (the "spread") will constitute compensation taxable to the optionee as ordinary income. Tree.com, in computing its U.S. federal income tax, will generally be entitled to a deduction in an amount equal to the compensation taxable to the optionee, subject to the limitations of Code Section 162(m).

        ISOs.    An optionee will not recognize taxable income on the grant or exercise of an ISO. However, the spread at exercise will constitute an item includible in alternative minimum taxable income, and, thereby, may subject the optionee to the alternative minimum tax. Such alternative minimum tax may be payable even though the optionee receives no cash upon the exercise of the ISO with which to pay such tax.

        Upon the disposition of shares of stock acquired pursuant to the exercise of an ISO, after the later of (i) two years from the date of grant of the ISO or (ii) one year after the transfer of the shares to the optionee (the "ISO Holding Period"), the optionee will recognize long-term capital gain or loss, as the case may be, measured by the difference between the stock's selling price and the exercise price. Tree.com is not entitled to any tax deduction by reason of the grant or exercise of an ISO, or by reason of a disposition of stock received upon exercise of an ISO if the ISO Holding Period is satisfied. Different rules apply if the optionee disposes of the shares of stock acquired pursuant to the exercise of an ISO before the expiration of the ISO Holding Period.

USE OF PROCEEDS

        We will not receive any proceeds from the distribution of our common stock in the spin-off. Any proceeds received by us from the exercise of the stock options covered by the Stock and Annual Incentive Plan will be used for general corporate purposes.

DETERMINATION OF OFFERING PRICE

        No consideration will be paid for the shares of common stock distributed in the spin-off.

LEGAL MATTERS

        The validity of the shares of our common stock issued in the spin-off will be passed upon by the General Counsel of IAC/InterActiveCorp. Certain tax matters will be passed upon by Wachtell, Lipton, Rosen & Katz.

EXPERTS

        The consolidated financial statements of Tree.com at December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 and the related financial statements schedule included in this prospectus have been so included in reliance on the reports of Ernst & Young LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form S-1 with the SEC with respect to the shares of our common stock being registered hereunder. This prospectus, which is a part of such registration statement, does not include all of the information that you can find in such registration statement or the exhibits to such registration statement. You should refer to the registration statement, including its exhibits and schedules, for further information about us and our common stock. Statements contained in this prospectus as to the contents of any contract or document are not necessarily complete and, if the contract or document is filed as an exhibit to a registration statement, is qualified in all respects by reference to the relevant exhibit.

        After the spin-off, we will file annual, quarterly and current reports, proxy statements and other information with the SEC. The registration statement is, and any of these future filings with the SEC will be, available to the public over the Internet on the SEC's website at www.sec.gov. You may read and copy any filed document at the SEC's public reference rooms in Washington, D.C. at 100 F Street, N.E., Washington, D.C. 20549 and at the SEC's regional offices in New York at 233 Broadway, New York, New York 10279 and in Chicago at Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

TREE.COM, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

        We have audited the accompanying consolidated balance sheets of Tree.com, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2007. Our audits also included the financial statement schedule on page F-35. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tree.com, Inc. and subsidiaries at December 31, 2007 and 2006, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                                                                            /s/ Ernst & Young LLP

Los Angeles, California
May 5, 2008

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Revenue
Lending
Origination and sale of loans	$130,151	$221,400	$179,026
Other lending	164,475	198,257	184,774

Total Lending	294,626	419,657	363,800
Real Estate	51,752	56,821	57,555

Total revenue	346,378	476,478	421,355
Cost of revenue
Lending	47,264	47,412	38,904
Real Estate	25,850	25,805	27,438

Total cost of revenue (exclusive of depreciation shown separately below)	73,114	73,217	66,342

Gross margin	273,264	403,261	355,013
Selling and marketing expense	187,612	218,910	176,749
General and administrative expense	99,244	119,284	101,975
Product development	14,991	15,168	15,001
Proceeds from a litigation settlement	(15,000)	—	—
Amortization of intangibles	34,469	24,018	35,314
Restructuring expense	22,867	—	—
Depreciation	10,058	11,710	6,720
Goodwill impairment	459,463	—	—

Operating (loss) income	(540,440)	14,171	19,254
Other income (expense):
Interest income	1,171	1,307	195
Interest expense	(986)	(1,556)	(2,195)
Other income (expense)	14	(207)	(35)

Total other income (expense), net	199	(456)	(2,035)

(Loss) earnings before income taxes and minority interest	(540,241)	13,715	17,219
Income tax provision	(10,161)	(5,022)	(11,420)
Minority interest in losses of consolidated subsidiaries	—	—	52

Net (loss) income	$(550,402)	$8,693	$5,851

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2007	December 31, 2006
	(In thousands)
ASSETS
Cash and cash equivalents	$45,940	$99,498
Restricted cash and cash equivalents	14,953	15,467
Accounts receivable, net of allowance of $322 and $1,129, respectively	12,433	21,581
Loans held for sale	86,754	345,896
Deferred income taxes	6,420	12,406
Prepaid and other current assets	6,011	10,090

Total current assets	172,511	504,938
Property and equipment, net	21,466	30,677
Goodwill	140,892	582,295
Intangible assets, net	108,440	142,781
Other non-current assets	278	354

TOTAL ASSETS	$443,587	$1,261,045

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Current maturities of long-term obligations and short-term borrowings	$99,622	$350,072
Accounts payable, trade	3,335	8,989
Deferred revenue	1,435	2,908
Income taxes payable	993	616
Accrued expenses and other current liabilities	83,613	62,890

Total current liabilities	188,998	425,475
Long-term obligations, net of current maturities	—	19,347
Income taxes payable	730	—
Other long-term liabilities	2,529	3,794
Deferred income taxes	36,706	38,976
Commitments and contingencies
SHAREHOLDERS' EQUITY:
Invested capital	751,923	750,331
Payables to IAC and subsidiaries	20,067	29,126
Accumulated deficit	(557,366)	(6,004)

Total shareholders' equity	214,624	773,453

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$443,587	$1,261,045

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

	Total	Invested Capital	Payables to IAC and Subsidiaries	Accumulated Deficit
	(In thousands)
Balance as of December 31, 2004	$753,674	$751,646	$22,576	$(20,548)
Comprehensive income:
Net income for the year ended December 31, 2005	5,851	—	—	5,851

Comprehensive income	5,851
Net transfers from IAC (principally related to equity awards)	3,127	3,127	—
Net change in payables to IAC and subsidiaries	3,834	—	3,834	—

Balance as of December 31, 2005	766,486	754,773	26,410	(14,697)
Comprehensive income:
Net income for the year ended December 31, 2006	8,693	—	—	8,693

Comprehensive income	8,693
Net transfers to IAC (principally tax adjustments related to equity awards)	(4,442)	(4,442)	—	—
Net change in payables to IAC and subsidiaries	2,716	—	2,716	—

Balance as of December 31, 2006	773,453	750,331	29,126	(6,004)
Comprehensive loss:
Net loss for the year ended December 31, 2007	(550,402)	—	—	(550,402)

Comprehensive loss	(550,402)
Cumulative effect of adoption of EITF 06-2	(960)	—	—	(960)
Net transfers from IAC (principally tax adjustments related to equity awards)	1,592	1,592	—	—
Net change in payables to IAC and subsidiaries	(9,059)	—	(9,059)	—

Balance as of December 31, 2007	$214,624	$751,923	$20,067	$(557,366)

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Cash flows from operating activities:
Net (loss) income	$(550,402)	$8,693	$5,851
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Amortization of intangibles	34,469	24,018	35,314
Depreciation	10,058	11,710	6,720
Goodwill impairment	459,463	—	—
Non-cash compensation expense	2,925	2,177	7,385
Non-cash restructuring expense	8,403	—	—
Deferred income taxes	2,764	206	543
Excess tax benefits from stock-based awards	—	—	3,075
Gain on sales of loans held for sale	(147,546)	(221,400)	(179,026)
Provision for loans losses	19,321	6,637	4,649
Bad debt expense	1,925	1,768	560
Non-cash interest expense	903	1,345	1,824
Minority interest in losses of consolidated subsidiaries	—	—	(52)
Changes in current assets and liabilities:
Accounts receivable	9,364	(1,254)	(372)
Origination of loans held for sale	(5,822,599)	(7,841,607)	(7,381,439)
Proceeds from sales of loans held for sale	6,223,363	8,089,128	7,394,209
Prepaid and other current assets	4,110	(4,761)	(3,337)
Accounts payable and other current liabilities	(20,612)	(3,594)	21,207
Income taxes payable	(702)	582	947
Deferred revenue	(1,785)	1,603	(142)
Other, net	(437)	(337)	268

Net cash provided by (used in) operating activities	232,985	74,914	(81,816)

Cash flows from investing activities:
Acquisitions, net of cash acquired	(1,559)	(3,059)	(3,760)
Capital expenditures	(9,421)	(13,251)	(17,827)
Proceeds from sales of marketable securities	—	—	2,416
Other, net	33	(100)	806

Net cash used in investing activities	(10,947)	(16,410)	(18,365)

Cash flows from financing activities:
Borrowing under lines of credit	5,651,803	7,700,842	7,217,327
Repayments of lines of credit	(5,910,849)	(7,724,663)	(7,054,488)
Principal payments on long-term obligations	(11,654)	(11,530)	(1,717)
Transfers (to) from IAC	(7,083)	(3,870)	3,090
Excess tax benefits from stock-based awards	1,673	1,214	—
Decrease (increase) in restricted cash	514	(7,908)	(1,181)

Net cash (used in) provided by financing activities	(275,596)	(45,915)	163,031

Net (decrease) increase in cash and cash equivalents	(53,558)	12,589	62,850
Cash and cash equivalents at beginning of period	99,498	86,909	24,059

Cash and cash equivalents at end of period	$45,940	$99,498	$86,909

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION AND BASIS OF PRESENTATION

Spin-Off

        On November 5, 2007, IAC/InterActiveCorp ("IAC") announced that its Board of Directors approved a plan to separate IAC into five publicly traded companies, identifying Tree.com, Inc. ("Tree.com") as one of those five companies. In these consolidated financial statements, we refer to the separation transaction herein as the "spin-off". In connection with the spin-off, Tree.com was incorporated as a Delaware corporation in April 2008. Tree.com currently does not have any material assets or liabilities, nor does it engage in any business or other activities and, other than in connection with the spin-off, will not acquire or incur any material assets or liabilities, nor will it engage in any business or other activities. Upon completion of the spin-off, Tree.com will consist of the businesses that formerly comprised IAC's Lending and Real Estate segments. We refer herein to these businesses as the "Tree.com Businesses," which include LendingTree.com, RealEstate.com, GetSmart.com, LendingTree Loans, iNest and Domania.

Basis of Presentation

        The historical consolidated financial statements of Tree.com and its subsidiaries reflect the contribution or other transfer to Tree.com of all of the subsidiaries and assets and the assumption by Tree.com of all of the liabilities relating to the Tree.com Businesses in connection with the spin-off and the allocation to Tree.com of certain IAC corporate expenses relating to the Tree.com Businesses. Accordingly, the historical consolidated financial statements of Tree.com reflect the historical financial position, results of operations and cash flows of the Tree.com Businesses since their respective dates of acquisition by IAC, based on the historical consolidated financial statements and accounting records of IAC and using the historical results of operations and historical bases of the assets and liabilities of the Tree.com Businesses with the exception of accounting for income taxes. For purposes of these financial statements, income taxes have been computed for Tree.com on an as if stand-alone, separate tax return basis. Intercompany transactions and accounts have been eliminated.

        In the opinion of Tree.com's management, the assumptions underlying the historical consolidated financial statements of Tree.com are reasonable. However, this financial information does not necessarily reflect what the historical financial position, results of operations and cash flows of Tree.com would have been had Tree.com been a stand-alone company during the periods presented.

Company Overview

Lending

        Lending consists of online networks (principally LendingTree.com and GetSmart.com) and call centers that connect consumers and financial providers in the lending industry. Tree.com also originates, processes, approves and funds various residential real estate loans through Home Loan Center ("HLC"), which does business as LendingTree Loans in certain jurisdictions. The HLC and LendingTree Loans brand names are collectively referred to in these consolidated financial statements as "LendingTree Loans." Additionally, Tree.com provides mortgage settlement services, including title search, appraisals, flood certification and closing transactions, under the name "LendingTree Settlement Services."

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—ORGANIZATION AND BASIS OF PRESENTATION (Continued)

Real Estate

        Real Estate consists of a proprietary full service real estate brokerage that operates in fourteen U.S. markets, www.RealEstate.com, an online network that connects consumers with real estate brokerages around the country, iNest, an online network that matches buyers and builders of new homes, and Domania, an online lead provider for banks, mortgage lenders and real estate professionals.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

Lending

        Lending's network revenue principally represents match fees and closed-loan fees paid by lenders that received a transmitted loan request or closed a loan for a consumer that originated through one of Lending's websites or affiliates. Match fees are recognized at the time qualification forms are transmitted, while closed-loan fees are recognized at the time the lender reports the closed loan to Lending, which may be several months after the qualification form is transmitted.

        LendingTree Loans' revenue is primarily derived from the origination and sale of mortgage loans. Mortgage loans are funded through lines of credit, primarily warehouse lines, and sold to investors typically within thirty days. The gain or loss on the sale of loans to investors is recognized at the date the loans are sold and is based on the difference between the sale proceeds received and the carrying value of the loans, which includes deferred loan origination fees less certain direct origination costs and other processing costs. LendingTree Loans sells its loans on a servicing released basis in which LendingTree Loans gives up the right to service the loan on an ongoing basis, thereby earning an additional premium upon sale. The recognition of gain or loss on the sale of loans is accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 140").

Real Estate

        Real Estate earns revenue from subscription and cooperative brokerage fees paid by real estate professionals participating in its real estate networks and from commissions paid by consumers for closing a real estate transaction on their behalf. Subscription fees are recognized over the subscription period. Cooperative brokerage fees are recognized when the transmission of a consumer's information results in the purchase or sale of a home and the transaction is reported closed by the participating real estate professional. Commissions are recognized at the time the real estate transaction is closed.

Cash and Cash Equivalents

        Cash and cash equivalents include cash and money market instruments.

Restricted Cash

        Restricted cash at December 31, 2007 and 2006 primarily includes minimum required balances that LendingTree Loans maintains in connection with its various lines of credit, primarily warehouse lines.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounts Receivable

        Accounts receivable are stated at amounts due from customers, primarily lending and real estate service providers participating on our networks, net of an allowance for doubtful accounts.

        Accounts receivable outstanding longer than the contractual payment terms are considered past due. Tree.com determines its allowance for doubtful accounts by considering a number of factors, including the length of time accounts receivable are past due, Tree.com's previous loss history, the specific customer's current ability to pay its obligation to Tree.com and the condition of the general economy and the customer's industry. Tree.com writes off accounts receivable when management deems them uncollectible.

Loans Held for Sale

        LendingTree Loans originates residential loans with the intent to sell them in the secondary market. Loans held for sale consist primarily of residential first and second mortgage loans that are secured by residential real estate throughout the United States. Loans held for sale are carried at the lower of cost or market value in accordance with SFAS No. 65, "Accounting for Certain Mortgage Banking Activities." The lower of cost or market value is determined on an aggregate basis, except for loans that management has deemed to be impaired, in which case the determination is made on an individual basis. The cost basis of loans held for sale includes the capitalized cost associated with the interest rate lock commitments, deferred origination fees and deferred origination costs. The market value of loans held for sale is determined using current secondary market prices for loans with similar coupons, maturities and credit quality. The amount by which the cost of loans held for sale exceeds the market value of loans held for sale is accounted for as a valuation allowance. Loans held for sale are pledged as collateral under LendingTree Loans' various lines of credit, which are primarily warehouse lines. LendingTree Loans relies substantially on the secondary mortgage market as all of the loans that are funded are intended to be sold into this market.

        Loan origination fees (income) and costs related to funded loans held for sale (including direct costs of origination as well as payroll and administration costs associated with the origination process) are deferred until the loan is sold. Upon sale of the loan, the origination fees and costs are recognized as a component of the gain on sale of the loan. Origination costs related to unsuccessful loan origination efforts are recorded as operating expenses in the period incurred.

        Interest on mortgage loans held for sale is recorded in income as earned. Interest is only accrued if deemed collectible. Interest is generally deemed uncollectible when a loan is delinquent for three months or more or when a loan has a defect affecting its salability evidencing a lack of collectability of amounts when contractually due. Delinquency is calculated based on the contractual due date of the loan. The amount of loans on nonaccrual status at December 31, 2007 and 2006 was $7.2 million and $1.6 million, respectively.

        LendingTree Loans sells loans it originates to investors on a servicing released basis, so that the economic risk of loss or default by the borrower is generally transferred to the investor. LendingTree Loans, however, is required by these investors to make certain representations relating to credit information, loan documentation and collateral. To the extent that LendingTree Loans does not comply with such representations, which may be evidenced by early payment defaults, LendingTree Loans may be required to repurchase loans or indemnify these investors for any loss from borrower defaults. As

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

such, LendingTree Loans records a liability for the estimated obligation related to this exposure based, in part, on historical and projected loss frequency and loss severity, the original principal amount of the loans previously sold, the year the loans were sold, and loan type. There are four loan types used in this analysis which are determined based on the extent of the documentation received (full or limited) and the lien position of the mortgage in the underling property (first or second position). In connection with a majority of its loan sales agreements, LendingTree Loans is also responsible for a minimum number of payments to be made on each loan. In the case of early payment payoffs, which occurs when a borrower prepays a loan prior to the end of the prepayment penalty period, LendingTree Loans may be required to repay all or a portion of the premium initially paid by the investor. The estimated obligation associated with early loan payoffs is calculated based on historical loss experience by type of loan. As of December 31, 2007 and 2006, the loan loss liability was $13.9 million and $3.8 million, respectively. For the years ended December 31, 2007, 2006 and 2005, LendingTree Loans increased its liability for losses on previously sold loans by approximately $15.5 million, $6.0 million and $4.7 million, respectively, as a reduction in revenue. In 2007, 2006 and 2005, $5.4 million, $5.3 million and $2.7 million was paid or written off against the liability, respectively, thereby reducing the liability. Actual losses are charged to the loss liability when incurred and management evaluates the adequacy of the liability calculations quarterly. Because LendingTree Loans does not service the loans it sells, it does not maintain nor have access to the current balances and loan performance data with respect to the individual loans previously sold to investors. As such, LendingTree Loans is unable to determine its maximum loss exposure.

        For the years ended 2007, 2006 and 2005 LendingTree Loans sold approximately 36,000 55,000 and 48,000 loans, respectively, with initial loan values of $6.1 billion, $7.9 billion and $7.2 billon, respectively. From loans sold in those periods, LendingTree Loans has experienced repurchase and indemnification losses resulting from lack of compliance with certain representations relating to loans sold to investors which may be evidenced by early payment defaults on 57, 84 and 46 loans, respectively. The initial value of loans on which losses have been incurred was $6.4 million, $9.9 million and $6.6 million, respectively. The loss amounts incurred on those loans were $1.2 million, $3.3 million and $1.1 million, respectively, or less than 0.019%, 0.042% and 0.016%, respectively, of the initial loan value of the total loans sold for 2007, 2006 and 2005.

Property and Equipment

        Property and equipment, including significant improvements, are recorded at cost. Repairs and maintenance and any gains or losses on dispositions are included in operations.

        Depreciation is recorded on a straight-line basis to allocate the cost of depreciable assets to operations over their estimated service lives. Amortization of assets recorded under capital leases is included in depreciation expense.

Asset Category	Depreciation Period
Computer equipment and capitalized software	3 to 5 Years
Leasehold improvements	1 to 10 Years
Furniture and other equipment	7 Years

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Goodwill and Indefinite-Lived Intangible Assets

        In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"), goodwill acquired in business combinations is assigned to the reporting units that are expected to benefit from the combination as of the acquisition date.

        Goodwill impairment is determined using a two-step process. The first step of the process is to compare the fair value of a reporting unit with its carrying amount, including goodwill. In performing the first step, Tree.com determines the fair value of its reporting units by using a discounted cash flow ("DCF") analysis. Determining fair value using a DCF analysis requires the exercise of significant judgments, including judgments about appropriate discount rates, perpetual growth rates and the amount and timing of expected future cash flows. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not impaired and the second step of the impairment test is not required. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is required to be performed to measure the amount of impairment, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit's goodwill with the carrying amount of that goodwill. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. If the carrying amount of the reporting unit's goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

        The impairment test for indefinite-lived intangible assets involves a comparison of the estimated fair value of the intangible asset with its carrying value. If the carrying value of the indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. The estimates of fair value of indefinite-lived intangible assets are determined using a DCF valuation analysis that employs a "relief from royalty" methodology in estimating the fair value of its trade names and trademarks. Significant judgments inherent in this analysis include the determination of royalty rates, discount rates and the terminal growth rates.

        Goodwill and indefinite-lived intangible assets, primarily trade names and trademarks, are tested annually for impairment as of October 1 or earlier upon the occurrence of certain events or substantive changes in circumstances. Tree.com's 2007 annual impairment assessment identified significant impairments as described in Note 4. Tree.com's reporting units are currently operating in dynamic and challenged industry segments. To illustrate the magnitude of potential impairment charges relative to future changes in estimated fair value, had the estimated fair value of Tree.com's reporting units and their respective indefinite-lived intangible assets been hypothetically lower by 10% as of October 1, 2007 the aggregate book value of goodwill and indefinite-lived intangible assets would have exceeded fair value by approximately $7.0 million at Lending and $8.0 million at Real Estate. Had the estimated fair values of Tree.com's reporting units and their respective indefinite-lived intangible assets been hypothetically lower by 20% as of October 1, 2007, the book value of goodwill and indefinite-lived intangible assets would have exceeded fair value by approximately $21.0 million at Lending and $18.0 million at Real Estate.

Long-Lived Assets and Intangible Assets with Definite Lives

        In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"), long-lived assets, including property and equipment and intangible assets with definite lives, are tested for recoverability whenever events or changes in circumstances indicate

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

that their carrying amount may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the carrying amount is deemed to not be recoverable, an impairment loss is recorded as the amount by which the carrying amount of the long-lived asset exceeds its fair value. Amortization of definite lived intangible assets is recorded on a straight-line basis over their estimated lives.

Derivative Instruments

        Tree.com is exposed to certain risks in connection with its mortgage banking operations. LendingTree Loans is exposed to interest rate risk for loans it originates until those loans are sold in the secondary market ("loans held for sale"). The fair value of loans held for sale is subject to change primarily due to changes in market interest rates. LendingTree Loans hedges the changes in fair value of certain loans held for sale primarily by entering into mortgage forward delivery contracts. Although LendingTree Loans continues to enter into derivatives for risk management purposes, effective April 1, 2007 it no longer designates these derivative instruments as hedges and thus the relationships no longer qualify for the hedge accounting provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). See Note 10 for a description of Tree.com's derivative financial instruments.

Advertising

        Advertising costs are expensed in the period incurred (when the advertisement first runs for production costs that are initially capitalized) and principally represent offline costs, including television and radio advertising, and online advertising costs, including fees paid to search engines and distribution partners. Advertising expense was $172.6 million, $204.4 million and $161.6 million for the years ended December 31, 2007, 2006 and 2005, respectively. Prepaid advertising totaled $0.6 million and $1.1 million at December 31, 2007 and 2006, respectively, and is included in "Prepaid and other current assets" in the accompanying consolidated balance sheets.

Income Taxes

        Tree.com accounts for income taxes under the liability method, and deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided on deferred tax assets if it is determined that it is more likely than not that the deferred tax asset will not be realized. Tree.com records interest on potential tax contingencies as a component of income tax expense and records interest net of any applicable related income tax benefit.

        Effective January 1, 2007, Tree.com adopted the provisions of Financial Accounting Standards Board ("FASB") Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109" ("FIN 48"). As a result of the adoption of FIN 48, Tree.com recognizes liabilities for uncertain tax positions based on the two-step process prescribed by the interpretation. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement.

Stock-Based Compensation

        Effective January 1, 2006, Tree.com adopted the provisions of SFAS No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123R"), using the modified prospective transition method and therefore has not restated results for prior periods. See Note 3 for a further description of the impact of the adoption of SFAS 123R and Staff Accounting Bulletin No. 107 ("SAB 107").

Minority Interest

        Minority interest in 2005 represents minority ownership in LendingTree Settlement Services. Tree.com obtained 100% ownership in September 2005.

Accounting Estimates

        Tree.com's management is required to make certain estimates and assumptions during the preparation of the consolidated financial statements in accordance with U.S. generally accepted accounting principles. These estimates and assumptions impact the reported amount of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements. They also impact the reported amount of net earnings during any period. Actual results could differ from those estimates.

        Significant estimates underlying the accompanying consolidated financial statements include: reserves for losses associated with loans held for sale and loans that have been previously sold; recoverability of long-lived assets; recovery of goodwill and intangible assets; income taxes payable and deferred income taxes, including related valuation allowances; various other allowances, reserves and accruals; and assumptions related to the determination of stock-based compensation.

Certain Risks and Concentrations

        Tree.com's business is subject to certain risks and concentrations including dependence on third party technology providers, exposure to risks associated with online commerce security and credit card fraud.

        Financial instruments, which potentially subject Tree.com to concentration of credit risk, consist primarily of cash and cash equivalents. Cash and cash equivalents are maintained with quality financial institutions of high credit and are in excess of Federal Deposit Insurance Corporation ("FDIC") insurance limits.

        Due to the nature of the mortgage lending industry, interest rate increases may significantly impact revenue from services related to originating and processing mortgages and subsequent sales of loans to investors, which are the primary source of income for LendingTree Loans. LendingTree Loans originates mortgage loans on property located throughout the United States, with no one location representing more than 10% of Tree.com's consolidated revenue for any periods presented. Revenue from loans originated for property located in California and Florida in the aggregate totaled approximately 10%, 14% and 14% of Tree.com's revenue in 2007, 2006 and 2005, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        LendingTree Loan's two largest investors (purchasers of the loans originated) represented approximately 28% and 13% of Tree.com's revenue for 2007, 30% and 15% of Tree.com's revenue for 2006, and 35% and 8% of Tree.com's revenue for 2005. LendingTree Loans monitors its relationships with investors and, from time to time, makes adjustments in the amount it sells to any one investor based upon a number of factors, including but not limited to, price, loan review time and funding turnaround, underwriting guidelines and the overall efficiency of its relationship with the investor.

        LendingTree Loans funds loans through various lines of credit, primarily warehouse lines. As of December 31, 2007, 73% of the total balance due on the lines of credit was payable to one lender. The decision regarding how to allocate this balance amongst lenders is based on several factors, including the interest rate and commitment fee.

        Due to the nature of the mortgage lending industry, interest rate increases may negatively impact future revenue from our lending networks as well as revenue from originating and selling loans.

        Further, lenders participating on our lending networks can offer their products directly to consumers through brokers, mass marketing campaigns, or through other traditional methods of credit distribution. These lenders can also offer their products online, either directly to prospective borrowers, through one or more of our online competitors, or both. If a significant number of potential consumers are able to obtain loans from our participating lenders without utilizing our service, our ability to generate revenue may be limited. Because we do not have exclusive relationships with the lenders whose loan offerings are offered on our online marketplace, consumers may obtain offers and loans from these lenders without using our service.

Recent Accounting Pronouncements

        On June 15, 2006, the Emerging Issues Task Force ratified Issue 06-2, "Accounting for Sabbatical Leave and Other Similar Benefits Pursuant to FASB Statement No. 43" ("EITF 06-2"), which requires entities to recognize the expense of employee sabbatical leave in the periods the sabbatical leave vests or accumulates. EITF 06-2 is effective for fiscal years beginning after December 15, 2006. The cumulative effect of applying EITF 06-2 was recorded as an adjustment to the opening balance of accumulated deficit as of January 1, 2007.

        In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" ("SFAS No. 159"). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other assets and liabilities at fair value with the objective of reducing both the complexity in the accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. Tree.com adopted SFAS No. 159 effective January 1, 2008 and elected the fair value option on loans funded after December 31, 2007. Therefore there was no cumulative effect related to the adoption of SFAS No. 159.

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" (SFAS No. 157"), which provides enhanced guidance for using fair value to measure assets and liabilities. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements and the effect of the measurements on earnings or changes in net assets. Among other things, SFAS No. 157 clarifies the principle that fair value should be based

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

on the assumptions that market participants would use when pricing the asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The most significant financial impact of adopting the provisions of SFAS No. 157 is related to the valuing of interest rate lock commitments (related to loans intended to be held for sale). Under SFAS No. 157, the fair value of a closed loan includes the embedded cash flows that are ultimately realized as servicing value or through the sale of a loan on a servicing released basis. The valuation of loan commitments includes assumptions related to the likelihood that a commitment will ultimately result in a closed loan ("expected close rates"). These expected close rates are based on Tree.com's historical data, which is a significant unobservable assumption. Prior accounting requirements precluded the recognition of any day one gains and losses if fair value was not based on observable market data. Rather, these gains and losses were recognized when the interest rate lock commitment expired or when the underlying loan was ultimately sold. The change in valuation methodology under SFAS No. 157 accelerates the recognition of these day one gains and losses. The cumulative effect of adopting the provisions of SFAS No. 157 is required to be reported as an adjustment to beginning retained earnings in the year of adoption. Accordingly, upon adoption of SFAS No. 157 on January 1, 2008, Tree.com recorded a $3.1 million reduction to accumulated deficit.

        In November 2007, the SEC issued Staff Accounting Bulletin No. 109, "Written Loan Commitments Recorded at Fair Value Through Earnings" ("SAB 109"). SAB 109 supersedes Staff Accounting Bulletin No. 105, "Application of Accounting Principles to Loan Commitments" ("SAB 105"). It clarifies that the expected net future cash flows related to the associated servicing of a loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. However, it retains the guidance in SAB 105 that internally-developed intangible assets should not be recorded as part of the fair value of a derivative loan commitment. The guidance is effective on a prospective basis to derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007.

        The adoption of SFAS No. 157, SFAS No. 159, and SAB 109 generally results in higher fair values of loans held for sale being recorded at loan origination. Prior to adoption certain aspects of the loan value associated with the cash flows related to the servicing of a loan, origination fees and day one gains on derivative transactions would be deferred until the sale of the loan. However, as loans are typically sold within thirty days of origination, Tree.com has determined that adoption of SFAS No. 157, SFAS No. 159 and SAB 109 will not have a material impact on the its consolidated financial position, results of operations or cash flows.

        In December 2007, the FASB issued SFAS No. 141 (revised 2007), "Business Combinations" ("SFAS No. 141R"), which replaces FASB Statement No. 141. SFAS No. 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. The Statement also establishes disclosure requirements that will enable users to evaluate the nature and financial effects of the business combination. SFAS No. 141R applies prospectively to business combinations in fiscal years beginning after December 15, 2008. Early adoption is not permitted. Tree.com is currently assessing the impact of the adoption of SFAS No. 141R on its consolidated financial position, results of operations and cash flows.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3—SFAS 123R AND STOCK-BASED COMPENSATION

        The equity awards described below principally relate to awards to Tree.com employees that were granted under various IAC stock and annual incentive plans.

        Effective January 1, 2006, Tree.com adopted SFAS 123R using the modified prospective transition method and has applied the classification provisions of SAB 107 regarding the SEC's interpretation of SFAS 123R and the valuation of share-based payments for public companies in its adoption of SFAS 123R.

        The adoption of SFAS 123R did not impact the amount of stock-based compensation expense recorded in the accompanying consolidated statements of operations as Tree.com had previously adopted the expense recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123").

        Prior to the adoption of SFAS 123R, the entire tax benefit from stock-based compensation was reported as a component of operating cash flows. Upon the adoption of SFAS 123R, tax benefits resulting from tax deductions in excess of the stock-based compensation expense recognized in the consolidated statement of operations are reported as a component of financing cash flows. For the years ended December 31, 2007 and 2006, excess tax benefits from stock-based compensation of $1.7 million and $1.2 million, respectively, are included as a component of financing cash flows. For the year ended December 31, 2005, excess tax benefits from stock-based compensation of $3.1 million is included as a component of operating cash flows.

        Non-cash stock-based compensation expense related to equity awards is included in the following line items in the accompanying consolidated statements of operations for the years ended December 31, 2007, 2006 and 2005 (in thousands):

	Years Ended December 31,
	2007	2006	2005
Cost of revenue	$248	$263	$317
Selling and marketing expense	272	289	333
General and administrative expense	2,403	1,603	6,620
Product development	2	22	115

Non-cash stock-based compensation expense before income taxes	2,925	2,177	7,385
Income tax benefit	(1,228)	(1,169)	(1,219)

Non-cash stock-based compensation expense after income taxes	$1,697	$1,008	$6,166

        The form of awards granted to Tree.com employees principally have been restricted stock units ("RSUs") and performance stock units ("PSUs"). RSUs and PSUs are awards in the form of phantom shares or units, denominated in a hypothetical equivalent number of shares of IAC common stock and with the value of each award equal to the fair value of IAC common stock at the date of grant. Each RSU, PSU and restricted stock grant is subject to service-based vesting, where a specific period of continued employment must pass before an award vests, and certain grants also include performance-based vesting, where certain performance targets set at the time of grant must be achieved before an award vests. Tree.com recognizes expense for all RSUs, PSUs and restricted stock for which vesting is considered probable. For RSU and restricted stock grants the accounting charge is measured at the grant date as the fair value of IAC common stock and expensed ratably as non-cash compensation over

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3—SFAS 123R AND STOCK-BASED COMPENSATION (Continued)

the vesting term. For PSU grants the expense is measured at the grant date as the fair value of IAC common stock and expensed as non-cash compensation when the performance targets are considered probable of being achieved.

        The amount of stock-based compensation expense recognized in the consolidated statement of operations is reduced by estimated forfeitures, as the amount recorded is based on awards ultimately expected to vest. The forfeiture rate is estimated at the grant date based on historical experience and revised, if necessary, in subsequent periods if the actual forfeiture rate differs from the estimated rate.

        As of December 31, 2007, there was approximately $10.2 million of unrecognized compensation cost, net of estimated forfeitures, related to all equity-based awards. This cost is expected to be recognized over a weighted-average period of approximately 2.8 years.

        In connection with the acquisition of LendingTree by IAC in 2003 certain members of LendingTree's management were granted restricted common equity in LendingTree. These awards were granted on August 8, 2003 and were initially measured at fair value, which is being amortized to expense over the vesting period. These awards vest ratably over four and a half years, or earlier based upon the occurrence of certain prescribed events. The awards vest in non-voting restricted common shares of LendingTree.

        These shares are subject to a put right by the holders, which is not exercisable until the first quarter of 2009 and annually thereafter, and a call right by IAC, which is not exercisable until the first quarter of 2012 and annually thereafter. The value of these shares upon exercise of the put or call is equal to their fair market value, determined by negotiation or arbitration, reduced by the accreted value of the preferred interest that was taken by IAC upon the purchase of LendingTree. The initial value of the preferred interest was equal to the acquisition price of LendingTree. The preferred interest accretes value at a 10% annual rate. Upon exercise of the put or call the consideration is payable in IAC shares or cash or a combination thereof at IAC's option. As of December 31, 2007, these awards are significantly out of the money and are not expected to result in any value. Prior to the separation, this put and call arrangement will be modified so that the consideration payable in IAC's shares will be replaced with Tree.com shares.

        The unrecognized compensation cost related to these equity awards is $0.2 million at December 31, 2007.

NOTE 4—GOODWILL AND INTANGIBLE ASSETS

        In connection with its annual impairment assessment in 2007, which was prepared in connection with the preparation of its annual financial statements, Tree.com identified and recorded impairment charges related to the goodwill and intangible assets of the Lending segment of $459.5 million and $16.2 million, respectively. The intangible asset impairment charges are included in amortization of intangibles in the accompanying consolidated statement of operations. The write-downs were determined by comparing the fair values of Lending reporting unit's goodwill and intangible assets with the carrying amounts. The fair values were determined using a discontinued cash flow approach.

        The impairments associated with the Lending segment resulted from Tree.com's reassessment of the likely future profitability of Lending in light of the persistent adverse mortgage market conditions and the operational strategies Tree.com has undertaken in response to these market realities. These adverse conditions include, among others, constrained liquidity, lender focus on low margin conforming

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4—GOODWILL AND INTANGIBLE ASSETS (Continued)

loans, uncertainty as to the eventuality and timing of the return of higher margin mortgage products, the decline in real estate values and a higher rate of delinquency for existing mortgages. Tree.com has significantly reduced its mortgage origination operations in response to these conditions which will reduce or slow its ability to react to possible improvements in the market. The impairments at the Lending segment occurred during the fourth quarter of 2007 as Tree.com completed an updated assessment of mortgage market conditions and the development and implementation of Lending's responsive operational strategies, and quantified these considerations in Lending's future forecasted results.

        The balance of goodwill and intangible assets, net is as follows (in thousands):

	December 31,
	2007	2006
Goodwill	$140,892	$582,295
Intangible assets with indefinite lives	88,607	104,826
Intangible assets with definite lives, net	19,833	37,955

Total goodwill and intangible assets, net	$249,332	$725,076

        Intangible assets with indefinite lives relate principally to trade names and trademarks acquired in various acquisitions. At December 31, 2007, intangible assets with definite lives relate to the following (in thousands):

	Cost	Accumulated Amortization	Net	Weighted-Average Amortization Life (Years)
Purchase agreements	$76,117	$(59,212)	$16,905	5.7
Technology	29,100	(28,663)	437	3.0
Customer lists	6,607	(6,607)	—	2.8
Other	8,928	(6,437)	2,491	4.9

Total	$120,752	$(100,919)	$19,833

        At December 31, 2006, intangible assets with definite lives relate to the following (in thousands):

	Cost	Accumulated Amortization	Net	Weighted-Average Amortization Life (Years)
Purchase agreements	$79,417	$(46,771)	$32,646	5.7
Technology	29,100	(28,138)	962	3.0
Customer lists	6,607	(6,607)	—	2.8
Other	8,827	(4,480)	4,347	4.9

Total	$123,951	$(85,996)	$37,955

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4—GOODWILL AND INTANGIBLE ASSETS (Continued)

        Amortization of intangible assets with definite lives is computed on a straight-line basis and, based on December 31, 2007 balances, such amortization for the next five years is estimated to be as follows (in thousands):

Years Ending December 31,
2008	$10,883
2009	4,138
2010	2,768
2011	1,218
2012	826

$19,833

        The following table presents the balance of goodwill by segment, including the changes in carrying amount of goodwill, for the year ended December 31, 2007 (in thousands):

	Balance as of January 1, 2007	Additions	(Deductions)	Impairment	Balance as of December 31, 2007
Lending	$513,405	$18,914	$(2,090)	$(459,463)	$70,766
Real Estate	68,890	1,367	(131)	—	70,126

Total	$582,295	$20,281	$(2,221)	$(459,463)	$140,892

        Additions principally relate to estimated contingent consideration payable to former shareholders of HLC under the terms of the purchase agreement. Deductions principally relate to the income tax benefit realized pursuant to the exercise of stock options assumed in business acquisitions that were vested at the transaction date and are treated as a reduction in goodwill when the income tax deductions are realized, and adjustments to the carrying value of goodwill based upon the finalization of the valuation of goodwill and intangible assets and their related deferred tax impacts.

        The following table presents the balance of goodwill by segment, including the changes in carrying amount of goodwill, for the year ended December 31, 2006 (in thousands):

	Balance as of January 1, 2006	Additions	(Deductions)	Balance as of December 31, 2006
Lending	$515,346	$1,329	$(3,270)	$513,405
Real Estate	65,870	3,412	(392)	68,890

Total	$581,216	$4,741	$(3,662)	$582,295

        Additions principally relate to acquisitions. Deductions principally relate to adjustments to the carrying value of goodwill based upon the finalization of the valuation of intangible assets and their related deferred tax impacts and the income tax benefit realized pursuant to the exercise of stock options assumed in business acquisitions that were vested at the transaction date and are treated as a reduction in goodwill when the income tax deductions are realized.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5—PROPERTY AND EQUIPMENT

        The balance of property and equipment, net is as follows (in thousands):

	December 31,
	2007	2006
Computer equipment and capitalized software	$35,183	$36,175
Leasehold improvements	3,076	6,095
Furniture and other equipment	3,737	5,297
Projects in progress	5,002	7,024

	46,998	54,591
Less: accumulated depreciation and amortization	(25,532)	(23,914)

Total property and equipment, net	$21,466	$30,677

NOTE 6—ACCRUED EXPENSES AND OTHER CURRRENT LIABILITIES

        Accrued expenses and other current liabilities consists of the following (in thousands):

	December 31,
	2007	2006
Contingent consideration payable related to HLC acquisition	$18,914	$—
Accrued loan loss liability related to loans previously sold	13,886	3,820
Litigation accruals	15,285	12,456
Accrued advertising expense	11,492	11,125
Accrued compensation and benefits	8,407	18,683
Accrued restructuring costs	5,560	—
Derivatives related to loans held for sale and interest rate lock commitments	1,185	2,470
Other accrued expenses	8,884	14,336

Total accrued expenses and other current liabilities	$83,613	$62,890

NOTE 7—INCOME TAXES

        Tree.com is a member of IAC's consolidated federal and state tax returns. In all periods presented, current and deferred tax expense has been computed for Tree.com on a separate return basis. Tree.com's payments to IAC for its share of IAC's consolidated federal and state tax return liabilities have been reflected within cash flows from operating activities in the accompanying consolidated statements of cash flows.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7—INCOME TAXES (Continued)

        The components of the provision for income taxes attributable to continuing operations are as follows (in thousands):

	Years Ended December 31,
	2007	2006	2005
Current income tax provision:
Federal	$5,533	$2,113	$7,497
State	1,864	2,703	3,380

Current income tax provision	7,397	4,816	10,877

Deferred income tax provision (benefit):
Federal	6,327	1,644	(4,139)
State	(3,563)	(1,438)	4,682

Deferred income tax provision	2,764	206	543

Income tax provision	$10,161	$5,022	$11,420

        Current income taxes payable has been reduced by $1.7 million, $1.2 million and $3.1 million for the years ended December 31, 2007, 2006 and 2005, respectively, for tax deductions attributable to stock-based compensation. The related income tax benefits of this stock-based compensation were recorded as amounts charged or credited to invested capital or a reduction in goodwill.

        The tax effects of cumulative temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2007 and 2006 are presented below (in thousands). The valuation allowance is related to items for which it is more likely than not that the tax benefit will not be realized.

	December 31,
	2007	2006
Deferred tax assets:
Provision for accrued expenses	$19,647	$12,365
Net operating loss carryforwards	32,041	13,770
Goodwill	15,290	—
Other	7,303	4,974

Total deferred tax assets	74,281	31,109
Less valuation allowance	(68,830)	(5,835)

Net deferred tax assets	5,451	25,274

Deferred tax liabilities:
Intangible and other assets	(34,581)	(48,689)
Other	(1,156)	(3,155)

Total deferred tax liabilities	(35,737)	(51,844)

Net deferred tax liability	$(30,286)	$(26,570)

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7—INCOME TAXES (Continued)

        At December 31, 2007, Tree.com had consolidated federal and state net operating losses ("NOLs") of approximately $58.9 million and $16.6 million, respectively. These NOL carryforwards have been fully utilized in the IAC consolidated federal and state return filings and will not be available to Tree.com following the spin-off. In addition, Tree.com had separate company state NOLs of approximately $159.0 million that will expire at various times between 2008 and 2027.

        At December 31, 2007, Tree.com had tax credit carryforwards of approximately $1.9 million. This entire amount is related to federal credits for increasing research activities. These credits have been fully utilized in the IAC consolidated federal tax return and will not be available to Tree.com following the spin-off.

        During 2007, Tree.com's valuation allowance increased by approximately $63.0 million. This increase related to NOLs and other deferred tax assets including accrued expenses and goodwill. At December 31, 2007, Tree.com had a valuation allowance of approximately $68.8 million related to the portion of tax operating loss carryforwards and other deferred tax assets for which it is more likely than not that the tax benefit will not be realized.

        A reconciliation of total income tax provision to the amounts computed by applying the statutory federal income tax rate to earnings from continuing operations before income taxes and minority interest is shown as follows (in thousands):

	Years Ended December 31,
	2007	2006	2005
Income tax (benefit) provision at the federal statutory rate of 35%	$(189,084)	$4,800	$6,027
State income taxes, net of effect of federal tax benefit	(1,099)	839	(241)
Change in state effective tax rate	(4)	(17)	2,940
Non-deductible non-cash compensation expense	(125)	(332)	1,444
Impairment of non-deductible goodwill and intangible assets	145,665	—	—
Change in valuation allowance	54,960	—	2,542
Other, net	(152)	(268)	(1,292)

Income tax provision	$10,161	$5,022	$11,420

        Tree.com adopted the provisions of FIN 48 effective January 1, 2007. FIN 48 clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The adoption had no impact on Tree.com's accumulated deficit. A reconciliation of the

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7—INCOME TAXES (Continued)

beginning and ending amount of unrecognized tax benefits, excluding interest, is as follows (in thousands):

Balance at January 1, 2007	$541
Additions based on tax positions related to the current year	1,645
Additions for tax positions of prior years	2,203
Reductions for tax positions of prior years	—
Settlements	—

Balance at December 31, 2007	$4,389

        As of January 1, 2007 and December 31, 2007, the unrecognized tax benefits, including interest, were $0.5 million and $5.8 million, respectively. Included in unrecognized tax benefits is approximately $3.7 million for tax positions included in IAC's consolidated tax return filings. Included within "Payables to IAC and subsidiaries" in the accompanying consolidated balance sheet at December 31, 2007 is approximately $5.0 million of unrecognized tax benefits and related interest that will remain a liability of IAC after the spin-off. Also included in unrecognized tax benefits at December 31, 2007 is approximately $2.6 million for tax positions which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility.

        Tree.com recognizes interest and, if applicable, penalties related to unrecognized tax benefits in income tax expense. Included in income tax expense from continuing operations for the year ended December 31, 2007 is $0.9 million, net of related deferred taxes of $0.5 million, for interest on unrecognized tax benefits. At December 31, 2007, Tree.com has accrued $1.4 million for the payment of interest. There were no material accruals for interest as of January 1, 2007. There are no material accruals for penalties.

        By virtue of previously filed separate company and consolidated tax returns with IAC, Tree.com is routinely under audit by federal, state and local authorities in the area of income tax. These audits include questioning the timing and the amount of deductions and the allocation of income among various tax jurisdictions. Income taxes payable include amounts considered sufficient to pay assessments that may result from examination of prior year returns; however, the amount paid upon resolution of issues raised may differ from the amount provided. Differences between the reserves for tax contingencies and the amounts owed by Tree.com are recorded in the period they become known.

        The Internal Revenue Service ("IRS") is currently examining the IAC consolidated tax returns for the years ended December 31, 2001 through 2003, which includes the operations of LendingTree from August 8, 2003, its date of acquisition by IAC. The statute of limitations for these years has been extended to December 31, 2008. Various IAC consolidated tax returns filed with state and local jurisdictions are currently under examination, the most significant of which are Florida, New York state and New York City, for various tax years after December 31, 2001. These examinations are expected to be completed by late 2008.

        Tree.com believes that it is reasonably possible that its unrecognized tax benefits could decrease by approximately $2.6 million within twelve months of the current reporting date due to the reversal of deductible temporary differences which will result in a corresponding increase in net deferred tax liabilities. An estimate of other changes in unrecognized tax benefits cannot be made, but are not expected to be significant.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8—SEGMENT INFORMATION

        The overall concept that Tree.com employs in determining its operating segments and related financial information is to present them in a manner consistent with how the chief operating decision maker and executive management view the businesses, how the businesses are organized as to segment management, and the focus of the businesses with regards to the types of products or services offered or the target market.

        Tree.com's primary metric is Operating Income Before Amortization, which is defined as operating income excluding, if applicable: (1) non-cash compensation expense, (2) amortization of intangibles and goodwill impairment, (3) pro forma adjustments for significant acquisitions, and (4) one-time items. Tree.com believes this measure is useful to investors because it represents the consolidated operating results from Tree.com's segments, taking into account depreciation, which it believes is an ongoing cost of doing business, but excluding the effects of any other non-cash expenses. Operating Income Before Amortization has certain limitations in that it does not take into account the impact to Tree.com's statement of operations of certain expenses, including non-cash compensation and acquisition-related accounting.

        The following tables reconcile Operating Income Before Amortization to operating income (loss) for Tree.com's operating segments and to net (loss) income in total (in thousands):

	Year Ended December 31, 2007
	Operating Income Before Amortization	Non-Cash Compensation Expense	Amortization of Intangibles	Goodwill Impairment	Operating Loss
Lending	$(23,524)	$(1,914)	$(27,683)	$(459,463)	$(512,584)
Real Estate	(20,059)	(1,011)	(6,786)	—	(27,856)

Total	$(43,583)	$(2,925)	$(34,469)	$(459,463)	(540,440)

Other income, net					199

Loss before income taxes					(540,241)
Income tax provision					(10,161)

Net loss					$(550,402)

	Year Ended December 31, 2006
	Operating Income Before Amortization	Non-Cash Compensation Expense	Amortization of Intangibles	Operating Income (Loss)
Lending	$61,873	$(1,370)	$(16,412)	$44,091
Real Estate	(21,507)	(807)	(7,606)	(29,920)

Total	$40,366	$(2,177)	$(24,018)	14,171

Other expense, net				(456)

Earnings before income taxes				13,715
Income tax provision				(5,022)

Net income				$8,693

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8—SEGMENT INFORMATION (Continued)

	Year Ended December 31, 2005
	Operating Income Before Amortization	Non-Cash Compensation Expense	Amortization of Intangibles	Operating Income (Loss)
Lending	$78,883	$(4,829)	$(23,449)	$50,605
Real Estate	(16,930)	(2,556)	(11,865)	(31,351)

Total	$61,953	$(7,385)	$(35,314)	19,254

Other expense, net				(2,035)

Earnings before income taxes and minority interest				17,219
Income tax provision				(11,420)
Minority interest in losses of consolidated subsidiaries				52

Net income				$5,851

	Year Ended December 31,
	2007	2006	2005
	(In thousands)
Revenue:
Origination and sale of loans	$130,151	$221,400	$179,026
Match fees	80,792	83,930	68,981
Closed loan fees	65,227	85,022	90,665
Other	18,456	29,305	25,128

Lending	294,626	419,657	363,800

Real Estate	51,752	56,821	57,555

Total	$346,378	$476,478	$421,355

	December 31,
	2007	2006
	(In thousands)
Assets:
Lending(a)	$345,810	$1,127,397
Real Estate(a)	97,777	133,648

Total	$443,587	$1,261,045

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Depreciation, amortization of intangibles and goodwill impairment:
Lending(a)	$496,052	$25,721	$28,989
Real Estate(a)	7,938	10,007	13,045

Total	$503,990	$35,728	$42,034

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8—SEGMENT INFORMATION (Continued)

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Capital expenditures:
Lending and Real Estate(b)	$9,421	$13,251	$17,827

Total	$9,421	$13,251	$17,827

(a)
Assets related to the Real Estate segment only include goodwill and intangible assets, net as it is impracticable to allocate the remaining jointly used assets between the Lending and Real Estate segments. Accordingly, assets related to the Lending segment include goodwill and intangible assets, net and the remaining jointly used assets comprising both the Lending and Real Estate segments. However, depreciation expense, which Tree.com believes is an ongoing cost of doing business and is included in the calculation of both operating income (loss) and Operating Income Before Amortization, is allocated between the Lending and Real Estate segments.

(b)
All capital expenditures related to the Lending and Real Estate segments are included in one segment as it is impracticable to allocate capital expenditures between the Lending and Real Estate segments.

        Tree.com maintains operations solely in the United States.

NOTE 9—SHORT-TERM BORROWINGS AND LONG-TERM OBLIGATIONS

	December 31,
	2007	2006
	(In thousands)
Lines of credit (primarily warehouse lines)	$79,426	$338,472
Installment Note Payable due January 31, 2008	20,000	30,000
Other long-term obligations maturing through 2008	272	1,923

Total gross obligations	99,698	370,395
Total unamortized discount	(76)	(976)

Total long-term obligations and short-term borrowings	99,622	369,419
Less current maturities of long-term obligations and short-term borrowings	(99,622)	(350,072)

Long-term obligations, net of current maturities	$—	$19,347

        At December 31, 2007 and 2006, current maturities of long-term obligations and short-term borrowings consist primarily of the lines of credit and the installment note payable.

        LendingTree Loans has various lines of credit, primarily warehouse lines, that it uses to fund the origination of consumer residential mortgage loans. As of December 31, 2007, LendingTree Loans had committed lines of credit totaling $550 million, of which $500 million expired on January 31, 2008 and $50 million expires on October 31, 2008, and an uncommitted line of credit of $150 million. As of December 31, 2006, LendingTree Loans had committed lines of credit in the aggregate amount of $750 million, which had been scheduled to expire from August 31, 2007 to October 31, 2007, and uncommitted lines of credit aggregating $250 million. Total borrowings under these lines of credit are secured by outstanding mortgage loans held for sale. The interest rate under these lines of credit was 30-day LIBOR plus 75 to 100 basis points, but may have been higher under certain circumstances. Under the terms of the committed lines of credit, LendingTree Loans is required to maintain various financial and other covenants. These financial covenants include maintaining (i) minimum levels of

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9—SHORT-TERM BORROWINGS AND LONG-TERM OBLIGATIONS (Continued)

tangible net worth, cash on hand with a certain lender and liquid assets, (ii) a maximum ratio of total liabilities to net worth and (iii) positive pre-tax net income on a quarterly basis. During the fourth quarter of 2007, LendingTree Loans was not in compliance with the quarterly positive pre-tax net income covenant set forth in one of its lines of credit. LendingTree Loans received a waiver of this covenant breach on February 8, 2008. The breach and the subsequent waiver did not have an impact on LendingTree Loans' other lines of credit and Tree.com does not expect it to have an impact on LendingTree Loans' ability to secure lines of credit in the future. Borrowings under all of LendingTree Loans' lines of credit are non-recourse to Tree.com. In the case of committed lines, LendingTree Loans pays a facility fee based on the size of the lines. There were $79.4 million and $338.5 million outstanding under these lines of credit as of December 31, 2007 and 2006, respectively. The weighted-average interest rates on outstanding borrowings under these lines of credit at December 31, 2007 and 2006 were 5.53% and 6.35%, respectively. Subsequent to December 31, 2007, the committed line of credit which expired on January 31, 2008 was renewed at a reduced size of $50 million and an increased base rate of LIBOR plus 140 basis points and will expire on the earlier of sixty days prior to the spin-off or January 24, 2009. The renewed committed line of credit can be canceled at the option of the lender without default upon sixty days notice.

        In connection with the acquisition of LendingTree Loans, Tree.com committed to pay a portion of the purchase price payments to former shareholders under an installment note payable in three installments. The final payment of $20.0 million, due January 31, 2008, is recorded net of imputed interest of $0.1 million at December 31, 2007.

        At December 31, 2007 and 2006, Tree.com leased certain equipment under capital leases with interest rates ranging from approximately 6.8% to 9.5%. Included in other long-term obligations above as of December 31, 2007 are capital lease obligations totaling approximately $0.3 million. Included in other long-term obligations above as of December 31, 2006 are capital lease obligations totaling approximately $1.9 million, net of interest of $0.1 million. Total fixed assets under capital leases at December 31, 2007 and 2006 approximate $4.5 million and $6.5 million, respectively, with accumulated depreciation of approximately $2.7 million and $3.6 million, respectively.

NOTE 10—DERIVATIVE INSTRUMENTS

        Tree.com is exposed to certain interest rate risks in connection with its mortgage banking operations because the fair value of loans held for sale is subject to change primarily due to changes in market interest rates until those loans are sold in the secondary market. LendingTree Loans hedges the changes in fair value of loans held for sale primarily by entering into mortgage forward delivery contracts. Although LendingTree Loans continues to enter into forward delivery contracts for risk management purposes, effective April 1, 2007 it no longer designates these derivatives as hedges for accounting purposes.

        Prior to April 1, 2007, the fair value of loans held for sale was determined using current secondary market prices for loans with similar coupons, maturities and credit quality and the carrying value of the loans held for sale and the related derivative instruments were adjusted for changes in fair value during the time the hedge was deemed to be highly effective. If it was determined that the hedging relationship was no longer highly effective, hedge accounting was discontinued. When hedge accounting was discontinued, the affected loans held for sale were no longer adjusted for changes in fair value. However, the changes in fair value of the forward delivery contracts continued to be recognized in current earnings as a component of revenue. The fair value of the forward delivery contracts is recorded in "Prepaid and other current assets" and/or "Accrued expenses and other current liabilities"

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10—DERIVATIVE INSTRUMENTS (Continued)

in the accompanying consolidated balance sheets. For the year ended December 31, 2007, Tree.com recognized losses of $1.1 million related to the changes in fair value of derivative instruments. For the years ended December 31, 2006 and 2005, Tree.com recognized losses of $0.3 million and $1.4 million, respectively, related to hedge ineffectiveness and gains of $0.1 million and $0.1 million, respectively, related to changes in the fair value of derivative instruments when hedge accounting was discontinued.

        LendingTree Loans enters into commitments with consumers to originate loans at a locked in interest rate (interest rate lock commitments—"IRLCs"). Tree.com reports IRLCs as derivative instruments in accordance with SAB 105 and SFAS No. 133 and determines the fair value of IRLCs using current secondary market prices for underlying loans with similar coupons, maturity and credit quality, subject to the anticipated loan funding probability, or fallout factor. The fair value of IRLCs is subject to change primarily due to changes in interest rates and fallout factors. Under LendingTree Loans' risk management policy, LendingTree Loans hedges the changes in fair value of IRLCs primarily by entering into mortgage forward delivery contracts which can reduce the volatility of economic outcomes. Neither the IRLCs nor the related hedging instrument qualify for hedge accounting and both are recorded at fair value with changes in fair value being recorded in current earnings as a component of revenue in the statement of operations. The IRLCs are recorded in "Prepaid and other current assets" and/or "Accrued expenses and other current liabilities" in the accompanying consolidated balance sheets. The net change in the fair value of these derivative instruments for the years ended December 31, 2007, 2006 and 2005 resulted in losses of $0.8 million, gains of $0.2 million and losses of $0.4 million, respectively, which have been recognized in the accompanying consolidated statements of operations. At December 31, 2007, there was $157.8 million of IRLC's notional value outstanding.

NOTE 11—COMMITMENTS

        Tree.com leases office space, equipment and services used in connection with its operations under various operating leases, many of which contain escalation clauses.

        Future minimum payments under operating lease agreements are as follows (in thousands):

Years Ending December 31,
2008	$7,168
2009	6,565
2010	3,109
2011	2,655
2012	2,328
Thereafter	5,808

Total	$27,633

        Expenses charged to operations under these agreements were $6.9 million, $6.7 million and $6.1 million for the years ended December 31, 2007, 2006 and 2005, respectively.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11—COMMITMENTS (Continued)

        Tree.com also has funding commitments that could potentially require its performance in the event of demands by third parties or contingent events, such as under letters of credit extended or under surety bonds, as follows (in thousands):

	Amount of Commitment Expiration Per Period
	Total Amounts Committed	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Surety bonds and letters of credit	$8,182	$7,477	$705	$—	$—
Purchase obligations	330	330	—	—	—

Total commercial commitments	$8,512	$7,807	$705	$—	$—

        The total commercial commitments above primarily consist of surety bonds relating to guarantees with mortgage brokers. The purchase obligations primarily relate to marketing event contracts in 2008.

NOTE 12—CONTINGENCIES

        On November 24, 2003, IMX, Inc. ("IMX") filed suit against Tree.com alleging infringement of a patent held by IMX and seeking damages related to the alleged infringement. A trial was conducted in January 2006 and a verdict was returned finding infringement by Tree.com and awarding IMX $5.8 million in damages. Tree.com established a reserve of $5.8 million in its 2005 financial statements related to this claim. In January 2007 the court enhanced the damages award and rejected Tree.com's counterclaim. During 2006, Tree.com increased the reserve by $6.3 million to $12.1 million at December 31, 2006. During 2007, the court awarded IMX supplemental damages and pre-judgment and post-judgment interest. During 2007, Tree.com increased the reserve by $0.8 million to $12.8 million at December 31, 2007. Tree.com has appealed this judgment to the U.S. Court of Appeals for the Federal Circuit. Tree.com intends to continue to contest this case through all available means. In connection with the appeal, Tree.com's parent, IAC, executed a guarantee of $13.5 million in lieu of posting a bond. Before IAC completes the spin-off, Tree.com will have to post a bond in a like amount.

        HLC is party to various employment related lawsuits. During 2006, Tree.com established a reserve of $0.4 million for certain of these actions. During 2007, an additional reserve of $2.1 million was recorded. The balance of the related liability was $0.4 million and $2.5 million at December 31, 2006 and 2007, respectively.

        In addition, during 2007 the Company settled a lawsuit (as the plaintiff) and received a payment of $15.0 million, which is reflected as a separate line in the accompanying consolidated statement of operations.

        In the ordinary course of business, Tree.com is a party to various lawsuits. Tree.com establishes reserves for specific legal matters when it determines that the likelihood of an unfavorable outcome is probable and the loss is reasonably estimable. Management has also identified certain other legal matters where it believes an unfavorable outcome is not probable and, therefore, no reserve is established. Although management currently believes that an unfavorable resolution of claims against Tree.com, including claims where an unfavorable outcome is reasonably possible, will not have a material impact on the liquidity, results of operations, or financial condition of Tree.com, these matters are subject to inherent uncertainties and management's view of these matters may change in the future. It is possible that an unfavorable outcome of one or more of these lawsuits could have a material impact on the liquidity, results of operations, or financial condition of Tree.com. Tree.com also

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 12—CONTINGENCIES (Continued)

evaluates other contingent matters, including tax contingencies, to assess the probability and estimated extent of potential loss. See Note 7 for discussion related to income tax contingencies.

NOTE 13—FINANCIAL INSTRUMENTS

        The additional disclosure below of the estimated fair value of financial instruments has been determined by Tree.com using available market information and appropriate valuation methodologies when available. Tree.com's financial instruments include letters of credit and surety bonds. These commitments are in place to facilitate the commercial operations of certain Tree.com subsidiaries.

	December 31, 2007		December 31, 2006
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In thousands)
Cash and cash equivalents	$45,940	$45,940	$99,498	$99,498
Restricted cash and cash equivalents	14,953	14,953	15,467	15,467
Accounts receivable, net	12,433	12,433	21,581	21,581
Loans held for sale	86,754	89,397	345,896	357,859
Long-term obligations and short-term borrowings	(99,622)	(99,622)	(369,419)	(369,419)
Derivative asset related to loans held for sale and interest rate lock commitments	719	719	3,859	3,859
Derivative liability related to loans held for sale and interest rate lock commitments	(1,185)	(1,185)	(2,470)	(2,470)
Surety bonds and letters of credit	N/A	(8,182)	N/A	(7,489)

        The carrying amounts of cash and cash equivalents reflected in the accompanying consolidated balance sheets approximate fair value as they are redeemable at par upon notice or maintained with various high-quality financial institutions. Restricted cash and cash equivalents are primarily maintained with credit line providers, primarily warehouse lines, for the purpose of maintaining financial covenants. Accounts receivable, net, are short-term in nature and are generally settled shortly after the sale. The market value of loans held for sale, net, was estimated using current secondary market prices for loans with similar coupons, maturities and credit quality, subject to the anticipated loan funding probability, or fallout factor. The fair values of derivative asset and liability contracts were estimated based on the difference between the current value of similar loans and the price at which Tree.com has committed to originate the loans, subject to the expected close rate of the loans, or fallout factor. The carrying amounts for the remaining long-term obligations and short-term borrowings and all other financial instruments approximate their fair value.

NOTE 14—SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental Disclosure of Cash Flow Information:

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Cash paid during the period for:
Interest	$14,888	$19,056	$12,626
Income tax payments including amounts paid to IAC for Tree.com's share of IAC's consolidated tax liability	6,426	3,046	7,258
Income tax refunds	—	(26)	(403)

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 15—RELATED PARTY TRANSACTIONS

        Tree.com has various agreements with Microsoft Corporation ("Microsoft"), which was the beneficial owner of more than 5% of IAC's outstanding common stock during 2006 and 2005. These agreements include partner agreements, licensing agreements and support agreements. Total fees paid related to these agreements in 2006 and 2005 were approximately $21.8 million and $8.5 million, respectively. Amounts payable related to these various agreements at December 31, 2006 were $1.2 million and are included in "Accrued expenses and other current liabilities" in the accompanying consolidated balance sheets. In the first quarter of 2007, Microsoft publicly disclosed that it was no longer the beneficial owner of 5% or more of IAC's outstanding common stock, and as a result, it is no longer a related party.

        During the period from January 1, 2005 through June 6, 2005, Tree.com paid $6.9 million to the National Broadcasting Company, a subsidiary of GE, related to television advertising. As a result of the sale of IAC's common and preferred interests in VUE on June 7, 2005, GE and its subsidiaries are no longer related parties.

        Tree.com's expenses include allocations from IAC of costs associated with IAC's accounting, treasury, legal, tax, corporate support, human resources and internal audit functions. These expenses were allocated based on the ratio of Tree.com's revenue as a percentage of IAC's total revenue. Allocated costs were $1.0 million, $1.2 million and $1.1 million in 2007, 2006 and 2005, respectively, and are included in "General and administrative expense" in the accompanying consolidated statements of operations. It is not practicable to determine the amounts of these expenses that would have been incurred had Tree.com operated as an unaffiliated entity. In the opinion of management, the allocation method is reasonable.

        The portion of interest income reflected in the consolidated statements of operations that is intercompany in nature, was $1.0 million and $1.1 million for the years ended December 31, 2007 and 2006, respectively. This intercompany interest arose from the transfer of cash from Tree.com to IAC that occurred in connection with IAC's treasury operations.

        An analysis of Tree.com's payables to IAC and subsidiaries is as follows (in thousands):

	2007	2006
Payables to IAC and subsidiaries, beginning of year	$(29,126)	$(26,410)
Cash transfers related to IAC's centrally managed U.S. treasury function	35,652	34,079
Interest income	1,000	1,062
Employee equity instruments and associated tax withholdings	1,253	894
Taxes (excludes tax withholdings associated with employee equity instruments)	5,158	(3,041)
Allocation of non-cash compensation expense	(3,139)	(3,501)
Administrative expenses and other	(30,865)	(32,209)

Payables to IAC and subsidiaries, end of year	$(20,067)	$(29,126)

Relationship Between IAC and Tree.com after the Spin-Off

        For purposes of governing certain of the ongoing relationships between Tree.com and IAC at and after the spin-off, and to provide for an orderly transition, Tree.com and IAC are expected to enter into a separation agreement, a tax sharing agreement, an employee matters agreement and a transition services agreement (the "Spin-Off Agreements"), among other agreements.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 15—RELATED PARTY TRANSACTIONS (Continued)

Separation Agreement

        The separation agreement is expected to provide generally that (i) immediately prior to the spin-off, IAC will contribute or otherwise transfer to Tree.com all of the subsidiaries and assets comprising the Tree.com Businesses, (ii) Tree.com will assume all of the liabilities related to the Tree.com Businesses, (iii) each party will indemnify the other and its respective affiliates, current and former directors, officers and employees for any losses arising out of any breach of any of the Spin-Off Agreements and (iv) Tree.com will indemnify IAC for its failure to assume and perform any assumed liabilities and any liabilities relating to Tree.com, financial and business information included in the SEC documentation filed with respect to the spin-off, as well as such other terms as to which IAC and Tree.com mutually agree.

Tax Sharing Agreement

        The tax sharing agreement will govern the respective rights, responsibilities and obligations of IAC and Tree.com after the spin-off with respect to taxes for the periods ending on or before the spin-off. Generally, IAC will pay taxes with respect to Tree.com income included on its consolidated, unitary or combined federal or state tax returns including audit adjustments with respect thereto. Other pre-distribution taxes that are attributable to the Tree.com Businesses, including taxes reported on separately-filed returns and audit adjustments with respect thereto, will be borne solely by Tree.com. The tax sharing agreement is expected to contain certain customary restrictive covenants that generally prohibit Tree.com (absent a supplemental IRS ruling or an unqualified opinion of counsel to the contrary, in each case, in a form and substance satisfactory and acceptable to IAC in its sole discretion) from taking actions that could jeopardize the tax free nature of the spin-off. Tree.com is expected to agree to indemnify IAC for any taxes and related losses resulting from its non-compliance with these restrictive covenants, as well as for the breach of certain representations in the Spin-Off Agreements and other documentation relating to the tax-free nature of the spin-off.

Employee Matters Agreement

        The employee matters agreement will generally provide that Tree.com will be responsible for, among other obligations, all employment and benefit-related obligations and liabilities related to its employees immediately prior to the spin-off (and their dependents and beneficiaries) and former employees who most recently worked for the Tree.com Businesses. This agreement is also expected to provide that assets and liabilities from the IAC Retirement Savings Plan of Tree.com employees will be transferred to a newly established Tree.com Retirement Savings Plan as soon as practicable following the spin-off.

Transition Services Agreement

        Under the transition services agreement, beginning on the date of the completion of the spin-off, IAC will provide to Tree.com on an interim, transitional basis, various services, which are expected to relate primarily to public company and operational matters, and such other services as to which IAC and Tree.com mutually agree. The agreed upon charges for these services will generally allow IAC to recover fully the allocated costs of providing the services, plus all out-of-pocket costs and expenses. Tree.com may terminate the agreement with respect to one or more particular services upon prior written notice.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 15—RELATED PARTY TRANSACTIONS (Continued)

Commercial Agreements

        IAC and Tree.com currently, and for the foreseeable future, expect to provide certain services to each other pursuant to certain commercial relationships. In connection with the spin-off, IAC and Tree.com will enter into a number of commercial agreements between subsidiaries of IAC, on the one hand, and subsidiaries of Tree.com, on the other hand, many of which will memorialize (in most material respects) pre-existing arrangements in effect prior to the spin-off and all of which are intended to reflect arm's length terms. In addition, IAC and Tree.com believe that such agreements, whether taken individually or in the aggregate, do not constitute a material contract to either IAC or Tree.com.

        Aggregate revenue earned with respect to these commercial agreements by the Tree.com Businesses was not material in 2007, 2006 and 2005. The Tree.com Businesses incurred approximately $0.4 million, $1.9 million and $0.9 million in 2007, 2006 and 2005, respectively, in expenses related to these commercial agreements with IAC subsidiaries.

NOTE 16—BENEFIT PLANS

        During the three years ended December 31, 2007, Tree.com either participated in a retirement savings plan sponsored by IAC or had a retirement savings plan in the United States that was qualified under Section 401(k) of the Internal Revenue Code. Subsequent to the spin-off, the net assets available for benefits of the employees of Tree.com are expected to be transferred from the IAC plan to a newly created Tree.com plan. Under the IAC plan, participating employees may contribute up to 16% of their pretax earnings, but not more than statutory limits. Tree.com's match under the IAC plan is fifty cents for each dollar a participant contributes in this plan, with a maximum contribution of 3% of a participant's eligible earnings. Matching contributions for all plans were approximately $2.7 million, $3.0 million and $2.3 million in 2007, 2006, and 2005, respectively. The decrease in matching contributions in 2007 is primarily due to the reduction in workforce associated with the current year restructuring. The increase in matching contributions in 2006 is primarily due to increased participation in the plan. Matching contributions are invested in the same manner as each participant's voluntary contributions in the investment options provided under the plan. Investment options in the plan include IAC common stock, but neither participant nor matching contributions are required to be invested in IAC common stock.

NOTE 17—RESTRUCTURING CHARGES

        Restructuring charges were approximately $22.9 million in 2007. Costs that relate to ongoing operations are not part of restructuring charges.

        The restructuring charges primarily relate to Tree.com's significant reduction in its mortgage origination operations in response to the persistent adverse mortgage market conditions. Restructuring charges by segment and type are as follows:

	For the Year Ended December 31, 2007
	Employee Termination Costs	Continuing Lease Obligations	Asset Write-offs	Other	Total
	(In thousands)
Lending	$8,973	$5,004	$7,510	$80	$21,567
Real Estate	333	—	493	474	1,300

Total	$9,306	$5,004	$8,003	$554	$22,867

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 17—RESTRUCTURING CHARGES (Continued)

        Restructuring charges and spending against liabilities are as follows:

	For the Year Ended December 31, 2007
	Employee Termination Costs	Continuing Lease Obligations	Asset Write-offs	Other	Total
	(In thousands)
Balance, beginning of period	$—	$—	$—	$—	$—
Restructuring charges	9,306	5,004	8,003	554	22,867
Payments	(7,242)	(1,633)	—	—	(8,875)
Write-offs	—	514	(8,003)	—	(7,489)

Balance, end of period	$2,064	$3,885	$—	$554	$6,503

        At December 31, 2007, restructuring liabilities of $5.6 million are included in "Accrued expenses and other current liabilities" and $0.9 million are included in "Other long-term liabilities" in the accompanying consolidated balance sheet. Tree.com does not expect to incur significant additional costs related to the 2007 restructuring.

NOTE 18—QUARTERLY RESULTS (UNAUDITED)

	Quarter Ended March 31,	Quarter Ended June 30,	Quarter Ended September 30,	Quarter Ended December 31,(a)
	(In thousands)
Year Ended December 31, 2007
Revenue	$109,999	$110,639	$74,953	$50,787
Gross margin	89,503	89,697	56,674	37,390
Operating loss	(8,404)	(11,756)	(11,916)	(508,364)
Net loss	(5,123)	(7,492)	(6,293)	(531,494)
Year Ended December 31, 2006
Revenue	$122,658	$120,747	$120,230	$112,843
Gross margin	104,749	101,910	100,844	95,758
Operating income	922	1,455	5,811	5,983
Net income	386	746	3,240	4,321

(a)
The fourth quarter of 2007 includes an impairment charge of $475.7 million related to the write-down of Lending's goodwill and intangible assets.

Schedule II

TREE.COM AND SUBSIDIARIES

VALUATION AND QUALIFYING ACCOUNTS

Description	Balance at Beginning of Period	Charges to Earnings		Charges to Other Accounts	Deductions		Balance at End of Period
	(In thousands)
2007
Allowance for doubtful accounts	$1,129	$1,925		$—	$(2,732)	(2)	$322
Deferred tax valuation allowance	5,835	62,995	(1)	—	—		68,830
2006
Allowance for doubtful accounts	$727	$1,768		$—	$(1,366)	(2)	$1,129
Deferred tax valuation allowance	3,652	2,183	(1)	—	—		5,835
2005
Allowance for doubtful accounts	$594	$560		$—	$(427)	(2)	$727
Deferred tax valuation allowance	735	2,917	(1)	—	—		3,652

(1)
Amount is primarily related to Tree.com net operating losses and other deferred tax assets including accrued expenses and goodwill which impacted the income tax provision.

(2)
Write-off of uncollectible accounts receivable.

TREE.COM, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2008	2007
	(In thousands)
Revenue
Lending
Origination and sale of loans	$28,007	$48,617
Other lending	33,804	48,151

Total Lending	61,811	96,768
Real Estate	8,382	13,231

Total revenue	70,193	109,999
Cost of revenue
Lending	12,796	14,312
Real Estate	4,970	6,184

Total cost of revenue (exclusive of depreciation shown separately below)	17,766	20,496

Gross margin	52,427	89,503
Selling and marketing expense	33,197	56,478
General and administrative expense	20,764	30,046
Product development	2,109	4,270
Restructuring expense	402	—
Amortization of intangibles	3,668	4,274
Depreciation	1,775	2,839

Operating loss	(9,488)	(8,404)
Other income (expense):
Interest income	9	70
Interest expense	(109)	(280)
Other (expense) income	(2)	1

Total other expense, net	(102)	(209)

Loss before income taxes	(9,590)	(8,613)
Income tax (provision) benefit	(209)	3,490

Net loss	$(9,799)	$(5,123)

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2008	December 31, 2007
	(unaudited)	(audited)
	(In thousands)
ASSETS
Cash and cash equivalents	$52,516	$45,940
Restricted cash and cash equivalents	2,442	14,953
Accounts receivable, net of allowance of $382 and $322, respectively	14,460	12,433
Loans held for sale	91,185	86,754
Deferred income taxes	6,420	6,420
Prepaid and other current assets	9,607	6,011

Total current assets	176,630	172,511
Property and equipment, net	20,582	21,466
Goodwill	140,619	140,892
Intangible assets, net	104,772	108,440
Other non-current assets	207	278

TOTAL ASSETS	$442,810	$443,587

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Short-term borrowings and current maturities of long-term obligations	$78,754	$99,622
Accounts payable, trade	6,991	3,335
Deferred revenue	1,397	1,435
Income taxes payable	913	993
Accrued expenses and other current liabilities	69,913	83,613

Total current liabilities	157,968	188,998
Income taxes payable	819	730
Other long-term liabilities	2,257	2,529
Deferred income taxes	37,221	36,706
Commitments and contingencies
SHAREHOLDERS' EQUITY:
Invested capital	766,374	751,923
Payables to IAC and subsidiaries	42,237	20,067
Accumulated deficit	(564,066)	(557,366)

Total shareholders' equity	244,545	214,624

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$442,810	$443,587

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

(Unaudited)

	Total	Invested Capital	Payables to IAC and Subsidiaries	Accumulated Deficit
	(In thousands)
Balance as of December 31, 2007	$214,624	$751,923	$20,067	$(557,366)
Comprehensive loss:
Net loss for the three months ended March 31, 2008	(9,799)	—	—	(9,799)

Comprehensive loss	(9,799)
Cumulative effect of adoption of SFAS No. 157	3,099	—	—	3,099
Net transfers from IAC (principally funding of contingent consideration paid to former shareholders of Home Loan Center)	14,451	14,451	—	—
Net change in payables to IAC and subsidiaries	22,170	—	22,170	—

Balance as of March 31, 2008	$244,545	$766,374	$42,237	$(564,066)

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2008	2007
	(In thousands)
Cash flows from operating activities:
Net loss	$(9,799)	$(5,123)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of intangibles	3,668	4,274
Depreciation	1,775	2,839
Non-cash compensation expense	556	1,121
Non-cash restructuring expense	337	—
Deferred income taxes	192	(4,535)
Gain on sales of loans held for sale	(23,573)	(48,617)
Provision for loans losses	784	1,548
Bad debt expense	238	613
Non-cash interest expense	76	249
Changes in current assets and liabilities:
Accounts receivable	(1,233)	(4,481)
Origination of loans held for sale	(611,490)	(1,997,623)
Proceeds from sales of loans held for sale	628,501	1,981,313
Prepaid and other current assets	(424)	(2,663)
Accounts payable and other current liabilities	4,767	(2,930)
Income taxes payable	310	(392)
Deferred revenue	(127)	177
Other, net	(181)	(359)

Net cash used in operating activities	(5,623)	(74,589)

Cash flows from investing activities:
Contingent consideration paid to former shareholders of Home Loan Center	(14,487)	—
Capital expenditures	(1,470)	(3,698)
Other, net	4	1

Net cash used in investing activities	(15,953)	(3,697)

Cash flows from financing activities:
Borrowing under lines of credit	553,141	1,947,302
Repayments of lines of credit	(553,828)	(1,884,903)
Principal payments on long-term obligations	(20,031)	(10,449)
Transfers from IAC	21,774	17,960
Capital contributions from IAC	14,487	—
Excess tax benefits from stock-based awards	98	484
Decrease (increase) in restricted cash	12,511	(843)

Net cash provided by financing activities	28,152	69,551

Net increase (decrease) in cash and cash equivalents	6,576	(8,735)
Cash and cash equivalents at beginning of period	45,940	99,498

Cash and cash equivalents at end of period	$52,516	$90,763

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION

Spin-Off

        On November 5, 2007, IAC/InterActiveCorp ("IAC") announced that its Board of Directors approved a plan to separate IAC into five publicly traded companies, identifying Tree.com, Inc. ("Tree.com") as one of those five companies. In these consolidated financial statements, we refer to the separation transaction as the "spin-off." In connection with the spin-off, Tree.com was incorporated as a Delaware corporation in April 2008. Tree.com currently does not have any material assets or liabilities, nor does it engage in any business or other activities and, other than in connection with the spin-off, will not acquire or incur any material assets or liabilities, nor will it engage in any business or other activities. Upon completion of the spin-off, Tree.com will consist of the businesses that formerly comprised IAC's Lending and Real Estate segments. We refer herein to these businesses as the "Tree.com Businesses," which include LendingTree.com, RealEstate.com, GetSmart.com, LendingTree Loans, iNest and Domania.

Basis of Presentation

        The historical consolidated financial statements of Tree.com and its subsidiaries reflect the contribution or other transfer to Tree.com of all of the subsidiaries and assets and the assumption by Tree.com of all of the liabilities relating to the Tree.com Businesses in connection with the spin-off and the allocation to Tree.com of certain IAC corporate expenses relating to the Tree.com Businesses. Accordingly, the historical consolidated financial statements of Tree.com reflect the historical financial position, results of operations and cash flows of the Tree.com Businesses since their respective dates of acquisition by IAC, based on the historical consolidated financial statements and accounting records of IAC and using the historical results of operations and historical bases of the assets and liabilities of the Tree.com Businesses with the exception of accounting for income taxes. For purposes of these financial statements, income taxes have been computed for Tree.com on an as if stand-alone, separate tax return basis. Intercompany transactions and accounts have been eliminated.

        In the opinion of Tree.com's management, the assumptions underlying the historical consolidated financial statements of Tree.com are reasonable. However, this financial information does not necessarily reflect what the historical financial position, results of operations and cash flows of Tree.com would have been had Tree.com been a stand-alone company during the periods presented.

        The accompanying unaudited consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and with the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and notes required by U.S. generally accepted accounting principles for complete financial statements. In the opinion of Tree.com's management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Interim results are not necessarily indicative of the results that may be expected for a full year. The accompanying unaudited consolidated financial statements should be read in conjunction with Tree.com's audited consolidated financial statements and notes thereto for the year ended December 31, 2007.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—ORGANIZATION (Continued)

Company Overview

Lending

        Lending consists of online networks (principally LendingTree.com and GetSmart.com) and call centers that connect consumers and financial providers in the lending industry. Tree.com also originates, processes, approves and funds various residential real estate loans through Home Loan Center ("HLC"), which does business as LendingTree Loans in certain jurisdictions. The HLC and LendingTree Loans brand names are collectively referred to in these consolidated financial statements as "LendingTree Loans." Additionally, Tree.com provides mortgage settlement services, including title search, appraisals, flood certification and closing transactions, under the name "LendingTree Settlement Services."

Real Estate

        Real Estate consists of a proprietary full service real estate brokerage that operates in fourteen U.S. markets, www.RealEstate.com, an online network that connects consumers with real estate brokerages around the country, iNest, an online network that matches buyers and builders of new homes, and Domania, an online lead provider for banks, mortgage lenders and real estate professionals.

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES

Accounting Estimates

        Tree.com's management is required to make certain estimates and assumptions during the preparation of the consolidated financial statements in accordance with U.S. generally accepted accounting principles. These estimates and assumptions impact the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements. They also impact the reported amount of net earnings during any period. Actual results could differ from those estimates.

        Significant estimates underlying the accompanying consolidated financial statements include: reserves for losses associated with loans held for sale and loans that have been previously sold; the fair value of loans held for sale and related derivatives; the recoverability of long-lived assets; the recovery of goodwill and intangible assets; the determination of income taxes payable and deferred income taxes, including related valuation allowances; various other allowances, reserves and accruals; and assumptions related to the determination of stock-based compensation.

Recent Accounting Pronouncements

        In December 2007, the Financial Accounting Standards Board ("FASB") issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51" ("SFAS No. 160"). SFAS No. 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent's ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (Continued)

interests of the noncontrolling owners. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. SFAS No. 160 will be applied prospectively, except as it relates to disclosures, for which the effects will be applied retrospectively for all periods presented. Early adoption is not permitted. Tree.com is currently assessing the impact of SFAS No. 160 on its consolidated financial position, results of operations and cash flows.

        In December 2007, the FASB issued SFAS No. 141 (revised 2007), "Business Combinations" ("SFAS No. 141R"), which replaces FASB Statement No. 141. SFAS No. 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. The Statement also establishes disclosure requirements that will enable users to evaluate the nature and financial effects of the business combination. SFAS No. 141R applies prospectively to business combinations in fiscal years beginning after December 15, 2008. Early adoption is not permitted. Tree.com is currently assessing the impact of the adoption of SFAS No. 141R on its consolidated financial position, results of operations and cash flows.

NOTE 3—GOODWILL AND INTANGIBLE ASSETS

        The balance of goodwill and intangible assets, net is as follows (in thousands):

	March 31, 2008	December 31, 2007
Goodwill	$140,619	$140,892
Intangible assets with indefinite lives	88,607	88,607
Intangible assets with definite lives, net	16,165	19,833

Total goodwill and intangible assets, net	$245,391	$249,332

        Intangible assets with indefinite lives relate principally to trade names and trademarks acquired in various acquisitions. At March 31, 2008, intangible assets with definite lives relate to the following (in thousands):

	Cost	Accumulated Amortization	Net	Weighted Average Amortization Life (Years)
Purchase agreements	$76,117	$(62,544)	$13,573	5.7
Technology	29,100	(28,794)	306	3.0
Customer lists	6,607	(6,607)	—	2.8
Other	8,928	(6,642)	2,286	4.9

Total	$120,752	$(104,587)	$16,165

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3—GOODWILL AND INTANGIBLE ASSETS (Continued)

        At December 31, 2007, intangible assets with definite lives relate to the following (in thousands):

	Cost	Accumulated Amortization	Net	Weighted Average Amortization Life (Years)
Purchase agreements	$76,117	$(59,212)	$16,905	5.7
Technology	29,100	(28,663)	437	3.0
Customer lists	6,607	(6,607)	—	2.8
Other	8,928	(6,437)	2,491	4.9

Total	$120,752	$(100,919)	$19,833

        Amortization of intangible assets with definite lives is computed on a straight-line basis and, based on December 31, 2007 balances, such amortization for the next five years is estimated to be as follows (in thousands):

Years Ending December 31,
2008	$10,883
2009	4,138
2010	2,768
2011	1,218
2012	826

$19,833

        The following table presents the balance of goodwill by segment, including changes in the carrying amount of goodwill, for the three months ended March 31, 2008 (in thousands):

	Balance as of January 1, 2008	Additions	(Deductions)	Balance as of March 31, 2008
Lending	$70,766	$—	$(262)	$70,504
Real Estate	70,126	—	(11)	70,115

Total	$140,892	$—	$(273)	$140,619

        Deductions principally relate to the establishment of deferred tax assets related to acquired tax attributes and the income tax benefit realized pursuant to the exercise of stock options assumed in a business acquisition that were vested at the transaction date and are treated as a reduction in goodwill when the income tax deductions are realized.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4—PROPERTY AND EQUIPMENT

        The balance of property and equipment, net is as follows (in thousands):

	March 31, 2008	December 31, 2007
Computer equipment and capitalized software	$35,278	$35,183
Leasehold improvements	3,204	3,076
Furniture and other equipment	3,923	3,737
Projects in progress	4,728	5,002

	47,133	46,998
Less: accumulated depreciation and amortization	(26,551)	(25,532)

Total property and equipment, net	$20,582	$21,466

NOTE 5—SEGMENT INFORMATION

        The overall concept that Tree.com employs in determining its operating segments and related financial information is to present them in a manner consistent with how the chief operating decision maker and executive management view the businesses, how the businesses are organized as to segment management, and the focus of the businesses with regards to the types of products or services offered or the target market.

        Tree.com's primary metric is Operating Income Before Amortization, which is defined as operating income excluding, if applicable: (1) non-cash compensation expense, (2) amortization of intangibles and goodwill impairment, (3) pro forma adjustments for significant acquisitions, and (4) one-time items. Tree.com believes this measure is useful to investors because it represents the operating results from Tree.com's segments taking into account depreciation, which it believes is an ongoing cost of doing business, but excluding the effects of any other non-cash expenses. Operating Income Before Amortization has certain limitations in that it does not take into account the impact to Tree.com's statement of operations of certain expenses, including non-cash compensation, and acquisition related accounting.

        The following tables reconcile Operating Income Before Amortization to operating loss for Tree.com's operating segments and to net loss in total (in thousands):

	For the Three Months Ended March 31, 2008:
	Operating Income Before Amortization	Non-Cash Compensation Expense	Amortization of Intangibles	Operating Loss
Lending	$(1,298)	$(391)	$(2,560)	$(4,249)
Real Estate	(3,966)	(165)	(1,108)	(5,239)

Total	$(5,264)	$(556)	$(3,668)	(9,488)

Other expense, net				(102)

Loss before income taxes				(9,590)
Income tax provision				(209)

Net loss				$(9,799)

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5—SEGMENT INFORMATION (Continued)

	For the Three Months Ended March 31, 2007:
	Operating Income Before Amortization	Non-Cash Compensation Expense	Amortization of Intangibles	Operating Loss
Lending	$3,239	$(742)	$(2,890)	$(393)
Real Estate	(6,248)	(379)	(1,384)	(8,011)

Total	$(3,009)	$(1,121)	$(4,274)	(8,404)

Other expense, net				(209)

Loss before income taxes				(8,613)
Income tax benefit				3,490

Net loss				$(5,123)

        Non-cash compensation expense in the tables above is included in the following line items in the accompanying consolidated statements of operations for the three months ended March 31, 2008 and 2007 (in thousands):

	Three Months Ended March 31,
	2008	2007
Cost of revenue	$37	$79
Selling and marketing expense	41	85
General and administrative expense	477	956
Product development	1	1

Non-cash compensation expense	$556	$1,121

	Three Months Ended March 31,
	2008	2007
	(In thousands)
Revenue:
Origination and sale of loans	$28,007	$48,617
Match fees	19,858	23,749
Closed loan fees	10,741	18,823
Other	3,205	5,579

Lending	61,811	96,768

Real Estate	8,382	13,231

Total	$70,193	$109,999

        Tree.com maintains operations solely in the United States.

NOTE 6—FAIR VALUE MEASUREMENTS

        Effective January 1, 2008, Tree.com adopted SFAS No. 157, "Fair Value Measurements" ("SFAS No. 157"). In accordance with SFAS No. 157, Tree.com categorizes its assets and liabilities measured at

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6—FAIR VALUE MEASUREMENTS (Continued)

fair value into a fair value hierarchy that prioritizes the assumptions used in pricing the asset or liability into the following three levels:

  •
  Level 1: Observable inputs such as quoted prices for identical assets and liabilities in active markets obtained from independent sources.

  •
  Level 2: Other inputs that are observable directly or indirectly, such as quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active and inputs that are derived principally from or corroborated by observable market data.

  •
  Level 3: Unobservable inputs for which there is little or no market data and require Tree.com to develop its own assumptions, based on the best information available in the circumstances, about the assumptions market participants would use in pricing the asset or liability.

        The following table presents Tree.com's assets and liabilities that are measured at fair value on a recurring basis at March 31, 2008 (in thousands):

	Recurring Fair Value Measurements Using
	Quoted Market Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value Measurements
Loans held for sale	$—	$87,532	$—	$87,532
Net derivatives related to loans held for sale and interest rate lock commitments	—	(1,612)	5,264	3,652

Total	$—	$85,920	$5,264	$91,184

        The following table presents the changes in Tree.com's assets and liabilities that are measured at fair value on a recurring basis using significant unobservable inputs (Level 3) (in thousands):

Net Derivatives Related to Loans Held for Sale and Interest Rate Lock Commitments
Balance at January 1, 2008	$3,465
Total net gains or losses (realized and unrealized):
Included in earnings	15,361
Included in other comprehensive income	—
Transfers of IRLCs to closed loans	(13,094)
Transfers in and/or out of Level 3	(468)

Balance at March 31, 2008	$5,264

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6—FAIR VALUE MEASUREMENTS (Continued)

        The following table presents the gains and losses included in earnings for the three months ended March 31, 2008 relating to Tree.com's assets and liabilities that are measured at fair value on a recurring basis using significant unobservable inputs (Level 3) (in thousands):

Net Derivatives Related to Loans Held for Sale and Interest Rate Lock Commitments
Total gains included in earnings for the three months ended March 31, 2008, which are included in revenue	$15,361

Change in unrealized gains relating to assets and liabilities still held at March 31, 2008, which are included in revenue	$5,264

Net derivatives related to loans held for sale and interest rate lock commitments

        LendingTree Loans hedges the changes in fair value of certain loans held for sale primarily by entering into mortgage forward delivery contracts. Although LendingTree Loans continues to enter into forward delivery contracts for risk management purposes, effective April 1, 2007 it no longer designates these derivatives as hedges for accounting purposes. When hedge accounting was discontinued, the affected loans held for sale were no longer adjusted for changes in fair value. However, the changes in fair value of the forward delivery contracts continued to be recognized in current earnings as a component of revenue. The fair value of the forward delivery contracts is recorded in "Prepaid and other current assets" and/or "Accrued expenses and other current liabilities" in the accompanying consolidated balance sheets. For the three months ended March 31, 2008, Tree.com recognized losses of less than $0.1 million related to the changes in fair value of forward delivery contracts related to loans held for sale.

        LendingTree Loans enters into commitments with consumers to originate loans at a locked in interest rate (interest rate lock commitments—"IRLCs"). Tree.com reports IRLCs as derivative instruments at fair value in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). Accordingly, LendingTree Loans determines the fair value of IRLCs using current secondary market prices for underlying loans with similar coupons, maturity and credit quality, subject to the anticipated loan funding probability, or fallout factor. The fair value of IRLCs is subject to change primarily due to changes in interest rates and fallout factors. Under LendingTree Loans' risk management policy, LendingTree Loans hedges the changes in fair value of IRLCs primarily by entering into mortgage forward delivery contracts which can reduce the volatility of economic outcomes. Neither the IRLCs nor the related hedging instrument qualify for hedge accounting and both are recorded at fair value with changes in fair value being recorded in current earnings as a component of revenue in the statement of operations.

        Prior to the adoption of SFAS No. 157 the recognition of gains and losses at the inception of a derivative contract were prohibited unless the fair value of the contract was evidenced by a quoted price in an active market. As no active market exists for IRLCs, such day one gains and losses were not recognized until the related loan was sold. Prior to January 1, 2008, guidance also prohibited including the value of servicing the loan in calculating the fair value of an IRLC. Such guidance was rescinded by Staff Accounting Bulletin No. 109, "Written Loan Commitments Recorded at Fair Value Through

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6—FAIR VALUE MEASUREMENTS (Continued)

Earnings" ("SAB 109"). Accordingly, with the adoption of SFAS No. 157 and SAB 109 on January 1, 2008, the day one gains and servicing value, adjusted by the loan funding probability, are included in the value of IRLCs.

        The net change in fair value of the IRLCs and related forward delivery contracts for the three months ended March 31, 2008 and 2007 resulted in gains of $14.8 million and losses of $0.3 million, respectively, which have been recognized in the accompanying consolidated statements of operations. The significant change year over year is due principally to the inclusion of day one gains and the value of servicing the loan in 2008 associated with the adoption of SFAS No. 157 and SAB 109. The IRLCs are recorded in "Prepaid and other current assets" and/or "Accrued expenses and other current liabilities" in the accompanying consolidated balance sheets. At March 31, 2008, there was $254.1 million of IRLCs notional value outstanding.

        Effective January 1, 2008 Tree.com adopted SFAS No. 159 "The Fair Value Option for Financial Assets and Financial Liabilities Including an amendment of FASB Statement No. 115" ("SFAS No. 159"). SFAS No. 159 permits entities to choose to measure certain financial instruments at fair value with the objective of reducing both the complexity in the accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. Upon adoption, Tree.com elected to account for loans held for sale issued after January 1, 2008 at fair value. Electing the fair value option allows a better offset of the changes in fair values of the loans and the forward delivery contracts used to economically hedge them without the burden of complying with the requirements for hedge accounting under SFAS No. 133.

        Tree.com did not elect the fair value option on loans held for sale of $3.7 million originated prior to January 1, 2008. These loans are carried at the lower of cost or market value determined on an aggregate basis except for loans that are impaired, which are assessed on an individual basis. The fair value of impaired loans at March 31, 2008, measured based on significant unobservable inputs (Level 3) was $2.9 million. The fair value of impaired loans is measured on a non-recurring basis and is based on management's best estimate of the market value of such loans and considers reprice bids received from the investors prior to repurchase, if applicable, or current bids in the secondary market for similar loans and represent management's best estimate of the market value of such loans.

        During the three months ended March 31, 2008, the change in fair value of loans held for sale for which the fair value option has been elected was a loss of $0.1 million and is included as a component of revenue in the accompanying consolidated statement of operations.

        The following table presents the difference between the aggregate fair value and the aggregate unpaid principal balance of loans held for sale at March 31, 2008 for which the fair value option has been elected (in thousands):

	Aggregate Fair Value	Aggregate Unpaid Principal Balance	Difference
Loans held for sale	$87,532	$84,952	$2,580

        For the quarter ended March 31, 2008 and 2007, LendingTree Loans sold approximately 3,100 and 12,700 loans, respectively, with initial loan values of $606.4 million and $1.9 billion, respectively. From loans sold in those periods, LendingTree Loans has not experienced any repurchase and indemnification losses.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7—INCOME TAXES

        Tree.com calculates its interim income tax provision in accordance with Accounting Principles Board Opinion No. 28 and FASB Interpretation No. 18. At the end of each interim period, Tree.com makes its best estimate of the annual expected effective tax rate and applies that rate to its ordinary year-to-date earnings or loss. The tax or benefit related to significant, unusual, or extraordinary items that will be separately reported or reported net of their related tax effect are individually computed and recognized in the interim period in which those items occur. In addition, the effect of changes in enacted tax laws or rates, tax status, or judgment on the realizability of a beginning-of-the-year deferred tax asset in future years is recognized in the interim period in which the change occurs.

        The computation of the annual expected effective tax rate at each interim period requires certain estimates and assumptions including, but not limited to, the expected operating income for the year, permanent and temporary differences, and the likelihood of recovering deferred tax assets generated in the current year. The accounting estimates used to compute the provision for income taxes may change as new events occur, more experience is acquired, additional information is obtained or Tree.com's tax environment changes. To the extent that the estimated annual effective tax rate changes during a quarter, the effect of the change on prior quarters is included in tax expense for the current quarter.

        For the three months ended March 31, 2008, Tree.com recorded a tax provision of $0.2 million despite a loss from operations, due principally to an increase in valuation allowance on deferred tax assets. For the three months ended March 31, 2007, Tree.com recorded a tax benefit of $3.5 million on a pre-tax loss of $8.6 million, which represents an effective tax rate of 41%. This tax benefit is higher than the federal statutory rate of 35% due principally to state taxes.

        As of December 31, 2007 and March 31, 2008, Tree.com had unrecognized tax benefits of approximately $4.4 million. Included in unrecognized tax benefits at March 31, 2008 is approximately $3.6 million for tax positions included in IAC's consolidated tax return filings that will remain a liability of IAC after the spin-off. Tree.com recognizes interest and, if applicable, penalties related to unrecognized tax benefits in income tax expense. There were no material accruals for interest for the quarter ended March 31, 2008. At March 31, 2008, Tree.com has accrued $1.5 million for the payment of interest. There are no material accruals for penalties.

        By virtue of previously filed separate company and consolidated tax returns with IAC, Tree.com is routinely under audit by federal, state, local and foreign authorities in the area of income tax. These audits include questioning the timing and the amount of deductions and the allocation of income among various tax jurisdictions. Income taxes payable include amounts considered sufficient to pay assessments that may result from examination of prior year returns; however, the amount paid upon resolution of issues raised may differ from the amount provided. Differences between the reserves for tax contingencies and the amounts owed by Tree.com are recorded in the period they become known.

        The Internal Revenue Service is currently examining the IAC consolidated tax returns for the years ended December 31, 2001 through 2003, which includes the operations of Tree.com from August 8, 2003, the date which Tree.com joined the IAC consolidated tax return. The statute of limitations for these years has been extended to December 31, 2008. Various IAC consolidated tax returns filed with state, local and foreign jurisdictions are currently under examination, the most significant of which are California, Florida, New York state and New York City, for various tax years after December 31, 2001. These examinations are expected to be completed by late 2008.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7—INCOME TAXES (Continued)

        Tree.com believes that it is reasonably possible that its unrecognized tax benefits could decrease by approximately $2.7 million within twelve months of the current reporting date due to the reversal of deductible temporary differences which will result in a corresponding increase in net deferred tax liabilities. An estimate of other changes in unrecognized tax benefits cannot be made, but are not expected to be significant.

NOTE 8—CONTINGENCIES

        On November 24, 2003, IMX, Inc. ("IMX") filed suit against Tree.com alleging infringement of a patent held by IMX and seeking damages related to the alleged infringement. A trial was conducted in January 2006 and a verdict was returned finding infringement by Tree.com and awarding IMX $5.8 million in damages. Tree.com established a reserve of $5.8 million in its 2005 financial statements related to this claim. In January 2007, the court enhanced the damages award and rejected Tree.com's counterclaim. During 2006, Tree.com increased the reserve by $6.3 million to $12.1 million at December 31, 2006. During 2007, the court awarded IMX supplemental damages and pre-judgment and post-judgment interest. During 2007, Tree.com increased the reserve by $0.8 million to $12.8 million at December 31, 2007. During 2008, Tree.com increased the reserve by $0.1 million to $12.9 million at March 31, 2008. Tree.com has appealed this judgment to the U.S. Court of Appeals for the Federal Circuit. Tree.com intends to continue to contest this case through all available means. In connection with the appeal, Tree.com's parent, IAC, executed a guarantee of $13.5 million in lieu of posting a bond. Before IAC completes the spin-off, Tree.com will be required to post a bond in a like amount.

        HLC is party to various employment related lawsuits. During 2006, Tree.com established a reserve of $0.4 million for certain of these actions. During 2007, an additional reserve of $2.1 million was recorded. The balance of the related liability was $2.5 million at March 31, 2008 and December 31, 2007, respectively.

        In the ordinary course of business, Tree.com is a party to various lawsuits. Tree.com establishes reserves for specific legal matters when it determines that the likelihood of an unfavorable outcome is probable and the loss is reasonably estimable. Management has also identified certain other legal matters where it believes an unfavorable outcome is not probable and, therefore, no reserve is established. Although management currently believes that an unfavorable resolution of claims against Tree.com, including claims where an unfavorable outcome is reasonably possible, will not have a material impact on the liquidity, results of operations, or financial condition of Tree.com, these matters are subject to inherent uncertainties and management's view of these matters may change in the future. It is possible that an unfavorable outcome of one or more of these lawsuits could have a material impact on the liquidity, results of operations, or financial condition of Tree.com. Tree.com also evaluates other contingent matters, including tax contingencies, to assess the probability and estimated extent of potential loss. See Note 7 for discussion related to income tax contingencies.

NOTE 9—RELATED PARTY TRANSACTIONS

        Tree.com's expenses include allocations from IAC of costs associated with IAC's accounting, treasury, legal, tax, corporate support, human resources and internal audit functions. These expenses were allocated based on the ratio of Tree.com's revenue as a percentage of IAC's total revenue. Allocated costs were $0.2 million and $0.3 million for the three months ended March 31, 2008 and 2007, respectively, and are included in "General and administrative expense" in the accompanying

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9—RELATED PARTY TRANSACTIONS (Continued)

consolidated statements of operations. It is not practicable to determine the amounts of these expenses that would have been incurred had Tree.com operated as an unaffiliated entity. In the opinion of management, the allocation method is reasonable.

        An analysis of Tree.com's payables to IAC and subsidiaries is as follows (in thousands):

March 31, 2008
Payables to IAC and subsidiaries at December 31, 2007	$(20,067)
Cash transfers related from IAC's centrally managed U.S. treasury function	(17,402)
Interest expense	(32)
Employee equity instruments and associated tax withholdings	330
Taxes (excludes tax withholdings associated with employee equity instruments)	73
Allocation of non-cash compensation expense	(471)
Administrative expenses and other	(4,668)

Payables to IAC and subsidiaries at March 31, 2008	$(42,237)

Relationship Between IAC and Tree.com after the Spin-Off

        For purposes of governing certain of the ongoing relationships between Tree.com and IAC at and after the spin-off, and to provide for an orderly transition, Tree.com and IAC are expected to enter into a separation agreement, a tax sharing agreement, an employee matters agreement and a transition services agreement (the "Spin-Off Agreements"), among other agreements. See Tree.com's consolidated financial statements for the year ended December 31, 2007 for descriptions of the Spin-Off Agreements.

 Annex A

CAPITALIZATION

        The following table presents Tree.com's cash and cash equivalents and capitalization as of June 30, 2008 on an historical basis and on an unaudited pro forma basis for the separation. Pro forma for the separation includes the transfer of $54 million in cash from IAC to Tree.com. IAC determined to contribute additional capital in anticipation of the separation to help Tree.com, which has recently experienced operating losses and negative cash flow from operations, weather continued uncertainties in the industries in which it operates. Tree.com is expected to have $110 million at the time of the separation. The separation of Tree.com is described in the notes to the Unaudited Pro Forma Condensed Consolidated Balance Sheet under the Unaudited Pro Forma Condensed Consolidated Financial Statements as if the separation and the related transactions and events had been consummated on June 30, 2008.

        The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information and Tree.com believes such assumptions are reasonable under the circumstances. Such adjustments are subject to change based upon the finalization of the terms of the separation and the underlying separation agreements.

        This table should be read in conjunction with "Selected Historical Financial Data," "Transfers to IAC and Financing," "Description of Capital Stock of Tree.com," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Tree.com" the consolidated financial statements of Tree.com and the "Unaudited Pro Forma Condensed Consolidated Financial Statements" and accompanying notes included in this Prospectus.

        The table below is not necessarily indicative of Tree.com's cash and cash equivalents and capitalization had the separation and the related transactions been completed on the date assumed. The capitalization table below may not reflect the capitalization or financial condition which would have resulted had Tree.com been operating as an independent, publicly-traded company at June 30, 2008 and is not necessarily indicative of Tree.com's future capitalization or financial condition.

	As of June 30, 2008
	Historical	Unaudited Pro Forma for the Separation
	(In millions)
Cash and cash equivalents, including restricted cash and cash equivalents	$56	$110

Indebtedness:
Short term borrowings:
Lines of credit (primarily warehouse lines)	$75	$75

Total indebtedness	75	75

Shareholders' equity	86	140

Total capitalization	$161	$215

 SELECTED HISTORICAL FINANCIAL DATA

        The following table presents summary selected historical consolidated financial information for Tree.com, Inc. ("Tree.com"). This data was derived, in part, from the historical consolidated financial statements of Tree.com included elsewhere in this document and reflects the operations and financial position of Tree.com at the dates and for the periods indicated. The information in this table should be read in conjunction with the consolidated financial statements and accompanying notes and other financial data pertaining to Tree.com included herein. However, this information does not necessarily reflect what the historical financial position and results of operations of Tree.com would have been had Tree.com been a stand-alone company during the periods presented.

	Year Ended December 31,					Three Months Ended June 30,		Six Months Ended June 30,
	2007(1)	2006	2005	2004(2) (unaudited)	2003(3) (unaudited)	2008(4) (unaudited)	2007 (unaudited)	2008(4) (unaudited)	2007 (unaudited)
	(In thousands)
Statement of Operations Data:
Revenue	$346,378	$476,478	$421,355	$189,783	$55,795	$59,983	$110,639	$130,176	$220,638
Operating (loss) income	(540,440)	14,171	19,254	(12,067)	(18,068)	(176,754)	(11,756)	(186,242)	(20,160)
Net (loss) income	(550,402)	8,693	5,851	(9,187)	(11,359)	(162,920)	(7,492)	(172,719)	(12,615)

	December 31,					June 30,
	2007	2006	2005 (unaudited)	2004(2) (unaudited)	2003(3) (unaudited)	2008 (unaudited)
	(In thousands)
Balance Sheet Data (end of period):
Working capital (deficit)	$(16,487)	$79,463	$74,754	$35,784	$10,540	$16,237
Total assets	443,587	1,261,045	1,326,961	1,074,896	745,400	265,768
Long-term obligations, net of current maturities	—	19,347	28,894	36,755	375	—
Shareholders' equity	214,624	773,453	766,486	753,674	707,948	85,833

(1)
Net loss includes impairment charges of $475.7 million related to the write-down of Tree.com's Lending segment goodwill and intangible assets.

(2)
Includes the results of Home Loan Center since its acquisition on December 14, 2004.

(3)
Includes the results of LendingTree since its acquisition by IAC on August 8, 2003.

(4)
Net loss includes impairment charges of $103.6 million related to the write-down of Tree.com's Lending segment goodwill and an indefinite-lived intangible asset and $60.8 million related to the write-down of Tree.com's Real Estate segment goodwill.

 TREE.COM, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

        The following Unaudited Pro Forma Condensed Consolidated Financial Statements of Tree.com, Inc. and subsidiaries ("Tree.com") reflect adjustments to the historical consolidated financial statements of Tree.com to give effect to the separation and related transactions described in the notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements as of June 30, 2008 for the Unaudited Pro Forma Condensed Consolidated Balance Sheet and as of January 1, 2007 and January 1, 2008 for the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2007 and the six months ended June 30, 2008, respectively.

        The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information and Tree.com believes such assumptions are reasonable under the circumstances. At this time Tree.com does not expect material changes to the separation agreements.

        The following Unaudited Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with the historical consolidated financial statements of Tree.com and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of Tree.com included in this Prospectus.

        These Unaudited Pro Forma Condensed Consolidated Financial Statements are not necessarily indicative of Tree.com's results of operations or financial condition had the separation and related transactions been completed on the dates assumed. Also, they may not reflect the results of operations or financial condition which would have resulted had Tree.com been operating as an independent publicly-traded company during such periods. In addition, they are not necessarily indicative of Tree.com's future results of operations or financial condition.

 TREE.COM, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED BALANCE SHEET

JUNE 30, 2008

	Historical	Pro Forma Adjustments	Notes	Pro Forma
	(In thousands, except share data)
ASSETS
Cash and cash equivalents, including restricted cash and cash equivalents	$56,206	$53,794	(a)	$110,000
Other current assets	112,132	—		112,132

Total current assets	168,338	53,794		222,132
Non-current assets	97,430	—		97,430

TOTAL ASSETS	$265,768	$53,794		$319,562

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Current liabilities	$152,101	$—		$152,101
Long-term liabilities	27,834	—		27,834
SHAREHOLDERS' EQUITY:
Common shares, $0.01 par value, 50,000,000 authorized; 9,319,439 issued and outstanding on a pro forma basis	—	93	(a)	93
Additional paid-in capital	—	866,520	(a)	866,520
Invested capital	766,365	(766,365)	(a)	—
Payables to IAC and subsidiaries	46,454	(46,454)	(a)	—
Accumulated deficit	(726,986)	—		(726,986)

Total shareholders' equity	85,833	53,794		139,627

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$265,768	$53,794		$319,562

The accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements are an integral part of these statements.

 TREE.COM, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2008

	Historical	Pro Forma Adjustments	Notes	Pro Forma
	(In thousands, except per share data)
Revenue	$130,176	$—		$130,176
Operating expenses	316,418	2,620 2,213	(b) (c)	321,251

Operating loss	(186,242)	(4,833)		(191,075)
Other income (expense):
Interest income	11	—		11
Interest expense	(328)	246	(d)	(82)
Other expense	(2)	—		(2)

Total other expense, net	(319)	246		(73)

Loss before income taxes	(186,561)	(4,587)		(191,148)
Income tax benefit	13,842	1,899	(e)	15,741

Net loss	$(172,719)	$(2,688)		$(175,407)

Pro forma loss per share:(f)(g)
Basic loss per share				$(18.87)
Diluted loss per share				$(18.87)

The accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements are
an integral part of these statements.

 TREE.COM, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2007

	Historical	Pro Forma Adjustments	Notes	Pro Forma
	(In thousands, except per share data)
Revenue	$346,378	$—		$346,378
Operating expenses	886,818	5,351 4,426	(b) (c)	896,595

Operating loss	(540,440)	(9,777)		(550,217)
Other income:
Interest income	1,171	(1,000)	(d)	171
Interest expense	(986)	—		(986)
Other income	14	—		14

Total other income (expense), net	199	(1,000)		(801)

Loss before income taxes	(540,241)	(10,777)		(551,018)
Income tax provision	(10,161)	4,462	(e)	(5,699)

Net loss	$(550,402)	$(6,315)		$(556,717)

Pro forma loss per share:(f)(g)
Basic loss per share				$(58.46)
Diluted loss per share				$(58.46)

The accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements are
an integral part of these statements.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(a)
To effect the terms of the separation as follows:

(i)
the transfer of $53.8 million in cash from IAC to Tree.com to bring Tree.com's cash balance to $110.0 million upon its separation from IAC;

(ii)
the extinguishment of the payable to IAC and subsidiaries; and

(iii)
the issuance of 9.3 million Tree.com shares to effect the transfer of its ownership from IAC to IAC's shareholders based on an expected exchange ratio of 1/30th of a share of Tree.com for each share of IAC and the number of IAC common shares outstanding as of June 30, 2008 before giving effect to the 1 for 2 reverse stock split of IAC shares that is expected to be effected in connection with the spin-off.

(b)
Tree.com expects to incur additional costs related to being a stand-alone, public company. These costs have been estimated to be $6.3 million on an annual basis. These costs relate to the following:
•
additional personnel including accounting, tax, treasury, internal audit and legal personnel;

•
professional fees associated with audits, tax and other services;

•
increased insurance premiums;

•
increased health and welfare benefit costs;

•
costs associated with a board of directors;

•
increased franchise taxes, stock exchange listing fees, fees for preparing and distributing periodic filings with the Securities and Exchange Commission; and

•
other administrative costs and fees.

  The total costs referred to above were compared to the corporate allocations from IAC for the six months ended June 30, 2008 and for the year ended December 31, 2007 in order to determine the incremental costs expected to be incurred for each period as follows:

	Six Months Ended June 30, 2008	Year Ended December 31, 2007
	(In thousands)
Estimated stand-alone, public company costs	$2,936	$6,344
Less: corporate allocations	(316)	(993)

Incremental costs of being a stand-alone, public company	$2,620	$5,351

  The significant assumptions underlying the determination of these estimates include:

  •
  the number of additional personnel required to operate as a public company and the compensation level with respect to each position;

  •
  the level of additional assistance Tree.com will require from professional service providers;

  •
  the increase in insurance premiums as a stand-alone public company;

  •
  the increase in health and welfare costs as a stand-alone entity; and

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  •
  the type and level of other costs expected to be incurred in connection with being a stand-alone public company.

  This amount excludes $0.6 million of estimated one-time recruiting fees, professional fees for legal and tax services (e.g. initial benefit plan design) and other costs (e.g. initial stock exchange listing fees) expected to be incurred in initially establishing Tree.com as a stand-alone public company. These costs are therefore not expected to recur.

  The information presented above in note (b), with respect to the costs that Tree.com expects to incur as a stand-alone, public company, is forward looking information within the meaning of "Forward-Looking Statements" as described on pages 21-22 of this Prospectus.

(c)
To reflect the additional compensation expense associated with equity-based awards that will be granted upon consummation of the separation.

  The awards related to the consummation of the separation were granted to the Chairman and Chief Executive Officer in connection with the employment agreement that was executed upon his appointment to that role. The issuance of these awards are contingent upon the consummation of the separation. The expense related to these awards is included as a pro forma adjustment because they will vest over periods ranging from one to five years and will therefore have an impact on the ongoing operations of Tree.com. The amount was determined using a Black Scholes calculation for the stock option awards and an assumed value for the restricted stock award. The aggregate estimated value of these awards is being amortized to expense on a straight-line basis over the vesting period of the awards. This does not reflect non-recurring compensation expense related to modifications of existing equity-based awards that will be made in connection with the separation described below.

  Vested stock options to purchase shares of IAC common stock will be modified as follows in connection with the separation:

    Each option will convert into an option to purchase shares of common stock of all five companies, with adjustments to the number of shares subject to each option and the option exercise prices based on the relative values of IAC and the other four companies following the separation, with the intent to generally maintain equivalent value immediately pre and post the transaction.

  A calculation of the estimated value of the vested options immediately prior to the separation and immediately after the separation was performed using the Black Scholes model. The incremental charge of $0.1 million resulted from the higher estimated value of the vested stock options after the separation. This higher value is due to higher estimated weighted average volatility of the stock price of the five companies after the separation than the expected volatility of IAC's stock price. The expense is a one-time charge because the options are fully vested and there is no future service requirement.

  The modification related to IAC restricted stock units ("RSUs") relates to the accelerated vesting, upon the consummation of the separation, of all RSUs granted prior to August 8, 2005 and all awards that were scheduled to vest prior to February 28, 2009. The estimated expense of $3.1 million is the previously unrecognized compensation expense associated with these awards. The expense is treated as non-recurring because after the separation no future service is required with respect to these awards.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  There may be additional stock-based awards granted in connection with the separation but the amount of such awards, if any, has not yet been determined and no expense with respect thereto has been reflected herein.

(d)
To reflect the elimination of intercompany interest expense for the six months ended June 30, 2008 and intercompany interest income for the year ended December 31, 2007 allocated by IAC to Tree.com.

(e)
To reflect the tax effect of the pro forma adjustments at an assumed effective tax rate of 41.4% which represents a federal statutory tax rate of 35% and a state effective statutory rate of 6.4%.

(f)
Loss per share and weighted average shares outstanding reflect the historical number of IAC common shares used to calculate IAC's earnings per share, adjusted based on an expected exchange ratio of 1/30th of a share of Tree.com for each share of IAC before giving effect to the 1 for 2 reverse stock split for IAC shares that is expected to be effected in connection with the separation. These amounts reflect the outstanding equity-based awards that were included in IAC's dilutive earnings per share calculation. Pro forma loss per share is calculated using the following:

	Six Months Ended June 30, 2008	Year Ended December 31, 2007
	(In thousands)
Net loss	$(175,407)	$(556,717)

Basic shares outstanding—weighted average shares	9,294	9,523
Other dilutive securities including stock options, warrants and restricted stock and share units(g)	—	—

Diluted shares outstanding—weighted average shares	9,294	9,523

(g)
The effect of dilutive securities would be antidilutive due to the net loss and are therefore excluded from the calculation of diluted earnings per share.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

Management Overview

        On November 5, 2007, IAC/InterActiveCorp ("IAC") announced that its Board of Directors approved a plan to separate IAC into five publicly traded companies, identifying Tree.com, Inc. ("Tree.com") as one of those five companies. We refer to the separation transaction herein as the "spin-off." In connection with the spin-off, Tree.com was incorporated as a Delaware corporation in April 2008. Tree.com currently does not have any material assets or liabilities, nor does it engage in any business or other activities and, other than in connection with the spin-off, will not acquire or incur any material assets or liabilities, nor will it engage in any business or other activities. Upon completion of the spin-off, Tree.com will consist of the businesses that formerly comprised IAC's Lending and Real Estate segments. We refer herein to these businesses as the "Tree.com Businesses," which include LendingTree.com, RealEstate.com, GetSmart.com, LendingTree Loans and iNest.

        Tree.com's Lending segment consists of online networks (principally LendingTree.com and GetSmart.com) and call centers that connect consumers and financial providers in the lending industry (the "lending networks"). Tree.com also originates, processes, approves and funds various residential real estate loans through Home Loan Center, which does business as LendingTree Loans in certain jurisdictions. The Home Loan Center and LendingTree Loans brand names are collectively referred to in this report as "LendingTree Loans."

        Tree.com's Real Estate segment primarily consists of a proprietary full-service real estate brokerage that operates in 14 U.S. markets, www.RealEstate.com, an online network that connects consumers with real estate brokerages around the country and iNest, an online network that matches buyers and builders of new homes (the "real estate networks").

Results of operations for the three and six months ended June 30, 2008 compared to the three and six months ended June 30, 2007:

Revenue

  For the three months ended June 30, 2008 compared to the three months ended June 30, 2007

	Three Months Ended June 30,
	2008	% Change	2007
	(Dollars in thousands)
Lending:
Origination and sale of loans	$23,058	(51)%	$47,077
Other lending	26,710	(45)%	48,204

Total Lending	49,768	(48)%	95,281
Real Estate	10,215	(33)%	15,358

Total revenue	$59,983	(46)%	$110,639

        Lending revenue in 2008 decreased $45.5 million, or 48%, from the same period in 2007. Revenue generated from the origination and sale of loans in the secondary market declined $24.0 million, or 51%, primarily due to a decrease in consumer demand resulting in fewer loans being originated and sold into the secondary market as well as a market driven shift to lower margin conforming loans as compared to the prior year. Revenue from other lending services declined $21.5 million, or 45%, due primarily to fewer Qualification Forms transmitted to and loans closed on the lending networks.

        The dollar value of loans closed by network lenders and directly by LendingTree Loans in 2008 decreased 44% to $4.3 billion. This includes refinance mortgages of $2.5 billion, purchase mortgages of $1.2 billion and home equity loans of $0.5 billion. The dollar value of loans closed by network lenders and directly by LendingTree Loans in 2007 was $7.7 billion, including refinance mortgages of $4.0 billion, purchase mortgages of $2.2 billion and home equity loans of $1.2 billion. Revenue from all home loan offerings declined with home equity loans, purchase mortgage revenue and refinance mortgage revenue declining 75%, 44% and 44%, respectively.

        Lending Tree Loans originates mortgage loans on property located throughout the United States, with no one location representing more than 10% of Tree.com's consolidated revenue for any periods presented. Revenue from loans originated for property in California and Florida in the aggregate totaled approximately 8% and 11% of Tree.com's consolidated revenue for the three months ended June 30, 2008 and 2007, respectively.

        Real Estate revenue decreased $5.1 million, or 33%, principally due to a $4.2 million decrease related to the Real Estate builder and broker networks, which experienced decreased closings year over year, as well as a decrease of $2.1 million due to the absence of revenue from the agent network business which ceased operations in December 2007. Partially offsetting the revenue decrease was an increase of $1.2 million in revenue from Tree.com's company-owned real estate brokerage business, which increased closings by 35%. The company-owned brokerage business began closing transactions in the first quarter of 2006 and now operates in fourteen markets.

  For the six months ended June 30, 2008 compared to the six months ended June 30, 2007

	Six Months Ended June 30,
	2008	% Change	2007
	(Dollars in thousands)
Lending:
Origination and sale of loans	$51,065	(46)%	$93,967
Other lending	60,514	(38)%	98,082

Total Lending	111,579	(42)%	192,049
Real Estate	18,597	(35)%	28,589

Total revenue	$130,176	(41)%	$220,638

        Lending revenue in 2008 decreased $80.5 million, or 42%, from the same period in 2007. Revenue generated from the origination and sale of loans in the secondary market declined $42.9 million, or 46%, primarily due to a decrease in consumer demand resulting in fewer loans being originated and sold into the secondary market as well as a market driven shift to lower margin conforming loans as compared to the prior year. Revenue from other lending services declined $37.6 million, or 38%, due primarily to fewer Qualification Forms transmitted to and loans closed on the lending networks.

        The dollar value of loans closed by network lenders and directly by LendingTree Loans in 2008 decreased 43% to $8.6 billion. This includes refinance mortgages of $5.2 billion, purchase mortgages of $2.2 billion and home equity loans of $1.0 billion. The dollar value of loans closed by network lenders and directly by LendingTree Loans in 2007 was $15.0 billion, including refinance mortgages of $8.1 billion, purchase mortgages of $4.0 billion and home equity loans of $2.5 billion. Revenue from all home loan offerings declined with home equity loans, purchase mortgage revenue and refinance mortgage revenue declining 75%, 41% and 33%, respectively.

        Lending Tree Loans originates mortgage loans on property located throughout the United States, with no one location representing more than 10% of Tree.com's consolidated revenue for any periods presented. Revenue from loans originated for property in California and Florida in the aggregate totaled approximately 8% and 11% of Tree.com's consolidated revenue for the six months ended June 30, 2008 and 2007, respectively.

        Real Estate revenue decreased $10.0 million, or 35%, principally due to a decrease of $8.1 million related to the Real Estate builder and broker networks, which experienced decreased closings year over year, as well as a decrease of $4.3 million due to the absence of revenue from the agent network business which ceased operations in December 2007. Partially offsetting the revenue decrease was an increase of $2.4 million in revenue from Tree.com's company-owned real estate brokerage business, which increased closings by 38%.

Cost of revenue

  For the three months ended June 30, 2008 compared to the three months ended June 30, 2007

	Three Months Ended June 30,
	2008	% Change	2007
	(Dollars in thousands)
Lending	$11,405	(14)%	$13,332
Real Estate	5,970	(22)%	7,610

Cost of revenue	$17,375	(17)%	$20,942

As a percentage of total revenue	29%	1,004 bp	19%
Gross margin	71%	(1,004) bp	81%

	Three Months Ended June 30,
	2008	% Change	2007
	(Dollars in thousands)
Cost of revenue—Lending	$11,405	(14)%	$13,332
As a percentage of Lending revenue	23%	892 bp	14%
Lending gross margin	77%	(892) bp	86%
Cost of revenue—Real Estate	$5,970	(22)%	$7,610
As a percentage of Real Estate revenue	58%	889 bp	50%
Real Estate gross margin	42%	(889) bp	50%

bp = basis points

        Cost of revenue consists primarily of costs associated with loan originations, compensation and other employee-related costs (including stock-based compensation) related to customer call centers, real estate network support staff and loan officers, as well as credit scoring fees, consumer incentive costs, real estate agent commissions and website network hosting and server fees.

        Cost of revenue in 2008 decreased $3.6 million from 2007 primarily due to decreases of $2.1 million in consumer incentive rebates related to decreased closings at the Lending network and the Real Estate builder and broker network businesses, $1.9 million in compensation and other employee-related costs, $0.9 million in credit scoring and network hosting fees and $0.8 million in direct costs associated with the settlement services business. Offsetting these decreases in cost of revenue was an increase of $2.0 million in costs associated with loan originations. The decrease in compensation and other employee-related costs is primarily due to reduced personnel costs associated with Tree.com's customer call center, settlement services operation and portions of its loan processing department.

        Included in cost of revenue in 2008 is the impact of Tree.com's adoption of Statement of Financial Accounting Standards ("SFAS") No. 159, "The Fair Value Option for Financial Assets and Financial

Liabilities Including an amendment of FASB Statement No. 115" ("SFAS 159"). Upon adoption of SFAS 159, Tree.com elected to account for all loans held for sale issued after January 1, 2008 at fair value. Electing the fair value option requires loan origination fees and costs to be recorded in earnings as incurred instead of being deferred until the loan is sold as in prior year periods. In 2008, all loan origination costs are recognized in cost of revenue. Prior to 2008, Tree.com applied the provisions of SFAS 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases", effectively deferring loan origination fees and costs until the underlying loan was sold. Upon sale of the loan, the origination fees and costs were recognized as a component of the gain on sale of the loan in revenue.

  For the six months ended June 30, 2008 compared to the six months ended June 30, 2007

	Six Months Ended June 30,
	2008	% Change	2007
	(Dollars in thousands)
Lending	$24,201	(12)%	$27,644
Real Estate	10,940	(21)%	13,794

Cost of revenue	$35,141	(15)%	$41,438

As a percentage of total revenue	27%	821 bp	19%
Gross margin	73%	(821) bp	81%

	Six Months Ended June 30,
	2008	% Change	2007
	(Dollars in thousands)
Cost of revenue—Lending	$24,201	(12)%	$27,644
As a percentage of Lending revenue	22%	730 bp	14%
Lending gross margin	78%	(730) bp	86%
Cost of revenue—Real Estate	$10,940	(21)%	$13,794
As a percentage of Real Estate revenue	59%	1,058 bp	48%
Real Estate gross margin	41%	(1,058) bp	52%

        Cost of revenue in 2008 decreased $6.3 million from 2007 primarily due to decreases of $3.4 million in consumer incentive rebates related to decreased closings at the Lending network and the Real Estate builder and broker network businesses, $3.1 million in compensation and other employee-related costs, $2.1 million in direct costs associated with the settlement services business, and $1.1 million in credit scoring and network hosting fees. Offsetting these decreases in cost of revenue were increases of $2.5 million in costs associated with loan originations and $0.9 million in commission expense primarily related to the increase in closings at company-owned brokerage business. The decrease in compensation and other employee-related costs is primarily due to the factors described above in the three month discussion.

        Included in cost of revenue in 2008 is the impact of Tree.com's adoption of SFAS 159 as described above in the three month discussion.

Selling and marketing expense

  For the three months ended June 30, 2008 compared to the three months ended June 30, 2007

	Three Months Ended June 30,
	2008	% Change	2007
	(Dollars in thousands)
Lending	$29,112	(43)%	$51,035
Real Estate	2,171	(63)%	5,817

Selling and marketing expense	$31,283	(45)%	$56,852

As a percentage of total revenue	52%	77 bp	51%

	Three Months Ended June 30,
	2008	% Change	2007
	(Dollars in thousands)
Selling and marketing expense—Lending	$29,112	(43)%	$51,035
As a percentage of Lending revenue	58%	493 bp	54%
Selling and marketing expense—Real Estate	$2,171	(63)%	$5,817
As a percentage of Real Estate revenue	21%	(1,661) bp	38%

        Selling and marketing expense consists primarily of advertising and promotional expenditures, fees paid to lead sources and compensation and other employee-related costs (including stock-based compensation) for personnel engaged in the sales function. Advertising and promotional expenditures primarily include online marketing, as well as television, print and radio spending. Advertising production costs are expensed in the period the related ad is first run.

        Selling and marketing expense in 2008 decreased $25.6 million from 2007 primarily due to a decrease of $25.9 million in advertising and promotional expenditures. In 2008, Tree.com experienced decreases in advertising of $16.1 million, $4.4 million and $2.4 million associated with online marketing, print and television advertising, respectively. Tree.com anticipates that selling and marketing expense will continue to represent a high percentage of revenue as it continues to promote its brands both online and offline.

  For the six months ended June 30, 2008 compared to the six months ended June 30, 2007

	Six Months Ended June 30,
	2008	% Change	2007
	(Dollars in thousands)
Lending	$60,140	(41)%	$101,830
Real Estate	4,340	(62)%	11,500

Selling and marketing expense	$64,480	(43)%	$113,330

As a percentage of total revenue	50%	(183) bp	51%

	Six Months Ended June 30,
	2008	% Change	2007
	(Dollars in thousands)
Selling and marketing expense—Lending	$60,140	(41)%	$101,830
As a percentage of Lending revenue	54%	88 bp	53%
Selling and marketing expense—Real Estate	$4,340	(62)%	$11,500
As a percentage of Real Estate revenue	23%	(1,689) bp	40%

        Selling and marketing expense in 2008 decreased $48.9 million from 2007 primarily due to a decrease of $49.7 million in advertising and promotional expenditures. In 2008, Tree.com experienced decreases in advertising of $28.4 million, $10.4 million and $6.5 million associated with online marketing, print and television advertising, respectively.

General and administrative expense

  For the three months ended June 30, 2008 compared to the three months ended June 30, 2007

	Three Months Ended June 30,
	2008	% Change	2007
	(Dollars in thousands)
Lending	$10,471	(53)%	$22,103
Real Estate	4,638	(14)%	5,411

General and administrative expense	$15,109	(45)%	$27,514

As a percentage of total revenue	25%	32 bp	25%

	Three Months Ended June 30,
	2008	% Change	2007
	(Dollars in thousands)
General and administrative expense—Lending	$10,471	(53)%	$22,103
As a percentage of Lending revenue	21%	(216) bp	23%
General and administrative expense—Real Estate	$4,638	(14)%	$5,411
As a percentage of Real Estate revenue	45%	1,018 bp	35%

        General and administrative expense consists primarily of compensation and other employee-related costs (including stock-based compensation) for personnel engaged in finance, legal, tax, corporate IT, human resources and executive management functions, facilities and infrastructure costs and fees for professional services.

        General and administrative expense in 2008 decreased $12.4 million from 2007 primarily due to a decrease of $6.0 million in compensation and other employee-related costs, due principally to reductions in workforce that occurred during and subsequent to the second quarter of 2007. Also contributing to the decrease in general and administrative expense are decreases of $1.6 million in litigation expense, $0.9 million in facilities costs and $0.6 million in bad debt expense. Tree.com expects to incur increased costs related to the additional financial and legal requirements associated with being a separate public company, as well as increased non-cash compensation associated with the modification of existing stock-based compensation awards in connection with the spin-off and the grant of new awards in connection with and subsequent to the spin-off.

        General and administrative expense includes non-cash compensation expense of $1.4 million in 2008 and $1.2 million in 2007. As of June 30, 2008, there was approximately $9.3 million of unrecognized compensation cost, net of estimated forfeitures, related to all equity-based awards, which is currently expected to be recognized over a weighted average period of approximately 2.3 years (exclusive of the impact of the modification related to the spin-off, which consists of the accelerated vesting of certain restricted stock units and the modification of vested stock options).

  For the six months ended June 30, 2008 compared to the six months ended June 30, 2007

	Six Months Ended June 30,
	2008	% Change	2007
	(Dollars in thousands)
Lending	$26,925	(41)%	$45,972
Real Estate	8,948	(23)%	11,588

General and administrative expense	$35,873	(38)%	$57,560

As a percentage of total revenue	28%	147 bp	26%

	Six Months Ended June 30,
	2008	% Change	2007
	(Dollars in thousands)
General and administrative expense—Lending	$26,925	(41)%	$45,972
As a percentage of Lending revenue	24%	19 bp	24%
General and administrative expense—Real Estate	$8,948	(23)%	$11,588
As a percentage of Real Estate revenue	48%	758 bp	41%

        General and administrative expense in 2008 decreased $21.7 million from 2007 primarily due to a decrease of $13.5 million in compensation and other employee-related costs, due principally to reductions in workforce that occurred during and subsequent to the second quarter of 2007. Also contributing to the decrease in general and administrative expense are decreases of $1.9 million in facilities costs, $1.0 million in bad debt expense and $0.9 million in litigation expense, partially offset by a charge of $1.0 million associated with legal and regulatory costs.

        General and administrative expense includes non-cash compensation expense of $1.9 million in 2008 compared with $2.1 million in 2007. The decrease in non-cash compensation expense is primarily due to reductions in workforce that occurred during and subsequent to the second quarter of 2007 and various equity grants fully vesting throughout 2007.

Product development

  For the three months ended June 30, 2008 compared to the three months ended June 30, 2007

	Three Months Ended June 30,
	2008	% Change	2007
	(Dollars in thousands)
Lending	$832	(65)%	$2,409
Real Estate	611	(59)%	1,487

Product development	$1,443	(63)%	$3,896

As a percentage of total revenue	2%	(111) bp	4%

	Three Months Ended June 30,
	2008	% Change	2007
	(Dollars in thousands)
Product development—Lending	$832	(65)%	$2,409
As a percentage of Lending revenue	2%	(86) bp	3%
Product development—Real Estate	$611	(59)%	$1,487
As a percentage of Real Estate revenue	6%	(370) bp	10%

        Product development expense consists primarily of compensation and other employee-related costs (including stock-based compensation) for personnel engaged in product development, which include costs related to the design, development, testing and enhancement of technology that are not capitalized.

        Product development expense in 2008 decreased $2.5 million from 2007, due to decreased compensation and other employee-related costs associated with reductions in workforce that occurred during and subsequent to the second quarter of 2007.

  For the six months ended June 30, 2008 compared to the six months ended June 30, 2007

	Six Months Ended June 30,
	2008	% Change	2007
	(Dollars in thousands)
Lending	$2,286	(56)%	$5,175
Real Estate	1,266	(58)%	2,991

Product development	$3,552	(57)%	$8,166

As a percentage of total revenue	3%	(97) bp	4%

	Six Months Ended June 30,
	2008	% Change	2007
	(Dollars in thousands)
Product development—Lending	$2,286	(56)%	$5,175
As a percentage of Lending revenue	2%	(65) bp	3%
Product development—Real Estate	$1,266	(58)%	$2,991
As a percentage of Real Estate revenue	7%	(366) bp	10%

        Product development expense in 2008 decreased $4.6 million from 2007, driven by the factors described above in the three month discussion.

Restructuring expense

  For the three and six months ended June 30, 2008 compared to the three and six months ended June 30, 2007

	Three Months Ended June 30,			Six Months Ended June 30,
	2008	% Change	2007	2008	% Change	2007
	(Dollars in thousands)
Lending	$1,248	(67)%	$3,763	$1,650	(56)%	$3,763
Real Estate	513	(39)%	835	513	(39)%	835

Restructuring expense	$1,761	(62)%	$4,598	$2,163	(53)%	$4,598

As a percentage of total revenue	3%	(122) bp	4%	2%	(42) bp	2%

	Three Months Ended June 30,			Six Months Ended June 30,
	2008	% Change	2007	2008	% Change	2007
	(Dollars in thousands)
Restructuring expense—Lending	$1,248	(67)%	$3,763	$1,650	(56)%	$3,763
As a percentage of Lending revenue	3%	(144) bp	4%	1%	(48) bp	2%
Restructuring expense—Real Estate	$513	(39)%	$835	$513	(39)%	$835
As a percentage of Real Estate revenue	5%	(41) bp	5%	3%	(16) bp	3%

        In response to persistent adverse mortgage market conditions Tree.com recorded restructuring expense of $1.8 million and $2.2 million for the three and six months ended June 30, 2008 compared to $4.6 million for the three and six months ended June 30, 2007. The restructuring expense in 2008 relates primarily to employee termination costs associated with reductions in workforce. The restructuring expense in 2007 includes $2.9 million in employee termination costs associated with reductions in workforce, $1.1 million for liabilities associated with exiting facilities previously used by LendingTree Loans and $0.6 million for write-offs of fixed assets. As a part of these restructurings, positions across all departments and locations of Tree.com's business were eliminated, however the 2007 Lending restructuring expenses principally related to the mortgage origination operations of LendingTree Loans.

Depreciation

  For the three and six months ended June 30, 2008 compared to the three and six months ended June 30, 2007

	Three Months Ended June 30,			Six Months Ended June 30,
	2008	% Change	2007	2008	% Change	2007
	(Dollars in thousands)
Lending	$1,311	(43)%	$2,286	$2,677	(44)%	$4,816
Real Estate	460	56%	294	869	44%	603

Depreciation	$1,771	(31)%	$2,580	$3,546	(35)%	$5,419

As a percentage of total revenue	3%	62 bp	2%	3%	27 bp	2%

	Three Months Ended June 30,			Six Months Ended June 30,
	2008	% Change	2007	2008	% Change	2007
	(Dollars in thousands)
Depreciation—Lending	$1,311	(43)%	$2,286	$2,677	(44)%	$4,816
As a percentage of Lending revenue	3%	23 bp	2%	2%	(11) bp	3%
Depreciation—Real Estate	$460	56%	$294	$869	44%	$603
As a percentage of Real Estate revenue	5%	259 bp	2%	5%	256 bp	2%

        Depreciation for the three and six months ended June 30, 2008 decreased $0.8 million and $1.9 million, respectively, primarily due to certain fixed assets becoming fully depreciated and decreased capital expenditures made in 2008 and 2007 as Tree.com scaled back its operations in response to mortgage and real estate market conditions. Also contributing to the decrease in depreciation expense is the write-offs of certain assets as described above under "Restructuring expense".

Operating Income Before Amortization

        Operating Income Before Amortization is a non-GAAP measure and is defined in "Tree.com's Principles of Financial Reporting".

  For the three months ended June 30, 2008 compared to the three months ended June 30, 2007

	Three Months Ended June 30,
	2008	% Change	2007
	(Dollars in thousands)
Lending	$(3,499)	NM	$1,245
Real Estate	(3,597)	36%	(5,630)

Operating Income Before Amortization	$(7,096)	(62)%	$(4,385)

As a percentage of total revenue	(12)%	(787) bp	(4)%

	Three Months Ended June 30,
	2008	% Change	2007
	(Dollars in thousands)
Operating Income Before Amortization—Lending	$(3,499)	NM	$1,245
As a percentage of Lending revenue	(7)%	NM	1%
Operating Income Before Amortization—Real Estate	$(3,597)	36%	$(5,630)
As a percentage of Real Estate revenue	(35)%	144 bp	(37)%

        Operating Income Before Amortization loss in 2008 increased $2.7 million to $7.1 million, declining at a faster rate than revenue due to higher costs per loan sold resulting from lower close rates and stricter underwriting criteria, partially offset by decreases of $25.6 million in selling and marketing expense and $12.4 million in general and administrative expense. Operating Income Before Amortization loss was further impacted in 2008 and 2007 by $1.8 million and $4.6 million, respectively, associated with restructuring initiatives.

  For the six months ended June 30, 2008 compared to the six months ended June 30, 2007

	Six Months Ended June 30,
	2008	% Change	2007
	(Dollars in thousands)
Lending	$(4,797)	NM	$4,484
Real Estate	(7,563)	36%	(11,878)

Operating Income Before Amortization	$(12,360)	(67)%	$(7,394)

As a percentage of total revenue	(9)%	(614) bp	(3)%

	Six Months Ended June 30,
	2008	% Change	2007
	(Dollars in thousands)
Operating Income Before Amortization—Lending	$(4,797)	NM	$4,484
As a percentage of Lending revenue	(4)%	NM	2%
Operating Income Before Amortization—Real Estate	$(7,563)	36%	$(11,878)
As a percentage of Real Estate revenue	(41)%	88 bp	(42)%

        Operating Income Before Amortization loss in 2008 increased $5.0 million to $12.4 million, declining at a faster rate than revenue due to the factors noted above in the three month discussion, partially offset by decreases of $48.9 million in selling and marketing expense, $21.7 million in general and administrative expense and $2.4 million in restructuring expense. Operating Income Before Amortization loss was further impacted by a $1.4 million provision for loan losses in 2008, compared to $3.7 million in 2007.

Operating loss

  For the three months ended June 30, 2008 compared to the three months ended June 30, 2007

	Three Months Ended June 30,
	2008	% Change	2007
	(Dollars in thousands)
Lending	$(110,711)	(4,270)%	$(2,535)
Real Estate	(66,043)	(616)%	(9,221)

Operating loss	$(176,754)	(1,404)%	$(11,756)

As a percentage of total revenue	(295)%	(28,405) bp	(11)%

	Three Months Ended June 30,
	2008	% Change	2007
	(Dollars in thousands)
Operating loss—Lending	$(110,711)	(4,270)%	$(2,535)
As a percentage of Lending revenue	(222)%	(21,980) bp	(3)%
Operating loss—Real Estate	$(66,043)	(616)%	$(9,221)
As a percentage of Real Estate revenue	(647)%	(58,650) bp	(60)%

        Operating loss in 2008 increased $165.0 million from 2007 resulting primarily from impairment charges of $131.0 million and $33.4 million related to goodwill and an indefinite-lived intangible asset, respectively. The charges associated with Lending was $70.2 million related to goodwill and $33.4 million related to an indefinite-lived intangible asset. The charge related to Real Estate was a goodwill impairment charge of $60.8 million.

        These impairments resulted from Tree.com's most recent reassessment of the likely future profitability of Lending and Real Estate in light of the persistent adverse mortgage and real estate market conditions and the operational strategies Tree.com has undertaken in response to these market realities. These adverse conditions include, among others, constrained liquidity, lender focus on low margin conforming loans, uncertainty as to the eventuality and timing of the return of higher margin mortgage offerings, the decline in real estate values and a high rate of delinquency for existing mortgages. Tree.com updated its assessment of mortgage and real estate market conditions and Tree.com's responsive operational strategies during the second quarter of 2008 and quantified these considerations in Tree.com's future forecasted results.

        Also contributing to the increase in operating loss was the increase in Operating Income Before Amortization loss described above.

        Continued adverse market conditions may give rise to continued operating losses and require additional restructuring of Tree.com's operations and could give rise to additional restructuring charges and additional impairment charges.

  For the six months ended June 30, 2008 compared to the six months ended June 30, 2007

	Six Months Ended June 30,
	2008	% Change	2007
	(Dollars in thousands)
Lending	$(114,960)	(3,827)%	$(2,928)
Real Estate	(71,282)	(314)%	(17,232)

Operating loss	$(186,242)	(824)%	$(20,160)

As a percentage of total revenue	(143)%	(13,393) bp	(9)%

	Six Months Ended June 30,
	2008	% Change	2007
	(Dollars in thousands)
Operating loss—Lending	$(114,960)	(3,827)%	$(2,928)
As a percentage of Lending revenue	(103)%	(10,151) bp	(2)%
Operating loss—Real Estate	$(71,282)	(314)%	$(17,232)
As a percentage of Real Estate revenue	(383)%	(32,303) bp	(60)%

        Operating loss in 2008 increased $166.1 million from 2007, resulting primarily from the goodwill and indefinite-lived intangible asset impairment charges described above in the three month discussion. Also contributing to the increase in operating loss was the increase in Operating Income Before Amortization loss described above.

Income tax provision

  For the three months ended June 30, 2008 compared to the three months ended June 30, 2007

        For the three months ended June 30, 2008 and 2007, Tree.com recorded a tax benefit of $14.1 million and $4.3 million, respectively, which represents effective tax rates of 8% and 36%, respectively. The 2008 tax rate is lower than the federal statutory rate of 35% due principally to non-deductible impairment charges and an increase in the valuation allowance on deferred tax assets. The 2007 tax rate is higher than the federal statutory rate of 35% due principally to state taxes.

  For the six months ended June 30, 2008 compared to the six months ended June 30, 2007

        For the six months ended June 30, 2008 and 2007, Tree.com recorded a tax benefit of $13.8 million and $7.8 million, respectively, which represents effective tax rates of 7% and 38%, respectively. The 2008 tax rate is lower than the federal statutory rate of 35% due principally to non-deductible impairment charges and an increase in the valuation allowance on deferred tax assets. The 2007 tax rate is higher than the federal statutory rate of 35% due principally to state taxes.

        As of December 31, 2007 and June 30, 2008, Tree.com had unrecognized tax benefits of approximately $4.4 million and $4.0 million, respectively. Included in unrecognized tax benefits at June 30, 2008 is approximately $3.3 million for tax positions included in IAC's consolidated tax return filings that will remain a liability of IAC after the spin-off. Tree.com recognizes interest and, if applicable, penalties related to unrecognized tax benefits in income tax expense. There were no material accruals for interest for the six months ended June 30, 2008. At June 30, 2008, Tree.com has accrued $1.5 million for the payment of interest. There are no material accruals for penalties.

        By virtue of previously filed separate company and consolidated tax returns with IAC, Tree.com is routinely under audit by federal, state and local authorities in the area of income tax. These audits include questioning the timing and the amount of deductions and the allocation of income among various tax jurisdictions. Income taxes payable include amounts considered sufficient to pay assessments that may result from examination of prior year returns; however, the amount paid upon resolution of issues raised may differ from the amount provided. Differences between the reserves for tax contingencies and the amounts owed by Tree.com are recorded in the period they become known. Tree.com believes that it is reasonably possible that its unrecognized tax benefits could decrease by approximately $1.6 million within twelve months of the current reporting date due to the reversal of deductible temporary differences which will result in a corresponding increase in net deferred tax liabilities. An estimate of other changes in unrecognized tax benefits cannot be made, but are not expected to be significant.

        Under the terms of the tax sharing agreement, which will be executed in connection with the spin-off, IAC will generally retain the liability related to federal and state returns filed on a consolidated or unitary basis for all periods prior to the spin-off.

 FINANCIAL POSITION, LIQUIDITY AND CAPITAL RESOURCES

        As of June 30, 2008, Tree.com had $56.2 million of cash and cash equivalents and restricted cash and cash equivalents.

        Net cash used in operating activities was $5.2 million in 2008, compared to net cash provided by operating activities of $112.5 million in 2007. The decrease of $117.6 million is primarily due to a $127.7 million decrease in net proceeds and gains from the sales of loans held for sale.

        Net cash used in investing activities in 2008 of $17.4 million primarily resulted from the payment of contingent consideration associated with the Home Loan Center acquisition of $14.5 million and capital expenditures of $2.8 million. Net cash used in investing activities in 2007 of $6.0 million resulted from capital expenditures.

        Net cash provided by financing activities in 2008 of $29.9 million was primarily due to cash transfers of $27.3 million from IAC, capital contributions of $14.5 million from IAC and a decrease of $12.0 million in restricted cash, partially offset by payments on notes payable and capital lease obligations of $20.0 million. The cash transfers from IAC relate to IAC's centrally managed U.S. treasury function. Net cash used in financing activities in 2007 of $140.2 million was primarily due to net payments under various lines of credit of $125.9 million at LendingTree Loans and payments on notes payable and capital lease obligations of $10.9 million. The net payments under various lines of credit in 2007 is related to the decrease in loans held for sale included within cash flow from operations.

        As of June 30, 2008, LendingTree Loans had committed lines of credit totaling $100 million, of which $50 million expires on October 31, 2008, and another $50 million expires on January 24, 2009, and an uncommitted line of credit of $150 million. The $50 million committed line of credit that expires on January 24, 2009 and the $150 million uncommitted line are provided by the same lender. The $50 million committed line that expires on October 31, 2008 is provided by one other lender. The committed line of credit that expires on January 24, 2009 can be cancelled at the option of the lender without default upon sixty days notice. However, if the lender determines at any time prior to January 24, 2009 the spin-off materially and adversely affects Tree.com, the lender reserves the right to deem the line of credit expired prior to January 24, 2009. Borrowings under these lines of credit are used to fund, and are secured by, consumer residential loans that are held for sale. Loans under these lines of credit are repaid from proceeds from the sales of loans held for sale by LendingTree Loans. The interest rate under these lines of credit is 30-day LIBOR plus 75 to 140 basis points, but may be higher under certain circumstances. At June 30, 2008, there was $75.4 million outstanding under the committed lines of credit. Under the terms of the committed lines of credit, LendingTree Loans is required to maintain various financial and other covenants. These financial covenants include, but are not limited to, maintaining (i) minimum levels of tangible net worth, cash on hand with a certain lender and liquid assets, (ii) a maximum ratio of total liabilities to net worth and (iii) positive pre-tax net income on a quarterly basis. During the six months ended June 30, 2008, LendingTree Loans was in compliance with all covenants. Borrowings under all of LendingTree Loans' lines of credit are non-recourse to Tree.com.

        Tree.com anticipates that it will need to make capital and other expenditures in connection with the development and expansion of its overall operations.

        Tree.com has considered its anticipated operating cash flows in 2008, cash and cash equivalents, current borrowing capacity under lines of credit, its expected capitalization upon completion of the spin-off and access to capital markets, subject to restrictions in the tax sharing agreement, and believes that these are sufficient to fund its operating needs, including debt requirements, commitments and contingencies and capital and investing commitments for the foreseeable future. LendingTree Loans is highly dependent on the availability of credit to finance its operations. Its inability to renew or replace existing facilities upon expiration or termination, which could be impacted by continuing disruptions in the credit market, would adversely impact its results of operations and financial condition. In connection with the completion of the spin-off, intercompany payable balances will be extinguished. It is expected that IAC will transfer to Tree.com an amount of cash that will be sufficient for its initial capitalization.

 CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

	Payments Due by Period
Contractual Obligations	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
	(In thousands)
Short-term borrowings	$75,433	$75,433	$—	$—	$—
Purchase obligations(a)	1,127	1,127	—	—	—
Operating leases	26,140	7,270	10,202	5,065	3,603

Total contractual cash obligations	$102,700	$83,830	$10,202	$5,065	$3,603

(a)
The purchase obligations primarily relate to marketing event contracts in 2008.

Seasonality

        Lending and Real Estate revenue is subject to the cyclical and seasonal trends of the U.S. housing market. Home sales typically rise during the spring and summer months and decline during the fall and winter months. Refinancing and home equity activity is principally driven by mortgage interest rates as well as real estate values. The broader cyclical trends in the mortgage and real estate markets have upset the usual seasonal trends.

New Accounting Pronouncements

        Refer to Note 2 to the consolidated financial statements for a description of recent accounting pronouncements.

 TREE.COM'S PRINCIPLES OF FINANCIAL REPORTING

        Tree.com reports Operating Income Before Amortization as a supplemental measure to generally accepted accounting principles ("GAAP"). This measure is one of the primary metrics by which Tree.com evaluates the performance of its businesses, on which its internal budgets are based and by which management is compensated. Tree.com believes that investors should have access to the same set of tools that it uses in analyzing its results. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Tree.com provides and encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measure which are discussed below.

Definition of Tree.com's Non-GAAP Measure

        Operating Income Before Amortization is defined as operating income excluding, if applicable: (1) non-cash compensation expense, (2) amortization and impairment of intangibles, (3) goodwill impairment, (4) pro forma adjustments for significant acquisitions, and (5) one-time items. Tree.com believes this measure is useful to investors because it represents the operating results from the Tree.com Businesses, taking into account depreciation, which Tree.com believes is an ongoing cost of doing business, but excluding the effects of any other non-cash expenses. Operating Income Before Amortization has certain limitations in that it does not take into account the impact to Tree.com's statement of operations of certain expenses, including non-cash compensation, and acquisition-related accounting. Tree.com endeavors to compensate for the limitations of the non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measure.

Pro Forma Results

        Tree.com will only present Operating Income Before Amortization on a pro forma basis if it views a particular transaction as significant in size or transformational in nature. For the periods presented in this report, there are no transactions that Tree.com has included on a pro forma basis.

One-Time Items

        Operating Income Before Amortization is presented before one-time items, if applicable. These items are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. For the periods presented in this report, there are no one-time items.

Non-Cash Expenses That Are Excluded From Tree.com's Non-GAAP Measure

        Non-cash compensation expense consists principally of expense associated with the grants, including unvested grants assumed in acquisitions, of restricted stock, restricted stock units and stock options. These expenses are not paid in cash, and Tree.com will include the related shares in its future calculations of fully diluted shares outstanding. Upon vesting of restricted stock and restricted stock units and the exercise of certain stock options, the awards will be settled, at Tree.com's discretion, on a net basis, with Tree.com remitting the required tax withholding amount from its current funds.

        Amortization of intangibles is a non-cash expense relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as purchase agreements, technology and customer relationships, are valued and amortized over their estimated lives. Tree.com believes that since intangibles represent costs incurred by the acquired company to build value prior to acquisition, they were part of transaction costs.

 RECONCILIATION OF OPERATING INCOME BEFORE AMORTIZATION

        For a reconciliation of Operating Income Before Amortization to operating loss for Tree.com's operating segments and to net loss in total for the three and six months ended June 30, 2008, see Note 5 to the consolidated financial statements.

 QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk

        Tree.com's exposure to market rate risk for changes in interest rates relates primarily to its loans held for sale, and LendingTree Loans' lines of credit.

Loans Held for Sale

        LendingTree Loans' mortgage banking operations expose the Company to interest rate risk for loans originated until those loans are sold in the secondary market ("loans held for sale"). The fair value of loans held for sale is subject to change primarily due to changes in market interest rates. LendingTree Loans hedges the changes in fair value of certain loans held for sale primarily by entering into mortgage forward delivery contracts. Although LendingTree Loans continues to enter into derivatives for risk management purposes, effective April 1, 2007 management determined these derivative instruments would no longer qualify for the hedge accounting provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities."

        When hedge accounting was discontinued, the affected loans held for sale were no longer adjusted for changes in fair value. However, the changes in fair value of the derivative instruments continue to be recognized in current earnings as a component of revenue. For the three and six months ended June 30, 2008, the Company recognized gains of $0.8 million and $0.7 million, respectively, related to the changes in fair value of derivative instruments related to loans held for sale.

        In addition, LendingTree Loans provides interest rate lock commitments ("IRLCs") to fund mortgage loans at interest rates previously agreed upon with the borrower for specified periods of time, which also expose it to interest rate risk. IRLCs are considered derivative instruments and, therefore, are recorded at fair value, with changes in fair value reflected in current period earnings. To manage the interest rate risk associated with the IRLCs, the Company uses derivative instruments, including mortgage forward delivery contracts. These instruments do not qualify for hedge accounting.

        On January 1, 2008, the Company adopted the provisions of SFAS No. 157, "Fair Value Measurements" ("SFAS No. 157"). Prior to the adoption of SFAS 157 the recognition of gains and losses at the inception of a derivative contract were prohibited unless the fair value of the contract was evidenced by a quoted price in an active market. As no active market exists for IRLCs, such day one gains and losses were not recognized until the related loan was sold. Prior to January 1, 2008, guidance also prohibited including the value of servicing the loan in calculating the fair value of an IRLC. Such guidance was rescinded by Staff Accounting Bulletin No. 109, "Written Loan Commitments Recorded at Fair Value Through Earnings" ("SAB 109"). Accordingly, with the adoption of SFAS No. 157 and SAB 109 on January 1, 2008, the day one gains and servicing value, adjusted by the loan funding probability, are included in the value of IRLCs. Prior to the adoption of SFAS No. 157 and SAB 109 the recognition of such day one gains and servicing value were proscribed and these gains were not recognized until realized through the sale of the related loans. This change in treatment, therefore, is only related to the timing of revenue recognition. The net change in the fair value of the IRLCs and related forward delivery contracts, including the impact of day one gains and servicing value, for the three and six months ended June 30, 2008 resulted in gains of $12.3 million and $27.0 million, respectively, which have been recognized as a component of revenue in the accompanying consolidated statements of operations.

        The fair values of derivative financial instruments at LendingTree Loans are impacted by movements in market interest rates. Changes in the fair value of the derivative financial instruments would substantially be offset by changes in the fair value of the items for which risk is being mitigated. As of June 30, 2008, if market interest rates had increased by 100 basis points, the aggregate fair value of the derivative financial instruments and the hedged items at LendingTree Loans would have increased by $0.3 million. As of June 30, 2008, if market interest rates had decreased by 100 basis points, the aggregate fair value of the derivative financial instruments and the hedged items at LendingTree Loans would have decreased by $0.7 million.

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(In thousands)
Revenue
Lending:
Origination and sale of loans	$23,058	$47,077	$51,065	$93,967
Other lending	26,710	48,204	60,514	98,082

Total Lending	49,768	95,281	111,579	192,049
Real Estate	10,215	15,358	18,597	28,589

Total revenue	59,983	110,639	130,176	220,638
Cost of revenue
Lending	11,405	13,332	24,201	27,644
Real Estate	5,970	7,610	10,940	13,794

Total cost of revenue (exclusive of depreciation shown separately below)	17,375	20,942	35,141	41,438

Gross margin	42,608	89,697	95,035	179,200
Operating expenses:
Selling and marketing expense	31,283	56,852	64,480	113,330
General and administrative expense	15,109	27,514	35,873	57,560
Product development	1,443	3,896	3,552	8,166
Restructuring expense	1,761	4,598	2,163	4,598
Amortization and impairment of intangibles	37,038	6,013	40,706	10,287
Depreciation	1,771	2,580	3,546	5,419
Goodwill impairment	130,957	—	130,957	—

Operating loss	(176,754)	(11,756)	(186,242)	(20,160)
Other income (expense):
Interest income	2	207	11	277
Interest expense	(219)	(241)	(328)	(521)
Other (expense) income	—	—	(2)	1

Total other expense, net	(217)	(34)	(319)	(243)

Loss before income taxes	(176,971)	(11,790)	(186,561)	(20,403)
Income tax benefit	14,051	4,298	13,842	7,788

Net loss	$(162,920)	$(7,492)	$(172,719)	$(12,615)

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30, 2008	December 31, 2007
	(unaudited)	(audited)
	(In thousands)
ASSETS
Cash and cash equivalents	$53,301	$45,940
Restricted cash and cash equivalents	2,905	14,953
Accounts receivable, net of allowance of $520 and $322, respectively	11,327	12,433
Loans held for sale	87,310	86,754
Deferred income taxes	6,420	6,420
Prepaid and other current assets	7,075	6,011

Total current assets	168,338	172,511
Property and equipment, net	20,077	21,466
Goodwill	9,285	140,892
Intangible assets, net	67,884	108,440
Other non-current assets	184	278

TOTAL ASSETS	$265,768	$443,587

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Short-term borrowings	$75,433	$99,622
Accounts payable, trade	13,415	3,335
Deferred revenue	896	1,435
Income taxes payable	935	993
Accrued expenses and other current liabilities	61,422	83,613

Total current liabilities	152,101	188,998
Income taxes payable	819	730
Other long-term liabilities	2,071	2,529
Deferred income taxes	24,944	36,706
Commitments and contingencies
SHAREHOLDERS' EQUITY:
Invested capital	766,365	751,923
Payables to IAC and subsidiaries	46,454	20,067
Accumulated deficit	(726,986)	(557,366)

Total shareholders' equity	85,833	214,624

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$265,768	$443,587

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

(Unaudited)

	Total	Invested Capital	Payables to IAC and Subsidiaries	Accumulated Deficit
	(In thousands)
Balance as of December 31, 2007	$214,624	$751,923	$20,067	$(557,366)
Comprehensive loss:
Net loss for the six months ended June 30, 2008	(172,719)	—	—	(172,719)

Comprehensive loss	(172,719)
Cumulative effect of adoption of SFAS No. 157	3,099	—	—	3,099
Net transfers from IAC (principally funding of contingent consideration paid to former shareholders of Home Loan Center)	14,442	14,442	—	—
Net change in payables to IAC and subsidiaries	26,387	—	26,387	—

Balance as of June 30, 2008	$85,833	$766,365	$46,454	$(726,986)

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2008	2007
	(In thousands)
Cash flows from operating activities:
Net loss	$(172,719)	$(12,615)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Amortization and impairment of intangibles	40,706	10,287
Depreciation	3,546	5,419
Goodwill impairment	130,957	—
Non-cash compensation expense	2,219	2,479
Non-cash restructuring expense	370	—
Deferred income taxes	(13,869)	(10,120)
Gain on sales of loans held for sale	(47,416)	(95,704)
Provision for loans losses	1,193	3,521
Bad debt expense	432	1,425
Non-cash interest expense	76	465
Changes in current assets and liabilities:
Accounts receivable	2,153	(3,095)
Origination of loans held for sale	(1,248,737)	(3,820,710)
Proceeds from sales of loans held for sale	1,293,040	4,040,954
Prepaid and other current assets	2,129	(594)
Accounts payable and other current liabilities	2,272	(7,540)
Income taxes payable	(508)	(730)
Deferred revenue	(718)	(266)
Other, net	(278)	(696)

Net cash (used in) provided by operating activities	(5,152)	112,480

Cash flows from investing activities:
Contingent consideration paid to former shareholders of Home Loan Center	(14,487)	—
Capital expenditures	(2,770)	(6,025)
Other, net	(146)	1

Net cash used in investing activities	(17,403)	(6,024)

Cash flows from financing activities:
Borrowing under lines of credit	1,142,343	3,719,453
Repayments of lines of credit	(1,146,336)	(3,845,350)
Principal payments on long-term obligations	(20,045)	(10,879)
Transfers from (to) IAC	27,266	(3,678)
Capital contributions from IAC	14,487	—
Excess tax benefits from stock-based awards	153	903
Decrease (increase) in restricted cash	12,048	(630)

Net cash provided by (used in) financing activities	29,916	(140,181)

Net increase (decrease) in cash and cash equivalents	7,361	(33,725)
Cash and cash equivalents at beginning of period	45,940	99,498

Cash and cash equivalents at end of period	$53,301	$65,773

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION

Spin-Off

        On November 5, 2007, IAC/InterActiveCorp ("IAC") announced that its Board of Directors approved a plan to separate IAC into five publicly traded companies, identifying Tree.com, Inc. ("Tree.com") as one of those five companies. In these consolidated financial statements, we refer to the separation transaction as the "spin-off." In connection with the spin-off, Tree.com was incorporated as a Delaware corporation in April 2008. Tree.com currently does not have any material assets or liabilities, nor does it engage in any business or other activities and, other than in connection with the spin-off, will not acquire or incur any material assets or liabilities, nor will it engage in any business or other activities. Upon completion of the spin-off, Tree.com will consist of the businesses that formerly comprised IAC's Lending and Real Estate segments. We refer herein to these businesses as the "Tree.com Businesses," which include LendingTree.com, RealEstate.com, GetSmart.com, LendingTree Loans and iNest.

Basis of Presentation

        The historical consolidated financial statements of Tree.com and its subsidiaries reflect the contribution or other transfer to Tree.com of all of the subsidiaries and assets and the assumption by Tree.com of all of the liabilities relating to the Tree.com Businesses in connection with the spin-off and the allocation to Tree.com of certain IAC corporate expenses relating to the Tree.com Businesses. Accordingly, the historical consolidated financial statements of Tree.com reflect the historical financial position, results of operations and cash flows of the Tree.com Businesses since their respective dates of acquisition by IAC, based on the historical consolidated financial statements and accounting records of IAC and using the historical results of operations and historical bases of the assets and liabilities of the Tree.com Businesses with the exception of accounting for income taxes. For purposes of these financial statements, income taxes have been computed for Tree.com on an as if stand-alone, separate tax return basis. Intercompany transactions and accounts have been eliminated.

        In the opinion of Tree.com's management, the assumptions underlying the historical consolidated financial statements of Tree.com are reasonable. However, this financial information does not necessarily reflect what the historical financial position, results of operations and cash flows of Tree.com would have been had Tree.com been a stand-alone company during the periods presented.

        The accompanying unaudited consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and with the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and notes required by U.S. generally accepted accounting principles for complete financial statements. In the opinion of Tree.com's management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Interim results are not necessarily indicative of the results that may be expected for a full year. The accompanying unaudited consolidated financial statements should be read in conjunction with Tree.com's audited consolidated financial statements and notes thereto for the year ended December 31, 2007.

Company Overview

Lending

        Lending consists of online networks (principally LendingTree.com and GetSmart.com) and call centers that connect consumers and financial providers in the lending industry. Tree.com also

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—ORGANIZATION (Continued)

originates, processes, approves and funds various residential real estate loans through Home Loan Center ("HLC"), which does business as LendingTree Loans in certain jurisdictions. The HLC and LendingTree Loans brand names are collectively referred to in these consolidated financial statements as "LendingTree Loans."

Real Estate

        Real Estate consists of a proprietary full service real estate brokerage that operates in fourteen U.S. markets, www.RealEstate.com, an online network that connects consumers with real estate brokerages around the country and iNest, an online network that matches buyers and builders of new homes.

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES

Accounting Estimates

        Tree.com's management is required to make certain estimates and assumptions during the preparation of its consolidated financial statements in accordance with U.S. generally accepted accounting principles. These estimates and assumptions impact the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements. They also impact the reported amount of net earnings during any period. Actual results could differ from those estimates.

        Significant estimates underlying the accompanying consolidated financial statements include: reserves for losses associated with loans held for sale and loans that have been previously sold; the fair value of loans held for sale and related derivatives; the recoverability of long-lived assets; the recovery of goodwill and intangible assets; the determination of income taxes payable and deferred income taxes, including related valuation allowances; various other allowances, reserves and accruals; and assumptions related to the determination of stock-based compensation.

Recent Accounting Pronouncements

        In December 2007, the Financial Accounting Standards Board ("FASB") issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51" ("SFAS No. 160"). SFAS No. 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent's ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. SFAS No. 160 will be applied prospectively, except as it relates to disclosures, for which the effects will be applied retrospectively for all periods presented. Early adoption is not permitted. Tree.com is currently assessing the impact of SFAS No. 160 on its consolidated financial position, results of operations and cash flows.

        In December 2007, the FASB issued SFAS No. 141 (revised 2007), "Business Combinations" ("SFAS No. 141R"), which replaces FASB Statement No. 141. SFAS No. 141R establishes principles

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (Continued)

and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. The Statement also establishes disclosure requirements that will enable users to evaluate the nature and financial effects of the business combination. SFAS No. 141R applies prospectively to business combinations in fiscal years beginning after December 15, 2008. Early adoption is not permitted. Tree.com is currently assessing the impact of the adoption of SFAS No. 141R on its consolidated financial position, results of operations and cash flows.

NOTE 3—GOODWILL AND INTANGIBLE ASSETS

        In the second quarter of 2008, Tree.com recorded impairment charges of $131.0 million and $33.4 million related to goodwill and an indefinite-lived intangible asset, respectively. The charges associated with Lending was $70.2 million related to goodwill and $33.4 million related to an indefinite-lived intangible asset. The charge related to Real Estate was a goodwill impairment charge of $60.8 million.

        The impairments at Tree.com resulted from the Company's most recent reassessment of the likely future profitability of Lending and Real Estate in light of the persistent adverse mortgage and real estate market conditions and the operational strategies Tree.com has undertaken in response to these market realities. These adverse conditions include, among others, constrained liquidity, lender focus on low margin conforming loans, uncertainty as to the eventuality and timing of the return of higher margin mortgage offerings, the decline in real estate values and a high rate of delinquency for existing mortgages. Tree.com updated its assessment of mortgage and real estate market conditions and Tree.com's responsive operational strategies during the second quarter of 2008, and quantified these considerations in Tree.com's future forecasted results.

        The balance of goodwill and intangible assets, net is as follows (in thousands):

	June 30, 2008	December 31, 2007
Goodwill	$9,285	$140,892
Intangible assets with indefinite lives	55,229	88,607
Intangible assets with definite lives, net	12,655	19,833

Total goodwill and intangible assets, net	$77,169	$249,332

        Intangible assets with indefinite lives relate principally to trade names and trademarks acquired in various acquisitions. At June 30, 2008, intangible assets with definite lives relate to the following (in thousands):

	Cost	Accumulated Amortization	Net	Weighted Average Amortization Life (Years)
Purchase agreements	$76,117	$(65,876)	$10,241	5.7
Technology	29,100	(28,925)	175	3.0
Customer lists	6,607	(6,607)	—	2.8
Other	9,078	(6,839)	2,239	4.8

Total	$120,902	$(108,247)	$12,655

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3—GOODWILL AND INTANGIBLE ASSETS (Continued)

        At December 31, 2007, intangible assets with definite lives relate to the following (in thousands):

	Cost	Accumulated Amortization	Net	Weighted Average Amortization Life (Years)
Purchase agreements	$76,117	$(59,212)	$16,905	5.7
Technology	29,100	(28,663)	437	3.0
Customer lists	6,607	(6,607)	—	2.8
Other	8,928	(6,437)	2,491	4.9

Total	$120,752	$(100,919)	$19,833

        Amortization of intangible assets with definite lives is computed on a straight-line basis and, based on December 31, 2007 balances, such amortization for the next five years is estimated to be as follows (in thousands):

Years Ending December 31,
2008	$10,883
2009	4,138
2010	2,768
2011	1,218
2012	826

$19,833

        The following table presents the balance of goodwill by segment, including changes in the carrying amount of goodwill, for the six months ended June 30, 2008 (in thousands):

	Balance as of January 1, 2008	Additions	(Deductions)	Impairments	Balance as of June 30, 2008
Lending	$70,766	$—	$(615)	$(70,151)	$—
Real Estate	70,126	—	(35)	(60,806)	9,285

Total	$140,892	$—	$(650)	$(130,957)	$9,285

        Deductions principally relate to the establishment of deferred tax assets related to acquired tax attributes and the income tax benefit realized pursuant to the exercise of stock options assumed in a business acquisition that were vested at the transaction date and are treated as a reduction in goodwill when the income tax deductions are realized. The impairments are described above.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4—PROPERTY AND EQUIPMENT

        The balance of property and equipment, net is as follows (in thousands):

	June 30, 2008	December 31, 2007
Computer equipment and capitalized software	$37,405	$35,183
Leasehold improvements	3,404	3,076
Furniture and other equipment	4,339	3,737
Projects in progress	3,050	5,002

	48,198	46,998
Less: accumulated depreciation and amortization	(28,121)	(25,532)

Total property and equipment, net	$20,077	$21,466

NOTE 5—SEGMENT INFORMATION

        The overall concept that Tree.com employs in determining its operating segments and related financial information is to present them in a manner consistent with how the chief operating decision maker and executive management view the businesses, how the businesses are organized as to segment management, and the focus of the businesses with regards to the types of products or services offered or the target market.

        Tree.com's primary metric is Operating Income Before Amortization, which is defined as operating income excluding, if applicable: (1) non-cash compensation expense, (2) amortization and impairment of intangibles, (3) goodwill impairment, (4) pro forma adjustments for significant acquisitions, and (5) one-time items. Tree.com believes this measure is useful to investors because it represents the operating results from Tree.com's segments taking into account depreciation, which it believes is an ongoing cost of doing business, but excluding the effects of any other non-cash expenses. Operating Income Before Amortization has certain limitations in that it does not take into account the impact to Tree.com's statement of operations of certain expenses, including non-cash compensation, and acquisition related accounting.

        The following tables reconcile Operating Income Before Amortization to operating loss for Tree.com's operating segments and to net loss in total (in thousands):

	For the Three Months Ended June 30, 2008:
	Operating Income Before Amortization	Non-Cash Compensation Expense	Goodwill Impairment	Amortization of Intangibles	Operating Loss
Lending	$(3,499)	$(1,111)	$(70,151)	$(35,950)	$(110,711)
Real Estate	(3,597)	(552)	(60,806)	(1,088)	(66,043)

Total	$(7,096)	$(1,663)	$(130,957)	$(37,038)	(176,754)

Other expense, net					(217)

Loss before income taxes					(176,971)
Income tax benefit					14,051

Net loss					$(162,920)

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5—SEGMENT INFORMATION (Continued)

	For the Three Months Ended June 30, 2007:
	Operating Income Before Amortization	Non-Cash Compensation Expense	Goodwill Impairment	Amortization of Intangibles	Operating Loss
Lending	$1,245	$(892)	$—	$(2,888)	$(2,535)
Real Estate	(5,630)	(466)	—	(3,125)	(9,221)

Total	$(4,385)	$(1,358)	$—	$(6,013)	(11,756)

Other expense, net					(34)

Loss before income taxes					(11,790)
Income tax benefit					4,298

Net loss					$(7,492)

	For the Six Months Ended June 30, 2008:
	Operating Income Before Amortization	Non-Cash Compensation Expense	Goodwill Impairment	Amortization of Intangibles	Operating Loss
Lending	$(4,797)	$(1,502)	$(70,151)	$(38,510)	$(114,960)
Real Estate	(7,563)	(717)	(60,806)	(2,196)	(71,282)

Total	$(12,360)	$(2,219)	$(130,957)	$(40,706)	(186,242)

Other expense, net					(319)

Loss before income taxes					(186,561)
Income tax benefit					13,842

Net loss					$(172,719)

	For the Six Months Ended June 30, 2007:
	Operating Income Before Amortization	Non-Cash Compensation Expense	Goodwill Impairment	Amortization of Intangibles	Operating Loss
Lending	$4,484	$(1,634)	$—	$(5,778)	$(2,928)
Real Estate	(11,878)	(845)	—	(4,509)	(17,232)

Total	$(7,394)	$(2,479)	$—	$(10,287)	(20,160)

Other expense, net					(243)

Loss before income taxes					(20,403)
Income tax benefit					7,788

Net loss					$(12,615)

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5—SEGMENT INFORMATION (Continued)

        Non-cash compensation expense in the tables above is included in the following line items in the accompanying consolidated statements of operations for the three and six months ended June 30, 2008 and 2007 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Cost of revenue	$125	$97	$162	$176
Selling and marketing expense	136	107	177	192
General and administrative expense	1,401	1,153	1,878	2,109
Product development	1	1	2	2

Non-cash compensation expense	$1,663	$1,358	$2,219	$2,479

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(In thousands)
Revenue:
Lending:
Origination and sale of loans	$23,058	$47,077	$51,065	$93,967
Match fees	13,802	22,458	33,660	46,207
Closed loan fees	10,155	19,830	20,896	38,653
Other	2,753	5,916	5,958	13,222

Total Lending revenue	49,768	95,281	111,579	192,049
Real Estate revenue	10,215	15,358	18,597	28,589

Total	$59,983	$110,639	$130,176	$220,638

        Tree.com maintains operations solely in the United States.

NOTE 6—FAIR VALUE MEASUREMENTS

        Effective January 1, 2008, Tree.com adopted SFAS No. 157, "Fair Value Measurements" ("SFAS No. 157"). In accordance with SFAS No. 157, Tree.com categorizes its assets and liabilities measured at fair value into a fair value hierarchy that prioritizes the assumptions used in pricing the asset or liability into the following three levels:

  •
  Level 1: Observable inputs such as quoted prices for identical assets and liabilities in active markets obtained from independent sources.

  •
  Level 2: Other inputs that are observable directly or indirectly, such as quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active and inputs that are derived principally from or corroborated by observable market data.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6—FAIR VALUE MEASUREMENTS (Continued)

  •
  Level 3: Unobservable inputs for which there is little or no market data and require Tree.com to develop its own assumptions, based on the best information available in the circumstances, about the assumptions market participants would use in pricing the asset or liability.

        The following table presents Tree.com's assets and liabilities that are measured at fair value on a recurring basis at June 30, 2008 (in thousands):

	Recurring Fair Value Measurements Using
	Quoted Market Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value Measurements
Loans held for sale	$—	$84,451	$—	$84,451
Net derivatives related to loans held for sale and interest rate lock commitments	—	—	3,059	3,059

Total	$—	$84,451	$3,059	$87,510

        The following table presents the changes in Tree.com's assets and liabilities that are measured at fair value on a recurring basis using significant unobservable inputs (Level 3) (in thousands):

	Net Derivatives Related to Loans Held for Sale and Interest Rate Lock Commitments
	For Three Months Ended June 30, 2008	For Six Months Ended June 30, 2008
Balance at beginning of period	$5,264	$3,465
Total net gains or losses (realized and unrealized) included in earnings	11,197	26,558
Transfers of IRLCs to closed loans	(12,779)	(25,873)
Transfers in and/or out of Level 3	(623)	(1,091)

Balance at June 30, 2008	$3,059	$3,059

        The following table presents the gains included in earnings for the three and six months ended June 30, 2008 relating to Tree.com's assets and liabilities that are measured at fair value on a recurring basis using significant unobservable inputs (Level 3) (in thousands):

	Net Derivatives Related to Loans Held for Sale and Interest Rate Lock Commitments
	For Three Months Ended June 30, 2008	For Six Months Ended June 30, 2008
Total gains included in earnings, which are included in revenue	$11,197	$26,558

Change in unrealized gains relating to assets and liabilities still held at June 30, 2008, which are included in revenue	$3,059	$3,059

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6—FAIR VALUE MEASUREMENTS (Continued)

Net derivatives related to loans held for sale and interest rate lock commitments

        LendingTree Loans hedges the changes in fair value of certain loans held for sale primarily by entering into mortgage forward delivery contracts. Although LendingTree Loans continues to enter into forward delivery contracts for risk management purposes, effective April 1, 2007 it no longer designates these derivatives as hedges for accounting purposes. When hedge accounting was discontinued, the affected loans held for sale were no longer adjusted for changes in fair value. However, the changes in fair value of the forward delivery contracts continued to be recognized in current earnings as a component of revenue. The fair value of the forward delivery contracts is recorded in "Prepaid and other current assets" and/or "Accrued expenses and other current liabilities" in the accompanying consolidated balance sheets. For the three and six months ended June 30, 2008, Tree.com recognized gains of $0.8 million and $0.7 million, respectively, related to the changes in fair value of forward delivery contracts related to loans held for sale.

        LendingTree Loans enters into commitments with consumers to originate loans at a locked in interest rate (interest rate lock commitments—"IRLCs"). Tree.com reports IRLCs as derivative instruments at fair value in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). Accordingly, LendingTree Loans determines the fair value of IRLCs using current secondary market prices for underlying loans with similar coupons, maturity and credit quality, subject to the anticipated loan funding probability, or fallout factor. The fair value of IRLCs is subject to change primarily due to changes in interest rates and fallout factors. Under LendingTree Loans' risk management policy, LendingTree Loans hedges the changes in fair value of IRLCs primarily by entering into mortgage forward delivery contracts which can reduce the volatility of economic outcomes. Neither the IRLCs nor the related hedging instrument qualify for hedge accounting and both are recorded at fair value with changes in fair value being recorded in current earnings as a component of revenue in the statement of operations.

        Prior to the adoption of SFAS No. 157 the recognition of gains and losses at the inception of a derivative contract were prohibited unless the fair value of the contract was evidenced by a quoted price in an active market. As no active market exists for IRLCs, such day one gains and losses were not recognized until the related loan was sold. Prior to January 1, 2008, guidance also prohibited including the value of servicing the loan in calculating the fair value of an IRLC. Such guidance was rescinded by Staff Accounting Bulletin No. 109, "Written Loan Commitments Recorded at Fair Value Through Earnings" ("SAB 109"). Accordingly, with the adoption of SFAS No. 157 and SAB 109 on January 1, 2008, the day one gains and servicing value, adjusted by the loan funding probability, are included in the value of IRLCs.

        The net change in fair value of the IRLCs and related forward delivery contracts for the three and six months ended June 30, 2008 resulted in gains of $12.3 million and $27.0 million, respectively, which have been recognized in the accompanying consolidated statements of operations. The net change in fair value of the IRLCs and related forward delivery contracts for the three and six months ended June 30, 2007 resulted in gains of $0.4 million and $0.1 million, respectively, which have been recognized in the accompanying consolidated statements of operations. The significant change year over year is due principally to the inclusion of day one gains and the value of servicing the loans in 2008 associated with the adoption of SFAS No. 157 and SAB 109. Prior to the adoption of SFAS No. 157 and SAB 109, the recognition of such day one gains and servicing value were proscribed and these gains were not recognized until realized through the sale of the related loans. This change in treatment,

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6—FAIR VALUE MEASUREMENTS (Continued)

therefore, is only related to the timing of revenue recognition. The IRLCs are recorded in "Prepaid and other current assets" and/or "Accrued expenses and other current liabilities" in the accompanying consolidated balance sheets. At June 30, 2008, there was $161.2 million of IRLCs notional value outstanding.

        Effective January 1, 2008 Tree.com adopted SFAS No. 159 "The Fair Value Option for Financial Assets and Financial Liabilities Including an amendment of FASB Statement No. 115" ("SFAS No. 159"). SFAS No. 159 permits entities to choose to measure certain financial instruments at fair value with the objective of reducing both the complexity in the accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. Upon adoption, Tree.com elected to account for loans held for sale issued after January 1, 2008 at fair value. Electing the fair value option allows a better offset of the changes in fair values of the loans and the forward delivery contracts used to economically hedge them without the burden of complying with the requirements for hedge accounting under SFAS No. 133.

        Tree.com did not elect the fair value option on loans held for sale of $3.7 million originated prior to January 1, 2008. These loans are carried at the lower of cost or market value determined on an aggregate basis except for loans that are impaired, which are assessed on an individual basis. The fair value of impaired loans at June 30, 2008, measured based on significant unobservable inputs (Level 3) was $2.9 million. The fair value of impaired loans is measured on a non-recurring basis and is based on management's best estimate of the market value of such loans and considers reprice bids received from the investors prior to repurchase, if applicable, or current bids in the secondary market for similar loans and represent management's best estimate of the market value of such loans.

        During the three and six months ended June 30, 2008, the change in fair value of loans held for sale for which the fair value option has been elected were losses of $1.6 million and $1.7 million, respectively, and are included as a component of revenue in the accompanying consolidated statement of operations.

        The following table presents the difference between the aggregate fair value and the aggregate unpaid principal balance of loans held for sale at June 30, 2008 for which the fair value option has been elected (in thousands):

	Aggregate Fair Value	Aggregate Unpaid Principal Balance	Difference
Loans held for sale	$84,451	$82,424	$2,027

        For the six months ended June 30, 2008 and 2007, LendingTree Loans sold approximately 6,339 and 24,850 loans, respectively, with initial loan values of $1.2 billion and $3.9 billion, respectively. From loans sold during the six months ended June 30, 2008, LendingTree Loans has not yet experienced any repurchase or indemnification losses. From loans sold during the six months ended June 30, 2007, LendingTree Loans has experienced losses of $1.9 million.

NOTE 7—INCOME TAXES

        Tree.com calculates its interim income tax provision in accordance with Accounting Principles Board Opinion No. 28 and FASB Interpretation No. 18. At the end of each interim period, Tree.com makes its best estimate of the annual expected effective tax rate and applies that rate to its ordinary

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7—INCOME TAXES (Continued)

year-to-date earnings or loss. The tax or benefit related to significant, unusual, or extraordinary items that will be separately reported or reported net of their related tax effect are individually computed and recognized in the interim period in which those items occur. In addition, the effect of changes in enacted tax laws or rates, tax status, or judgment on the realizability of a beginning-of-the-year deferred tax asset in future years is recognized in the interim period in which the change occurs.

        The computation of the annual expected effective tax rate at each interim period requires certain estimates and assumptions including, but not limited to, the expected operating income for the year, permanent and temporary differences, and the likelihood of recovering deferred tax assets generated in the current year. The accounting estimates used to compute the provision for income taxes may change as new events occur, more experience is acquired, additional information is obtained or our tax environment changes. To the extent that the estimated annual effective tax rate changes during a quarter, the effect of the change on prior quarters is included in tax expense for the current quarter.

        For the three and six months ended June 30, 2008 Tree.com recorded a tax benefit of $14.1 million and $13.8 million, respectively, which represents effective tax rates of 8% and 7%, respectively. These tax rates are lower than the federal statutory rate of 35% due principally to non-deductible impairment charges and an increase in valuation allowance on deferred tax assets. For the three and six months ended June 30, 2007 Tree.com recorded a tax benefit of $4.3 million and $7.8 million, respectively, which represents an effective tax rates of 36% and 38%, respectively. These tax benefits are higher than the federal statutory rate of 35% due principally to state taxes.

        As of December 31, 2007 and June 30, 2008, Tree.com had unrecognized tax benefits of approximately $4.4 million and $4.0 million, respectively. Included in unrecognized tax benefits at June 30, 2008 is approximately $3.3 million for tax positions included in IAC's consolidated tax return filings that will remain a liability of IAC after the spin-off. Tree.com recognizes interest and, if applicable, penalties related to unrecognized tax benefits in income tax expense. There were no material accruals for interest for the six months ended June 30, 2008. At June 30, 2008 Tree.com has accrued $1.5 million for the payment of interest. There are no material accruals for penalties.

        By virtue of previously filed separate company and consolidated tax returns with IAC, Tree.com is routinely under audit by federal, state and local foreign authorities in the area of income tax. These audits include questioning the timing and the amount of deductions and the allocation of income among various tax jurisdictions. Income taxes payable include amounts considered sufficient to pay assessments that may result from examination of prior year returns; however, the amount paid upon resolution of issues raised may differ from the amount provided. Differences between the reserves for tax contingencies and the amounts owed by Tree.com are recorded in the period they become known.

        The Internal Revenue Service is currently examining the IAC consolidated tax returns for the years ended December 31, 2001 through 2003, which includes the operations of Tree.com from August 8, 2003, the date which Tree.com joined the IAC consolidated tax return. The statute of limitations for these years has been extended to December 31, 2009. Various IAC consolidated state, local and foreign jurisdictions are currently under examination, the most significant of which are California, Florida, New York state and New York City, for various tax years after December 31, 2001, and these examinations are expected to be completed by late 2008.

        Tree.com believes that it is reasonably possible that its unrecognized tax benefits could decrease by approximately $1.6 million within twelve months of the current reporting date due to the reversal of

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7—INCOME TAXES (Continued)

deductible temporary differences which will result in a corresponding increase in net deferred tax liabilities. An estimate of other changes in unrecognized tax benefits cannot be made, but are not expected to be significant.

NOTE 8—CONTINGENCIES

        On November 24, 2003, IMX, Inc. ("IMX") filed suit against Tree.com alleging infringement of a patent held by IMX and seeking damages related to the alleged infringement. In January 2006 after trial, a jury returned a verdict finding infringement by Tree.com and awarding IMX $5.8 million in damages. Tree.com accordingly established a reserve of $5.8 million in its 2005 financial statements. The court later enhanced the damages award, and Tree.com accordingly increased the reserve by $6.3 million to $12.1 million at December 31, 2006. In 2007, the court awarded IMX supplemental damages and pre-judgment and post-judgment interest and entered a final judgment, which Tree.com appealed to the U.S. Court of Appeals for the Federal Circuit. Tree.com increased the reserve by $0.7 million to $12.8 million at December 31, 2007 to reflect the running of post-judgment interest. Tree.com decreased the reserve by $1.1 million in the second quarter of 2008 to $11.75 million at June 30, 2008 to reflect the terms of a settlement in principle with IMX which is expected to result in dismissal of the appeal and the underlying lawsuit. In connection with the appeal, Tree.com's parent, IAC, executed a guarantee of $13.5 million in lieu of Tree.com's posting a bond. In the unlikely event that the settlement is not consummated, Tree.com will continue to litigate the appeal and, before the spin-off is completed, will be required to post a bond in a like amount.

        HLC is party to various employment related lawsuits. During 2006, Tree.com established a reserve of $0.4 million for certain of these actions. During 2007, an additional reserve of $2.1 million was recorded. The balance of the related liability was $2.5 million at June 30, 2008 and December 31, 2007, respectively.

        In the ordinary course of business, Tree.com is a party to various lawsuits. Tree.com establishes reserves for specific legal matters when it determines that the likelihood of an unfavorable outcome is probable and the loss is reasonably estimable. Management has also identified certain other legal matters where it believes an unfavorable outcome is not probable and, therefore, no reserve is established. Although management currently believes that an unfavorable resolution of claims against Tree.com, including claims where an unfavorable outcome is reasonably possible, will not have a material impact on the liquidity, results of operations, or financial condition of Tree.com, these matters are subject to inherent uncertainties and management's view of these matters may change in the future. It is possible that an unfavorable outcome of one or more of these lawsuits could have a material impact on the liquidity, results of operations, or financial condition of Tree.com. Tree.com also evaluates other contingent matters, including tax contingencies, to assess the probability and estimated extent of potential loss. See Note 7 for discussion related to income tax contingencies.

NOTE 9—RELATED PARTY TRANSACTIONS

        Tree.com's expenses include allocations from IAC of costs associated with IAC's accounting, treasury, legal, tax, corporate support, human resources and internal audit functions. These expenses were allocated based on the ratio of Tree.com's revenue as a percentage of IAC's total revenue. Allocated costs were $0.1 million and $0.3 million for the three months ended June 30, 2008 and 2007, respectively, and $0.3 million and $0.6 million for the six months ended June 30, 2008 and 2007,

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9—RELATED PARTY TRANSACTIONS (Continued)

respectively, and are included in "General and administrative expense" in the accompanying consolidated statements of operations. It is not practicable to determine the amounts of these expenses that would have been incurred had Tree.com operated as an unaffiliated entity. In the opinion of management, the allocation method is reasonable.

        An analysis of Tree.com's payables to IAC and subsidiaries is as follows (in thousands):

June 30, 2008
Payables to IAC and subsidiaries at December 31, 2007	$20,067
Cash transfers from IAC related to its centrally managed U.S. treasury function	18,146
Interest expense	246
Employee equity instruments and associated tax withholdings	(354)
Taxes (excludes tax withholdings associated with employee equity instruments)	(2,920)
Allocation of non-cash compensation expense	2,049
Administrative expenses and other	9,220

Payables to IAC and subsidiaries at June 30, 2008	$46,454

Relationship Between IAC and Tree.com after the Spin-Off

        For purposes of governing certain of the ongoing relationships between Tree.com and IAC at and after the spin-off, and to provide for an orderly transition, Tree.com and IAC are expected to enter into a separation agreement, a tax sharing agreement, an employee matters agreement and a transition services agreement (the "Spin-Off Agreements"), among other agreements.

NOTE 10—RESTRUCTURING CHARGES

        The restructuring charges primarily relate to Tree.com's significant reduction in its mortgage origination operations in response to the persistent adverse mortgage market conditions. Costs that relate to ongoing operations are not part of restructuring charges. Restructuring charges by segment and type are as follows:

	For The Three Months Ended June 30, 2008
	Employee Termination Costs	Continuing Lease Obligations	Asset Write-offs	Other	Total
	(In thousands)
Lending	$1,259	$—	$1	$(12)	$1,248
Real Estate	367	—	34	112	513

Total	$1,626	$—	$35	$100	$1,761

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10—RESTRUCTURING CHARGES (Continued)

	For The Six Months Ended June 30, 2008
	Employee Termination Costs	Continuing Lease Obligations	Asset Write-offs	Other	Total
	(In thousands)
Lending	$1,259	$65	$338	$(12)	$1,650
Real Estate	367	—	34	112	513

Total	$1,626	$65	$372	$100	$2,163

	For The Three and Six Months Ended June 30, 2007
	Employee Termination Costs	Continuing Lease Obligations	Asset Write-offs	Other	Total
	(In thousands)
Lending	$2,674	$1,089	$—	$—	$3,763
Real Estate	200	—	635	—	835

Total	$2,874	$1,089	$635	$—	$4,598

        Restructuring charges and spending against liabilities are as follows:

	For The Six Months Ended June 30, 2008
	Employee Termination Costs	Continuing Lease Obligations	Asset Write-offs	Other	Total
	(In thousands)
Balance, beginning of period	$2,064	$3,885	$—	$554	$6,503
Restructuring charges	1,626	65	372	100	2,163
Payments	(1,929)	(1,369)	—	(291)	(3,589)
Write-offs	—	(49)	(372)	—	(421)

Balance, end of period	$1,761	$2,532	$—	$363	$4,656

        At June 30, 2008, restructuring liabilities of $4.1 million are included in "Accrued expenses and other current liabilities" and $0.5 million are included in "Other long-term liabilities" in the accompanying consolidated balance sheet. At December 31, 2007, restructuring liabilities of $5.6 million are included in "Accrued expenses and other current liabilities" and $0.9 million are included in "Other long-term liabilities" in the accompanying consolidated balance sheet. Tree.com does not expect to incur significant additional costs related to these restructurings.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses Of Issuance And Distribution

        The following is a statement of the expenses (all of which are estimated other than the SEC registration fee) to be incurred by the Registrant in connection with the distribution of the securities registered under this registration statement:

Item	Amount
SEC Registration Fee	$9.61
Printing Fees and Expenses	100,000
Nasdaq Listing Fee	100,000
Legal Fees and Expenses	250,000
Accounting Fees and Expenses	20,000
Miscellaneous	—

Total	$520,009.61

*
All fees are estimates except SEC registration fee and Nasdaq listing fee.

Item 14.    Indemnification Of Directors And Officers

        Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than an action by or in the right of the corporation—a "derivative action"), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

        Our Amended and Restated Certificate of Incorporation provides that no director shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation on liability is not permitted under the DGCL, as now in effect or as amended. Currently, Section 102(b)(7) of the DGCL requires that liability be imposed for the following:

  •
  any breach of the director's duty of loyalty to the Company or its stockholders;

  •
  any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

  •
  unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and

  •
  any transaction from which the director derived an improper personal benefit.

        Our by-laws provide that, to the fullest extent authorized by the DGCL, as now in effect or as amended, we will indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that such person, or a person of whom he or she is the legal representative, is or was a director or officer of the Company, or by reason of the fact such person, or a person of whom he or she is the legal representative is or was serving, at the Company's request, as a director, officer, or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Company. To the extent authorized by the DGCL, the Company will indemnify such persons against all expenses, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such persons in connection with such service. Any amendment of these provisions will not reduce the indemnification obligations of the Company relating to actions taken before such amendment.

        The Company intends to obtain policies that insure its directors and officers and those of its subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under these policies, the insurer, on behalf of the Company, may also pay amounts for which the Company has granted indemnification to the directors or officers.

Item 15.    Recent Sales of Registered Securities

        None.

Item 16.    Exhibits and Financial Statement Schedules

  (a)
  See Exhibit Index.

  (b)
  See Schedule II—Valuation and Qualifying Accounts.

Item 17.    Undertakings

        The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i)
      To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii)
      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii)
      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

            If the registrant is subject to Rule 430C under the Securities Act of 1933, each prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A under the Securities Act of 1933, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

            The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

      (i)
      Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act of 1933;

      (ii)
      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

      (iii)
      The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

      (iv)
      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

          (6)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 20, 2008.

TREE.COM, INC.
By:	/s/ GREGORY R. BLATT Gregory R. Blatt Vice President and Assistant Secretary

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Douglas R. Lebda	Chairman, Chief Executive Officer and Director (Principal executive officer)	August 20, 2008
* Matthew Packey	Chief Financial Officer and Chief Accounting Officer (Principal financial officer and principal accounting officer)	August 20, 2008

*By:	/s/ GREGORY R. BLATT Gregory R. Blatt, Attorney-in-fact

 INDEX TO EXHIBITS

Exhibit	Description
2.1	Form of Separation and Distribution Agreement by and among HSN, Inc., Interval Leisure Group, Inc., Ticketmaster, Tree.com, Inc. and IAC/InterActiveCorp**
3.1	Form of Amended and Restated Certificate of Incorporation of Tree.com, Inc.**
3.2	Form of By-laws of Tree.com, Inc.**
5.1	Opinion of the General Counsel of IAC/InterActiveCorp regarding the legality of the securities being issued**
8.1	Opinion of Wachtell, Lipton, Rosen & Katz regarding tax matters**
10.1	Form of Tax Sharing Agreement among HSN, Inc., Interval Leisure Group, Inc., Ticketmaster, Tree.com, Inc. and IAC/InterActiveCorp**
10.2	Form of Transition Services Agreement among HSN, Inc., Interval Leisure Group, Inc., Ticketmaster, Tree.com, Inc. and IAC/InterActiveCorp**
10.3	Form of Employee Matters Agreement among HSN, Inc., Interval Leisure Group, Inc., Ticketmaster, Tree.com, Inc. and IAC/InterActiveCorp**
10.4
Spinco Agreement, dated as of May 13, 2008, between IAC/InterActiveCorp, Liberty Media Corporation, LMC Silver King, Inc., Liberty HSN II, Inc., LMC USA VIII, Inc., LMC USA IX, Inc., LMC USA XI, Inc., LMC USA XII, Inc., LMC USA XIII, Inc., LMC USA XIV, Inc., LMC USA XV, Inc., Liberty Tweety, Inc., BDTV Inc., BDTV II Inc., BDTV III Inc., BDTV IV Inc. and Barry Diller (filed as Exhibit 10.1 to IAC/InterActiveCorp's Current Report on Form 8-K (SEC File No. 0-20570) dated May 16, 2008 and incorporated herein by reference)
10.5	Employment Agreement between Robert L. Harris and LendingTree, LLC, dated as of June 30, 2008†**
10.6	Employment Agreement between Douglas R. Lebda and IAC/InterActiveCorp, dated as of January 7, 2008†**
10.7	Employment Agreement between Bret A. Violette and IAC/InterActiveCorp, dated as of April 11, 2007†**
10.8
Amended and Restated Restricted Share Grant and Shareholders' Agreement, dated as of July 7, 2003, by and among Forest Merger Corp., LendingTree, Inc., InterActiveCorp and the Grantees named therein, as amended (filed as Exhibit 99.4 to Amendment No. 1 to
IAC/InterActiveCorp's Registration Statement on Form S-4 (SEC File No. 333-105876) filed on July 10, 2003 and incorporated herein by reference)†**
10.9	Correspondent Loan Purchase Agreement, dated as of April 26, 2004, between CitiMortgage, Inc. and Home Loan Center, Inc.**
10.10	Loan Purchase Agreement, dated as of April 16, 2002, between Countrywide Home Loans, Inc. and Home Loan Center, Inc.**
10.11	Tree.com, Inc. 2008 Stock and Annual Incentive Plan†**
10.12
Warehousing Credit Agreement, dated as of November 26, 2007, by and among Home Loan Center, Inc. d/b/a LendingTree Loans, National City Bank and National City Bank in its capacity as Agent for the Banks (as defined therein)**

10.13	Master Repurchase Agreement, dated as of January 25, 2008, by and among Countrywide Bank, FSB and Home Loan Center, Inc. (the "Master Repurchase Agreement")**
10.14	Notice, dated June 25, 2008, issued by Countrywide Warehouse Lending, regarding certain amendments to the Master Repurchase Agreement**
10.15	Deferred Compensation Plan for Non-Employee Directors†**
10.16	Employment Agreement between Matt Packey and LendingTree, LLC, dated as of August 3, 2008†**
21.1	Subsidiaries of Tree.com, Inc.**
23.1	Consent of Ernst & Young LLP
23.2	Consent of the General Counsel of IAC/InterActiveCorp (included in Exhibit 5.1)**
23.3	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.1)**
24.1	Power of Attorney (included in signature page)**
99.1	Consent of Peter C. Horan to being named as a director**
99.2	Consent of Joseph Levin to being named as a director**
99.3	Consent of Lance Melber to being named as a director**
99.4	Consent of Steven Ozonian to being named as a director**
99.5	Letter to stockholders of IAC/InterActiveCorp**
99.6	Supplemental Quarterly Financial Data for the Year Ended December 31, 2007**

†
Reflects management contracts and management and director compensatory plans

**
Previously filed

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EXPLANATORY NOTE
16,654,428 Shares of Common Stock, Par Value $0.01 Per Share
TABLE OF CONTENTS
SUMMARY
QUESTIONS AND ANSWERS ABOUT TREE.COM AND THE SPIN-OFFS
RISK FACTORS
RISK FACTORS RELATING TO OUR SPIN-OFF FROM IAC
RISK FACTORS RELATING TO OUR BUSINESS FOLLOWING TREE.COM'S SPIN-OFF FROM IAC
FORWARD-LOOKING STATEMENTS
THE SEPARATION
TREATMENT OF OUTSTANDING IAC COMPENSATORY EQUITY-BASED AWARDS
DIVIDEND POLICY
TRANSFERS TO IAC AND FINANCING
CERTAIN INFORMATION WITH RESPECT TO TREE.COM
BUSINESS OF TREE.COM
CAPITALIZATION
SELECTED HISTORICAL FINANCIAL DATA
TREE.COM, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
TREE.COM, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET MARCH 31, 2008
TREE.COM, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS THREE MONTHS ENDED MARCH 31, 2008
TREE.COM, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS YEAR ENDED DECEMBER 31, 2007
TREE.COM, INC. AND SUBSIDIARIES NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF TREE.COM
MANAGEMENT OVERVIEW
FINANCIAL POSITION, LIQUIDITY AND CAPITAL RESOURCES
CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS
FINANCIAL POSITION, LIQUIDITY AND CAPITAL RESOURCES
CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS
TREE.COM'S PRINCIPLES OF FINANCIAL REPORTING
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Tree.com Security Ownership of Certain Beneficial Owners and Management
DESCRIPTION OF CAPITAL STOCK OF TREE.COM
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF THE STOCK AND ANNUAL INCENTIVE PLAN
USE OF PROCEEDS
DETERMINATION OF OFFERING PRICE
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
TREE.COM, INC. AND SUBSIDIARIES CONSOLIDATED FINANCIAL STATEMENTS
TABLE OF CONTENTS
Report of Independent Registered Public Accounting Firm
TREE.COM, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS
TREE.COM, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
TREE.COM, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
TREE.COM, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS
TREE.COM, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  Schedule II
TREE.COM AND SUBSIDIARIES VALUATION AND QUALIFYING ACCOUNTS
TREE.COM, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
TREE.COM, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
TREE.COM, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (Unaudited)
TREE.COM, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
TREE.COM, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  Annex A
CAPITALIZATION
SELECTED HISTORICAL FINANCIAL DATA
TREE.COM, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
TREE.COM, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET JUNE 30, 2008
TREE.COM, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS SIX MONTHS ENDED JUNE 30, 2008
TREE.COM, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS YEAR ENDED DECEMBER 31, 2007
TREE.COM, INC. AND SUBSIDIARIES NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS
GENERAL
FINANCIAL POSITION, LIQUIDITY AND CAPITAL RESOURCES
CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS
TREE.COM'S PRINCIPLES OF FINANCIAL REPORTING
RECONCILIATION OF OPERATING INCOME BEFORE AMORTIZATION
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
TREE.COM, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
TREE.COM, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
TREE.COM, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (Unaudited)
TREE.COM, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
TREE.COM, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses Of Issuance And Distribution
  Item 14. Indemnification Of Directors And Officers
  Item 15. Recent Sales of Registered Securities
  Item 16. Exhibits and Financial Statement Schedules
  Item 17. Undertakings
SIGNATURES
INDEX TO EXHIBITS